As filed with the Securities and Exchange Commission on November 14, 2007

Registration No. 333-138650

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 5
TO
FORM S-11
For Registration Under The Securities Act of 1933
of Certain Real Estate Companies

NY CREDIT CORP.
(Exact name of registrant as specified in its governing instruments)

230 Park Avenue, Suite 1160
New York, New York 10169
(212) 792-7880
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

William V. Adamski
Chief Executive Officer
230 Park Avenue, Suite 1160
New York, New York 10169
(212) 792-7880
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jay L. Bernstein, Esq. Andrew S. Epstein, Esq. Clifford Chance US LLP 31 West 52nd Street New York, New York 10019 (212) 878-8000	Randolph C. Coley, Esq. Tony W. Rothermel, Esq. King & Spalding LLP 1185 Avenue of the Americas New York, New York 10036 (212) 556-2100

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

On April 19, 2007, NY Credit Trust, a Maryland real estate investment trust and the original registrant, was merged with and into a subsidiary of NY Credit Corp. The subsidiary was the surviving entity and was subsequently dissolved. NY Credit Corp., a Maryland corporation and the registrant whose name now appears on the cover of this Amendment No. 5 to the Registration Statement, is the surviving entity of these transactions. Accordingly, the shares of common stock of NY Credit Corp. are being offered by the prospectus included as part of this Registration Statement.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER   , 2007

PROSPECTUS
Shares
NY Credit Corp.

Common Stock
$     per share

We are an externally managed specialty finance company formed to continue the business of our predecessor, NY Credit Operating Partnership LP (formerly NY Credit Real Estate Fund I, L.P.), which is our operating partnership through which we conduct substantially all of our business. We primarily focus on originating, acquiring, structuring and trading, through our majority-owned subsidiaries (including our operating partnership), commercial real estate related loans and securities, particularly mortgage loans, subordinate interests in first mortgages, bridge loans, mezzanine debt, preferred equity, net leased real estate and commercial mortgage-backed securities. We are externally managed and advised by NY Credit Advisors LLC, which is jointly owned by William V. Adamski, our chief executive officer, Edward J. Santoro, our chief financial officer, Joseph C. Franzetti, our head of securitization, New York Life Investment Management LLC, Delta NY Credit Management LLC (an affiliate of Onex Corporation) and Cushman & Wakefield, Inc. In addition, New York Life Insurance Company is a significant investor in NY Credit Operating Partnership LP, and Onex Corporation is a significant investor in NY Credit Corp.

We are selling           shares of our common stock. We have granted the underwriters an option to purchase up to           additional shares of common stock to cover over-allotments.

This is the initial public offering of our common stock. We currently expect the initial public offering price to be between $      and $      per share. We have applied to have the common stock listed on the New York Stock Exchange under the symbol “NCY.”

We expect to elect to be taxed as a real estate investment trust, or a REIT, for U.S. federal income tax purposes, commencing with our taxable year ending on December 31, 2007. As long as we qualify as a REIT, we generally will not be subject to U.S. federal income tax to the extent that we distribute our net taxable income to our stockholders on an annual basis. Ownership of our shares of common stock by any person is generally limited to 9.8% by value or by number of shares, whichever is more restrictive, of our outstanding shares of common stock. In addition, our charter and bylaws contain various other restrictions on the ownership and transfer of our shares. See “Description of Stock — Restrictions on Ownership and Transfer” beginning on page 114 of this prospectus for further information as to the nature of such restrictions.

Investing in our shares of common stock involves risks. See “Risk Factors” beginning on page 21.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public Offering Price	$	$
Underwriting Discount	$	$
Proceeds to NY Credit Corp. (before expenses)	$	$

The underwriters expect to deliver the shares to purchasers on or about          , 2007.

Citi	UBS Investment Bank

          , 2007

You should rely on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

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SUMMARY

You should read the following summary together with more detailed information regarding our company appearing elsewhere in this prospectus, including under the caption “Risk Factors” and our predecessor’s financial statements, including the related notes. Unless the context otherwise requires or indicates, references in this prospectus to “we,” “our company,” “our” and “us” refer to NY Credit Corp., a Maryland corporation, together with its consolidated subsidiaries, including NY Credit Operating Partnership LP, a Delaware limited partnership, which we refer to in this prospectus as the “operating partnership” or our “predecessor,” NY Credit Securities, LLC, a Delaware limited liability company, NY Credit Funding I, LLC, a Delaware limited liability company, and NY Credit TRS Inc., a Delaware corporation. In addition, references in this prospectus to “NY Life” refer to New York Life Insurance Company and its subsidiary, New York Life Investment Management LLC (which is also referred to as “NYLIM”) and their affiliates, references to “Onex” refer to Onex Corporation and its affiliates, references to “HCI” refer to HCI Real Estate Finance GmbH & Co. KG and references to “C&W” refer to Cushman & Wakefield, Inc. We are managed and advised by NY Credit Advisors LLC, which we refer to in this prospectus as our “manager.” In addition, references to “shares of common stock” refer to the shares of common stock, $0.01 par value per share, of NY Credit Corp. References to “OP units” refer to the units of limited partnership interest in NY Credit Operating Partnership LP, and references to the “GP interest” refer to the general partner interest in NY Credit Operating Partnership LP. References to the “organization transactions” refer to those transactions described under the caption “Organization of Our Company — Organization Transactions.” References to the “merger transactions” refer to the merger of NY Credit Trust with and into a subsidiary of NY Credit Corp. The subsidiary was subsequently dissolved. NY Credit Corp. is the surviving entity of these transactions. In addition, unless the context otherwise requires or indicates, the information contained in this prospectus assumes that (1) the organization transactions are completed, (2) the shares of common stock to be sold in this offering are to be sold at an offering price of $      per share (which is the midpoint of the range set forth on the cover page of this prospectus) and (3) the underwriters’ over-allotment option is not exercised.

Our Company

We are an externally managed specialty finance company formed to continue the business of our predecessor, NY Credit Operating Partnership LP (formerly NY Credit Real Estate Fund I, L.P.), which is our operating partnership through which we conduct substantially all of our business. We primarily focus on originating, acquiring, structuring and trading through our majority-owned subsidiaries (including our operating partnership), commercial real estate related loans and securities, particularly mortgage loans, subordinate interests in first mortgages, or B-Notes, bridge loans, mezzanine debt, preferred equity, net leased real estate and commercial mortgage-backed securities, or CMBS. As of October 31, 2007, we had originated or acquired approximately $662 million of commercial real estate debt products. Our objective is to expand our portfolio and provide attractive risk-adjusted returns to our stockholders through a combination of dividends and capital appreciation.

We are externally managed and advised by NY Credit Advisors LLC, which is jointly owned by NYLIM, Onex, C&W, William V. Adamski, our chairman and chief executive officer, Edward J. Santoro, our chief financial officer, and Joseph C. Franzetti, our head of securitizations. Through our relationships with NY Life, Onex and C&W, we expect to benefit from their global reach, broad range of commercial real estate services, underwriting network, origination capabilities, capital markets expertise, credit analysis, debt structuring, risk and asset management, servicing platform, unique access to market information and existing business relationships, although NY Life, Onex and C&W have no contractual obligation to provide us with any opportunities. We also benefit from the extensive skills and relationships of our senior management team, the members of which have an average of more than 25 years of experience in real estate finance involving office, retail, industrial, apartment, lodging, health care or special purpose real estate.

Upon completion of this offering, NY Life, HCI and Onex (in each case, assuming redemption of all OP units in our operating partnership) will own approximately     %,     % and     % of our outstanding shares of common stock on a fully diluted basis. In addition to these interests, our management team, directors and key personnel of our manager will own, directly or indirectly, approximately     % of our shares of

common stock outstanding upon completion of this offering, and an additional     % of our shares of common stock outstanding upon completion of this offering will be reserved for awards to our manager, its directors, officers, employees and affiliates and our officers, directors, employees, consultants and advisors pursuant to our 2007 equity incentive plan. As a result of their respective investments, NY Life, Onex, our manager and our management team have a substantial stake in our success.

We intend to elect to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2007. We will elect, together with each of NY Credit Securities, LLC and NY Credit TRS Inc., to have each such entity treated as our taxable REIT subsidiary, or TRS. As long as we qualify as a REIT, we generally will not be subject to U.S. federal income taxation to the extent we distribute our net taxable income to our stockholders on an annual basis and meet the other requirements for qualification as a REIT. Our TRSs will be subject to U.S. federal, state and local income and other taxes.

Our Strategy

Our strategy is to originate, acquire, structure and trade high-yielding commercial real estate loans, both independently and through our relationships with NY Life, Onex and C&W. We believe that our relationships with NY Life, Onex and C&W, although not contractual in nature, will provide us with opportunities for transactions that are not broadly available to other lenders. Our goal is to maximize our return on equity by (1) carefully selecting and structuring assets for acquisition, (2) maintaining a diversified portfolio of high-yielding real estate and real estate-related assets, (3) using prudent financial leverage including warehouse debt and collateralized debt obligations, or CDOs and (4) generating fee income and trading profits through selling and securitizing loans.

Our strategy is differentiated from other commercial mortgage REITs in two principal ways. First, we intend to be primarily an originator of assets. We believe that we have strong origination capabilities through our experienced management team and the knowledge, experience and opportunities we expect to be able to derive from our relationships with NY Life, Onex and C&W, although they have no contractual obligation to provide us with any of these opportunities. Second, we expect to be an active trader of commercial mortgage loans and securities through one of our TRSs from which we expect to generate both fee income and trading profits.

For each loan that we originate or acquire, we will (1) hold the loan on our balance sheet for investment purposes, (2) restructure the loan into a senior participation, or A-Note, and one or more B-Notes, or (3) securitize or sell the loan or a portion of the loan. We will typically sell the senior participation and retain some or all of the junior participations. In instances in which we originate loans jointly with one of our TRSs, we will retain the higher yielding B-Notes of the loan, and our TRS will sell the lower yielding A-Notes. If we originate loans through one of our TRSs, it will likely sell the higher yielding subordinate piece of the loan to us at fair market value determined on an arm’s-length basis and sell or securitize the lower yielding senior piece to third parties. We expect to supplement earnings from our portfolio with income earned by our TRSs, including income earned for placement and structuring fees.

Our ability to manage risks associated with rising interest rates, prepayments and default rates will be a critical component of our success. We actively manage and maintain the credit quality of our portfolio by using our management team’s expertise in structuring and repositioning investments to improve the quality and yield on managed investments. When investing in higher leverage transactions, we use guidelines and standards developed and employed by our management team, including a review of the creditworthiness of the borrower and its equity investors, additional forms of collateral and other strategies to effect repayment. If a default were to occur, we would utilize our management team’s strong asset management skills to mitigate the severity of any losses and we would seek to optimize the recovery from assets in the event that we foreclose upon them.

Our Senior Management Team

The members of our senior management team, each of whom is an executive officer or a key employee of our manager, have substantial real estate finance experience throughout the United States involving office, retail, industrial, apartment, lodging, health care and special purpose real estate. They are also very experienced in loan structuring, loan sales and securitization. William V. Adamski, our chief executive officer and founder of our manager, has more than 20 years of real estate finance experience at Goldman, Sachs & Co., Bankers Trust Company, N.A., Lazard Frerés & Co. LLC and Credit Suisse First Boston LLC, where he was co-head of the real estate mortgage finance group. Edward J. Santoro, our chief operating officer and chief financial officer, has more than 30 years of finance, operations, lending and structured finance experience at KPMG Peat Marwick LLP, GE Capital Corporation and Credit Suisse First Boston LLC. Joseph C. Franzetti, our head of securitization, has more than 25 years of experience originating, underwriting, rating and securitizing commercial and residential mortgage backed securities at Arthur Andersen LLP, Standard & Poor’s, Duff & Phelps Credit Rating Co. (now Fitch Ratings) and Citigroup Global Markets Inc. Christopher Tyrkko, our corporate controller, has more than 15 years of experience in accounting and financial reporting at NorthStar Realty Finance Corp., Reckson Associates and Deloitte & Touche LLP. Messrs. Adamski, Santoro, Franzetti and Tyrkko devote a substantial majority of their business time to our company.

Our Strategic Relationships

We believe that through our relationships with NY Life, Onex and C&W, we will have the opportunity to benefit from their combined knowledge, experience and resources, thereby providing us with a significant advantage in originating and underwriting loans compared to other commercial mortgage REITs. Although they have no contractual obligation to provide us with any of these opportunities, we expect our relationships with these institutions to provide us with access to this pipeline of potential financing transactions and that we will, therefore, have a significant advantage over our competitors. In addition, we view our company and our business as complementary to the businesses of NY Life, Onex and C&W because we intend to work with them to augment incrementally their existing businesses, by enabling each of them to (1) increase the volume of transactions in which they may participate in their primary areas of focus and (2) with respect to NY Life and C&W, service existing customers with respect to assets that are outside of their primary areas of focus, in each case maintaining and building on their existing relationships.

NY Life

NY Life is the largest mutual life insurance company in the United States and a leading commercial mortgage lender. Headquartered in New York City, NYLIM’s real estate group, on behalf of NY Life and other third party institutional investors, originates commercial mortgage loans through five offices nationwide, and comprises more than 90 employees focused on origination, underwriting and servicing its commercial mortgage loans. As of March 31, 2007, NYLIM’s real estate group managed more than $26 billion in client assets, including commercial mortgages, CMBS and other real estate-related products. The real estate group’s target annual lending volume is more than $3 billion. In 2006, the group originated more than $2.5 billion of commercial real estate loans in the United States. NYLIM, which was formed in 2000 as a wholly-owned subsidiary of NY Life and as of March 31, 2007 had more than $239 billion in total assets under management, provides a broad range of investment services to institutional, individual, corporate and other clients.

NYLIM originates primarily fixed rate and short to medium-term floating rate commercial mortgage loans for office, retail, industrial and multi-family properties. NYLIM also receives many loan requests that do not fit its clients’ targeted lending criteria due to, among other things, the term, rate structure, loan-to-value ratio, property type, location or borrower or geographic concentration. We anticipate that through NY Life’s relationship with us, NYLIM should be able to capture a larger percentage of these loan submissions and other investment opportunities it receives each year. These are opportunities that NY Life would otherwise forego because they do not meet its targeted lending criteria, and NY Life will, therefore, have incentives to support our company in origination, underwriting and servicing each transaction.

Onex

Onex Corporation is a diversified company with annual consolidated revenues of approximately C$26 billion and consolidated assets of approximately C$26 billion. Onex, which is listed on the Toronto Stock Exchange, was founded in 1983 and is one of Canada’s largest companies with global operations in the service, manufacturing and technology industries. Onex’s companies operate in a variety of industries, including electronics, manufacturing services, aerostructures manufacturing, healthcare, financial services, metal services, aircraft and aftermarket, theater exhibition, customer support services, personal care products and communications infrastructure.

In 2005, Onex entered the real estate industry through the establishment of Onex Real Estate Partners, or OREP, which is dedicated to acquiring and improving real estate assets in North America. OREP’s strategies include public-to-private transactions, private company rollups, company recapitalizations, joint venture transactions (including funding strategies to grow specific platforms with operating partners), large real estate portfolio acquisitions and development. OREP focuses on transactions sourced directly from its broad range of relationships with REIT operators, real estate owners, operators and managers, financial institutions, private sources of equity capital, attorneys and brokers.

C&W

C&W is a leading commercial real estate services company providing investment, sales, leasing, investment banking, property management and appraisal services to clients engaged in buying, selling, investing in, financing and/or developing real estate. C&W’s global presence currently includes more than 12,000 employees in 201 offices in 55 countries, including 84 offices located in the United States. During 2006, C&W’s global revenues of approximately $1.53 billion were derived from (1) transaction services of approximately $821 million; (2) capital markets of approximately $512 million; and (3) asset services of approximately $195 million.

We believe our relationship with C&W will provide us with access to exceptional market research information which will support our underwriting process. In addition, C&W’s loan origination network will provide us with loan origination opportunities.

Our Investment Committee

Our investment committee will review and approve sales, transfers, acquisitions and dispositions of assets recommended by our manager for our portfolio and related compliance with our operating policies. Upon completion of this offering, our investment committee will consist of five members, two of whom will initially be nominated by our manager and approved by our board of directors, one of whom will be our chief executive officer, and two of whom will be appointed by our board of directors from other members of our senior management team. The members of our investment committee nominated by our manager will be representatives of NY Life and Onex. In the event any member of our investment committee nominated by our manager or any of his affiliates has an economic interest in a sale, transfer, acquisition or disposition of assets under consideration by the committee (other than as a result of his or its economic interest in our company or our manager) or is considering a transaction in connection with the same assets, that member will not be entitled to vote on the sale, transfer, acquisition or disposition of that asset. Our investment committee will consult regularly with our board of directors, our manager and consultants to understand and take advantage of the latest available market information and trends.

Our Manager

We have no employees and are externally managed and advised by our manager, which was formed in March 2005 to manage our predecessor. Each member of our senior management team is also a member of the senior management team of our manager. Our manager is responsible for administering our business and operations and seeks to leverage our relationships with NY Life, Onex and C&W to enhance our operations. Our manager has an advisory and oversight board, which includes Mr. Adamski and senior management of Onex and C&W. For 2006, we made payments to our manager of $937,500 for the year then ended pursuant to the prior management arrangements with our predecessor. We owe no further fees to our manager for its services performed during 2006. Pursuant to the management agreement that we entered into with our manager on November 10, 2006, as amended, our manager is entitled to receive a base management fee and, upon achieving certain performance criteria, incentive compensation from us. See “Business — Our Management Agreement.”

Our Management Agreement

The management agreement with our manager requires our manager to oversee our business affairs in conformity with the policies and the operating guidelines that are approved and monitored by our board of directors. Our manager is responsible for our business and operations and will perform (or cause to be performed) such services and activities related to our assets and operations as may be appropriate.

Our manager is entitled to receive a base management fee from us, incentive compensation based on certain performance criteria and a termination fee if we decide not to renew the management agreement. The following summarizes the calculation of the fees payable to our manager pursuant to the management agreement:

Fee	Description and Method of Computation

Base Management Fee	The base management fee is payable quarterly in arrears in cash. The base management fee for each quarter is an amount equal to the sum of (A) 0.4375% of the first $600 million of our equity, (B) 0.3750% of our equity in excess of $600 million and up to $1.2 billion and (C) 0.3125% of our equity in excess of $1.2 billion. For purposes of calculating the base management fee, equity is computed as follows in accordance with generally accepted accounting principles, or GAAP, as of the end of each fiscal quarter, (1) the total common and preferred equity of NY Credit Corp. and all limited partners of the operating partnership, excluding, as applicable (2) any unrealized gains, losses or other items that do not affect realized net income. For the nine months ended September 30, 2007, we incurred $1,685,941 in base management fees, all of which has been paid to our manager in 2007.
Incentive Fee	The incentive fee is payable annually in arrears in cash. We will pay our manager an annual incentive fee in an amount equal to the product of (x) 25% of the dollar amount by which (a) the operating partnership’s adjusted earnings (before giving effect to the payment of the incentive fee) per OP unit for such year (based on the weighted average number of OP units outstanding for such year, including OP units issued to NY Credit Corp. or its subsidiaries corresponding to outstanding shares of common stock) exceed (b) an amount equal to (A) the weighted average offering price (1) per common share in all offerings of shares of common stock and (2) per OP unit in all contributions to the operating partnership (other than contributions by NY Credit Corp. or its subsidiaries of the proceeds raised in connection with any securities offering) multiplied by (B) the greater of (1) 9.0% and (2) the ten-year U.S. treasury rate for such year plus 3.0%, up to a maximum of 11.0%, multiplied by (y) the weighted average number of OP units outstanding during such year, including OP units issued to the NY Credit Corp. or its subsidiaries corresponding to outstanding shares of common stock. “Adjusted earnings” is defined as the operating partnership’s net income (computed in accordance with GAAP) excluding unrealized gains (or losses), plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. For the nine months ended September 30, 2007, we have not incurred any incentive fees.
Termination Fee	The termination fee will be payable in the event two-thirds of the independent directors on our board of directors or the holders of a majority of our outstanding shares of common stock vote not to renew the management agreement based on unsatisfactory performance by our manager that is materially detrimental to our company or a

Fee	Description and Method of Computation

determination that the compensation payable to our manager under the management agreement is not fair, unless our manager agrees to compensation that two-thirds of the independent directors on our board of directors determines is fair. The termination fee will be equal to three times the sum of the base management fee and the incentive fee for the 12-month period preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination.
Reimbursement of Expenses	We are responsible for reimbursing our manager for certain expenses of our manager and its affiliates incurred on our behalf in connection with the provision of services under the management agreement. See “Business — Our Management Agreement.” Reimbursement of these expenses is limited to $1.2 million for the period from November 10, 2006 to November 9, 2007. Following this one-year period, the amount of expense reimbursements will be set by our investment committee. For the period from November 10, 2006 through September 30, 2007, we have been charged approximately $532,347 by our manager for these expenses.

For the year ended December 31, 2006, $937,500 in fees was paid to our manager.

Our Competitive Advantages

We believe our business possesses a number of characteristics that will distinguish us from our competitors, including:

Experienced Management.  One of our primary advantages is the experience of our senior management team, which has been involved in real estate finance, operations, lending, development and structured finance transactions at leading investment and commercial banks and accounting firms. The members of our senior management team have, on average, more than 25 years of experience in real estate finance involving office, retail, industrial, apartment, lodging, health care and special purpose real estate.

Value-Added Origination Capability.  We are differentiated from other commercial mortgage REITs because we are a creator and originator of loan products in addition to being a buyer of loan products. We believe that the origination capabilities of our senior management team, as well as our relationships with NY Life, Onex and C&W will provide us access to a unique pipeline of financing opportunities. NY Life, Onex and C&W have developed long-term relationships with many real estate owners, developers, borrowers, mortgage brokers and lenders. Although NY Life, Onex and C&W have no contractual obligation to provide us with any investment opportunities, we expect that these relationships will provide us with access to transactions in major markets throughout the United States and complement the national relationship network of our senior management team.

Resources of NY Life, Onex and C&W.  NY Life, Onex and C&W have well-established real estate and real estate finance practices. These firms have offices throughout the world and are involved in billions of dollars of real estate transactions each year. As a result, they have significant expertise in most real estate markets and property types. In addition, NY Life regularly invests in real estate securities and has extensive capital markets capabilities to complement those of our senior management team.

Strong Underwriting and Asset Management Capabilities.  Our manager has developed expertise in creating the types of customized transaction structures we intend to employ. In addition, we believe our relationships with NY Life, Onex and C&W, including through their ownership interests in our manager and their investments in the operating partnership and us, create opportunities and incentives for them to assist us in ways that may provide us with special capabilities in structuring intercreditor agreements, participation agreements and servicing arrangements that can protect our rights, mitigate losses and enhance returns.

Product Diversity and Structuring Flexibility.  We believe that our ability to provide a wide range of financing products and our ability to customize financing structures to meet borrowers’ needs will contribute in distinguishing us from our competitors. Our senior management team has substantial experience in responding to borrower needs by crafting financial products that are tailored to meet the business needs of a property owner. We believe that our strong origination capability and our ability to be an active trader of commercial mortgage loans and securities, generating both fee income and trading profits, set us apart from our competition.

Broker-Dealer Capabilities.  We expect to receive origination fees from borrowers for the financings that we originate for third parties and advisory fees on transactions in which we perform advisory services through our TRS, NY Credit Securities, LLC, which is registered as a broker-dealer with the Securities and Exchange Commission, or the SEC, and approved for membership with the National Association of Securities Dealers, or the NASD. Subject to obtaining NASD approval, we expect to acquire all of the membership interests in NY Credit Securities, LLC currently owned by NYLIM, C&W and BRK Management LLC, an entity controlled by Mr. Adamski. The establishment of our broker-dealer subsidiary provides greater flexibility to our operational capabilities by facilitating the structuring of loans to create participations or securities to be privately placed with qualified investors, and advisory services for issuers in connection therewith.

Summary Risk Factors

You should carefully consider the matters discussed in the section “Risk Factors” beginning on page 21 prior to deciding whether to invest in our common stock. Some of these risks include:

•	We have no employees and are dependent upon our manager and its key personnel, and we may not find a suitable replacement if our manager terminates the management agreement or the key personnel are no longer available to us.

•	Our manager and investment committee have great latitude within broad operating guidelines approved by our board of directors in determining the types of assets which they may decide are proper assets for us, and transactions approved by our investment committee may not fully reflect the best interests of each of our stockholders.

•	There are conflicts of interest in our relationship with our manager, which could result in decisions that are not in the best interest of our stockholders.

•	We may compete with NY Life, Onex and C&W for attractive opportunities and may encounter conflicts of interest when we acquire assets from or participate in transactions with these entities.

•	Maintenance of our Investment Company Act exemption imposes limits on our operations.

•	We have limited operating history and no experience operating as a REIT, and we may not be able to successfully operate our business or generate sufficient revenue to make or sustain dividends to stockholders.

•	We may incur significant debt to finance our portfolio, which may subject us to increased risk of loss.

•	The mortgage loans we expect to acquire and originate and the mortgage loans underlying the CMBS we may acquire are subject to delinquency, foreclosure and loss.

•	Our mezzanine loans involve greater risks of loss than senior loans secured by income-producing properties.

•	The repurchase agreements and credit facilities that we use to finance our assets may require us to provide additional collateral.

•	We will be subject to significant competition, and we may not compete successfully.

•	Failure to qualify as a REIT would subject us to U.S. federal income tax and potentially increased state and local taxes, which would reduce the cash available for distribution to our stockholders.

•	Assuming redemption of all operating partnership units for our shares of common stock, NY Life, Onex and HCI would own approximately %, % and % of our shares of common stock, respectively, and may be able to significantly influence matters submitted to a vote of our stockholders.

•	There is no public market for our shares of common stock.

Benefits to Related Parties

Our executive officers, directors and director nominees will receive material benefits as a result of this offering and the organization transactions, as discussed in “Certain Relationships and Related Party Transactions — Benefits to Related Parties.”

Conflicts of Interest with Our Manager

We are entirely dependent upon our manager for our day-to-day management and do not have any independent officers. Mr. Adamski, our chairman and chief executive officer, is the founder and a member of the senior management of our manager, and Mr. Santoro, our chief financial officer and chief operating officer, and Mr. Franzetti, our head of securitizations, are members of the senior management of our manager. As a result, we, our manager, and our executive officers may face conflicts of interest because of their relationships with each other. These conflicts include the following:

•	The management agreement between us and our manager was negotiated between related parties, and the terms, including fees payable, may not be as favorable to us as if it had been negotiated with an unaffiliated third party. The interests of these officers and directors in the affairs of the manager may conflict from time to time with our interests.

•	We have not adopted a policy that expressly prohibits our directors, officers, security holders or affiliates from having a direct or indirect pecuniary interest in any investment to be acquired or disposed of by us or any of our subsidiaries or in any transaction to which we or any of our subsidiaries is a party or has an interest, nor do we have a policy that expressly prohibits any such persons from engaging for their own account in business activities of the types conducted by us. However, our code of business conduct and ethics contain a conflict of interest policy that prohibits our directors, officers and employees from engaging in any transaction that involves an actual or apparent conflict of interest with us.

•	The compensation we pay to our manager consists of both a base management fee that may not be tied to our performance and an incentive management fee that is based entirely on our performance. The risk of the base management fee component is that it may not provide sufficient incentive to our manager to seek to achieve attractive returns to us. The risk of the incentive management fee component is that it may cause our manager to place undue emphasis on the maximization of short-term funds from operations at the expense of other criteria, such as preservation of capital, in order to achieve a higher incentive fee. Investments with higher yield potential are generally riskier or more speculative. This could result in increased risk to the value of our investment portfolio.

•	Our manager does not assume any responsibility beyond the duties specified in the management agreement and those imposed by law and will not be responsible for any action of our board of directors in following or declining to follow its advice or recommendations. Our manager and its officers, managers, employees and affiliates will not be liable to us, our directors or our stockholders for, and we have agreed to indemnify them for all claims and damages arising from, acts or omissions performed in good faith in accordance with and pursuant to the management agreement, except by reason of acts constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their duties under the management agreement. As a result, we could experience poor performance or losses for which our manager would not be liable.

Our Targeted Assets

We intend to focus on certain types of assets where we believe we have a competitive advantage or that offer specific risk-adjusted returns. We may originate loans in direct transactions with borrowers, and may also acquire existing assets from third parties, including NY Life, Onex and C&W and their respective affiliates.

Subject to complying with all applicable laws, rules and regulations, we expect our targeted assets to include the following:

•	Mortgage Loans. We intend to originate, and we may acquire from third parties, fixed-rate whole loans, which we expect to range in size between $10 million and $100 million, with terms that range from 5 to 15 years. We intend to separate these loans into tranches that can be retained, securitized or sold. If we anticipate selling the senior portion of a loan, we will fund the origination or acquisition of the loan either through or jointly with our TRS. We expect these assets will have loan-to-value ratios generally between 60% and 80%.

•	B-Notes. We intend to retain from some of the mortgage loans that we originate, and we may purchase from third parties, subordinate interests in first mortgages, referred to as B-Notes. B-Notes and second mortgage loans are similar. However, B-Note, unlike a second mortgage loan, is part of a single larger loan evidenced by a single mortgage, with the other part of the mortgage represented by an A-Note. The holders of the A-Note and B-Note enter in an agreement which sets forth their respective rights and obligations. The terms of the agreement provide that the holder of the A-Note has a priority of payment over the holder of the B-Note. In contrast, a loan evidenced by a note which is secured by a second mortgage is a separate loan and the holder has a direct relationship with the borrower. In addition, unlike the holder of a B-Note, the holder of the loan would also be the holder of the mortgage. The holder of the second mortgage loan typically enters into an intercreditor agreement with the holder of the first mortgage loan which sets forth the respective rights and obligations of each of the holders, similar in substance to the agreement that is entered into between the holder of the A-Note the holder of the B-Note. We may divide first mortgage loans that we originate into an A-Note and a B-Note, securitizing or selling the A-Note and retaining the B-Note. In instances where we divide a first mortgage loan, we will fund the origination of the loan either through or jointly with our TRS. We expect the B-Notes that we originate to range in size between $5 million and $50 million. B-Notes typically bear interest at a rate of 450 to 700 basis points over the applicable interest rate index and have loan-to-value ratios generally between 65% and 85%.

•	Bridge Loans. We intend to offer floating rate whole loans to borrowers who are seeking short-term capital (with terms of up to five years) to be used in the acquisition, construction or redevelopment of a property. We expect that the bridge loans that we originate will range in size between $10 million and $100 million. Bridge financing enables the borrower to secure short-term financing while improving the property and avoid burdening it with restrictive long-term debt. The bridge loans that we intend to originate will be predominantly secured by first mortgage liens on the property and are expected to provide interest rates ranging from 300 to 600 basis points over applicable index rates and have stated maturities ranging from two years to five years.

•	Mezzanine Financing. We intend to originate mezzanine loans that are senior to the borrower’s equity in, and subordinate to a first mortgage loan on, a property. We anticipate that these assets will typically range in size from $10 million to $50 million, have terms from two to ten years and typically bear interest at a rate of 550 to 800 basis points over the applicable interest rate index. We expect these loans to have loan-to-value ratios generally between 75% and 90%.

•	Preferred Equity. We intend to acquire preferred equity in entities that directly or indirectly own commercial real estate. Although preferred equity is typically not secured by the real estate held by, and is subordinate to the debt of, the issuer of the preferred equity, it does occupy a senior position in the issuer’s capital structure, relative to common equity holders, on cash flow distributions and proceeds of capital events. Preferred equity typically is highly leveraged, with loan-to-value ratios generally between 85% and 95%. We expect that our preferred equity assets typically will have a stated maturity of three years to five years and will range in size between $5 million and $50 million.

•	Net Leased Real Estate Assets. We intend to acquire real property subject to long-term net leases where we believe that the real estate value and the tenant credit combine to offer attractive risk-adjusted returns. We expect that these assets will typically have lease terms of ten years or more and are expected to be in the range of $20 million to $100 million for each transaction. We also may originate or acquire mortgage loans secured by real estate under long-term net leases.

•	Commercial Mortgage-Backed Securities. We may originate CMBS from pools of commercial loans we assemble, in which event we expect to retain the equity interest. We may also acquire CMBS that are created when commercial loans are pooled and securitized.

•	Other Real Estate Related Assets. We may acquire other instruments, such as (1) distressed debt, most often sub-performing and non-performing real estate loans acquired from financial institutions, that are typically purchased at a discount to the outstanding principal and (2) other types of commercial or multi-family real estate assets and securities of REITs or other entities engaged in real estate activities.

As of October 31, 2007, our portfolio consisted of approximately 28% in B-Notes, approximately 29% in mortgage loans, approximately 16% in mezzanine loans, 6% in second mortgages and approximately 21% in bridge loans. Our current strategy is, over time, for mortgage loans to represent approximately 25% of our portfolio, B-Notes approximately 30% of our portfolio, bridge loans approximately 20% of our portfolio, mezzanine financing approximately 20% of our portfolio and the remaining 5% of other investments described above. These percentage allocations, however, may change at any time and are based on our manager’s analysis of current market conditions and opportunities.

Our Portfolio

Initial Portfolio.  Our predecessor was formed in March 2005 and began making loans in December 2005. Presented below is a summary of the loans held in our portfolio and loans held for sale, which aggregated approximately $422 million as of October 31, 2007.

Loans Held in Portfolio

	Amount of		Loan-to-
	Initial		Value
Investment	Investment	Type	Ratio(1)	Rate(2)	Maturity Date

Senior living facilities, various locations(3)	$25,000,000	B-Note	75%	LIBOR + 3.50%	June 30, 2010
Office building, San Francisco, CA(4)	4,000,000	B-Note	71%	8.82%(4)	October 10, 2010
Retail properties, various locations(5)	9,100,000	B-Note	88%	11.62%	November 1, 2015
Senior living development, Bethesda, MD(6)	24,800,000	B-Note	71%	LIBOR + 6.50%	March 30, 2011
Multi-family dwelling, Columbus, OH(7)	1,400,000	B-Note	83%	13.55%	July 6, 2016
Apartment portfolio, Midwest(8)	37,800,000	Bridge Loan	75%	LIBOR + 2.31%	September 1, 2009
Office Building, Centennial, CO(9)	8,500,000	Bridge Loan	83%	6.20%	January 1, 2017
Industrial, Portland, ME(10)	4,200,000	Bridge Loan	80%	6.85%	February 6, 2012
Office, Phoenix, AZ(11)	5,411,000	B-Note	80%	8.44%	January 11, 2016
Hotel, San Francisco, CA	17,340,000	B-Note	81%	LIBOR + 2.10%	April 9, 2008
Apartments, New York, NY(12)	23,574,000	Mezz	78%	6.38%	December 8, 2016
Hotel, Memphis, TN(13)	39,950,000	Bridge Loan	67%	5.86%	June 6, 2012
Apartments, Tucson, AZ(14)	16,392,000	Bridge Loan	72%	LIBOR + 1.75%	May 6, 2012
Office, Garden City, NY(15)	9,891,000	Mezz	88%	7.99%	April 1, 2012
Retail, Various(16)	26,622,000	Mezz	89%	7.41%	January 17, 2017
Office, Los Angeles, CA(17)	29,472,000	B-Note	85%	6.31%	May 6, 2017
Apartments, New York, NY(18)	14,401,000	Bridge Loan	89%	LIBOR + 4.00%	July 6, 2009
Retail, New York, NY(19)	8,850,000	Bridge Loan	71%	LIBOR + 2.20%	July 6, 2009
Office, Cleveland, OH(20)	6,000,000	Mezz	86%	9.71%	July 1, 2017
Retail, Durham, NC(21)	24,903,000	Second mortgage	79%	8.27%	April 1, 2011

Sub-Total	$337,606,000

(1)	Loan-to-Value Ratio is determined based on property appraisals completed prior to closing.

(2)	LIBOR is defined as the London Interbank Offered Rate, the interest rate at which banks can borrow funds, in marketable size, from other banks in the London interbank market.

(3)	Our asset is in the first loss tranche of an aggregate $405.8 million financing.

(4)	Our asset represents the junior participation in a $64 million loan. NY Life retained the $60 million A-Note portion of the loan. The loan is not prepayable for two years but is prepayable thereafter in full subject to a fee equal to the greater of (1) 1% of the then existing loan balance or (2) an amount equal to the same yield the lenders would have received if the borrower made all scheduled mortgage payments until maturity. The rate is based on a five-year U.S. Treasury rate of 4.12%.

(5)	Our asset represents the junior participation in a $66.2 million cross-collateralized/cross-defaulted portfolio loan. The $57.1 million A-Note was securitized in December 2005. The rate represents the total of the whole loan’s fixed 10-year Treasury rate of 4.62% and a 7.0% spread.

(6)	Our asset represents the junior participation in a $177.1 million construction loan facility.

(7)	Our asset represents a portion of a whole loan that our predecessor extended. In October 2006, we sold $33.6 million of this position and retained a $1.4 million B-Note.

(8)	Our asset represents the senior participation in a $43.8 million loan secured by an apartment portfolio in the Midwest.

(9)	Our asset represents a whole loan investment with prepayment flexibility.

(10)	Our asset represents a whole loan investment with prepayment flexibility.

(11)	Our asset represents the purchase of a B-Note with a face value of $5 million and a coupon of 8.44%.

(12)	Our asset represents a $25 million participation in a $300 million second-loss mezzanine tranche, which we acquired at a discount of approximately $1.4 million.

(13)	Our asset represents a whole loan investment.

(14)	Our asset represents a whole loan investment with prepayment flexibility.

(15)	Our asset represents the mezzanine position, which we acquired at a discount of approximately $0.1 million, in a $97 million financing with an agreed upon rate of 7.99%.

(16)	Our asset represents the mezzanine position, which we acquired at a discount of approximately $1.8 million in a $290 million financing of two cross-collateralized regional malls with a blended rate of 7.41%.

(17)	Our asset represents a B-Note position, which we acquired at a discount of approximately $5.5 million.

(18)	Our asset represents a first mortgage with a future funding requirement of approximately $1.9 million.

(19)	Our asset represents a first mortgage with a future funding requirement of approximately $1.2 million.

(20)	Our asset represents a mezzanine position in a $62.6 million financing.

(21)	Our asset represents a second mortgage position collateralized by a regional mall with a future funding requirement of approximately $2.6 million, at which time the interest rate will increase to 8.375% on the entire loan balance.

Loans Held for Sale

	Amount of		Loan-to-
	Initial		Value
Investment	Investment	Type	Ratio	Rate	Maturity Date

Office, Marlton, NJ	$7,700,000	Mortgage Loan	80%	6.30%	February 6, 2012
Office, Plano, TX	48,000,000	Mortgage Loan	71%	5.52%	March 6, 2017
Industrial, Danbury, CT	7,500,000	Mortgage Loan	75%	5.63%	April 5, 2017
Office, West Valley City, UT	21,000,000	Mortgage Loan	74%	5.68%	May 6, 2012

Sub-Total	$84,200,000

Fully Repaid/Sold Loan Positions.  Certain loans that we or our predecessor had acquired or originated, listed below, have either been repaid in full or sold prior to the date of this prospectus.

	Amount of		Loan-to-
	Initial		Value
Investment	Investment	Type	Ratio	Rate	Maturity Date

Condominium conversion, New York, NY(1)	$10,000,000	Bridge Loan	78%	LIBOR + 2.75%	August 29, 2007
Multi-family dwelling, Tempe, AZ(2)	4,600,000	B-Note	85%	LIBOR + 4.00%	May 2, 2008
Condominium development, Miami, FL(3)	15,000,000	B-Note	53%	LIBOR + 7.35%	June 26, 2009
Multi-family dwelling, Columbus, OH(4)	33,600,000	Mortgage Loan	80%	6.05%	July 6, 2016
Retail property, Colonie, NY(5)	17,500,000	Mortgage Loan	80%	5.86%	September 6, 2016
Apartments, Irving, TX(6)	18,000,000	Mortgage Loan	79%	5.96%	November 6, 2016
Retail, Houston, TX(7)	5,071,000	Mortgage Loan	64%	6.14%	November 6, 2011
Office, Houston, TX(8)	14,200,000	Mortgage Loan	70%	5.59%	December 1, 2016
Industrial, Warren, MI(9)	35,000,000	Mortgage Loan	47%	5.47%	January 6, 2017
Land development, Miami, FL(10)	20,000,000	B-Note	39%	LIBOR + 6.75%	July 6, 2009
Office, Houston, TX(11)	6,700,000	Mortgage Loan	80%	6.18%	February 1, 2017
Condominium conversion, Stamford, CT(12)	14,800,000	B-Note	67%	LIBOR + 5.64%	January 1, 2008
Industrial, Dayton, OH(13)	17,440,000	Mortgage Loan	80%	5.80%	March 6, 2017
Industrial, Dayton, OH(14)	4,560,000	Mortgage Loan	72%	5.80%	March 6, 2017
Office, Augusta, ME(15)	7,200,000	Mortgage Loan	79%	5.76%	April 6, 2012
Hotel, San Fransciso(16)	16,660,000	B-Note	81%	LIBOR + 2.10%	April 9, 2008

Sub-Total	$240,331,000

Total	$662,137,000

(1)	Our asset represented a participation in a $130 million senior secured multi-draw facility, on the same terms as all of the other lenders under the facility. This position was fully repaid on May 2, 2006. The Loan-to-Value ratio is based on the ratio of loan proceeds to net sales proceeds of condominium unit sales.

(2)	Our asset represented the junior participation in a $24.6 million first deed of trust note. The position was fully repaid on May 10, 2006.

(3)	Our asset represented a participation in a junior term loan in a $160 million secured loan facility. This loan facility was comprised of a $75 million revolver facility, to which our loan was subordinate; a $55 million senior term loan, to which our loan was subordinate; our $15 million loan; and a $15 million first loss financing held by another investor, to which our loan was senior. This position was fully repaid on July 6, 2006.

(4)	Our asset represented the $33.6 million A-Note portion of a $35.0 million whole loan. In October 2006, we sold the A-Note.

(5)	Our asset represented a $17.5 million whole loan that was sold in October 2006.

(6)	Our asset represented an $18 million whole loan that was sold in February 2007.

(7)	Our asset represented a $5.07 million whole loan that was sold in February 2007.

(8)	Our asset represented a $14.2 million whole loan that was sold in February 2007.

(9)	Our asset represented a $35 million whole loan that was sold in February 2007.

(10)	Our asset represented a $20 million junior participation in a land development transaction.

(11)	Our asset represented a $6.7 million whole loan that was sold in February 2007.

(12)	Our asset represented a junior participation in a $54.2 condominium conversion facility.

(13)	Our asset represented a $17.4 million whole loan that was sold in July 2007.

(14)	Our asset represented a $4.6 million whole loan that was sold in July 2007.

(15)	Our asset represented a $7.2 million whole loan that was sold in July 2007.

(16)	Our asset represented 49% of a $34 million B-Note that we sold on September 20, 2007.

As of October 31, 2007, the weighted average maturity of the loans in our portfolio was 79 months, the default rate was 0% and the prepayment rate was 9.7%.

Assets Under Consideration.  See “Risk Factors — Risks Related to Our Business — We may not be successful in identifying and consummating suitable assets that meet our operating guidelines, which may impede our growth and negatively affect our results of operations.”

Sourcing Potential Opportunities

We recognize that the market for our targeted asset classes is highly competitive and that we will compete with other companies, including NY Life, Onex and C&W, and individuals for profitable opportunities. Accordingly, we believe our ability to identify, or “source,” such opportunities will be very important to our success and will distinguish us from our competitors. We source our opportunities through an external system consisting of opportunities that may be referred to us by NY Life, Onex and C&W and an internal system consisting of opportunities generated or discovered by our manager and our experienced senior management team.

Our Asset Approval and Management Process

With respect to our internal system of sourcing potential opportunities, our manager employs an active multi-step process consisting of the following:

•	information research;

•	screening and pursuit of potential transactions;

•	comprehensive due diligence and underwriting;

•	investment committee approval process;

•	closing; and

•	asset management.

Our Organizational Structure

NY Credit Trust was organized on November 6, 2006 as a real estate investment trust under the laws of the State of Maryland. On April 19, 2007, NY Credit Trust was merged into a subsidiary of NY Credit Corp., a Maryland corporation. The subsidiary was the surviving entity and was subsequently dissolved. NY Credit Corp. is the surviving entity of these transactions. We refer to these transactions in this prospectus as the merger transactions.

NY Credit Corp. was organized on April 10, 2007 as a corporation under the laws of the State of Maryland. As of April 19, 2007, there were two record holders of our shares of common stock, Mr. Adamski and Onex. Our business of originating, acquiring, structuring and trading commercial real estate related loans and securities, particularly mortgage loans, B-Notes, bridge loans, mezzanine debt, preferred equity, net leased real estate and CMBS, is conducted through our operating partnership, NY Credit Operating Partnership LP (formerly NY Credit Real Estate Fund I, L.P.). Our operating partnership was organized in March 2005 as a limited partnership under the laws of the State of Delaware.

We consider Messrs. Adamski, Santoro and Franzetti to be our promoters. Mr. Adamski is our chairman and chief executive officer, Mr. Santoro is our chief operating officer and chief financial officer, and Mr. Franzetti is our head of securitizations.

We have entered into a series of transactions, related to the merger transactions referred to above and a recapitalization transaction in November 2006. Descriptions of the merger and recapitalization transactions are set forth in greater detail below.

•	Our predecessor, NY Credit Operating Partnership LP (formerly NY Credit Real Estate Fund I, L.P.), was organized in March 2005 as a limited partnership under the laws of the State of Delaware. At the time of its organization, NY Life and one other institutional investor acquired limited partnership interests and NY Credit Real Estate GP, LLC acquired general partnership interests in our predecessor.

•	On November 10, 2006, we entered into a series of transactions in which we recapitalized the partnership interests of our predecessor’s general and limited partners so that such interests are now expressed as a number of OP units. Our predecessor’s general partner, NY Credit Real Estate GP, LLC, distributed the OP units it received in this recapitalization to BRK Management LLC, an entity controlled by William V. Adamski, which owns all of the outstanding equity interests in NY Credit Real Estate GP, LLC. We formed NYCT Business Trust I, our wholly-owned subsidiary, to acquire general partner interest in our predecessor. Through NYCT Business Trust I, we acquired the general partner interest in the operating partnership.

•	In connection with the recapitalization transaction, our operating partnership entered into a management agreement with our manager. The structure and terms of the management agreement are described in greater detail under “Business — Our Management Agreement.”

•	We formed NY Credit TRS Inc., a wholly-owned subsidiary of our operating partnership and NY Credit Securities, LLC, a minority owned subsidiary of our operating partnership. We will elect to have each such entity treated as a TRS.

•	Subject to obtaining NASD approval, we expect to acquire all of the membership interests in NY Credit Securities, LLC, currently owned by NYLIM, C&W and BRK Management LLC, an entity controlled by William V. Adamski, for a total of $75,000.

•	In connection with the merger transactions, Mr. Adamski received 100 shares of our common stock as consideration for $1,000 in cash and Onex received 2,444,835 shares of common stock for $24,448,351 in cash. Onex has also contributed an additional $25,551,649 in cash to us in exchange for an additional 2,555,165 shares of common stock at a rate of $10.00 per share, and owns 5 million shares as of September 30, 2007.

•	In connection with the merger transactions, NYCT Business Trust I merged with and into NYCC GP LLC, a Maryland limited liability company, with NYCC GP LLC surviving the merger and becoming the general partner of the operating partnership. In addition, in connection with the merger transactions, we formed NY Credit Operating Company LLC, a Delaware limited liability company and our wholly-owned subsidiary, to hold all of the membership interests in NYCC GP LLC and NY Credit Corp.’s limited partnership interests in our operating partnership.

•	In addition to purchasing shares of our common stock and committing to purchase additional shares in connection with the merger transactions, Onex purchased a significant ownership interest in our manager.

The following chart illustrates our anticipated structure and ownership upon the closing of this offering.

Onex
Other Common Stockholders
%
%
NY CREDIT CORP.(1)
New York Life
% Member
%
NY Credit Operating Company LLC
100%
% Limited Partner
NYCC GP LLC
General Partner
%
NY Credit Operating Partnership LP(2)
% Limited Partner
HCI
% Limited Partner
William V. Adamski(4)
NY Credit Advisors LLC(3)
Management Agreement
100%
100%
100%
100%
100%
NY Credit Subsidiary REIT I Inc.
NY Credit Securities, LLC
NY Credit TRS Inc.
NY Credit Funding I, LLC
NY Credit Funding II, LLC

(1)	NY Credit Corp. will be managed by a board of directors, the majority of which will be independent directors.

(2)	NY Credit Operating Partnership LP will have an investment committee comprised of five members, two of whom will be representatives of New York Life Insurance Company and Onex Corporation, respectively, one of whom will be our chief executive officer, and two of whom will be appointed by our board of directors from our senior management team. The investment committee will make decisions pursuant to a majority vote.

(3)	NY Credit Advisors LLC is jointly owned by Mr. Adamski, Mr. Santoro, Mr. Franzetti, New York Life Investment Management LLC, Delta NY Credit Management LLC (an affiliate of Onex Corporation) and Cushman & Wakefield, Inc.

(4)	Mr. Adamski indirectly holds his interest in our operating partnership through BRK Management LLC, an entity he controls.

Substantially all of our business will be conducted through NY Credit Operating Partnership LP, our operating partnership.

Our Corporate Information

Our principal office is located at 230 Park Avenue, Suite 1160, New York, New York 10169. Our telephone number is (212) 792-7880. Our website is located at http://www.nycredit.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus or any other report or document we file with or furnish to the SEC.

The Offering

Shares of common stock we are offering	shares of common stock

Shares of common stock to be outstanding after this offering	shares of common stock(1)

Shares of common stock and OP units to be outstanding after this offering	shares of common stock and OP units(2)

Use of proceeds	We estimate that the net proceeds we will receive from this offering will be approximately $ (or approximately $ if the underwriters fully exercise their over-allotment option), after deducting the underwriters’ discount and placement fee of approximately $ (or approximately $ if the underwriters fully exercise their over-allotment option) and estimated organization and offering expenses of approximately $ payable by us.

We will contribute the net proceeds of this offering to our operating partnership in exchange for OP units. We expect that our operating partnership will use the net proceeds as follows:

• approximately $      million to repay indebtedness under our repurchase facility that matures on February 8, 2009, and which accrued interest at a weighted average rate of 6.58% as of September 30, 2007; and

• $75,000 to acquire all of the membership interests in NY Credit Securities, LLC, currently owned by NY Life, C&W and Mr. Adamski(3).

See “Use of Proceeds.”

Proposed NYSE symbol	‘‘NCY”

(1)	Includes (A) 100 shares of common stock issued to Mr. Adamski, our chief executive officer, in connection with our organization, (B) 5,000,000 shares of common stock issued to Onex, (C) shares of common stock offered hereby, (D) shares of common stock to be granted to our manager pursuant to our 2007 equity incentive plan upon the closing of this offering, and (E) restricted shares of common stock to be granted to our independent directors pursuant to our 2007 equity incentive plan upon the closing of this offering. Excludes OP units outstanding upon completion of this offering that are exchangeable for a total of shares of common stock owned by NY Life and HCI. Excludes shares of common stock that may be issued by us upon exercise of the underwriters’ over-allotment option.

(2)	Includes (A) 100 shares of common stock issued to Mr. Adamski, our chief executive officer, in connection with our organization, (B) 5,000,000 shares of common stock issued to Onex, (C) shares of common stock offered hereby, (D) shares of common stock to be granted to our manager, its employees and other related parties of our manager pursuant to our 2007 equity incentive plan upon the completion of this offering, (E) restricted shares of common stock to be granted to our independent directors pursuant to our 2007 equity incentive plan upon the closing of this offering, and (F) OP units outstanding upon completion of this offering that are exchangeable for a total of shares of common stock owned by NY Life and HCI. Excludes shares of common stock that may be issued by us upon exercise of the underwriters’ over-allotment option.

(3)	Mr. Adamski indirectly holds his interest in NY Credit Securities LLC through BRK Management LLC, an entity he controls.

Restrictions on Ownership of Shares of Common Stock

Our charter and bylaws generally prohibit any stockholder, following the completion of this offering, from directly or indirectly owning more than 9.8% by value or by number of shares, whichever is more restrictive, of our outstanding shares of common stock.

Our charter and bylaws provide that any shares owned or transferred in violation of the foregoing restrictions will be automatically transferred to a charitable trust for the benefit of a charitable beneficiary, and the purported owner or transferee will acquire no rights in such shares. If the foregoing is ineffective for any reason to prevent a violation of the restriction, then the transfer of such shares will be void.

No person may transfer our shares of stock or any interest in our shares of stock if the transfer would result in our shares of stock being owned by fewer than 100 persons. Any attempt to transfer our shares of stock in violation of this limit will be void.

Distribution Policy

To maintain our qualification as a REIT, we are generally required to make annual distributions to our stockholders of at least 90% of our net taxable income (which generally does not equal net income as calculated in accordance with accounting principles generally accepted in the United States) excluding net capital gains. In order to meet the distribution requirements applicable to REITs, we intend to distribute all or substantially all of our net taxable income to our stockholders. The timing and frequency of distributions will be at the discretion of our board of directors and will depend upon a number of factors deemed relevant by our directors. Our ability to make distributions to our stockholders will depend upon our receipt of distributions from our operating partnership, which will depend upon our operating partnership’s receipt of returns on its investments. Distributions to our stockholders generally will be taxable to our stockholders as ordinary income. To the extent not inconsistent with maintaining our qualification as a REIT, which requires that our investments in our TRSs not account for more than 20% of our assets, our TRSs may retain any of their after-tax earnings which may reduce cash available for distribution to our stockholders. We may designate dividends paid by us as qualified dividend income to the extent attributable to dividends received from our TRS. See “U.S. Federal Income Tax Considerations.”

We expect to make our initial distribution beginning with the first quarter of 2008. The amount, record date and payment date of the distribution will be determined by our board of directors.

Summary Financial Information

The following table shows summary historical consolidated financial information for our predecessor prepared for the periods indicated. The historical consolidated financial information for the year ended December 31, 2006 and for the period from March 16, 2005 (date of inception) to December 31, 2005 has been derived from our predecessor’s audited consolidated financial statements audited by Grant Thornton LLP, an independent registered public accounting firm, whose report with respect thereto is included elsewhere in this prospectus. The summary financial information for the nine months ended September 30, 2007 and 2006 has been derived from our predecessor’s unaudited consolidated statements of operations included elsewhere in this prospectus.

Because the information presented below is only a summary and does not provide all of the information contained in our predecessor’s historical consolidated financial statements, including the related notes, you should read it in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our predecessor’s historical consolidated financial statements and the related notes, each included elsewhere in this prospectus. We do not consider the results of our predecessor’s operations in these periods to be a meaningful representation of our future financial position or results of operations.

	For the	For the		For the Period from
	Nine Months	Nine Months	For the	March 16, 2005
	Ended	Ended	Year Ended	(Date of Inception)
	September 30,	September 30,	December 31,	to December 31,
	2007	2006	2006	2005
	(Unaudited)	(Unaudited)

Consolidated Statements of Operations
Revenues
Interest income, net	$22,714,690	$6,605,434	$10,237,644	$358,985

Total revenues	22,714,690	6,605,434	10,237,644	358,985
Expenses
Interest expense	12,999,728	2,909,429	5,210,109	—
Management and incentive fees	1,685,941	562,500	937,500	593,750
Professional fees	875,749	88,461	419,527	305,646
Marketing	84,007	—	—	—
Insurance	85,635	78,282	106,827	69,633
Taxes	271,850	61,841	165,841	—
Other expenses and organization costs	655,130	34,734	64,660	239,800

Total expenses	16,658,040	3,735,247	6,904,464	1,208,829
Net realized and unrealized gain (loss) on loans	1,262,361	(1,573,374)	524,643	—

Net income (loss)	$7,319,011	$1,296,813	$3,857,823	$(849,844)

	As of September 30,	As of December 31,
	2007	2006
	(unaudited)

Consolidated Balance Sheets
Assets
Cash	$14,276,791	$3,548,676
Restricted cash	100,597	276,796
Loans held for investment pledged as collateral, net	334,845,727	178,923,744
Loans held for sale, pledged as collateral, net	84,206,625	72,251,648
Derivatives, at fair value	219,319	291,255
Margin deposit	930,000	570,000
Due from servicer	219,919	468,555
Interest receivable	2,417,002	1,386,837
Deferred financing costs	1,303,721	1,455,844
Due from affiliates	8,972	225,518
Deferred offering costs	3,587,057	1,868,626
Other assets	205,816	57,090

Total assets	$442,321,546	$261,324,589

Liabilities
Repurchase agreements, including accrued interest of $213,596 and $164,632	$287,079,028	$179,363,686
Deposits payable	95,408	276,503
Derivatives, at fair value	2,380,944	—
Due to manager	660,695	13,401
Accrued expenses and other payables	2,281,910	456,599

Total liabilities	292,497,985	180,110,189

Partners’ Capital
General Partner	105	100
Limited Partners	152,225,878	80,923,045
Accumulated comprehensive income (loss)	(2,402,422)	291,255

Total partners’ capital	149,823,561	81,214,400

Total liabilities and partners’ capital	$442,321,546	$261,324,589

RISK FACTORS

Investment in our shares of common stock involves significant risks. Before making an investment decision, you should carefully consider the following risk factors in addition to the other information contained in this prospectus. If any of the risks discussed in this prospectus occur, our business, financial condition, liquidity and results of operations could be materially and adversely affected. If this were to happen, the price of our shares of common stock could decline significantly, and you could lose all or part of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to Our Management

We have no employees and are dependent upon our manager and its key personnel, and we may not find a suitable replacement if our manager terminates the management agreement or the key personnel are no longer available to us.

We have no direct employees. The members of our senior management team are also employees and executive officers of our manager. Mr. Adamski, our chairman and chief executive officer, is the founder of our manager, Mr. Santoro, our chief operating officer and chief financial officer, is a member of the senior management of our manager and Mr. Franzetti, our head of securitizations, is a member of the senior management of our manager.

We have no separate facilities and are completely reliant on our manager, which has significant discretion as to the implementation of our operating policies and strategies. We are subject to the risk that our manager will terminate the management agreement and that no suitable replacement will be found to manage us. We believe that our success depends to a significant extent upon the experience of our manager’s senior management team, whose continued service is not guaranteed. If our manager terminates the management agreement, we may not be able to execute our business plan.

Our manager and investment committee have great latitude within broad operating guidelines approved by our board of directors in determining the types of assets which they may decide are proper assets for us, and transactions approved by our investment committee may not fully reflect the best interests of each of our stockholders.

Our manager has very broad responsibilities for administering our business and operations under our management agreement. Our investment committee, of which two of the five members will be nominated by our manager subject only to the approval of our board of directors, will be responsible for approving transactions recommended by our manager. Our investment committee is authorized to follow very broad operating guidelines, and our board of directors may not review all proposed transactions. In addition, when conducting periodic reviews, our directors will rely primarily on information provided to them by our manager and our investment committee. Furthermore, transactions approved by our investment committee may be difficult or impossible to unwind by the time they are reviewed by our directors. Our manager and investment committee have great latitude within the broad operating guidelines in determining the types of assets they may decide are proper assets for us. Decisions made by our manager and our investment committee and transactions entered into by our investment committee may not fully reflect the best interests of our stockholders.

There are conflicts of interest in our relationship with our manager, which could result in decisions that are not in the best interests of our stockholders.

We are subject to potential conflicts of interest arising out of our relationship with our manager. Two members of our investment committee will be appointed by our manager and will be representatives of NY Life and Onex, two members will be members of our senior management team and one member will be our chief executive officer. Members of our senior management team have ownership interest in our manager. Messrs. Adamski, Santoro and Franzetti indirectly own 35%, 5% and 5%, respectively, of our manager. Some of our manager’s executive officers will also be directors of our company and members of our senior management team. As a result, the management agreement was not negotiated at arm’s-length and its terms, including fees payable, may not be as favorable to us as if it had been negotiated with an unaffiliated third party.

In addition, because the incentive management fee under the management agreement is based on our adjusted earnings, our manager may emphasize the maximization of revenues at the expense of other criteria, such as preservation of capital in evaluating transactions and other management strategies. Assets with higher yield potential are generally riskier or more speculative. This could result in increased risk to the value of our portfolio of assets.

Our manager is entitled to receive a base management fee from us regardless of performance. The base management fee is payable quarterly in arrears in cash. For the year ended December 31, 2005, $593,750 was paid in fees to our manager, despite the fact we experienced a net loss of $849,844 during the same period. For the year ended December 31, 2006, $937,500 was paid in fees to our manager.

Failure to renew the management agreement without cause requires us to pay substantial amounts of termination fees. If the management agreement is not renewed as set forth in the management agreement, we will be required to pay a termination fee equal to three times the sum of the base management fee and the incentive fee for the 12-month period preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination. These provisions may increase the effective cost to us of failing to renew the management agreement, thereby adversely affecting our ability to not renew the management agreement.

We may compete with NY Life, Onex and C&W and their respective affiliates for attractive opportunities and may encounter conflicts of interest when we acquire assets from or participate in transactions with these entities.

Because NY Life, Onex and C&W and their respective affiliates invest in assets that may be the same as or similar to our target assets, we may compete with NY Life, Onex and C&W and their affiliates for opportunities. These entities may determine to pursue attractive opportunities themselves rather than present these and other opportunities to our company.

Although NY Life, Onex and C&W are not contractually obligated to provide us with access to their transaction pipelines or other resources, we expect that we will acquire assets from, finance a portion of the investments of and participate in transactions with NY Life, Onex or C&W or their respective affiliates. These transactions will not be the result of arm’s-length negotiations and will involve conflicts between our interests and the interests of NY Life, Onex or C&W or their respective affiliates in obtaining favorable terms and conditions. There can be no assurance that any procedural protections that may be incorporated into these transactions, such as obtaining independent third-party appraisals, valuations or fairness opinions and the approval of the disinterested members of our investment committee, will be sufficient to assure that the consideration that we pay for these assets will not exceed their fair market value.

NY Life, Onex and C&W also may continue to hold interests in assets that we acquire from them. The interests that NY Life, Onex and C&W continue to hold may conflict with our interests in these assets, and they will be under no obligation to subordinate their interests to our interests. Accordingly, decisions made by NY Life, Onex and C&W to protect their individual interests in these assets may not be in the best interest of our stockholders.

Our board of directors may change our operating strategy and policies without stockholder consent.

Our board of directors may change our operating strategy and policies, including our policies with respect to our REIT qualification, acquisitions, growth, operations, indebtedness and distributions, at any time without the consent of our stockholders, which could result in our engaging in transactions that are different from, and possibly riskier than, the transactions described in this prospectus. A change in our operating strategy may increase our exposure to interest rate risk, default risk and real estate market fluctuations, all of which could adversely affect the market price of our shares of common stock and our ability to make distributions to our stockholders.

Risks Related to Our Business

We may not be successful in identifying and consummating suitable assets that meet our operating guidelines, which may impede our growth and negatively affect our results of operations.

Integral to our business strategy is continuing origination, acquisition, structuring and trading commercial real estate-related loans and securities, particularly mortgage loans, B-Notes, bridge loans, mezzanine debt, preferred equity, net leased real estate and CMBS. Our ability to expand our business requires us to identify suitable assets that meet our operating guidelines and are compatible with our growth strategy. NY Life, Onex and C&W are not contractually obligated to provide us with access to their transaction pipelines and other resources. We may not be successful in identifying suitable assets or in consummating these transactions on favorable terms or at all, which could slow our anticipated growth and adversely affect our results of operations.

Our ability to consummate transactions on attractive terms and successfully integrate and operate our assets may be constrained by the following significant risks:

•	competition from other companies, including other REITs, insurance companies, commercial banks, private investment funds, hedge funds, specialty finance companies and other investors with significant capital;

•	competition from these other companies may allow borrowers to obtain more favorable terms, which could reduce our profitability;

•	unsatisfactory results of our due diligence investigations or failure to meet other customary closing conditions; and

•	failure to finance an acquisition on attractive terms or at all.

If any of these risks are realized, our business, financial condition and results of operations, our ability to make distributions to our stockholders and the trading price of our shares of common stock may be adversely affected.

Maintenance of our Investment Company Act exemption imposes limits on our operations.

We intend to conduct our operations so as not to become regulated as an investment company under the Investment Company Act of 1940, as amended, or the Investment Company Act. Because we are a holding company that will conduct our businesses through subsidiaries, the securities issued by our subsidiaries that are excepted from the definition of “investment company” under Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act, together with any other investment securities we may own, may not have a combined value in excess of 40% of the value of our total assets on an unconsolidated basis. This requirement limits the types of businesses in which we may engage through our subsidiaries. If we or our subsidiaries fail to maintain our exceptions or exemptions from the Investment Company Act, we could, among other things, be required either (a) to change the manner in which we conduct our operations to avoid being required to register as an investment company or (b) to register as an investment company, either of which could have an adverse effect on our business and the market price for our shares of common stock.

In addition, certain of our wholly-owned subsidiaries intend to qualify for an exemption from registration under Section 3(c)(5)(C) of the Investment Company Act, which generally means that at least 55% of each of their portfolios must be comprised of qualifying assets and 80% of each of their portfolios must be comprised of qualifying assets and real estate-related assets under the Investment Company Act. To comply with these regulations, we may from time to time originate or acquire whole loans, B-Notes with certain characteristics and other qualifying assets consistent with SEC staff guidance. The SEC staff has not provided any guidance on the treatment of B-Notes for Section 3(c)(5)(C) purposes and any such guidance from the SEC on this subject could require us to adjust our B-Note strategy or register as an investment company, either of which could have an adverse effect on our business. We will treat our CMBS assets as real estate-related assets.

Although we intend to monitor our portfolio periodically and prior to each transaction, there can be no assurance that we will be able to maintain this exemption from registration. Further, we may not be able to invest in sufficient qualifying and/or real estate-related assets and future revisions of the Investment Company Act or further guidance from the SEC staff may cause us to lose our exemption or force us to re-evaluate our portfolio and our business strategy. Such changes may prevent us from operating our business successfully.

As part of its duties under the management agreement, our manager periodically evaluates our assets, and also evaluates, prior to an origination or acquisition, the structure of each prospective asset, to determine whether the asset will be a qualifying asset for purposes of maintaining our exemption or exclusion from registration under the Investment Company Act, and will consult with counsel when necessary. Failure to maintain this exemption or exclusion would require us to significantly restructure our business plan. For example, because affiliate transactions generally are prohibited under the Investment Company Act, failure to maintain our exemption or exclusion would force us to terminate our management agreement and all other agreements with affiliates, which could have a material adverse effect on our ability to operate our business. If the management agreement is terminated, it could constitute an event of default under our credit facilities and financial institutions would have the right to terminate their facilities and their obligation to advance funds to us to finance our future transactions. In addition, we may not be able to identify a replacement manager on favorable terms or at all.

We have limited operating history and no experience operating as a REIT, and we may not be able to successfully operate our business or generate sufficient revenue to make or sustain dividends to stockholders.

We were organized in November 2006, and our predecessor was organized in March 2005. Both we and our predecessor have limited operating history and no experience operating as a REIT. We are subject to all of the business risks and uncertainties associated with any new business, including the risk that we will not achieve our objectives as described in this prospectus and that the value of your investment could decline substantially. Our management team has no experience with the complex rules and regulations governing REITs. There can be no assurance that we will be able to generate sufficient revenue from operations to pay our operating expenses and make or sustain dividends to stockholders.

Our internal controls over financial reporting does not currently meet all of the standards contemplated by Section 404 of the Sarbanes-Oxley Act of 2002, and if we fail to develop or maintain an effective system of internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, we may not be able to accurately report our financial results, which may have a material adverse effect on our business and the trading price of our shares of common stock.

Our internal controls over financial reporting does not currently meet all of the standards contemplated by Section 404 of the Sarbanes-Oxley Act of 2002 that we will eventually be required to meet. In connection with the audit of the financial statements of our predecessor as of December 31, 2006 and 2005 and for the year ended December 31, 2006 and for the period from March 16, 2005 (date of inception) to December 31, 2005, Grant Thornton LLP, our independent registered public accounting firm, has informed us that there was a material weakness in our internal controls over financial reporting, primarily relating to differences that required adjustments be recorded and several incomplete disclosures in our financial statements relating to 2006 and a restatement on the December 31, 2005 financial statements that were issued in August 2006. We are in the process of enhancing our financial reporting capability by hiring additional finance personnel to help ensure that account balances are fairly stated and that complete disclosures are included in the notes to financial statements. In addition, we have engaged an advisory and consulting firm to help us develop the necessary policies, procedures and internal controls to become Section 404 compliant. Our board of directors and management team are committed to evaluating and continuing to improve our procedures relating to internal controls over our financial reporting. Although these measures are designed to address the issues raised by our independent auditors, these and any future measures may not enable us to remedy these material weaknesses or avoid other material weaknesses in the future. Any failure to develop or maintain effective controls, or any difficulties encountered in their implementation or improvement, could harm our operating results or cause us to fail to meet our reporting obligations and may result in a restatement of our prior period financial statements, which may have a material adverse effect on our business and the trading price of our shares of common stock.

Upon completion of this offering, we will become subject to additional financial and other reporting and corporate governance requirements that will substantially increase our costs and may be difficult for us to satisfy.

We currently operate our business as a private company. Upon completion of this offering, we will be obligated to file with the SEC certain annual and quarterly information and other reports that are specified in Sections 13 and 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, as applicable to U.S. companies. We will also become subject to other new financial and other reporting and corporate governance requirements, including certain provisions of the Sarbanes-Oxley Act of 2002 and the regulations promulgated thereunder, which will impose certain compliance obligations upon us. These obligations will require a commitment of additional resources and may, in meeting these requirements, require the hiring of additional staff and result in the diversion of our senior management’s time and attention from our day to day operations. Prior to our hiring of additional staff for these purposes, we have engaged third party consultants to perform certain financial and other reporting and corporate governance functions. If our profitability is adversely affected because of these costs, the trading price of our shares of common stock may be adversely affected.

We may incur significant debt to finance our portfolio, which may subject us to increased risk of loss.

Our governing documents contain no limitation on the amount of debt we may incur, and our board of directors may change our debt policy at any time without stockholder approval. Incurring debt could subject us to many risks, including the risks that:

•	our cash flow from operations may be insufficient to make required payments of principal and interest, resulting in the loss of some or all of our assets to foreclosure or sale in order to satisfy our debt obligations;

•	our debt may increase our vulnerability to adverse economic and industry conditions;

•	we may be required to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing funds available for operations and capital expenditures, future business opportunities or other purposes;

•	the terms of any refinancing may not be as favorable as the terms of the debt being refinanced;

•	the use of leverage could adversely affect our ability to make distributions to our stockholders and the market price of our shares of common stock; and

•	we may leverage certain of our assets through repurchase agreements. A decrease in the value of the assets may lead to margin calls, which we will have to satisfy. We may not have the funds available to satisfy any such margin calls.

Interest rate fluctuations may cause losses.

Our primary interest rate exposures relate to our loans, CMBS and variable rate debt, as well as our interest rate swaps and caps that we primarily intend to use for hedging purposes. Changes in interest rates will affect our net interest income, which is the difference between the interest income we earn on our interest-earning assets and the interest expense we incur in financing these assets. Changes in the level of interest rates also may affect our ability to originate and acquire assets, the value of our assets and our ability to realize gains from the disposition of such assets.

In a period of rising interest rates, our interest expense could increase, while the interest we earn on our fixed-rate debt assets would not change, which would adversely affect our profitability.

Our operating results depend in large part on differences between the income from our assets, net of credit losses, and our financing costs. We anticipate that, in most cases, for any period during which our assets are not match-funded, the income from such assets will respond more slowly to interest rate fluctuations than the cost of our borrowings. Consequently, changes in interest rates, particularly short-term interest rates, may significantly influence our net income. Increases in these rates will tend to decrease our net income and the market value of our assets. Interest rate fluctuations resulting in our interest expense exceeding interest income would result in operating losses for us and may limit our ability to make distributions to our stockholders.

The mortgage loans we expect to originate and acquire and the mortgage loans underlying the CMBS we may acquire will be subject to delinquency, foreclosure and loss.

Commercial mortgage loans are secured by multifamily or commercial property and are subject to risks of delinquency and foreclosure, and risks of loss that are greater than similar risks associated with loans made on the security of single-family residential property. The ability of a borrower to repay a loan secured by an income-producing property typically is dependent primarily upon the successful operation of such property rather than upon the existence of independent income or assets of the borrower. If the net operating income of the property is reduced, the borrower’s ability to repay the loan may be impaired. Net operating income of an income-producing property can be affected by, among other things,

•	tenant mix;

•	success of tenant businesses;

•	property management decisions;

•	property location and condition;

•	competition from comparable types of properties;

•	changes in laws that increase operating expenses or limit rents that may be charged;

•	any need to address environmental contamination at the property or the occurrence of any uninsured casualty at the property;

•	changes in national, regional or local economic conditions and/or specific industry segments;

•	declines in regional or local real estate values;

•	declines in regional or local rental or occupancy rates;

•	increases in interest rates;

•	real estate tax rates and other operating expenses;

•	changes in governmental rules, regulations and fiscal policies, including environmental legislation; and

•	acts of God, terrorist attacks, social unrest and civil disturbances.

In the event of any default under a mortgage loan held directly by us, we will bear a risk of loss of principal to the extent of any deficiency between the value of the collateral and the principal and accrued interest of the mortgage loan, which could have a material adverse effect on our cash flow from operations and limit amounts available for distribution to our stockholders. In the event of the bankruptcy of a mortgage loan borrower, the mortgage loan to such borrower will be deemed to be secured only to the extent of the value of the underlying collateral at the time of bankruptcy (as determined by the bankruptcy court), and the lien securing the mortgage loan will be subject to the avoidance powers of the bankruptcy trustee or debtor-in-possession to the extent the lien is unenforceable under state law. Foreclosure of a mortgage loan can be an expensive and lengthy process, which could have a substantial negative effect on our anticipated return on the foreclosed mortgage loan.

CMBS evidence interests in or are secured by a single commercial mortgage loan or a pool of commercial mortgage loans. Accordingly, the CMBS in our portfolio are subject to all of the risks of the underlying mortgage loans. Significant losses related to our mortgage loan assets would result in operating losses for us and may limit our ability to make distributions to our stockholders.

The B-Notes we own or intend to originate or acquire may be subject to additional risks related to the privately negotiated structure and terms of the transaction, which may result in losses to us.

We have B-Notes in our portfolio and plan to continue to originate or acquire B-Notes. A B-Note is a mortgage loan typically (1) secured by a first mortgage on a single large commercial property or group of related properties and (2) subordinated to an A-Note secured by the same first mortgage on the same collateral. As a result, if a borrower defaults, there may not be sufficient funds remaining for B-Note holders after payment to the A-Note holders. However, because each transaction is privately negotiated, B-Notes can vary in their structural characteristics and risks. For example, the rights of holders of B-Notes to control the process following a borrower default may vary from transaction to transaction. Further, B-Notes typically are secured by a single property and so reflect the risks associated with significant concentration. As of October 31, 2007, B-Notes represented approximately 28% of our portfolio. Significant losses related to our B-Notes would result in operating losses for us and may limit our ability to make distributions to our stockholders.

Our mezzanine loan assets involve greater risks of loss than senior loans secured by income-producing properties.

We intend to originate or acquire mezzanine loans, which take the form of subordinated loans secured by second mortgages on the underlying property or loans secured by a pledge of the ownership interests of either the entity owning the property or a pledge of the ownership interests of the entity that owns the interest in the entity owning the property. These types of assets involve a higher degree of risk than long-term senior mortgage lending secured by income-producing real property, because the loan may become unsecured as a result of foreclosure by the senior lender. In the event of a bankruptcy of the entity providing the pledge of its ownership interests as security, we may not have full recourse to the assets of such entity, or the assets of the entity may not be sufficient to satisfy our mezzanine loan. If a borrower defaults on our mezzanine loan or debt senior to our loan, or in the event of a borrower bankruptcy, our mezzanine loan will be satisfied only after the senior debt. As a result, we may not recover some or all of our initial expenditure. In addition, mezzanine loans may have higher loan-to-value ratios than conventional mortgage loans, resulting in less equity in the property and increasing the risk of loss of principal. As of October 31, 2007, mezzanine loans represented approximately 16% of our portfolio. Significant losses related to our mezzanine loans would result in operating losses for us and may limit our ability to make distributions to our stockholders.

The preferred equity we may acquire involves a greater risk of loss than traditional debt financing.

We intend to acquire preferred equity, which involves a higher degree of risk than traditional debt financing due to a variety of factors, including the fact that preferred equity is subordinate to the issuer’s traditional debt and is not secured by property. Furthermore, should the issuer fail to meet its obligations to its preferred stockholders, we would only be able to proceed against the entity in which we have an interest, and not the property owned by such entity and underlying our preferred stock. As a result, we may not recover some or all of our initial expenditure, which may limit our ability to make distributions to our stockholders. As of October 31, 2007, there were no preferred equity investments in our portfolio.

Our subordinated loan and subordinated CMBS assets are subject to losses.

We intend to include subordinated loans and may include subordinated CMBS assets in our portfolio. In the event a borrower defaults on a loan and lacks sufficient assets to satisfy our loan, we may suffer a loss of principal and/or interest. In the event a borrower declares bankruptcy, we may not have full recourse to the assets of the borrower, or the assets of the borrower may not be sufficient to satisfy the loan. In addition, certain of our loans may be subordinate to other debt of the borrower. If a borrower defaults on our loan or on debt senior to our loan, or in the event of a borrower bankruptcy, our loan will be satisfied only after the senior debt is paid in full. Where debt senior to our loan exists, the presence of intercreditor arrangements may limit our ability to amend our loan documents, assign our loans, accept prepayments, exercise our remedies and control decisions made in bankruptcy proceedings relating to borrowers.

In general, losses on a mortgage loan included in a securitization will be borne first by the equity holder of the property, then by a cash reserve fund or letter of credit, if any, and then by the “first loss” subordinated security holder. In the event of default and the exhaustion of any equity support, reserve fund, letter of credit and any classes of securities junior to our assets, we will not be able to recover all of our initial expenditure for the securities we purchase. Likewise, we may not be able to recover some or all of our initial expenditure for certain subordinated loans in which we obtain interests. In addition, if the underlying mortgage portfolio has been overvalued by the originator, or if the values subsequently decline and, as a result, less collateral is available to satisfy interest and principal payments due on the related CMBS assets, the securities in our portfolio may effectively become the “first loss” position behind the more senior securities, which may result in significant losses to us.

An economic downturn could increase the risk of loss on our subordinated CMBS assets. The prices of lower credit quality securities, such as the subordinated CMBS, that we may include in our portfolio, are generally less sensitive to interest rate changes than more highly rated assets, but are more sensitive to adverse economic downturns or individual property developments. An economic downturn or a projection of an economic downturn could cause a decline in the price of lower credit quality securities because the ability of obligors of mortgages underlying CMBS to make principal and interest payments may be impaired. In such event, existing credit support to a securitized structure may be insufficient to protect us against loss of our principal on these securities. As of October 31, 2007, there were no subordinated CMBS assets in our portfolio. Significant losses related to our subordinated loan and subordinated CMBS would result in operating losses for us and may limit our ability to make distributions to our stockholders.

Bridge loans will involve a greater risk of loss than traditional investment-grade mortgage loans with fully insured borrowers.

We intend to provide bridge loans secured by first lien mortgages on a property to borrowers who are typically seeking short-term capital to be used in an acquisition, construction or redevelopment of a property. The borrower has usually identified an undervalued asset that has been under-managed and/or is located in a recovering market. If the market in which the asset is located fails to recover according to the borrower’s projections, or if the borrower fails to improve the quality of the asset’s management and/or the value of the asset, the borrower may not receive a sufficient return on the asset to satisfy the bridge loan, and we bear the risk that we may not recover some or all of our initial expenditure.

In addition, borrowers usually use the proceeds of a conventional mortgage to repay a bridge loan. Bridge loans therefore are subject to risks of a borrower’s inability to obtain permanent financing to repay the bridge loan. Bridge loans are also subject to risks of borrower defaults, bankruptcies, fraud, losses and special hazard losses that are not covered by standard hazard insurance. In the event of any default under bridge loans held by us, we bear the risk of loss of principal and non-payment of interest and fees to the extent of any deficiency between the value of the mortgage collateral and the principal amount of the bridge loan. To the extent we suffer such losses with respect to our bridge loans, the value of our company and the price of our shares of common stock may be adversely affected. As of October 31, 2007, bridge loans represented approximately 21% of our portfolio.

To the extent we acquire REIT securities, these assets will be subject to specific risks related to the particular REIT issuer of the securities and to the general risks of owning subordinated real estate securities.

To the extent we acquire REIT securities, these assets will involve special risks related to the particular REIT issuer of the securities, including the financial condition and business outlook of the issuer. REITs generally are required to invest substantially in real estate or real estate-related assets, including mortgage loans, and are subject to the inherent risks associated with real estate-related assets discussed in this prospectus.

Any REIT securities that we may acquire will also be subject to the risks described above with respect to mortgage loans and CMBS assets and similar risks, including (1) risks of delinquency and foreclosure and risks of loss in the event thereof, (2) the dependence upon the successful operation of and net income from real property, (3) risks generally incident to interests in real property, and (4) risks that may be presented by the type and use of a particular commercial property.

REIT securities are generally unsecured and may also be subordinated to other obligations of the issuer. We may also acquire REIT securities that are rated non-investment grade or not rated. As a result, REIT securities are also subject to risks of (1) limited liquidity in the secondary trading market, (2) substantial market price volatility resulting from changes in prevailing interest rates, (3) subordination to the prior claims of banks and other senior lenders to the issuer, (4) the operation of mandatory sinking fund or call/redemption provisions during periods of declining interest rates that could cause the issuer to reinvest premature redemption proceeds in lower yielding assets, (5) the possibility that earnings of the REIT security issuer may be insufficient to meet its debt service and dividend obligations and (6) the declining creditworthiness and potential for insolvency of the issuer of such REIT securities during periods of rising interest rates and economic downturn. These risks may adversely affect the value of outstanding REIT securities and the ability of the issuers thereof to repay principal and interest or make dividend payments to their stockholders, including us.

If we engage in securitizations, we may be exposed to additional risks.

To raise capital, we may seek to securitize certain of our portfolio investments to generate cash for funding new investments, including the issuance of CDOs, while still retaining much or most of the exposure to the performance of these portfolio investments. This would involve creating a special-purpose vehicle, contributing a pool of our assets to the entity, and selling interests in the entity on a non-recourse basis to purchasers (whom we would expect to be willing to accept a lower interest rate to invest in the investment grade securities). We would typically retain all or a portion of the equity tranche of the securitization, together possibly with other tranches as well. The inability to securitize our portfolio could decrease our earnings and otherwise hamper our ability to meet our objectives. At the same time, the securitization of our portfolio investments with the concurrent retention of equity tranches is a form of leverage, and as such ultimately exposes us to greater and more concentrated risks.

The use of CDO financings with over-collateralization requirements may have a negative impact on our cash flow.

We expect that the terms of any CDO we may issue will generally provide that the principal amount of assets must exceed the principal balance of the related bonds by a certain amount. This excess collateral requirement is commonly referred to as “over-collateralization.” We anticipate that the CDO terms will provide that, if certain delinquencies and/or losses exceed the specified levels based on rating agencies’ (or the financial guaranty insurer’s, if applicable) analyses of the characteristics of the assets pledged to collateralize the bonds, the required level of over-collateralization may be increased or may be prevented from decreasing as would otherwise be permitted if losses and/or delinquencies did not exceed those levels. Other tests (based on delinquency levels or other criteria) may restrict our ability to receive net income from assets pledged to secure CDOs. We cannot assure you that the performance tests will be satisfied. In addition, we cannot assure you, in advance of completing negotiations with the rating agencies or other key transaction parties on our future CDO financings, of the actual terms of the delinquency tests, over-collateralization requirements, cash flow release mechanisms or other significant factors regarding the calculation of net income to us. Failure to obtain favorable terms with regard to these matters may materially and adversely affect the availability of net income to us. If our assets fail to perform as anticipated, our over-collateralization or other credit enhancement expense associated with our CDO financings will increase, which would adversely affect our operating income and may limit our ability to make distributions to our stockholders.

Our operating partnership has committed to provide a junior construction loan and we may, in the future, provide other construction loans, which generally involve greater risks than loans to finance properties that have been fully constructed.

A mortgage loan made to a borrower or developer to finance a property that is being developed or under construction generally involves greater risks than a loan to finance property that has been fully constructed. There can be no assurance that the improvements to be constructed can be accomplished with available funds or in a timely manner. Although a project is usually refinanced upon completion, sale of the completed project may provide the funds for repayment of the construction loan. Since market value cannot be accurately determined until a property is sold, the appraised value of a proposed project may be less than the actual value upon completion. In addition, construction lending poses additional risk that:

•	land value may decline;

•	municipalities may place moratoriums on construction; or

•	developers may fail to complete the project.

Any of these conditions could affect the ability of a borrower under a construction loan to repay the loan.

If credit spreads widen before we obtain long-term financing for our assets, the value of our assets may suffer.

We intend to price our assets based on our assumptions about future levels of credit spreads for financing of those assets. We expect to obtain long-term financing for these assets using structured financing techniques. Such issuances entail interest rates set at a spread over a certain benchmark, such as the yield on U.S. Treasury obligations, swaps or LIBOR. If the spread that investors will pay over the benchmark widens and the rates we charge on our loans or the income we generate from our other assets are not increased accordingly, we may experience a material adverse effect on our income or may experience losses.

Our real estate assets are subject to risks particular to real property.

We will own assets secured by real estate and may own real estate directly. Real estate assets are subject to various risks, including:

•	acts of God, including earthquakes, floods and other natural disasters, terrorist attacks and acts of war, including the consequences of terrorist attacks and acts of war, any of which may result in uninsured losses;

•	adverse changes in national and local economic and market conditions;

•	changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance with laws and regulations, fiscal policies and zoning ordinances;

•	costs of remediation and liabilities associated with environmental conditions such as indoor mold; and

•	the potential for uninsured or under insured property losses.

If any of these or similar events occurs, it may reduce our return from an affected property and reduce or eliminate our ability to make distributions to our stockholders.

Any leasing delays, tenant bankruptcies, non-renewals of leases or lease non-compliance by tenants could adversely affect our results of operations and financial condition.

To the extent we acquire net leased real estate, we will receive income in the form of lease payments under net leases. With respect to that income, therefore, we will be dependent upon the payment of lease payments and performance of other lease obligations, such as maintenance of properties, payment of taxes, utilities and other charges and maintenance of insurance, by our tenants under the leases. We have no control over the success or failure of our tenants’ businesses and, at any time, any of our tenants may experience a downturn in its business that may weaken its financial condition. As a result, our tenants may delay lease commencement or renewal, fail to make lease payments when due or declare bankruptcy. Any leasing delays, tenant failures to make lease payments when due or tenant bankruptcies could result in the termination of the tenant’s lease and, particularly in the case of a large tenant, material losses to us and harm to our ability to make distributions to our stockholders or otherwise operate our business.

If tenants are unable to comply with the terms of our leases, we may be forced to modify lease terms in ways that are unfavorable to us. Alternatively, the failure of a tenant to perform under a lease or to extend a lease upon expiration of its term could require us to declare a default, repossess the property, find a suitable replacement tenant, operate the property or sell the property. There is no assurance that we will be able to lease the property on substantially equivalent or better terms than the prior lease, or at all, find another tenant, successfully reposition the property for other uses, successfully operate the property or sell the property on terms that are favorable to us.

Any bankruptcy filings by or relating to one of our tenants could bar all efforts by us to collect pre-bankruptcy debts from that tenant or seize its property, unless we receive an order permitting us to do so from the bankruptcy court, which we may be unable to obtain. A tenant bankruptcy could also delay our efforts to collect past due balances under the relevant leases and could ultimately preclude full collection of these sums. If a tenant assumes the lease while in bankruptcy, all pre-bankruptcy balances due under the lease must be paid to us in full. However, if a tenant rejects the lease while in bankruptcy, we would have only a general unsecured claim for pre-petition damages. Any unsecured claim we hold may be paid only to the extent that funds are available and only in the same percentage as is paid to all other holders of unsecured claims. It is possible that we may recover substantially less than the full value of any unsecured claims we hold, if any, which could adversely affect our results of operations and cash flow. Furthermore, dealing with a tenant bankruptcy or other default may divert management’s attention and cause us to incur substantial legal and other costs.

Failure to procure adequate capital and funding would adversely affect our results and may, in turn, negatively affect the market price of our shares of common stock and our ability to distribute dividends.

We depend upon the availability of adequate funding and capital for our operations. As a REIT, we are required to distribute annually at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gain, to our stockholders and are therefore not able to retain significant amounts of our earnings for new transactions. However, NY Credit TRS Inc. and NY Credit Securities, LLC, our TRSs, are able to retain (and likely will retain) earnings for new transactions, subject to the REIT requirements, which place a limitation on the relative value of TRS securities owned by a REIT. We cannot assure you that any, or sufficient, funding or capital will be available to us in the future on terms that are acceptable to us. In the event that we cannot obtain sufficient funding on acceptable terms, there may be a negative impact on the market price of our shares of common stock and our ability to make distributions to our stockholders.

The repurchase agreements and credit facilities that we use to finance our assets may require us to provide additional collateral.

We intend to use credit facilities, including repurchase agreements, to finance our assets. If the market value of the loans pledged or sold by us to a funding source decline in value, we may be required by the lending institution to provide additional collateral or pay down a portion of the funds advanced. We may not have the funds available to pay down our debt, which could result in defaults. Posting additional collateral to support our credit facilities will reduce our liquidity and limit our ability to leverage our assets. In the event we do not have sufficient liquidity to meet such requirements, lending institutions can accelerate the maturity of our indebtedness, increase interest rates and terminate our ability to borrow. Such a situation would likely result in a rapid deterioration of our financial condition and possibly necessitate a filing for protection under the United States bankruptcy laws.

Further, credit facility providers may require us to maintain a certain amount of unused cash or to set aside unlevered assets sufficient to maintain a specified liquidity position which would allow us to satisfy our collateral obligations. As a result, we may not be able to leverage our assets as fully as we would choose, which could reduce our return on assets. In the event that we are unable to meet these collateral obligations, our financial condition could deteriorate rapidly.

Our repurchase facilities contain, and any future financing that we may obtain may contain, financial covenants that could limit our operations and our ability to make distributions to our stockholders.

Our repurchase facilities with Greenwich Capital Financial Products, Inc., or Greenwich and Merrill Lynch Mortgage Lending, Inc., or Merrill Lynch, contain financial covenants that could limit our operations and our ability to make distributions to our stockholders, including covenants that:

•	prohibit the average loan to value ratio of each asset securing the facility from exceeding 85%,

•	prohibit the weighted average loan to value ratio of all assets securing the facility from exceeding 80%,

•	require us to maintain minimum liquidity of at least $5 million in cash and cash equivalents during the term of the facility including unfunded commitments,

•	require us to maintain a minimum net worth of at least $50 million,

•	prohibit our leverage ratio of debt to equity from exceeding 5.0 to 1.0, and

•	prohibit the ratio of our cash flow to interest on all of our debt from falling below 1.25 to 1.0.

After the occurrence and during the continuation of a default, our subsidiary NY Credit Funding I, LLC may not, without the prior written consent of Greenwich, make any distributions or payments on account of or set aside assets for any of its equity or make any distribution in respect of any of its equity, other than to our operating partnership for payment of fees, taxes, costs and expenses of our operating partnership approved by Greenwich.

In addition, after the occurrence and during the continuation of a default, our subsidiary NY Credit Funding II, LLC may not make any distributions or payments on account of or set aside assets for any of its equity or make any distribution in respect of any of its equity.

Failure to meet our financial covenants could result from, among other things, changes in our results of operations, the incurrence of debt or changes in general economic conditions. Greenwich and Merrill Lynch have consent rights with respect to the inclusion of assets in their respective facilities, will determine periodically the market value of the assets, and will have the right to require additional collateral if the estimated market value of the included assets declines. These provisions may restrict our ability to engage in transactions that we believe would otherwise be in the best interests of our stockholders.

In addition, under any future financing we may obtain, lenders could impose restrictions on us that would affect our ability to incur additional debt, our capability to make distributions to stockholders and our flexibility to determine our operating policies. Loan documents we execute may contain negative covenants that may limit, among other things, our ability to repurchase shares of common stock, distribute more than a certain amount of our funds from operations, and employ leverage beyond certain amounts, which could limit our ability to execute our business plan.

Failure to comply with any of the covenants in our repurchase facilities or any future financing could result in a default under one or more of our debt instruments. This could cause one or more of our lenders to accelerate the timing of payments and may have a material adverse effect on our business, financial condition and results of operations, our ability to make distributions to our stockholders and the trading price of our shares of common stock.

The current dislocations in the subprime mortgage sector, and the current weakness in the broader mortgage market, could adversely affect one or more of our lenders, which could result in increases to our financing costs, reductions in our liquidity, reductions in the value of the loans in our portfolio and adverse effects on our ability to pay our dividend.

The current dislocations in the subprime mortgage sector, and the current weakness in the broader mortgage market, could adversely affect one or more of our lenders and could cause one or more of our lenders to be unwilling or unable to provide us with additional financing. If we are unable to renew existing repurchase facilities, we may have to enter into new facilities on a less favorable basis. Any reduction in financing availability could potentially increase our financing costs and reduce our liquidity. In addition, our liquidity may also be adversely affected by margin calls under our repurchase agreements. Our repurchase agreements allow the counterparty, to varying degrees, to revalue the collateral to values that the lender considers to reflect market. If a counterparty determines that the value of the collateral has decreased, it may initiate a margin call requiring us to post additional collateral to cover the decrease. When we are subject to such a margin call, we must provide the counterparty with additional collateral or repay a portion of the outstanding borrowing with minimal notice. A significant increase in margin calls as a result of spread widening could harm our liquidity, results of operations, financial condition, and business prospects. Additionally, in order to obtain cash to satisfy a margin call, we may be required to liquidate assets at an unfavorable time, which could cause us to incur further losses and adversely affect our results of operations, financial condition, and may impact our ability to pay our dividend.

Our insurance, or the insurance of our borrowers, on our real estate and on our real estate collateral may not cover all losses.

There are certain types of losses, generally of a catastrophic nature, such as earthquakes, floods, hurricanes, terrorist attacks or acts of war that may be uninsurable or not economically insurable. Inflation, changes in building codes and ordinances, environmental considerations and other factors, including terrorist attacks or acts of war, also might make the insurance proceeds insufficient to repair or replace a property if it is damaged or destroyed. Under such circumstances, the insurance proceeds received might not be adequate to restore our economic position with respect to the affected real property.

We expect many of our assets to be illiquid, and we may not be able to vary our portfolio in response to changes in economic and other conditions.

The real estate securities that we purchase in connection with privately negotiated transactions will not be registered under the relevant securities laws, resulting in a prohibition against their transfer, sale, pledge or other disposition except in a transaction that is exempt from the registration requirements of, or is otherwise in accordance with, those laws. A majority of the CMBS and REIT securities we may acquire and all of the B-Notes that we intend to originate or acquire will be traded in private, unregistered transactions and will therefore be subject to restrictions on resale or otherwise have no established trading market. As a result, our ability to vary our portfolio in response to changes in economic and other conditions may be relatively limited. The mezzanine and bridge loans that we will originate will be particularly illiquid assets due to their short life, their unsuitability for securitization and the greater difficulty of recoupment in the event of a borrower’s default. Because many of our assets may be relatively illiquid, our ability to promptly sell one or more of the assets in our portfolio in response to changing economic, financial and market conditions may be limited.

Our hedging transactions may not be effective and may limit our gains or result in losses.

We intend to use derivative instruments, including interest rate swaps, caps, options, floors and other interest rate exchange contracts, in our risk management strategy to limit the effects of changes in interest rates on our operations. Our primary hedging strategy will consist of entering into interest rate swap contracts. Additionally, we may in certain select instances choose to hedge our exposure to fluctuations in CMBS credit spreads by purchasing swaps written against a broad-based CMBS securities index. The value of our forwards, futures and swaps may fluctuate over time in response to changing market conditions and will tend to change inversely with the value of the risk in our liabilities that we intend to hedge. Hedges are sometimes ineffective because the correlation between changes in value of the underlying asset and the derivative instrument is less than was expected when the hedging transaction was undertaken. Because most of our hedging activity is intended to cover the period between origination or purchase of loans and their eventual sale or securitization, unmatched losses in our hedging program tend to occur when the planned securitization fails to occur, or if the hedge proves to be ineffective.

Our hedging transactions, which are intended to limit losses, may actually limit gains and increase our exposure to losses. The use of derivatives to hedge our liabilities carries certain risks, including the risk that losses on a hedge position will reduce the cash available for distribution to stockholders and that these losses may exceed the amount expended for such instruments. A hedge may not be effective in eliminating all of the risks inherent in any particular position and could result in higher interest rates than we would otherwise have. In addition, there will be many market risks against which we may not be able to hedge effectively. Moreover, no hedging activity can completely insulate us from the risks associated with changes in interest rates, and restrictions in the Internal Revenue Code applicable to REITs may limit our ability to hedge our interest rate exposure. Our profitability may be adversely affected during any period as a result of the use of derivatives.

Hedging instruments often are not traded on regulated exchanges, guaranteed by an exchange or its clearing house, or regulated by any U.S. or foreign governmental authorities and involve risks and costs.

The cost of using hedging instruments increase as the period covered by the instrument increases and during periods of rising and volatile interest rates. We may increase our hedging activity and thus increase our hedging costs during periods when interest rates are volatile or rising and hedging costs have increased.

In addition, hedging instruments involve risk because they often are not traded on regulated exchanges, guaranteed by an exchange or its clearing house, or regulated by any U.S. or foreign governmental authorities. Consequently, there are no requirements with respect to record keeping, financial responsibility or segregation of customer funds and positions. Furthermore, the enforceability of agreements underlying derivative transactions may depend on compliance with applicable statutory and commodity and other regulatory requirements and, depending on the identity of the counterparty, applicable international requirements. The business failure of a hedging counterparty with whom we enter into a hedging transaction will most likely result in a default. Default by a party with whom we enter into a hedging transaction may result in the loss of unrealized profits and force us to cover our resale commitments, if any, at the then current market price. Although generally we will seek to reserve the right to terminate our hedging positions, it may not always be possible to dispose of or close out a hedging position without the consent of the hedging counterparty, and we may not be able to enter into an offsetting contract in order to cover our risk. We cannot assure you that a liquid secondary market will exist for hedging instruments purchased or sold, and we may be required to maintain a position until exercise or expiration, which could result in losses.

We may not be able to acquire eligible securities for a CDO issuance or may not be able to issue CDO securities on attractive terms, which may require us to seek more costly financing for our assets or to liquidate assets.

We intend to finance a significant portion of our assets on a non-recourse long-term basis, such as through the issuance of CDOs. During the period that we are acquiring these assets, we intend to finance our purchases through relatively short-term warehouse facilities. We will use these short-term warehouse facilities to finance the acquisition of loans until a sufficient quantity of loans is accumulated, at which time we may refinance these loans through a securitization, such as a CDO issuance, or other long-term financing. As a result, we will be subject to the risk that we will not be able to acquire, during the period that our warehouse facility is available, a sufficient amount of eligible loans to maximize the efficiency of a CDO issuance. We will also bear the risk that we will not be able to obtain a warehouse facility or may not be able to renew any warehouse facility after it expires should we find it necessary to extend our facility to allow more time to seek and acquire such eligible loans. Inability to renew our warehouse facility may require us to seek more costly financing for our assets or to liquidate assets. In addition, conditions in the capital markets may make the issuance of a CDO less attractive to us when we do have a sufficient pool of collateral. If we are unable to issue a CDO to finance these assets, we may be required to seek such other forms of potentially less attractive financing or otherwise to liquidate the assets.

Prepayments can adversely affect yields on our assets.

The yield on our assets may be affected by the rate of prepayments differing from our projections. Prepayments on debt instruments, where permitted under the debt documents, are influenced by changes in current interest rates and a variety of economic, geographic and other factors beyond our control, and consequently, such prepayment rates cannot be predicted with certainty. In periods of declining interest rates, prepayments on mortgage and other loans generally increase, and the proceeds of prepayments received during these periods are likely to be reused by us, if at all, in assets yielding less than the yields on the assets that were prepaid. In addition, the market value of the mortgage assets may, because of the risk of prepayment, benefit less than other fixed-income securities from declining interest rates. Conversely, in periods of rising interest rates, prepayments on mortgage loans generally decrease, in which case we would not have the prepayment proceeds available to expend for assets with higher yields. In addition, we may acquire assets at a discount or premium and if the asset does not repay when expected, our anticipated yield may be adversely affected. Under certain interest rate and prepayment scenarios, we may fail to recoup fully our cost of acquisition of certain assets.

We may be adversely affected by unfavorable economic changes in geographic areas where the properties underlying our assets may be concentrated.

Adverse conditions in the areas where the properties underlying our assets may be located (including business layoffs or downsizing, industry slowdowns, changing demographics and other factors) and local real estate conditions (such as oversupply of, or reduced demand for, office and industrial properties) may have an adverse effect on the value of our future properties. A material decline in the demand or the ability of tenants to pay rent for office and industrial space in these geographic areas may result in a material decline in our cash available for distribution to our stockholders.

A prolonged economic slowdown, a lengthy or severe recession or declining real estate values could harm our operations.

We believe the risks associated with our business will be more acute during periods of economic slowdown or recession if these periods are accompanied by declining real estate values. Declining real estate values will likely reduce our level of new mortgage loan originations because borrowers often use increases in the value of their existing properties to support the purchase of or investment in additional properties. Further, declining real estate values significantly increase the likelihood that we will incur losses on our loans in the event of default. Any sustained period of increased payment delinquencies, foreclosures or losses could adversely affect both our net interest income from loans in our portfolio as well as our ability to originate, sell and securitize loans, which would significantly harm our revenues, results of operations, financial condition, business prospects and our ability to make distributions to our stockholders.

We will be subject to significant competition, and we may not compete successfully.

We will be subject to significant competition with respect to our acquisition of assets with other companies, including other REITs, insurance companies, commercial banks, private investment funds, hedge funds, specialty finance companies and other investors. Some of our anticipated competitors are significantly larger than we are, have access to greater capital and other resources and may have other advantages over us that may inhibit our ability to compete successfully for assets.

Risks Related to Our Taxation as a REIT

Failure to qualify as a REIT would subject us to U.S. federal income tax and potentially increased state and local taxes, which would reduce the amount of cash available for distribution to our stockholders.

We intend to operate in a manner that will enable us to qualify as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2007. However, the U.S. federal income tax laws governing REITs are complex. The complexity of these provisions and of the applicable U.S. Treasury Department regulations that have been promulgated under the Internal Revenue Code, or Treasury Regulations, is greater in the case of a REIT that, like us, holds its assets through a partnership, and judicial and administrative interpretations of the U.S. federal income tax laws governing REIT qualification are limited. To qualify as a REIT, we must meet, on an ongoing basis, various tests regarding the nature of our assets and our income, the ownership of our outstanding shares, and the amount of our distributions. Moreover, new legislation, court decisions or administrative guidance, in each case possibly with retroactive effect, may make it more difficult or impossible for us to qualify as a REIT. Thus, while we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given that we will so qualify for any particular year.

If we fail to qualify as a REIT in any taxable year, and we do not qualify for certain statutory relief provisions, we would be required to pay U.S. federal income tax on our taxable income, and distributions to our stockholders would not be deductible by us in determining our taxable income. In such a case, we might need to borrow money or sell assets in order to pay our taxes. Our payment of income tax would decrease the amount of our income available for distribution to our stockholders. Furthermore, if we fail to maintain our qualification as a REIT, we no longer would be required to distribute substantially all of our net taxable income to our stockholders. In addition, unless we were eligible for certain statutory relief provisions, we could not re-elect to qualify as a REIT until the fifth calendar year following the year in which we failed to qualify.

Even if we qualify as a REIT for U.S. federal income tax purposes, we may be required to pay some U.S. federal, state and local taxes on our income or property and, in certain cases, a 100% penalty tax in the event we sell property, including mortgage loans, held as inventory or held primarily for sale to customers in the ordinary course of business, or if a TRS of ours enters into agreements with us on a basis that is determined to be other than arm’s-length. In addition, any TRS we own will be required to pay regular U.S. federal, state and local income taxes on its taxable income, including income from the sale of any loans that it holds in portfolio, as well as any other applicable taxes.

Our qualification as a REIT and exemption from U.S. federal income tax with respect to certain assets may be dependent on the accuracy of legal opinions rendered to or statements by the issuers of securities in our portfolio.

When purchasing securities, we may rely on opinions of counsel for the issuer of such securities, or statements made in related offering documents, for purposes of determining whether such securities represent debt or equity securities for U.S. federal income tax purposes or whether the issuer of such securities is qualified as a REIT for U.S. federal income tax purposes, and therefore to what extent those securities constitute real estate assets for purposes of the REIT asset tests and produce income which qualifies under the 75% REIT gross income test. In addition, when purchasing CDO equity, we may rely on opinions of counsel regarding the qualification of the CDO for exemption from U.S. federal income tax and the qualification of interests in such CDO as debt for U.S. federal income tax purposes. Moreover, if the issuer of any REIT equity securities in our portfolio were to fail to qualify as a REIT, the securities of such issuer held by us will fail to qualify as real estate assets for purposes of our REIT qualification and the income generated by such securities will not represent qualifying income for purposes of the 75% REIT gross income test and therefore could cause us to fail to qualify as a REIT. Thus, the inaccuracy of any such opinions or statements may adversely affect our REIT qualification and result in significant corporate-level tax.

Complying with REIT requirements may limit our ability to hedge effectively.

The REIT provisions of the Internal Revenue Code may limit our ability to hedge our assets and operations, as any income that we generate from transactions intended to hedge our interest rate and currency risks will generally constitute income that does not qualify for purposes of the 75% REIT gross income test and will also be treated as nonqualifying income for purposes of the REIT 95% gross income test unless specified requirements are met. In addition, any income from other hedges would generally constitute nonqualifying income for purposes of both the 75% and 95% REIT gross income tests. See “U.S. Federal Income Tax Considerations — Gross Income Tests — Hedging Transactions.” As a result of these rules, we may have to limit our use of hedging techniques that might otherwise be advantageous, which could result in greater risks associated with interest rate or other changes than we would otherwise incur.

Your investment has various U.S. federal income tax risks.

Although the provisions of the Internal Revenue Code generally relevant to an investment in our shares of common stock are described in “U.S. Federal Income Tax Considerations,” we urge you to consult your tax advisor concerning the effects of U.S. federal, state, local and foreign tax laws to you with regard to an investment in our shares of common stock.

Dividends payable by REITs generally do not qualify for the reduced tax rates.

Recent legislation generally reduced the maximum U.S. federal income tax rate for dividends payable to domestic stockholders that are individuals, trusts and estates to 15% (through 2010). Dividends payable by REITs, however, are generally not eligible for the reduced rates. Although this legislation does not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable rates applicable to regular corporate dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the shares of non-REIT issuers that pay dividends, which could adversely affect the value of the shares of REITs, including our shares of common stock.

Failure to make required distributions would subject us to tax, which would reduce the cash available for distribution to our stockholders.

In order to qualify as a REIT each calendar year, we must distribute to our stockholders at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gain. If we satisfy this distribution requirement, but distribute less than 100% of our net taxable income, we will be subject to U.S. federal corporate income tax on our undistributed income. In addition, we will incur a 4% nondeductible excise tax on the amount, if any, by which our distributions in any calendar year are less than the sum of:

•	85% of our ordinary income for that year;

•	95% of our capital gain net income for that year; and

•	100% our undistributed taxable income from prior years.

We intend to distribute our net taxable income to our stockholders in a manner intended to satisfy the 90% distribution requirement and to avoid both corporate income tax and the 4% nondeductible excise tax. There is no requirement that a TRS distribute its after-tax net income to its parent REIT, and our TRS may determine not to make distributions to us.

Our taxable income for U.S. federal income tax purposes may substantially exceed our GAAP net income because, for example, realized capital losses will be deducted in determining our GAAP net income, but may not be deductible in computing our taxable income. In addition, we may originate or acquire assets that generate taxable income in excess of economic income or in advance of the corresponding cash flow from the assets, referred to as phantom income. An example of these assets may be debt instruments or notes whose face value may exceed its issue price as determined for U.S. federal income tax purposes (we refer to such excess as original issue discount or OID), such that we will be required to include in our taxable income a portion of the OID each year that the instrument is held before we receive any corresponding cash. Although some types of phantom income are excluded to the extent they exceed 5% of our REIT taxable income for purposes of the 90% distribution requirement, we will incur corporate income tax and the 4% nondeductible excise tax with respect to any phantom income items if we do not distribute those items on an annual basis. As a result of the foregoing, we may generate less cash flow than taxable income in a particular year. In that event, we may be required to use cash reserves, incur debt, or liquidate assets at prices or times that we regard as unfavorable in order to satisfy the 90% distribution requirement and to avoid corporate income tax and the 4% nondeductible excise tax in that year.

No more than 20% of the value of our assets may consist of stock or securities of one or more TRSs, and our failure to comply with this and other limitations relating to TRSs could jeopardize our REIT qualification and may result in the application of a 100% excise tax.

A REIT may own up to 100% of the stock of one or more TRSs. A TRS may earn income that would not be qualifying income for purposes of the 75% and 95% REIT gross income tests if earned directly by the parent REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 20% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs. A TRS will pay U.S. federal, state and local income tax at regular corporate rates on any net income that it earns. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to ensure that the TRS is subject to an appropriate level of corporate taxation. The rules also impose a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm’s-length basis.

Our TRSs will pay U.S. federal, state and local tax on their taxable income. While our TRSs may distribute their after-tax net income to us, they are not required to do so, subject to the 20% value limitation described above. We anticipate that the aggregate value of the TRS stock and securities owned by us will be less than 20% of the value of our total assets, including the TRS stock and securities, and we will monitor the value of our investment in TRSs to ensure compliance with such limitation, which is tested at the close of each calendar quarter. In addition, we will scrutinize all of our transactions with our TRSs to avoid incurring the 100% excise tax described above. However, the value of the securities that we hold in our TRSs, and the terms of our transactions with our TRSs, may not be subject to precise valuation or arm’s-length validation. Accordingly, there can be no assurance that we will be able to comply with the 20% limitation discussed above or to avoid incurring the 100% excise tax discussed above.

Liquidation of assets may jeopardize our REIT qualification.

To qualify as a REIT, we must comply with requirements regarding our assets and our sources of income. If we are compelled to liquidate our mortgage loans or preferred equity assets to repay obligations to our lenders, we may be unable to comply with these requirements, thereby jeopardizing our qualification as a REIT, or we may be subject to a 100% tax on any resultant gain if we sell assets that are treated as inventory or property held primarily for sale to customers in the ordinary course of business.

The share ownership limits that apply to REITs, as prescribed by the Internal Revenue Code and by our charter, may inhibit market activity in our shares of common stock and restrict our business combination opportunities.

In order for us to qualify as a REIT, not more than 50% in value of our outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) at any time during the last half of each taxable year after the first year for which we elect to qualify as a REIT. Our charter, with certain exceptions, authorizes our directors to take such actions as are necessary and desirable to preserve our qualification as a REIT. Unless exempted by our board of directors, no person may own more than 9.8%, by value or by number of shares, whichever is more restrictive, of our outstanding shares of stock or more than 9.8%, by value or by number of shares, whichever is more restrictive, of our outstanding shares of common stock following the completion of this offering. Our board may grant such an exemption in its sole discretion, subject to conditions, representations and undertakings as it may determine. These ownership limits could delay or prevent a transaction or a change in control of our company that might involve a premium price for our shares of common stock or otherwise be in the best interest of our stockholders.

Even if we qualify as a REIT, we may face tax liabilities that reduce our cash flow.

Even if we qualify for taxation as a REIT, we may be subject to certain U.S. federal, state and local taxes on our income and assets, including taxes on any undistributed income, tax on income from some activities conducted as a result of a foreclosure, and state or local income, franchise, property and transfer taxes, including mortgage recording taxes. See “U.S. Federal Income Tax Considerations — Taxation of REITs in General.” In addition, any TRSs we own will be subject to U.S. federal, state and local corporate taxes. In order to meet the REIT qualification requirements, or to avoid the imposition of a 100% tax that applies to certain gains derived by a REIT from sales of inventory or property held primarily for sale to customers in the ordinary course of business, we may hold some of our assets through taxable subsidiary corporations, including TRSs. Any taxes paid by such subsidiary corporations would decrease the cash available for distribution to our stockholders.

Complying with REIT requirements may cause us to forego otherwise attractive opportunities.

To qualify as a REIT for U.S. federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature of our assets, the amounts we distribute to our stockholders and the ownership of our shares of stock. Thus, compliance with the REIT requirements may hinder our ability to operate solely on the basis of maximizing profits.

Complying with REIT requirements may force us to liquidate otherwise profitable assets.

To qualify as a REIT, we must ensure that at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and designated real estate assets, including certain mortgage loans, CMBS and shares in other REITs. The remainder of our ownership of securities, other than government securities and real estate assets, generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets, other than government securities and real estate assets, can consist of the securities of any one issuer, and no more than 20% of the value of our total securities can be represented by securities of one or more TRSs. See “U.S. Federal Income Tax Considerations — Asset Tests.” If we fail to comply with these requirements at the end of any calendar quarter after the first calendar quarter for which we qualify as a REIT, we must generally correct such failure within 30 days after the end of the calendar quarter to avoid losing our REIT qualification. As a result, we may be required to liquidate otherwise profitable assets prematurely, which could reduce our return on an asset, which could adversely affect returns to our stockholders.

The “taxable mortgage pool” rules may increase the U.S. federal income taxes that we or our stockholders may incur and may limit the manner in which we effect our securitizations.

We anticipate that certain of our securitizations could be considered to result in the creation of taxable mortgage pools for U.S. federal income tax purposes. To the extent we enter into such a securitization, we would likely do so through a subsidiary REIT, the equity of which would be substantially owned by our operating partnership. As long as we own 100% of the equity interests in a taxable mortgage pool through a subsidiary of our operating partnership that qualifies as a REIT, we should generally not be adversely affected by the characterization of the securitization as a taxable mortgage pool. Certain categories of stockholders, such as non-U.S. stockholders eligible for treaty benefits, stockholders with net operating losses, and tax-

exempt stockholders that are subject to the unrelated business income tax, will be subject to increased taxes on a portion of their dividend income from us that is attributable to the taxable mortgage pool. The U.S. Treasury Department has recently issued guidance on the tax treatment of stockholders of a REIT that owns an interest in a taxable mortgage pool. Accordingly, stockholders should be aware that we expect to engage in transactions that will likely result in a portion of our dividend income being considered excess inclusion income. In addition, to the extent that our shares of common stock are owned by tax-exempt “disqualified organizations,” such as certain government-related entities and charitable remainder trusts that are not subject to the tax on unrelated business income, we will be subject to a corporate level tax on a portion of our income from the taxable mortgage pool. If a stockholder is a REIT, regulated investment company, or RIC, common trust fund, or other pass through entity its allocable share of any excess inclusion income would be considered excess inclusion income of such entity and such entity will be subject to tax at the highest corporate tax rate on any excess inclusion income allocated to its owners that are disqualified organizations. Moreover, our subsidiary REIT would be precluded from selling equity interests in such securitizations to outside investors, or selling any debt securities issued in connection with such securitizations that might be considered to be equity interests for U.S. federal income tax purposes. These limitations may prevent us from using certain techniques to maximize our returns from securitization transactions.

Finally, if a REIT through which we held taxable mortgage pool securitizations were to fail to qualify as a REIT, our taxable mortgage pool securitizations will be treated as separate taxable corporations for U.S. federal income tax purposes.

The tax on prohibited transactions will limit our ability to engage in transactions, including certain methods of securitizing mortgage loans, that would be treated as sales for U.S. federal income tax purposes.

A REIT’s net income from prohibited transactions is subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, but including mortgage loans, held as inventory or primarily for sale to customers in the ordinary course of business. We might be subject to this tax if we were to sell or securitize loans in a manner that was treated as a sale of the loans for U.S. federal income tax purposes. Therefore, in order to avoid the prohibited transactions tax, we may choose not to engage in certain sales of loans, other than through a TRS, and we may be required to limit the structures we use for our securitization transactions, even though such sales or structures might otherwise be beneficial for us.

The failure of a mezzanine loan or a loan subject to a repurchase agreement to qualify as a real estate asset could adversely affect our ability to qualify as a REIT.

Our predecessor has originated or acquired, and we will likely continue to originate or acquire, mezzanine loans, which are loans secured by equity interests in a partnership or limited liability company that directly or indirectly owns real property. The Internal Revenue Service, or IRS, has provided a safe harbor pursuant to which a mezzanine loan, if its meets each of the requirements contained in the Revenue Procedure, will be treated by the IRS as a real estate asset for purposes of the REIT asset tests, and interest derived from the mezzanine loan will be treated as qualifying mortgage interest for purposes of the REIT 75% income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. We may acquire mezzanine loans that may not meet all of the requirements for reliance on this safe harbor. In the event we own a mezzanine loan that does not meet the safe harbor, the IRS could challenge such loan’s treatment as a real estate asset for purposes of the REIT asset and income tests, and if such a challenge were sustained, we could fail to qualify as a REIT.

In addition, our predecessor has entered into, and we intend to continue to enter into, sale and repurchase agreements under which we nominally would sell certain of our loan assets to a counterparty and simultaneously enter into an agreement to repurchase the sold assets. We believe that we will be treated for U.S. federal income tax purposes as the owner of the loan assets that are the subject of any such agreement notwithstanding that such agreements may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could assert that we did not own the loan assets during the term of the sale and repurchase agreement, in which case our ability to qualify as a REIT would be adversely affected.

We may be subject to adverse legislative or regulatory tax changes that could reduce the market price of our shares of common stock.

At any time, the U.S. federal income tax laws or regulations governing REITs or the administrative interpretations of those laws or regulations may be changed, possibly with retroactive effect. We cannot predict if or when any new U.S. federal income tax law, regulation or administrative interpretation, or any amendment to any existing U.S. federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective or whether any such law, regulation or interpretation may take effect retroactively. We and our stockholders could be adversely affected by any such change in, or any new, U.S. federal income tax law, regulation or administrative interpretation.

The power of our board of directors to revoke our REIT election without stockholder approval may cause adverse consequences to our stockholders.

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without the approval of our stockholders, if it determines that it is no longer in our best interests to qualify as a REIT. If we cease to qualify as a REIT, we would become subject to U.S. federal income tax on our net taxable income, and we would no longer be required to distribute most of our net taxable income to our stockholders, which may have adverse consequences on the value of our shares of common stock and the total return to our stockholders.

Risks Related to Our Organization and Structure

Assuming exchange of all operating partnership units for shares of our common stock, NY Life, Onex and HCI would own approximately          %,          % and          % of our shares of common stock, respectively, and may be able to significantly influence matters submitted to a vote of our stockholders.

Assuming exchange of all operating partnership units for shares of our common stock, NY Life, Onex and HCI would own approximately          %,          % and          % of our outstanding shares of common stock, respectively. If NY Life or HCI cause the redemption of these operating partnership units and we elect to issue shares of our common stock in exchange for such units, NY Life, Onex, and HCI may be able to significantly influence the election of all of the members of our board of directors and the outcome of all matters submitted to a vote of our stockholders, including matters involving mergers or other business combinations, the acquisition or disposition of assets, the incurrence of indebtedness and the issuance of any additional or other equity securities. These investors’ influence over us may not always be exerted in a manner consistent with the interests of our other stockholders.

Certain provisions of Maryland law could inhibit changes in control.

Certain provisions of the Maryland General Corporation Law, or the MGCL, may have the effect of inhibiting a third party from making a proposal to acquire us or of impeding a change in control under circumstances that otherwise could provide the holders of our shares of common stock with the opportunity to realize a premium over the then-prevailing market price of such shares. We are subject to the “business combination” provisions of the MGCL that, subject to limitations, prohibit certain business combinations between us and an “interested stockholder” (defined generally as any person who owns 10% or more of our then outstanding voting shares or an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of our then outstanding voting shares) or an affiliate thereof for five years after the most recent date on which the stockholder becomes an interested stockholder and, thereafter, imposes special appraisal rights and special stockholder voting requirements on these combinations. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of directors prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has by resolution exempted business combinations (1) between us and our affiliates and (2) between us and any person who has not otherwise become an interested stockholder, provided that such business combination is first approved by our board of directors (including a majority of our directors who are not affiliates or associates of such person).

The “control share” provisions of the MGCL provide that “control shares” of a Maryland corporation (defined as shares which, when aggregated with other shares controlled by the stockholder, entitle the stockholder to exercise one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of “control shares”) have no voting rights except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding votes entitled to be cast by the acquirer of control shares, our officers and our employees who are also our directors. Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our shares of stock. There can be no assurance that this provision will not be amended or eliminated at any time in the future.

The “unsolicited takeover” provisions of the MGCL permit our board of directors, without stockholder approval and regardless of what is currently provided in our charter or bylaws, to implement takeover defenses, some of which (for example, a classified board) we do not yet have. These provisions may have the effect of inhibiting a third party from making an acquisition proposal for us or of delaying, deferring or preventing a change in control of our company under the circumstances that otherwise could provide the holders of our shares of common stock with the opportunity to realize a premium over the then current market price. Our charter contains a provision whereby we elect to be subject to the provisions of Title 3, Subtitle 8 of the MGCL relating to the filling of vacancies on our board of directors. See “Certain Provisions of Maryland Law and of Our Charter and Bylaws — Business Combinations” and “Certain Provisions of Maryland Law and of Our Charter and Bylaws — Control Share Acquisitions.”

Our authorized but unissued shares of common and preferred stock may prevent a change in our control.

Our charter authorizes us to issue additional authorized but unissued shares of common or preferred stock. In addition, our board of directors may, without stockholder approval, increase the aggregate number of our shares of stock or the number of shares of stock of any class or series that we have authority to issue and classify or reclassify any unissued shares of common or preferred stock and set the preferences, rights and other terms of the classified or reclassified shares. As a result, our board may establish a series of shares of common or preferred stock that could delay or prevent a transaction or a change in control that might involve a premium price for our shares of common stock or otherwise be in the best interest of our stockholders.

Through wholly-owned subsidiaries, we are the general partner of our operating partnership and, should the subsidiaries be disregarded, we could become liable for the debts and other obligations of our operating partnership beyond the amount of our initial expenditure.

Through wholly-owned subsidiaries, NY Credit Operating Company LLC and NYCC GP LLC, we are the sole general partner of our operating partnership, NY Credit Operating Partnership LP, and upon the consummation of this offering and the organization transactions, will own  % of the OP units in the operating partnership. If NYCC GP LLC were disregarded as the general partner, we would be liable for our operating partnership’s debts and other obligations. In such event, if our operating partnership is unable to pay its debts and other obligations, we will be liable for such debts and other obligations beyond the amount of our expenditure for ownership interests in our operating partnership. These obligations could include unforeseen contingent liabilities and could materially adversely affect our financial condition, operating results and ability to make distributions to our stockholders.

Conflicts of interest could arise as a result of our relationship with our operating partnership.

Conflicts of interest could arise in the future as a result of the relationships between us and our affiliates, on the one hand, and our operating partnership or any partner thereof, on the other. Our directors and officers have duties to our company under applicable Maryland law in connection with their management of our company. At the same time, as the general partner of our operating partnership through our wholly-owned subsidiary, we have fiduciary duties to our operating partnership and to the limited partners under Delaware law in connection with the management of our operating partnership.

Our duties as a general partner, through our wholly-owned subsidiary, to our operating partnership and its partners may come into conflict with the duties of our directors and officers to our company. The partnership agreement of our operating partnership does not require us to resolve such conflicts in favor of either our company or the limited partners of our operating partnership.

Unless otherwise provided for in the relevant partnership agreement, Delaware law generally requires a general partner of a Delaware limited partnership to adhere to fiduciary duty standards under which it owes its limited partners the highest duties of good faith, fairness and loyalty and which generally prohibit such general partner from taking any action or engaging in any transaction as to which it has a conflict of interest.

Additionally, the partnership agreement expressly limits our liability by providing that neither we, our wholly-owned subsidiary, as the general partner of the operating partnership, nor any of our directors or officers, will be liable or accountable for damages to our operating partnership, the limited partners or assignees for errors in judgment, mistakes of fact or law or for any act or omission if we, or such director or officer, acted in good faith. In addition, our operating partnership is required to indemnify us, our affiliates and each of our respective officers, directors, employees and agents to the fullest extent permitted by applicable law against any and all losses, claims, damages, liabilities (whether joint or several), expenses (including, without limitation, attorneys’ fees and other legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the operating partnership, except that our operating partnership will not indemnify for (1) willful misconduct or a knowing violation of the law, (2) any transaction for which such person received an improper personal benefit in violation or breach of any provision of the partnership agreement or (3) a criminal proceeding in which the person had reasonable cause to believe the act or omission was unlawful.

If in the future we issue OP units to third parties who contribute real property or other assets to us, and we subsequently sell or refinance the contributed property, the partners who contributed the asset may recognize taxable income that is disproportionate to the income we recognize. In addition, a sale of all or substantially all of our assets, or a merger or other business combination transaction that we undertake in the future, could result in adverse tax consequences to the limited partners of our operating partnership. In each case the tax consequences to our limited partners may be disproportionate to the tax consequences of the transaction to us or our stockholders. As a result, it is possible under certain circumstances that we could be required to obtain the consent of the limited partners of our operating partnership in order to proceed with one of the foregoing transactions, and as part of the contribution we may agree to refrain from such transactions for a period of time or indemnify the contributors for their resulting tax liability. If we are unable to obtain the consent of our limited partners, we may be unable to proceed with the transaction even if our board of directors and our senior management team believe the transaction is in the best interests of our company and our stockholders.

Risks Related to this Offering

There is no public market for our shares of common stock.

Our shares of common stock are newly issued securities for which there is no established trading market. We have applied to list our shares of common stock on the New York Stock Exchange, or NYSE, but no assurance can be given as to:

•	the likelihood that an active market for our shares of common stock will develop;

•	the liquidity of any such market;

•	the ability of our stockholders to sell their shares of common stock; or

•	the price that our stockholders may obtain for their shares of common stock.

Even if an active trading market develops, the market price for our shares of common stock may be highly volatile and could be subject to wide fluctuations after this offering. Some of the factors that could negatively affect our share price include:

•	actual or anticipated variations in our quarterly operating results;

•	changes in our funds from operations or earnings estimates;

•	publication of research reports about us or the industry in which we operate;

•	increases in market interest rates that may lead purchasers of our shares of common stock to demand a higher yield which, if our distributions do not rise, will mean our share price will fall;

•	changes in market valuations of similar companies;

•	adverse market reaction to any increased indebtedness we incur in the future;

•	additions or departures of key personnel;

•	actions by institutional stockholders;

•	speculation in the press or investment community; and

•	general market and economic conditions.

The purchase price per common share may not accurately reflect its actual value.

The purchase price per common share offered under this prospectus reflects negotiations between us and the underwriters. The purchase price may not accurately reflect the value of our shares of common stock, and the offering price may not be realized upon any subsequent disposition of the shares.

If you purchase our shares of common stock in this offering, you will experience immediate and significant dilution in the book value per common share offered in this offering equal to $      per share.

We expect the offering price of our shares of common stock to be significantly higher than the book value per outstanding common share immediately after completion of this offering. If you purchase our shares of common stock in this offering, you will incur immediate dilution of approximately $      in the book value per common share from the price you pay for our shares of common stock in this offering. In addition, the exercise of the underwriters’ over-allotment option, the issuance of our shares of common stock in connection with property, portfolio or business acquisitions and other issuances of our shares of common stock in connection with our compensation programs or otherwise, may result in further dilution to investors in this offering.

Future sales of our shares of common stock may depress the market price of our shares of common stock.

We cannot predict whether future issuances of our shares of common stock or the availability of shares for resale in the open market will decrease the market price per common share. Upon completion of this offering, we will have           shares of common stock outstanding on a fully diluted basis, of which           will not be freely tradable without restriction or registration under the Securities Act of 1933, as amended, or the Securities Act. In addition, our directors, officers and investors in our operating partnership will have entered into lock-up agreements with the underwriters with respect to their shares of common stock, which are described in “Underwriting.” Citigroup Global Markets Inc. and UBS Securities LLC, on behalf of the underwriters, at any time and without notice, may release all or any portion of the shares of common stock subject to the lock-up agreements. If the restrictions under the lock-up agreements are waived, our shares of common stock will be available for sale, which could reduce the market price for our shares of common stock.

We also may issue from time to time additional shares of common stock in connection with property, portfolio or business acquisitions and may grant demand or piggyback registration rights in connection with such issuances. Any sales of a substantial number of our shares of common stock, or the perception that such sales might occur, may cause the market price of our shares of common stock to decline.

Future offerings of debt securities, which would rank senior to our shares of common stock upon our liquidation, and shares of preferred stock, which may be senior to our shares of common stock for the purposes of dividend and liquidating distributions, may adversely affect the market price of our shares of common stock.

In the future, we may attempt to increase our capital resources by making offerings of debt or preferred stock. Upon liquidation, holders of our debt securities and preferred stock and lenders with respect to other borrowings will receive a distribution of our available assets prior to the holders of our shares of common stock. In addition, our preferred stock, if issued, could have a preference on dividend payments that could limit our ability to make a dividend distribution to the holders of our shares of common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Future offerings of debt securities or preferred stock may adversely affect the market price of our shares of common stock.

We have not established a minimum distribution payment level, and we cannot assure you that we will be able to pay distributions in the future.

We intend to pay quarterly distributions and to make distributions to our stockholders in amounts such that all or substantially all of our net taxable income each year, subject to certain adjustments, is distributed. We have not established a minimum distribution payment level, and our ability to pay distributions may be adversely affected by the risk factors described in this prospectus. All distributions will be made at the discretion of our board of directors and will depend on our earnings, our financial condition, REIT distribution requirements and such other factors as our board of directors may deem relevant from time to time. We cannot assure you that we will be able to pay distributions in the future.

In addition, some of our distributions may include a return of capital. To the extent that we decide to make distributions in excess of our current and accumulated tax earnings and profits, such distributions would generally be considered a return of capital for U.S. federal income tax purposes. A return of capital is not taxable, but it has the effect of reducing the holder’s basis in its investment, which could increase the taxes payable by the holder upon disposition of its investment.

An increase in market interest rates may have an adverse effect on the market price of our shares of common stock.

One of the factors that investors may consider in deciding whether to buy or sell our shares of common stock is our distribution rate as a percentage of our share price relative to market interest rates. If the market price of our shares of common stock is based primarily on the earnings and return that we derive from our assets and not from market value of the assets themselves, then interest rate fluctuations and capital markets will likely affect the market price of our shares of common stock. For instance, if market interest rates rise without an increase in our distribution rate, the market price of our shares of common stock could decrease as potential investors may require a higher distribution yield on our shares of common stock or seek other securities paying higher distributions or interest rates.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements that are subject to various risks and uncertainties, including without limitation, statements relating to the operating performance of our investments and financing needs. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “continue” or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to:

•	changes in economic conditions generally and the real estate and bond markets specifically;

•	legislative and regulatory changes (including changes to laws governing the taxation of REITs);

•	availability of capital to us;

•	our ability to obtain future financing arrangements;

•	availability of investment opportunities;

•	the degree and nature of our competition;

•	our dependence on our manager and inability to find a suitable replacement if our manager were to terminate its management agreement with us;

•	changes in the relationships among, changes in the business or investment objectives of, and conflicts of interest among, our company, NY Life, Onex and C&W;

•	limitations imposed on our business discretion by our exemptions under the Investment Company Act;

•	changes in interest rates and interest rate spreads;

•	changes in GAAP;

•	lack of availability of qualified personnel;

•	market trends;

•	policies and rules applicable to REITs; and

•	other factors discussed under the heading “Risk Factors.”

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our management’s views as of the date of this prospectus.

The risk factors and other factors noted throughout this prospectus could cause our actual results to differ significantly from those contained in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from this offering will be approximately $      (or approximately $      if the underwriters fully exercise their over-allotment option), in each case assuming an initial public offering price of $      per share, which is the mid point of the range set forth on the cover of this prospectus, after deducting the underwriting discounts and commissions of approximately $      million (or approximately $      million if the underwriters fully exercise their over-allotment option) and estimated organization and offering expenses of approximately $      million payable by us. A $1.00 increase (decrease) in the assumed initial offering price of $1 per share would increase (decrease) the net proceeds to us from this offering by $      million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us and assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same.

We will contribute the net proceeds of this offering to our operating partnership in exchange for OP units. We expect that our operating partnership will use the net proceeds as follows:

•	approximately $ million to repay indebtedness under our Greenwich repurchase facility that matures on February 8, 2009, and which accrued interest at a weighted average rate of 6.58% as of September 30, 2007; and

•	$75,000 to acquire all of the membership interests in NY Credit Securities, LLC, currently owned by NYLIM, C&W and Mr. Adamski (who holds his interest indirectly through BRK Management LLC, an entity he controls).

Pending the use of the remaining net proceeds of this offering to originate or acquire assets and for working capital purposes and other general purposes, we intend to acquire readily marketable interest-bearing assets that are expected to provide a lower net return than we hope to achieve from our target assets until appropriate assets are identified and acquired. Such assets may include, for example, government and government agency certificates, certificates of deposit, interest-bearing bank deposits and mortgage loan participations.

DISTRIBUTION POLICY

We intend to elect to be taxed as a REIT for U.S. federal income tax purposes, commencing with our taxable year ending December 31, 2007. In order to qualify as a REIT, we must annually distribute to our stockholders an amount at least equal to:

•	90% of our REIT taxable income (determined before the deduction for dividends paid and excluding any net capital gain); plus

•	90% of the excess of our net income from foreclosure property over the tax imposed on such income by the Internal Revenue Code; less

•	any excess non-cash income (as determined under Section 857 of the Internal Revenue Code).

We will not be required to make distributions with respect to income derived from the activities conducted by our TRSs that is not distributed to us. See “U.S. Federal Income Tax Considerations.”

To qualify as a REIT and to avoid paying U.S. federal tax on our income, we intend to make distributions of all or substantially all of our net taxable income to holders of our shares of common stock out of assets legally available therefore. The timing and frequency of any distributions we make will be at the discretion of our board of directors and will depend upon a number of factors, including the following:

•	actual results of operations;

•	the timing of the expenditure of the proceeds of this offering;

•	debt service requirements;

•	capital expenditure requirements for our properties;

•	our net taxable income;

•	REIT distribution requirements;

•	our general and administrative expenses; and

•	other factors that our board of directors may deem relevant.

Our ability to make distributions to our stockholders will depend, in part, upon receipt of distributions from our operating partnership, which will depend upon our operating partnership’s receipt of returns on its investments. For more information regarding risk factors that could materially adversely affect our earnings and financial condition, please see “Risk Factors.”

We anticipate that our distributions will generally be taxable as ordinary income to our stockholders, although a portion of our distributions may be designated by us as long-term capital gain to the extent attributable to capital gain recognized by us or, to the extent such distributions exceed our earnings and profits for tax purposes but do not exceed your basis in your shares, generally will constitute a return of capital. To the extent not inconsistent with maintaining our qualification as a REIT, which requires that our investments in our TRSs not account for more than 20% of our assets, our TRSs may retain any of their after-tax earnings, which may reduce cash available for distribution to our stockholders. Additionally, we may designate dividend income received by us from our TRSs as qualified dividend income. We will furnish annually to each of our stockholders a statement setting forth distributions paid during the preceding year and their characterization as ordinary income, return of capital, qualified dividend income or capital gain. To the extent not inconsistent with maintaining our qualification as a REIT, our TRS may retain any of its after-tax earnings.

We expect to make our initial distribution beginning with the first quarter of 2008. The amount, record date and payment date of the distribution will be determined by our board of directors.

CAPITALIZATION

The following table sets forth:

•	our consolidated capitalization on an actual basis as of September 30, 2007;

•	our consolidated capitalization on a pro forma basis, taking into account the organization transactions as if they had occurred on September 30, 2007; and

•	our consolidated capitalization on a pro forma as adjusted basis taking into account both the organization transactions and this offering, including the application of the net proceeds as described in “Use of Proceeds,” as if they had occurred on September 30, 2007.

For purposes of the pro forma as adjusted column of the capitalization table below, we have assumed the net proceeds from the offering will be $      million after deducting underwriting discounts and commissions and estimated offering expenses payable by us. A $1.00 increase or decrease in the offering price would change each of the total stockholders’ equity and total capitalization line items by approximately $      million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this table in conjunction with “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes, included elsewhere in this prospectus.

Consolidated
Pro Forma
	Actual	Pro Forma	as Adjusted
	(unaudited)	(unaudited)	(unaudited)
(Dollars in thousands, except
share and per share amounts)

Repurchase agreements(1)	$287,079	—	$

Minority interest in operating partnership	—
Stockholders’ equity:
Preferred stock, $0.01 par value per share, 50,000,000 shares authorized actual, 50,000,000 shares authorized pro forma and pro forma as adjusted; no shares issued and outstanding actual, pro forma, and pro forma as adjusted	—
Common stock, $0.01 par value per share, 300,000,000 shares authorized actual, 300,000,000 shares authorized pro forma and pro forma as adjusted; no shares issued and outstanding actual; shares issued and outstanding pro forma(2); shares issued and outstanding pro forma as adjusted(3)	—	—
Additional paid-in capital		—
Accumulated comprehensive income (loss)	—	—
Total stockholders’ equity	—	—

Partners’ capital	149,824	—

Total capitalization	$436,903	$	$

(1)	For a description of the terms of our debt and the amounts outstanding, see “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Repurchase Facilities.”

(2)	The shares of common stock outstanding on a pro forma basis includes (A) shares of common stock to be granted to our manager, its employees or other related parties of our manager pursuant to our 2007 equity incentive plan upon the completion of this offering, and (B) restricted shares of common stock to be issued to our independent directors pursuant to our 2007 equity incentive plan upon the completion of this offering. The shares of common stock outstanding on a pro forma basis excludes shares of common stock available for future issuance under our 2007 equity incentive plan and shares of common stock that may be issued by us upon redemption of OP units.

(3)	The shares of common stock outstanding on a pro forma as adjusted basis includes (A) shares of common stock to be issued in this offering, (B) shares of common stock to be granted to our manager, its employees or other related parties of our manager pursuant to our 2007 equity incentive plan upon the completion of this offering, and (C) restricted shares of common stock to be issued to our independent directors pursuant to our 2007 equity incentive plan upon the completion of this offering. The shares of common stock outstanding on a pro forma as adjusted basis excludes shares of common stock that may be issued by us upon exercise of the underwriters’ over-allotment option, shares of common stock available for future issuance under our 2007 equity incentive plan and shares of common stock that may be issued by us upon redemption of OP units.

DILUTION

Purchasers of our shares of common stock will experience an immediate and significant dilution from the initial public offering price. Our net tangible book value on a pro forma basis as of September 30, 2007 (after giving effect to the organization transactions but before the sale of any shares of common stock in this offering) was $        per share of common stock. Net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities and divided by the total number of shares of common stock outstanding. In calculating dilution to be experienced by the purchasers of common stock in this offering, we have assumed that all of the        outstanding OP units (including OP units issuable upon conversion of        LTIP units issued by the operating partnership have been exchanged for an equivalent number of shares of our common stock). After giving effect to the organization transactions and the sale of shares of common stock in this offering at an offering price of $ per share (which is the midpoint of the range set forth on the cover page of this prospectus), the deductions of the underwriting discounts and commissions, the financial advisory fees and estimated offering and organizational expenses payable by us, the pro forma net tangible book value to common stockholders as of September 30, 2007 would have been $        per share of common stock. This amount represents an immediate increase/decrease in pro forma net tangible book value of $       , and an immediate and significant dilution in net tangible book value for purchasers in this offering of $        per share of common stock from the public offering price of $        per share. The following table illustrates this per share dilution:

Assumed public offering price per share of common stock	$
Pro forma net tangible book value per share after giving effect to the organization transactions but prior to this offering(1)
Increase/Decrease in net tangible book value per share attributable to this offering
Pro forma net tangible book value per share after this offering and the organization transactions(2)

Dilution in pro forma net tangible book value per share to new investors(3)	$

(1)	Pro forma net tangible book value per share after giving effect to the organization transactions but before the sale of any shares of common stock in this offering is determined by dividing net tangible book value (net book value of the tangible assets consists of total assets less total liabilities) as of September 30, 2007 by the number of shares of common stock outstanding, assuming completion of the merger transaction. In calculating dilution to be experienced by the purchasers of common stock in this offering, we have assumed that all of the outstanding OP units (including OP units issuable upon conversion of LTIP units issued by the operating partnership have been exchanged for an equivalent number of shares of our common stock).

(2)	Determined by dividing pro forma net tangible book value of approximately $ by the sum of shares of common stock (which amount excludes shares of common stock issuable by us upon exercise of the underwriters’ over-allotment option but includes (i) restricted shares of common stock issued under our 2007 equity incentive plan, if any and (ii) shares of common stock exchangeable for OP units (including OP units issuable upon conversion of LTIP units to be outstanding upon the closing of this offering).

(3)	Determined by subtracting pro forma net tangible book value per share after this offering from the assumed offering price paid by purchasers in this offering.

A $1.00 increase or decrease in the assumed public offering price of $        per share (the midpoint of the range set forth on the cover of this prospectus) would increase or decrease our pro forma net tangible book value after giving effect to this offering and the organization transactions by $       , the pro forma net tangible book value per share of our common stock after giving effect to this offering and the organization transactions by $         and the dilution in net tangible book value per share of our common stock to purchasers in this offering by $       , assuming no change to the number of shares of common stock offered by us as set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions, financial advisory fees and estimated offering and organizational expenses payable by us.

The table below summarizes, as of September 30, 2007, on a pro forma as adjusted basis after giving effect to this offering and the organization transactions, the differences between the number of shares of common stock and OP units received from us and our operating partnership, the total consideration paid and the average price per share or OP unit paid by owners of our predecessor and paid in cash by purchasers in this offering.

Average
				Cash/Net Tangible Book			Price Per
	Shares/OP Units Issued			Value of Contribution			Share/OP
	Number	Percentage		Amount	Percentage		Unit
(Dollars in thousands)

OP units issued in connection with the organization transactions			%	$		%	$
Shares of common stock issued in connection with the organization transactions			%			%

Subtotal			%	$		%	$
Long-term incentive plan units and restricted shares of common stock be issued in connection with the organization transactions
New investors

Total		100.0%		$	100.0%		$

This table excludes shares of common stock that may be issued by us upon exercise of the underwriters’ over-allotment option, shares of common stock available for future issuance under our 2007 equity incentive but includes shares of common stock that may be issued by us upon exchange of OP units (including OP units issuable upon conversion of LTIP units). Further dilution to our new investors will result if these excluded shares of common stock are issued by us in the future.

SELECTED FINANCIAL INFORMATION

The following table shows selected historical consolidated financial information for our predecessor prepared for the periods indicated. The historical consolidated financial information for the year ended December 31, 2006 and the period from March 16, 2005 (date of inception) to December 31, 2005 has been derived from our predecessor’s audited consolidated financial statements audited by Grant Thornton LLP, an independent registered public accounting firm, whose report with respect thereto is included elsewhere in this prospectus. The selected financial information for the nine months ended September 30, 2007 and 2006 has been derived from our predecessor’s unaudited consolidated statements of operations included elsewhere in this prospectus.

Because the information presented below is only a summary and does not provide all of the information contained in our predecessor’s historical consolidated financial statements, including the related notes, you should read it in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our predecessor’s historical consolidated financial statements and the related notes, each included elsewhere in this prospectus. We do not consider the results of our predecessor’s operations in these periods to be a meaningful representation of our future financial position or results of operations.

				For the Period from
	For the Nine	For the Nine		March 16, 2005
	Months Ended	Months Ended	For the Year Ended	(Date of Inception)
	September 30, 2007	September 30, 2006	December 31, 2006	to December 31, 2005
	(Unaudited)	(Unaudited)

Consolidated Statements of Operations
Revenues
Interest income, net	$22,714,690	$6,605,434	$10,237,644	$358,985

Total revenues	22,714,690	6,605,434	10,237,644	358,985
Expenses
Interest expense	12,999,728	2,909,429	5,210,109	—
Management and incentive fees	1,685,941	562,500	937,500	593,750
Professional fees	875,749	88,461	419,527	305,646
Marketing	84,007	—	—	—
Insurance	85,635	78,282	106,827	69,633
Taxes	271,850	61,841	165,841	—
Other expenses and organization costs	655,130	34,734	64,660	239,800

Total expenses	16,658,040	3,735,247	6,904,464	1,208,829
Net realized and unrealized gain (loss) on loans	1,262,361	(1,573,374)	524,643	—

Net income (loss)	$7,319,011	$1,296,813	$3,857,823	$(849,844)

	As of	As of
	September 30, 2007	December 31, 2006
	(unaudited)

Consolidated Balance Sheets
Assets
Cash	$14,276,791	$3,548,676
Restricted cash	100,597	276,796
Loans held for investment pledged as collateral, net	334,845,727	178,923,744
Loans held for sale, pledged as collateral, net	84,206,625	72,251,648
Derivatives, at fair value	219,319	291,255
Margin deposit	930,000	570,000
Due from servicer	219,919	468,555
Interest receivable	2,417,002	1,386,837
Deferred financing costs	1,303,721	1,455,844
Due from affiliates	8,972	225,518
Deferred offering costs	3,587,057	1,868,626
Other assets	205,816	57,090

Total assets	$442,321,546	$261,324,589

Liabilities
Repurchase agreements, including accrued interest of $213,596 and $164,632	$287,079,028	$179,363,686
Deposit payable	95,408	276,503
Derivatives, at fair value	2,380,944	—
Due to manager	660,695	13,401
Accrued expenses and other payables	2,281,910	456,599

Total liabilities	292,497,985	180,110,189

Partners’ Capital
General Partner	105	100
Limited Partners	152,225,878	80,923,045
Accumulated comprehensive income (loss)	(2,402,422)	291,255

Total partners’ capital	149,823,561	81,214,400

Total liabilities and partners’ capital	$442,321,546	$261,324,589

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

General

We are an externally managed specialty finance company formed to continue the business of our predecessor NY Credit Operating Partnership LP (formerly NY Credit Real Estate Fund I, L.P.), which is our operating partnership through which we conduct substantially all of our business. We primarily focus on originating, acquiring, structuring and trading, through our majority owned subsidiaries (including our predecessor), commercial real estate related loans and securities, particularly mortgage loans, B-Notes, bridge loans, mezzanine debt, preferred equity, net leased real estate and CMBS. We are externally managed and advised by NY Credit Advisors LLC, which is jointly owned by NYLIM, Onex, C&W, and Messrs. Adamski, Santoro and Franzetti. We intend to elect to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2007. As long as we qualify as a REIT, we generally will not be subject to U.S. federal income taxation to the extent we distribute our net taxable income to our stockholders on an annual basis and meet the other requirements for qualification as a REIT. We will have one or more TRSs through which we may own assets and earn income generally not permitted to be owned and earned by a REIT. Our TRSs will be subject to U.S. federal, state and local income and other taxes.

Our strategy is differentiated from other commercial mortgage REITs in two principal ways. First, we intend to be primarily an originator of real estate loans with strong origination capabilities through our experienced management team and the knowledge, experience and opportunities that we expect to derive from our relationships with NY Life, Onex and C&W, although they have no contractual obligation to provide us with any of these opportunities. Second, we intend to be an active trader of commercial mortgage loans and securities through one of our TRSs, from which we expect to generate both fee income and trading profits. Execution of our strategy permits us to provide a single source of financing for developers and sponsors with certainty of execution and the ability to creatively structure high-yielding debt instruments that we expect to retain and lower leveraged debt instruments that we expect to sell. Through a combination of direct origination, structuring and acquisition, rather than solely acquisition, we seek to deliver attractive risk-adjusted returns to our stockholders.

As of October 31, 2007, our portfolio included assets that have an aggregate value of approximately $422 million, as described under “Business — Our Portfolio — Initial Portfolio.” We intend to use the net proceeds from this offering and our repurchase facilities to expand our portfolio by originating or acquiring additional assets.

Our portfolio consisted of the following:

				Weighted Average
		Number	Percent of		Yield to	Loan to
Security Description	Initial Investment	of Assets	Total Assets	Coupon	Maturity	Value

Mortgage Loans	$124,150,000	5	29%	5.71%	5.71%	71.0%
B-Notes	116,523,000	8	28%	8.77%	8.88%	79.0%
Mezzanine Loans	66,087,000	4	16%	7.69%	7.71%	85.0%
Second Mortgages	24,903,000	1	6%	8.27%	8.27%	79.0%
Bridge Loans	90,143,000	6	21%	7.61%	7.61%	77.0%

Total	$421,806,000	24	100%	7.48%	7.42%	77.0%

We earn revenues and generate cash through our investments. Revenues are comprised of interest income, origination fees and exit fees earned on our investments. We finance each of our investments with different degrees and forms of leverage. We currently utilize repurchase facilities with Greenwich Capital Financial Products, Inc., or Greenwich, and Merrill Lynch Mortgage Lending, Inc., or Merrill Lynch (which we entered into on June 22, 2007) to finance our investments. In the future, we may employ other forms of leverage to finance our investments, such as warehouse debt and CDOs. The leverage we obtain varies based on the type of investment being financed. The cost of borrowings to finance our investments comprises a significant portion of our operating expenses. Our net income will depend on our ability to control this particular operating expense in relation to our revenues.

A variety of industry and economic factors may impact our financial condition and operating performance. These factors include:

•	interest rate trends,

•	credit spreads,

•	rates of prepayment,

•	competition, and

•	other market developments.

In addition, a variety of factors relating to our business may also impact our financial condition and operating performance. These factors include:

•	our leverage,

•	our access to capital,

•	our borrowing costs,

•	our hedging activities,

•	the market value of our investments, and

•	REIT requirements and the requirements to qualify for exclusion from regulation under the Investment Company Act.

In early 2007, the subprime residential lending markets began to experience significant defaults. Several lending markets, including the commercial real estate finance markets, experienced greater volatility and decreased liquidity resulting from poor credit performance in the residential sector. These conditions continue to exist in the second half of 2007. We do not have any direct subprime exposure or direct exposure to the single family mortgage market; however, we believe our and our competitor’s cost of financing as well as overall market-demanded risk premiums in commercial lending have increased and will likely continue to increase for the foreseeable future. There is no assurance that the increased cost of capital and the increase in risk premiums that are demanded by investors will not have a material impact on our future profitability measures. However, we expect that a portion of the impact of increased capital costs will be offset by increased yields on newly-originated assets.

Our financial condition and operating performance may also be impacted by our ability to establish and maintain effective internal controls to meet the standards contemplated by Section 404 of the Sarbanes-Oxley Act of 2002. See “Risk Factors — Risks Related to Our Business.”

Market Overview and Outlook

Our business strategy of originating and acquiring commercial real estate-related assets and securities is affected by general U.S. real estate fundamentals and the overall U.S. economic environment. Further, our strategy is influenced by the specific characteristics of the underlying real estate that serves as collateral for our assets. We have designed our strategy to be flexible so that we can adjust our operating activities and portfolio weightings given changes in the U.S. real estate capital and property markets and the U.S. economy.

We believe that the real estate business is influenced by a number of general economic and specific real estate factors. Those factors include, among other things, the level and direction of interest rates, capital flows, job creation, household formations, income levels and new supply of real estate properties. We believe most of these are moving in a positive direction. The U.S. economy has been producing new jobs at a positive pace, income levels are increasing and new supply of space is being constrained by a variety of costs, including increased costs of new construction. Our general view is that most real estate product classes should continue to perform well given the current economic environment and real estate fundamentals.

Interest rates rose during the first six months of 2006, but declined during the second half of 2006 and, in 2007, continue to remain at historically low levels. Due to our focus on making floating rate loans and swapping fixed interest rates for floating interest rates on borrowings, we believe our portfolio will continue to perform well. During 2006 and the first nine months of 2007, the commercial real estate debt market has continued to experience very low default rates.

Critical Accounting Policies

Our discussion and analysis of financial condition and results of operations is based on our financial statements, which have been prepared in accordance with GAAP. These accounting principles require us to make some complex and subjective decisions and assessments. Our most critical accounting policies involve decisions and assessments that could significantly affect our reported assets and liabilities as well as our reported revenues and expenses. We expect that all of the decisions and assessments upon which our financial statements will be based will be reasonable at the time made based upon information available to us at that time. We have identified our most critical accounting policies to be the following:

Use of Estimates.  The preparation of the financial statements in conformity with GAAP requires us to make estimates and assumptions in determining the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Loans Held for Investment and Loans Held for Sale.  Loans held for investment are typically collateralized by various types of real estate and are intended to be held to maturity and, accordingly, are carried at cost, net of unamortized loan origination costs and fees and discounts unless such loan or investment is deemed to be impaired. We measure the impairment of its loans based upon the fair value of the underlying collateral, which is determined on an individual loan basis. The fair value of the collateral is determined by selecting the most appropriate valuation methodology or methodologies among several generally available and accepted in the real estate industry. The determination of the most appropriate valuation methodology is based on the characteristics of the type of collateral. These methodologies include evaluation of operating cash flow for the property during the projected holding period and estimated sales value computed by applying an expected capitalization rate to the stabilized net operating income of the specific property, less selling costs, discounted at market discount rates. Allowances for possible credit losses are established based upon a periodic review of all loans held for investment. Income recognition is generally suspended for loans at the earlier of the date at which payments become 90 days past due or when, in the opinion of management, a full recovery of income and principal becomes doubtful. Income recognition is resumed when the suspended loan becomes contractually current and performance is demonstrated to be resumed. In performing this review, we consider the estimated net recoverable value of the loan as well as other factors, including the fair market value of any collateral, the amount and the status of any senior debt, the prospects for the borrower and the economic situation of the region where the borrower does business. Because this determination is based upon projections of future economic events, which are inherently subjective, the amounts ultimately realized from the loan investments may differ materially from the carrying value at the balance sheet date.

Loans held for sale are carried at the lower of cost or fair value using available market information obtained through consultation with dealers or other originators of such investments. Should the fair value of the underlying collateral securing the impaired loan be less than the net carrying value of the loan, an allowance is created with a corresponding charge to the provision for credit losses. The allowance for each loan is maintained at a level we believe is adequate to absorb probable losses. At September 30, 2007 and December 31, 2006, we did not have any reserve for possible credit losses.

Revenue Recognition.  Interest income is recognized on the accrual basis as it is earned from loans held for investment. Fees received in connection with loan commitments, net of related expenses incurred, are deferred until the loan is funded and are then recognized over the term of the loan as an adjustment to yield using the effective interest rate method, except on demand loans or revolving lines of credit and similar arrangements, in which case the straight-line method is applied to amortize such fees. Exit fees are recognized as income when collection is reasonably assured. Fees on commitments that expire unused are recognized at expiration. To the extent the fair value received for a loan investment exceeds the amortized cost of that investment and the FASB Statement No. 140, or SFAS 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, criteria are met, under which control of the asset that is sold is surrendered making it a “true sale,” a gain on the sale will be recorded through earnings as a realized gain on sale. To the extent a loan investment that is sold has costs and fees, which were deferred at the time the investment was made and were being recognized over the term of the investment, the unamortized portion of these costs and fees are fully amortized at the time of sale and included in the gain or loss on the sale of the investment.

Loans held for sale that have costs and fees are deferred at initial acquisition and are not amortized until time of sale. Selling costs incurred are paid at closing but are recorded in the period the services were incurred.

Reserve for Possible Credit Losses.  The expense for possible credit losses in connection with debt investments is the charge to earnings to increase the allowance for possible credit losses to the level that management estimates to be adequate considering delinquencies, loss experience and collateral quality. Other factors considered relate to geographic trends and product diversification, the size of the portfolio and current economic conditions. Based upon these factors, we establish the provision for possible credit losses by category of asset. When it is probable that we will be unable to collect all amounts contractually due, the account is considered impaired. Where impairment is indicated, a valuation write-down or write-off is measured based upon the excess of the recorded investment over the net fair value of the collateral, as reduced by selling costs. Any deficiency between the carrying amount of an asset and the net sales price of repossessed collateral is charged to the allowance for credit losses.

As of September 30, 2007 and December 31, 2006, we did not have an impairment reserve on loans held for investment and there were no expenses for possible credit losses.

Derivative Instruments.  Our policies permit us to enter into derivative contracts, including interest rate swaps and interest rate caps to add stability to our interest expense and to manage our exposure to interest rate movements or other identified risks. We designate our derivative instruments as cash flow hedges and evaluate them at inception and on an ongoing basis in order to determine whether they qualify for hedge accounting. The hedge instrument must be highly effective in achieving offsetting changes in the hedged item attributable to the risk being hedged in order to qualify for hedge accounting. A hedge instrument is highly effective if changes in the fair value of the derivative provide an offset to at least 80% and not more than 125% of the changes in fair value or cash flows of the hedged item attributable to the risk being hedged. In accordance with Statement of Financial Accounting Standards, or SFAS, No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended and interpreted, we recognize all derivatives as either assets or liabilities in our consolidated balance sheet and measure those instruments at their fair values. Any ineffectiveness that arises during the hedging relationship is recognized in interest expense during the period in which it arises. Before the end of the specified hedge time period, the effective portion of all contract gains and losses (whether realized or unrealized) is recorded in other comprehensive income or loss. Realized gains and losses on interest rate swap contracts are reclassified into earnings during the period of termination, expiration or when a loan sale transaction occurs.

If we determine not to designate the interest rate swap and cap contracts as hedges and to monitor their effectiveness as hedges, or if we enter into other types of financial instruments that do not meet the criteria for designation as hedges, changes in the fair values of these instruments will be recorded in our consolidated statements of operations.

Basis of Accounting and Consolidation.  The consolidated financial statements of our predecessor were prepared in accordance with GAAP for specialty finance companies and included the accounts of its wholly-owned subsidiaries, NY Credit Funding I, LLC, NY Credit Funding II, LLC and NY Credit TRS, Inc. All intercompany balances and transactions have been eliminated.

Financial Accounting Standards Board Interpretation No. 46(R), Consolidation of Variable Interest Entities, provides a consolidation model for certain entities based on economic risks and rewards rather than on voting control, which requires that assets, liabilities and results of operations of a variable interest entity, or VIE, be consolidated into the financial statements of the variable interest holder that would absorb a majority of the VIE’s expected losses or receive a majority of the VIE’s expected gains. Based on our assessment, we believe that the borrowers for our predecessor’s loans are not considered VIEs.

Income Taxes.  We intend to elect to be taxed as a REIT under the Internal Revenue Code commencing with our taxable year ending December 31, 2007. To qualify as a REIT, we must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of our net ordinary taxable income to stockholders. As a REIT, we generally will not be subject to U.S. federal income tax on our net taxable income that we distribute to our stockholders. If we fail to qualify as a REIT in any taxable year, we will then be subject to U.S. federal income taxes on our net taxable income at regular corporate rates and we will not be permitted to qualify for treatment as a REIT for U.S. federal income tax purposes for four years following the year during which qualification is lost unless the IRS grants us relief under certain statutory provisions. Such an event could materially adversely affect our net cash available for distribution to stockholders. However, we believe that we will be organized and will operate in such a manner as to qualify as a REIT, and we intend to continue to operate in such a manner so that we will qualify as a REIT for U.S. federal income tax purposes. We will own one or more TRSs through which we will own assets or earn income generally not permitted to be owned and earned by REITs under the Internal Revenue Code. Our TRSs will be subject to U.S. federal, state and local income and other taxes.

Results of Operations for Our Predecessor

Our initial portfolio as of December 31, 2005 was comprised of commercial real estate loan assets. These assets were funded with equity capital. In February 2006, we entered into a repurchase facility with Greenwich that currently provides for a maximum of $300 million in financing, which is described below in “— Liquidity and Capital Resources — Greenwich Repurchase Facility.” This facility was used to refinance our December 31, 2005 initial portfolio, making available equity capital for future transactions.

Our predecessor’s financial statements included in this prospectus present the historical results of operations for the period from March 16, 2005 (date of inception) to December 31, 2005, for the year ended December 31, 2006, and for the nine months ended September 30, 2007 and September 30, 2006. The historical results of our predecessor for 2005 are not indicative of our future operations. In particular, interest income was limited during the period from March 16, 2005 to December 31, 2005 in that most transactions were not closed until December 2005.

For the nine months ended September 30, 2007 compared to the nine months ended September 30, 2006

Our revenues for the nine months ended September 30, 2007 increased by approximately $16.1 million to approximately $22.7 million from the nine months ended September 30, 2006, resulting from the increase in the size of our portfolio from approximately $172.8 million at September 30, 2006 to approximately $419 million at September 30, 2007.

For the nine months ended September 30, 2006

The historical results of our predecessor for the nine months ended September 30, 2006 are not indicative of our future operations due to limited investment activity.

Our net income for the period totaled approximately $1.3 million, which was principally due to revenues of approximately $6.6 million that consisted of interest income of approximately $6.3 million and $0.3 million of fees earned on loans. Revenues were offset by approximately $3.7 million in expenses, comprised of interest expense of approximately $2.9 million, management fees of approximately $0.6 million and professional, tax and insurance costs of approximately $0.4 million from our limited operations. There was approximately $1.6 million of an unrealized loss recorded on two interest rate swap agreements.

For the nine months ended September 30, 2007

Revenue for the nine months ended September 30, 2007 was approximately $22.7 million and was comprised of approximately $22.0 million of interest income, and approximately $0.4 million in fees earned on loans held for investment and approximately $0.3 million on exit fees earned on loan prepayments.

Expenses for the nine months ended September 30, 2007 totaled approximately $16.7 million and included interest expense of approximately $13.0 million, management and incentive fees of approximately $1.7 million, professional and insurance costs of approximately $0.9 million, marketing costs of approximately $0.1 million and New York City unincorporated business tax and state taxes of $0.3 million, and other expenses of approximately $0.7 million. No provision for federal income taxes was made because our operating partnership is not a taxable entity.

Realized gain on sale of loans of approximately $1.3 million was recognized during the nine months ended September 30, 2007 and resulted from the combined sales of eight loans aggregating approximately $108.1 million to a third party. These gains are net of transaction costs of approximately $0.2 million and include a net gain of $0.1 million on the terminations of interest rate swaps.

For the Year ended December 31, 2006

Our net income for the year totaled approximately $3.9 million, resulting from the increase in the size of our portfolio from $33.4 million at December 31, 2005 to $251.2 million at December 31, 2006.

Revenue for the year ended December 31, 2006 was approximately $10.2 million and was comprised of approximately $9.6 million of interest income, and approximately $0.1 million in fees earned on loans held for investment and exit fees of approximately $0.5 million which may not reoccur in the future.

Expenses for the year ended December 31, 2006 totaled approximately $6.9 million and included interest expense of approximately $5.2 million, management fees of approximately $0.9 million, professional and insurance costs of approximately $0.5 million and New York City unincorporated business tax and other expenses of $0.2 million. No provision for federal and state income taxes was made because our operating partnership is not a taxable entity.

Realized gain on sale of loans of $0.5 million was recognized during the year ended December 31, 2006 and resulted from the sale of two loans aggregating approximately $51.0 million to a third party. This gain is net of transaction costs of $0.1 million and a $0.6 million loss on the termination of interest rate swaps.

For the Period from March 16, 2005 (Date of Inception) until December 31, 2005

Results of operations for the period from March 16, 2005 (date of inception) until December 31, 2005 included the income from four initial assets acquired prior to December 31, 2005, which had an aggregate carrying value of approximately $33.4 million as of December 31, 2005. Our net loss for the period totaled approximately $850,000, which was principally due to our management fees and our organizational expenses that more than offset the income from our limited operations.

Revenue for the period was approximately $359,000 and was comprised of approximately $354,000 of interest income and $5,000 of fees earned on loans held for investment.

Expenses during the period, which totaled approximately $1.2 million, included management fees of approximately $594,000, professional fees of approximately $305,000, organizational costs of approximately $239,000 and insurance costs of approximately $70,000. No provision for federal and state income taxes was made because our operating partnership is not a taxable entity.

Financial Condition of Our Predecessor

As of September 30, 2007 and December 31, 2006, loans held for investment and for sale consisted of mortgage loans secured by commercial real estate. The aggregate carrying value, allocation by product type and weighted average rate were as follows:

	Carrying Value		Weighted Average Rate
	September 30,	December 31,	September 30,	December 31,
	2007	2006	2007	2006
	(unaudited)		(unaudited)

Subordinated interests in whole loans, floating	$66,228,639	$113,251,793	LIBOR + 4.25%	LIBOR + 4.61%
Subordinated interests in whole loans, fixed	49,546,748	20,024,455	8.58%	11.94%
Whole loans, fixed	124,156,625	72,251,648	5.71%	5.63%
Bridge loans, floating	75,665,423	37,144,944	LIBOR + 2.50%	LIBOR + 2.31%
Bridge loan, fixed	12,686,801	8,502,552	6.37%	6.33%
Second mortgage, fixed	24,675,398	—	8.27%	—
Mezzanine, fixed	66,092,718	—	7.34%	—

Total	$419,052,352	$251,175,392

Liquidity and Capital Resources

In order to qualify as a REIT, we generally will be required to annually distribute at least 90% of our net taxable income, excluding net capital gains, to our stockholders. Therefore, as a general matter, it is unlikely that we will have any substantial cash balances that could be used to meet our liquidity needs other than our dividend distribution and operating expenses. Instead, these needs, including cash to be used for operating activities and acquisitions, must be met from cash generated from external sources of capital, including additional equity and debt financings, such as issuances of trust preferred securities, loans from banks, institutional investors or other lenders, loans under our repurchase facilities, warehouse facilities, bridge loans, letters of credit, the sale of assets and other arrangements, most of which will be collateralized by our assets.

Banks and securities firms have substantially reduced the availability of debt capital for companies in the mortgage industry and other real estate sectors. Long-term financing is in short supply, especially for real-estate related securities. The availability of repurchase agreements and other short-term indebtedness to borrowers in these sectors has been reduced significantly and margin calls under existing borrowing arrangements have accelerated. These changes have significantly reduced short-term liquidity and long-term financing sources for companies in the business of originating and securitizing fixed income securities. The reduction in available credit has created severe liquidity concerns for residential mortgage originators, investors and companies engaged in homebuilding and related development.

We are currently seeking to capitalize on origination opportunities to enhance our yields while maintaining conservative leverage levels. While spreads on newly originated assets may increase over historical levels as a result of these same market conditions, there can be no assurance that we will be able to fully realize the opportunities created thereby. We are strengthening our liquidity position through selective asset sales. We believe our available cash, funds available under our repurchase facilities, and cash flows from operations and asset sales will be sufficient to fund our ongoing liquidity requirements.

While our charter does not limit the amount of debt we can incur, we intend to maintain target debt levels of up to 75% of asset value to maintain flexibility to respond to industry conditions and opportunities. We currently have repurchase facilities under which we can incur up to $600 million of debt to supplement our operating capital. As of September 30, 2007, we had $287 million of outstanding debt, all of which was borrowed under our repurchase facilities.

Short-Term Liquidity Requirements

Our short-term liquidity needs consist primarily of funding future transactions and to pay the base management fee, the incentive fee and general and administrative expenses we are required to pay to our manager, interest on any outstanding debt and distributions to our stockholders and holders of OP units. We expect that we will generally be able to meet our short-term liquidity needs generally through net cash provided by operations, the net proceeds from this offering and borrowings under our repurchase facilities.

We expect to use unallocated proceeds of this offering and borrowings under the repurchase facilities to fund future transactions and for working capital. We intend to repay indebtedness incurred under our repurchase facilities from time to time, for originations, acquisitions or otherwise, out of cash flow and from the proceeds of issuances of additional equity or debt securities. In the future, we may seek to increase the amount available under our repurchase facilities, negotiate additional credit facilities or issue debt securities. Any debt incurred or issued by us may be secured or unsecured, long-term or short-term, fixed or variable interest rate, interest only or principal amortizing and may be subject to such other terms as we deem prudent.

Long-Term Liquidity Requirements

Our long-term liquidity needs consist primarily of origination or acquisition of new assets and principal payments under any outstanding debt we incur. We do not expect that the net cash provided by operations will be sufficient to meet all of these long-term liquidity needs.

We intend to originate or acquire additional assets as suitable opportunities arise. Over the long term, we expect to fund our new originations and acquisitions through a combination of borrowings under our repurchase facilities or through additional public or private issuances of equity or debt. The success of our strategy may depend, in part, on our ability to access additional capital through these methods.

We expect to meet our other long-term liquidity requirements through cash generated from external sources of capital, including additional equity and debt financings, such as issuances of trust preferred securities, loans from banks, institutional investors or other lenders, loans under our repurchase facilities, bridge loans, letters of credit, the sale of assets and other arrangements, most of which will be collateralized by our assets. Additionally, we may issue unsecured debt or publicly or privately placed debt securities in the future. Other than our repurchase facilities, we do not currently have in place commitments for any such financings, and our ability to meet our long-term liquidity needs over time will depend upon our performance and prevailing market conditions.

Greenwich Repurchase Facility

In February 2006, we entered into a repurchase agreement with Greenwich that provided for a maximum of $200 million in financing and matures on February 8, 2009. On May 31, 2007, we increased our capacity under this facility up to $300 million. Under this repurchase facility, we may borrow against our current and future assets, including whole loans, B-Notes and mezzanine loans (including any related hedging instruments). Greenwich has a consent right with respect to the inclusion of assets in the facility.

Under the repurchase agreement, Greenwich retains the right to mark the underlying collateral to estimated market values. A decline in the value of our pledged assets may require us to provide additional collateral or fund margin calls so that the outstanding loan amount will be less than or equal to the allowable amount. The allowable amount of any borrowings under the repurchase facility will be at advance rates that range, depending upon the type of asset, between 60% and 95% of the amount of the loan investment. The interest rate on this facility is equal to one-month LIBOR plus a spread ranging from 0.65% to 2.00% based on the type and interest rate of the asset being financed. As of September 30, 2007, our weighted average spread to LIBOR was 1.15%.

As of September 30, 2007, the repurchase facility includes certain guidelines and covenants that:

•	prohibit the average loan to value ratio of each asset securing the facility from exceeding 85%,

•	prohibit the weighted average loan to value ratio of all assets securing the facility from exceeding 80%,

•	require us to maintain minimum liquidity of at least $5 million in cash and cash equivalents including unfunded commitments,

•	require us to maintain a minimum net worth of at least $50 million and a hedging reserve of $10 million,

•	prohibit our leverage ratio of debt to equity from exceeding 5.0 to 1.0, and

•	prohibit the ratio of our cash flow to interest on all of our debt from falling below 1.25 to 1.0.

As of September 30, 2007, we had approximately $233 million outstanding under this facility.

Merrill Lynch Repurchase Facility

On June 22, 2007, we entered into an additional repurchase facility with Merrill Lynch. This repurchase facility provides us with up to a maximum of $300 million in financing and matures in January 2008. Under this repurchase facility, we are able to borrow against our current and future assets, including whole loans, B-Notes and mezzanine loans (including any related hedging instruments). The counterparty to this facility has a consent right with respect to the inclusion of assets in the facility.

Under the repurchase agreement, the counterparty retains the right to mark the underlying collateral to estimated market values. A decline in the value of our pledged assets may require us to provide additional collateral or fund margin calls so that the outstanding loan amount will be less than or equal to the allowable amount. The allowable amount of any borrowings under the repurchase facility will be at advance rates that range, depending upon the type of asset, between 52.5% and 90% of the amount of the loan investment. The interest rate on this facility is equal to one-month LIBOR plus a spread ranging from 0.75% to 2.05% based on the type and interest rate of the asset being financed.

This repurchase facility includes certain guidelines and covenants that:

•	prohibit the loan to value ratio of each asset securing the facility from exceeding 85%,

•	prohibit the weighted average loan to value ratio of all assets securing the facility from exceeding 80%,

•	require us to maintain minimum liquidity of at least $5 million in cash and cash equivalents including unfunded commitments,

•	require us to maintain a minimum net worth of at least $50 million,

•	prohibit our leverage ratio of debt to equity from exceeding 4.0 to 1.0, and

•	prohibit the ratio of our cash flow to interest on all of our debt from falling below 1.25 to 1.0.

At September 30, 2007 we had drawn approximately $54 million on this facility.

Off-Balance Sheet Arrangements

At September 30, 2007, we had twelve outstanding interest rate swap agreements, which are cash flow hedges, with the Royal Bank of Scotland, Plc, the counterparty, to limit interest rate exposure. The following table summarizes the notional amounts and fair values of our fixed rate derivative financial instruments as of September 30, 2007:

Notional Amount	Maturity	Fixed Payment Rate	Fair Value

$7,550,000	6/26/2016	4.769%	$115,371
16,450,000	12/8/2016	5.065%	(74,192)
35,955,000	5/4//2012	4.903%	(335,473)
5,934,600	10/1/2011	4.900%	(59,843)
18,658,600	11/1/2016	5.197%	(273,878)
17,875,000	4/1/2011	5.286%	(402,159)
4,200,000	6/30/2017	5.660%	(204,871)
18,420,020	5/8/2017	5.535%	(727,505)
6,160,000	1/26/2012	5.171%	(125,752)
43,200,000	3/6/2017	4.990%	89,709
6,750,000	3/9/2017	4.990%	14,239
18,900,000	6/6/2012	4.908%	(177,271)

$200,053,220			$(2,161,625)

All swap agreements receive a variable rate equal to one-month LIBOR.

Our operating partnership, through our wholly owned subsidiary, NY Credit Funding I, LLC, is a lender on the following loan agreements under which it has the following commitments:

Date of loan agreement	Future obligations	Anticipated funding dates

6/6/2007	$2,597,000	12-18 months
6/25/2007	1,250,000	Within 2 years
6/14/2007	1,899,323	Within 2 years

	$5,746,323

Contractual Obligations

Our predecessor was party to a management arrangement with NY Credit Advisors LLC, and we have entered into a management agreement with NY Credit Advisors LLC. NY Credit Advisors LLC is entitled to receive a base management fee, incentive compensation, reimbursement of certain expenses and, in certain circumstances, a termination fee, all as described in the management agreement. These fees and expenses do not have fixed and determinable payments and are not therefore included in the table below. See “Business — Our Management Agreement” for a description of the material terms of the management agreement, including certain potential fees and expenses for payment of which we may become responsible.

The table below summarizes our contractual obligations as of September 30, 2007.

	Contractual Commitments
	Payments Due by Period
		Less than			More than
	Total	1 Year	1-3 Years	3-5 Years	5 Years
	(Dollars in thousands)
Repurchase facilities	$287,079	—	$287,079	—	—

Inflation

We believe that inflationary increases in our operating expenses will generally be offset by future revenue increases from originating new securities. We believe that the risk that market interest rates may have on our floating rate debt instruments as a result of future increases caused by inflation is primarily offset by our financing strategy to match the terms of our assets with the terms of our liabilities and, to the extent necessary, through the use of hedging instruments.

Quantitative and Qualitative Disclosures about Market Risk

Market risk includes risks that arise from changes in interest rates, commodity prices, equity prices and other market changes that affect market sensitive instruments. In pursuing our business plan, we expect that the primary market risks to which we will be exposed are real estate, interest rate and credit risks.

Real Estate Risk.  Commercial and multi-family property values and net operating income derived from such properties are subject to volatility and may be affected adversely by a number of factors, including, but not limited to, national, regional and local economic conditions (which may be adversely affected by industry slowdowns and other factors), local real estate conditions (such as an oversupply of retail, industrial, office or other commercial space), changes or continued weakness in specific industry segments, construction quality, age and design, demographic factors, retroactive changes to building or similar codes, and increases in operating expenses (such as energy costs). In the event net operating income decreases, a borrower may have difficulty repaying our loans, which could result in losses to us. In addition, decreases in property values reduce the value of the collateral and the potential proceeds available to a borrower to repay our loans, which could also cause us to suffer losses. Even when a property’s net operating income is sufficient to cover the property’s debt service, at the time a loan is made, there can be no assurance that this will continue in the future.

Interest Rate Risk.  Interest rate risk is highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors beyond our control.

Our operating results will depend in large part on differences between the income from our assets and our borrowing costs. Many of our loans and borrowings will be variable-rate instruments, based on LIBOR or another index. The objective of this strategy is to minimize the impact of interest rate changes on our net interest income. In addition, we will have various fixed rate loans in our portfolio, which will be financed with variable rate LIBOR borrowings. Competition from other providers of real estate financing may lead to a decrease in the interest rate earned on our interest-bearing assets, which we may not be able to offset by obtaining lower interest rate costs on our borrowings. Changes in the general level of interest rates prevailing in the financial markets may affect the spread (the difference in the principal amount outstanding) between our interest-earning assets and interest-bearing liabilities. Any significant compression of the spreads between interest-earning assets and interest-bearing liabilities could have a material adverse effect on us. Based upon our existing outstanding debt as of September 30, 2007, if interest rates were to increase or decrease by 1.0%, the result would be an annual increase or decrease of approximately $2,869,000 in interest expense for a twelve-month period.

We may use a variety of financial instruments, including interest rate swaps, caps, options, floors and other interest rate exchange contracts, in order to limit the effects of fluctuations in interest rates on our operations. We have protected more than 90% of our current fixed rate portfolio through the use of interest rate swaps. The use of these types of derivatives to hedge interest-earning assets and/or interest-bearing liabilities carries certain risks, including the risk that losses on a hedge position will reduce the funds available for payments to holders of securities and that such losses may exceed the amount expended for such instruments. A hedge may not perform its intended purpose of offsetting losses. Moreover, with respect to certain of the instruments used as hedges, we are exposed to the risk that the counterparties with which we trade may cease making markets and quoting prices in such instruments, which may render us unable to enter into an offsetting transaction with respect to an open position. To the extent we anticipate that income from our hedging transactions could affect our ability to qualify as a REIT, we may conduct our hedging activities through a TRS. Our profitability may be adversely affected during any period as a result of changing interest rates.

In the event of a significant rising interest rate environment and/or economic downturn, delinquencies and defaults could increase and result in credit losses to us, which could adversely affect our liquidity and operating results. Further, such delinquencies or defaults could have an adverse effect on the spreads between interest-earning assets and interest-bearing liabilities.

Because we expect to retain the equity, or the below-investment grade portion, of any CDO which we may enter into, we expect that we will need to maintain the appropriate interest rate hedge with respect to the interest rate on our indebtedness used to acquire any fixed interest rate investment we include in a CDO as we anticipate that our CDO financings will be floating rate. CDO financing generally provides greater total proceeds at a lower average cost of funds relative to short-term financing vehicles, such as warehouse facilities, bank credit facilities and repurchase agreements. In addition, CDO financing will allow us to receive the benefits of these attractive terms for an extended period of time in contrast to such short-term financing options. Finally, all of our loans, including both floating and fixed rate loans, may have maturity dates that exceed the maturity date of any short-term financing that we may have in place.

Credit Risk.  Our portfolio of commercial real estate loans and securities will be subject to a high degree of credit risk. Credit risk is the exposure to loss from debtor defaults. Default rates are subject to a wide variety of factors, including property performance, property management, supply and demand factors, construction trends, consumer behavior, regional economics, interest rates, the strength of the U.S. economy and other factors beyond our control.

All loans are subject to some probability of default. We generally assume that substantially all of the principal of a non-rated security will not be recoverable over time. The timing and the amount of the loss of principal are the key assumptions to determine the economic yield of these securities. Timing is of paramount importance because we will assume substantial losses of principal on the non-rated securities. Therefore, the longer the principal balance remains outstanding the more interest the holder receives to support a greater economic return. Alternatively, if principal is lost faster than originally assumed, there is less opportunity to receive interest and a lower or possibly negative return may result.

We will manage credit risk though the underwriting process, establishing loss assumptions and careful monitoring of loan performance. Before acquiring a controlling class security (represented by a majority ownership interest in the most subordinate tranche) in a proposed pool of loans, we will perform a rigorous analysis of all of the proposed underlying loans. Information from this review will then be used to establish loss assumptions. We will assume that a certain portion of the loans will default and calculate an expected or loss adjusted yield based on that assumption. After the securities have been acquired, we will monitor the performance of the loans, as well as external factors that may affect their value.

Factors that indicate a higher loss severity or acceleration of the timing of an expected loss will cause a reduction in the expected yield and therefore reduce our earnings. Furthermore, we may be required to write down a portion of the adjusted purchase price of the affected assets through a charge to income.

Related Party Transactions

We have entered into a management agreement with NY Credit Advisors LLC, our manager. The management agreement has an initial term ending on June 30, 2009 and will be renewed for one-year terms thereafter unless terminated by either us or our manager. Our manager is entitled to receive a base management fee from us, incentive compensation based on certain performance criteria and a termination fee if we decide not to renew the management agreement. We are also obligated to reimburse certain expenses incurred by our manager. See “Business — Our Management Agreement.”

Upon completion of this offering, NY Life and HCI (in each case assuming exchange of all OP units in our operating partnership) and Onex will own approximately      %,     % and     % of our outstanding shares of common stock on a fully diluted basis. In addition to these interests, our management team, directors and key personnel of our manager will own, directly or indirectly, approximately     % of our shares of common stock outstanding upon completion of this offering, and an additional     % of our shares of common stock outstanding upon completion of this offering will be reserved for awards to our manager, its directors, officers, employees and affiliates and our officers, directors, employees, consultants and advisors pursuant to our 2007 equity incentive plan.

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”), which clarifies the definition of fair value, creates a GAAP framework for measuring fair value, and requires expanded disclosure about fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. We are currently determining what the effect, if any, the adoption of SFAS No. 157 will have on our financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, or SFAS No. 159, which seeks to improve financial reporting and mitigate volatility in reported earnings by permitting entities to measure financial instruments at fair value that are not currently required to be measured at fair value. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. We are currently determining what the effect, if any, the adoption of SFAS No. 159 will have on our financial statements.

In June 2007, the Accounting Standards Executive Committee of the AICPA issued Statement of Position 07-1, “Clarification of the Scope of the Audit and Accounting Guide “Investment Companies” and Accounting by Parent Companies and Equity Method Investors for Investments in Investment Companies” (“SOP 07-1”). SOP 07-1 provides guidance for determining whether an entity meets the definition of an investment company for financial reporting purposes and therefore should apply investment company accounting. In addition, the standard provides guidance to determine whether the specialized industry accounting principles for investment companies should be retained in the consolidated financial statements of a non-investment parent company or of an investor who has the ability to exercise significant influence over the investment company and accounts for its investment under the equity method. In addition, SOP 07-1 includes certain disclosure requirements for parent companies and equity method investors in investment companies that retain investment company accounting in the parent company’s consolidated financial statements or the financial statements of an equity method investor. SOP 07-1 is effective for fiscal years beginning on or after December 15, 2007, with earlier application encouraged. SOP 07-1 was not expected to have a material impact on our financial condition and results of operations. On October 18, 2007, the effectiveness of SOP 07-1 was deferred indefinitely. During the deferral period, the FASB stated that they may propose certain modifications to SOP 07-1.

BUSINESS

Overview

We are an externally managed specialty finance company formed to continue the business of our predecessor, NY Credit Operating Partnership LP (formerly NY Credit Real Estate Fund I, L.P.), which is our operating partnership through which we conduct substantially all of our business. We primarily focus on originating, acquiring, structuring and trading, through our majority owned subsidiaries (including our operating partnership), commercial real estate-related loans and securities, particularly mortgage loans, B-Notes, bridge loans, mezzanine debt, preferred equity, net leased real estate and CMBS. We intend to both originate our assets directly with borrowers and acquire our assets in the secondary market. As of July 31, 2007, we had originated or acquired approximately $662 million of commercial real estate debt products. Our objective is to expand our portfolio and provide attractive risk-adjusted returns to our stockholders through a combination of dividends and capital appreciation.

We are externally managed and advised by NY Credit Advisors LLC, which is jointly owned by NYLIM, Onex, C&W and Messrs. Adamski, Santoro and Franzetti. We believe our relationships with NY Life, Onex and C&W and our manager will provide us substantial benefits in originating, underwriting and managing our assets. Our manager will be responsible for administering our business activities and day-to-day operations and will seek to leverage our relationships with NY Life, Onex and C&W to enhance our operations. Transactions will be approved by a majority vote of our investment committee. For more information on our investment committee see “— Our Investment Committee” below.

Through our relationships with NY Life, Onex and C&W, we expect to benefit from their global reach, broad range of commercial real estate services, underwriting network, origination capabilities, capital markets expertise, credit analysis, debt structuring, risk and asset management, servicing platform, unique access to market information and existing business relationships, although NY Life, Onex and C&W have no contractual obligation to provide us with any opportunities. As a result of our relationship with NY Life, we believe we will benefit from the unique financing and underwriting strengths of a U.S. life insurance company and its subsidiaries. We believe our relationship with Onex will provide us with opportunities in connection with Onex’s investing activities. Through C&W, we have access to the network and research base of one of the world’s premier real estate service companies. We also benefit from the extensive skills and relationships of our senior management team, the members of which have an average of more than 25 years of experience in real estate finance involving office, retail, industrial, apartment, lodging, health care and special purpose real estate.

Upon completion of this offering, NY Life, HCI and Onex (in each case, assuming redemption of all OP units in our operating partnership) will own approximately       %,       % and       % of our outstanding shares of common stock on a fully diluted basis. In addition to these interests, our management team, directors and key personnel of our manager will own approximately          % of our shares of common stock outstanding upon completion of this offering, and an additional          % of our shares of common stock outstanding upon completion of this offering will be reserved for awards to our manager, its directors, officers, employees and affiliates and our officers, directors, employees, consultants and advisors pursuant to our 2007 equity incentive plan. As a result of their respective investments, NY Life, Onex, our manager and our management team have a substantial stake in our success.

We intend to elect to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2007. We will elect, together with each of NY Credit Securities, LLC and NY Credit TRS Inc., to have each such entity treated as our TRS. As long as we qualify as a REIT, we generally will not be subject to U.S. federal income taxation to the extent we distribute our net taxable income to our stockholders on an annual basis and meet the other requirements for qualification as a REIT. Our TRSs will be subject to U.S. federal, state and local income and other taxes.

Our Strategy

Our strategy is to originate, acquire, structure and trade high-yielding commercial real estate loans, both independently and through our relationships with NY Life, Onex and C&W. We believe that our relationships with NY Life, Onex and C&W, although not contractual in nature, will provide us with opportunities for transactions that are not broadly available to other lenders. Our goal is to maximize our return on equity by (1) carefully selecting and structuring assets for acquisition, (2) maintaining a diversified portfolio of high-yielding real estate and real estate-related assets, (3) using prudent financial leverage including warehouse debt and CDOs, and (4) generating fee income and trading profits through selling and securitizing loans.

Our strategy is differentiated from other commercial mortgage REITs in two principal ways. First, we intend to be primarily an originator of assets. We believe that we have strong origination capabilities through our experienced management team and the knowledge, experience and opportunities we expect to be able to derive from our relationships with NY Life, Onex and C&W, although they have no contractual obligation to provide us with any of these opportunities. Second, we intend to be an active trader of commercial mortgage loans and securities, from which we expect to generate both fee income and trading profits.

We intend to originate or acquire mezzanine loans and acquire preferred equity interests. We may at times originate or acquire other debt assets and real estate equity on a net leased basis. In general, we intend to leverage our expertise in underwriting commercial real estate credit risk and in debt structuring to originate, acquire, and selectively sell credit-sensitive real estate debt products. We do not intend to invest in or originate subprime or balloon loans.

We will also engage in commercial real estate whole loan origination for the securitization market, from which we expect to earn fee income and securitization profits. We intend to accumulate whole loans for periodic sale or securitization, allowing us to recycle our equity capital. Our securitization lending business will be conducted in one of our TRSs.

For each loan that we originate or acquire, we will (1) hold the loan on our balance sheet for investment purposes, (2) restructure the loan into an A-Note and one or more B-Notes, or (3) securitize or sell the loan or a portion of the loan. We will typically sell the senior participation and retain some or all of the junior participations. In instances in which we originate loans jointly with one of our TRSs, we will retain the higher yielding B-Notes of the loan, and our TRS will sell the lower yielding A-Notes. If we originate loans through one of our TRSs, it will likely sell the higher yielding subordinate piece of the loan to us at fair market value determined on an arm’s-length basis and sell or securitize the lower yielding senior piece to third parties. This aspect of our business will be performed by one of our TRSs in order for us to avoid being subject to a 100% penalty tax on income recognized by REITs from sales of inventory or property held primarily for sale to customers in the ordinary course of business. We expect to supplement earnings from our portfolio with income earned by our TRSs, including income earned for placement and structuring fees. We may also pay our TRS a fee for the placement and structuring services provided by it for the loans we acquire for our loan portfolio, which fee will be at market rates. Our TRSs will be subject to corporate income tax on any taxable income recognized by them.

Our ability to manage risks associated with rising interest rates, prepayments and default rates will be a critical component of our success. We actively manage and maintain the credit quality of our portfolio by using our management team’s expertise in structuring and repositioning investments to improve the quality and yield on managed investments. When investing in higher leverage transactions, we use guidelines and standards developed and employed by our management team, including a review of the creditworthiness of the borrower and its equity investors, additional forms of collateral and other strategies to effect repayment. If a default were to occur, we would utilize our management team’s strong asset management skills to mitigate the severity of any losses and we would seek to optimize the recovery from assets in the event that we foreclose upon them.

Our Senior Management Team

The members of our senior management team, each of whom is an executive officer or a key employee of our manager, have substantial real estate finance experience throughout the United States involving office, retail, industrial, apartment, lodging, health care and special purpose real estate. They are also very experienced in loan structuring, loan sales and securitization.

•	William V. Adamski, our chief executive officer and the founder of our manager, has more than 20 years of real estate finance experience at Goldman, Sachs & Co., Bankers Trust Company, N.A., Lazard Frerés & Co. LLC and Credit Suisse First Boston LLC, where he was co-head of the real estate mortgage finance group.

•	Edward J. Santoro, our chief operating officer and chief financial officer, has more than 30 years of finance, operations, lending and structured finance experience at KPMG Peat Marwick LLP, GE Capital Corporation, where he was initially corporate controller and subsequently executive vice president responsible for the firm’s commercial real estate originations and capital markets, and Credit Suisse First Boston LLC. At Credit Suisse First Boston LLC, among other responsibilities, he acted as internal chief investment officer and chief financial officer for the real estate mortgage finance group and co-head of the real estate investing group.

•	Joseph C. Franzetti, our head of securitizations, has more than 25 years of experience originating, underwriting, rating and securitizing commercial and residential mortgage-backed securities at Arthur Andersen LLP, Standard & Poor’s, Duff & Phelps Credit Rating Co. (now Fitch Ratings) and Citigroup Global Markets Inc. He served on the Commercial/Multifamily Board of Governors of the Mortgage Bankers Association and as a president of the Commercial Mortgage Securities Association (CMSA), where he currently serves on the Board of Governors.

•	Christopher Tyrkko, our corporate controller, has more than 15 years of experience in accounting and financial reporting at NorthStar Realty Finance Corp., Reckson Associates and Deloitte & Touche LLP. At NorthStar Realty Finance Corp., his duties included SEC financial reporting, budgeting and cash management.

Messrs. Adamski, Santoro, Franzetti and Tyrkko devote a substantial majority of their business time to our company.

Our Strategic Relationships

We believe that through our relationships with NY Life, Onex and C&W, we will have the opportunity to benefit from their combined knowledge, experience and resources, thereby providing us with a significant advantage in originating and underwriting loans compared to other commercial mortgage REITs. Although they have no contractual obligation to provide us with any of these opportunities, we expect our relationships with these institutions to provide us with access to this pipeline of potential financing transactions and that we will therefore have a significant advantage over our competitors. In addition, we view our company and our business as complementary to the businesses of NY Life, Onex and C&W because we intend to work with them to augment incrementally their existing businesses, by enabling each of them to (1) increase the volume of transactions in which they may participate in their primary areas of focus and (2) with respect to NY Life and C&W, service existing customers with respect to assets that are outside of their primary areas of focus, in each case maintaining and building on their existing relationships.

NY Life

NY Life is the largest mutual life insurance company in the United States and a leading commercial mortgage lender. Headquartered in New York City, NYLIM’s real estate group, on behalf of NY Life and other third party institutional investors, originates commercial mortgage loans through five offices nationwide, and comprises more than 90 employees focused on origination, underwriting and servicing its commercial mortgage loans. As of March 31, 2007, NYLIM’s real estate group managed more than $26 billion in client assets, including commercial mortgages, CMBS and other real estate-related products. The real estate group’s target annual lending volume is more than $3 billion. In 2006, the group originated more than $2.5 billion of commercial real estate loans in the United States. NYLIM, which was formed in 2000 as a wholly-owned subsidiary of NY Life and as of March 31, 2007 had more than $239 billion in total assets under management, provides a broad range of investment services to institutional, individual, corporate and other clients.

With more than 80 years of experience in real estate investment management, NYLIM’s real estate group and its predecessors have distinguished themselves as trusted, knowledgeable providers of real estate capital and investment management services with an orientation for world class service and a track record of helping clients achieve their financial goals and objectives. Its primary focus is the origination and management of real estate related debt products including commercial mortgage loans (fixed rate and floating rate), mezzanine and structured debt investments, commercial mortgage backed securities and single family loan pools. Most of NY Life’s commercial loans are secured by office, industrial, retail and multi-family properties.

NYLIM originates primarily fixed rate and short to medium-term floating rate commercial mortgage loans for office, retail, industrial and multi-family properties. NYLIM also receives many loan requests that do not fit its clients’ targeted lending criteria due to, among other things, the term, rate structure, loan-to-value ratio, property type, location or borrower or geographic concentration. We anticipate that through NY Life’s relationship with us, NYLIM should be able to capture a larger percentage of these loan submissions and other investment opportunities it receives each year. These are opportunities that NY Life would otherwise forego because they do not meet its targeted lending criteria, and NY Life will therefore have incentives to support our company in origination, underwriting and servicing each transaction.

Onex

Onex Corporation is a diversified company with annual consolidated revenues of approximately C$26 billion and consolidated assets of approximately C$26 billion. Onex, which is listed on the Toronto Stock Exchange, was founded in 1983 and is one of Canada’s largest companies with global operations in the service, manufacturing and technology industries. Onex’s companies operate in a variety of industries, including electronics, manufacturing services, aerostructures manufacturing, healthcare, financial services, metal services, aircraft and aftermarket, theater exhibition, customer support services, personal care products and communications infrastructure.

In 2005, Onex entered the real estate industry through the establishment of Onex Real Estate Partners, or OREP, which is dedicated to acquiring and improving real estate assets in North America. OREP’s strategies include public-to-private transactions, private company rollups, company recapitalizations, joint venture transactions (including funding strategies to grow specific platforms with operating partners), large real estate portfolio acquisitions and development. OREP focuses on transactions sourced directly from its broad range of relationships with REIT operators, real estate owners, operators and managers, financial institutions, private sources of equity capital, attorneys and brokers.

C&W

C&W is a leading commercial real estate services company providing investment sales, leasing, investment banking, property management and appraisal services to clients engaged in buying, selling, investing in, financing and/or developing real estate. C&W’s global presence currently includes more than 12,000 employees in 201 offices in 55 countries, including 84 offices located in the United States.

In 2006, C&W’s agency leasing and investment sales group negotiated, on behalf of their clients, more than 18,000 transactions, encompassing approximately 630.2 million square feet of real estate that had an aggregate market value of approximately $85.7 billion. In addition, during 2006, C&W’s valuation services group completed more than 24,000 appraisal assignments valued at approximately $500 billion.

During 2006, C&W’s global revenues of approximately $1.53 billion were derived from (A) transaction services of approximately $821 million; (B) capital markets of approximately $512 million; and (C) client solutions of approximately $195 million.

C&W’s extensive client list includes many Fortune 500 companies and some of the largest and most prominent private and institutional owners and investors in real estate throughout the United States and globally.

We believe our relationship with C&W will provide us with access to exceptional market research information which will support our underwriting process. In addition, C&W’s loan origination network will provide us with loan origination opportunities.

Our Investment Committee

Our investment committee will review and approve sales, transfers, acquisitions and dispositions of assets recommended by our manager for our portfolio and related compliance with our operating policies. Upon completion of this offering, our investment committee will consist of five members, two of whom will initially be nominated by our manager and approved by our board of directors, one of whom will be our chief executive officer, and two of whom will be appointed by our board of directors from other members of our senior management team. The members of our investment committee nominated by our manager will be representatives of NY Life and Onex, respectively. In the event any member of our investment committee nominated by our manager or any of his affiliates has an economic interest in a sale, transfer, acquisition or disposition of assets under consideration by the committee (other than as a result of his or its economic interest in our company or our manager) or is considering a transaction in connection with the same assets, that member will not be entitled to vote on the sale, transfer, acquisition or disposition of that asset. Our investment committee will consult regularly with our board of directors, our manager and consultants to understand and take advantage of the latest available market information and trends.

Our Manager

We have no employees and are externally managed and advised by our manager, which was formed in March 2005 to manage our predecessor. Each member of our senior management team is also a member of the senior management team of our manager. Our manager is jointly owned by NYLIM, Onex, C&W, and Messrs. Adamski, Santoro and Franzetti. Our manager is responsible for administering our business and operations and seeks to leverage our relationships with NY Life, Onex and C&W to enhance our operations. Our structure allows our management to capitalize on both the market knowledge and insight provided by NY Life, Onex and C&W, including their global reach, broad range of commercial real estate services, origination capabilities, servicing platform, unique access to market information, and existing business relationships, as well as the broad commercial real estate experience and origination capabilities of our management team. In addition to providing management services to our company, our manager also provides advisory services to NY Life, Onex and C&W and our borrowers. The members of our manager have certain approval rights over its activities. Our manager has an advisory and oversight board, which includes Mr. Adamski and senior management of Onex and C&W. For 2006, we made payments to our manager of $937,500 for the year then ended pursuant to the prior management arrangements with our predecessor. We owe no further fees to our manager for its services performed during 2006. Pursuant to the management agreement that we have entered into with our manager on November 10, 2006, as amended, our manager is entitled to receive a base management fee and, upon achieving certain performance criteria, incentive compensation from us. See “— Our Management Agreement” below.

Our Management Agreement

The management agreement with our manager requires our manager to oversee our business affairs in conformity with the policies and the operating guidelines that are approved and monitored by our board of directors. Our manager is responsible for our business and operations and will perform (or cause to be performed) such services and activities related to our assets and operations as may be appropriate, which may include, without limitation, the following:

•	serving as our consultant with respect to the periodic review of the portfolio criteria and parameters for our assets, borrowings and operations for the approval of our board of directors;

•	investigating, analyzing and selecting possible transaction opportunities;

•	conducting negotiations with sellers and purchasers and their agents and representatives, investment bankers and owners of privately and publicly held real estate companies;

•	engaging and supervising, on our behalf and at our expense, independent contractors that provide investment banking, mortgage brokerage, securities brokerage and other financial services and such other services as may be required relating to our assets;

•	nominating certain members of our investment committee for the approval of our board of directors in accordance with the management agreement;

•	negotiating on our behalf for the sale, exchange or other disposition of any of our assets, including the purchase or sale of our assets or securities;

•	coordinating and managing operations of any joint venture or co-participation interests held by us and conducting all matters with any joint venture or co-participation partners;

•	providing executive and administrative personnel, office space and office services required in rendering services to us;

•	administering our day-to-day operations and performing and supervising the performance of such other administrative functions necessary to our management as may be agreed upon by the manager and our board of directors, including the collection of revenues and the payment of our debts and obligations and maintenance of appropriate computer services to perform such administrative functions;

•	communicating on our behalf with the holders of any of our equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with those holders;

•	counseling us in connection with policy decisions to be made by our board of directors;

•	evaluating and recommending to the investment committee modifications to the hedging strategies in effect and engaging in overall hedging strategies and activities on our behalf, consistent with our qualification as a REIT and with the operating guidelines;

•	counseling us regarding the maintenance of our qualification as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Internal Revenue Code and Treasury Regulations thereunder;

•	counseling us regarding the maintenance of our exemption from the Investment Company Act and monitoring compliance with the requirements for maintaining an exemption from the Investment Company Act;

•	assisting us in developing criteria for asset purchase commitments that are specifically tailored to our portfolio objectives and making available to us the manager’s knowledge and experience with respect to mortgage loans, real estate, real estate-related securities, other real estate-related assets and non-real estate-related assets;

•	representing and making recommendations to us in connection with the purchase and finance and commitment to purchase and finance mortgage loans (including on a portfolio basis), real estate, real estate-related securities, other real estate-related assets and non-real estate-related assets, and the sale of and commitment to sell such assets;

•	monitoring the operating performance of our assets, including asset management, and providing periodic reports with respect thereto to our investment committee and board of directors, including comparative information with respect to such operating performance and budgeted or projected operating results;

•	utilizing or re-utilizing on a non-discretionary basis any of our money (including purchasing short-term assets pending utilization for long-term assets, payment of fees, costs and expenses, or payments of dividends or distributions to our stockholders and partners), and advising us as to capital structure and capital raising;

•	assisting us in retaining qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting procedures, compliance procedures and testing systems with respect to financial reporting obligations and compliance with the REIT provisions of the Internal Revenue Code and to conduct quarterly compliance reviews with respect thereto;

•	assisting us in qualifying to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

•	assisting us in complying with all regulatory requirements applicable to us in respect of our business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act;

•	taking all necessary actions to enable us to make required tax filings and reports, including soliciting stockholders for required information to the extent provided by the REIT provisions of the Internal Revenue Code;

•	handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which we may be involved or to which we may be subject arising out of our day-to-day operations, subject to such limitations or parameters as may be imposed from time to time by our board of directors;

•	using commercially reasonable efforts to cause expenses incurred by or on our behalf to be reasonable or customary and within any budgeted parameters or expense guidelines set by our board of directors from time to time;

•	performing such other services as may be required from time to time for the management and other activities relating to our assets as our board of directors or investment committee shall reasonably request or the manager shall deem appropriate under the particular circumstances;

•	opening and maintaining all of our bank accounts, segregated from any accounts of the manager, and monitoring all of our banking matters;

•	opening and maintaining all securities accounts, segregated from any accounts of the manager, with “qualified custodians,” as defined in rules promulgated under the Investment Advisers Act of 1940;

•	using commercially reasonable efforts to cause us to comply with all applicable laws; and

•	performing such other services as may be required from time to time for management and other activities relating to our assets as our board of directors shall reasonably request or the manager shall deem appropriate under particular circumstances.

The management agreement has an initial term ending on June 30, 2009 and will be renewed for one-year terms thereafter unless terminated by either us or our manager. We are able to terminate the management agreement without cause, pursuant to a vote by two-thirds of the independent directors on our board of directors or the holders of a majority of our outstanding shares of common stock that our manager’s performance has been unsatisfactory in a manner that is materially detrimental to our company or that the compensation payable to our manager under the management agreement is not fair, unless our manager agrees to compensation that two-thirds of the independent directors on our board of directors determines is fair, only after the initial two-year term and upon payment of a termination fee, as described below.

Our manager (including its past, present and future officers, employees, managers, members (including NY Life, Onex, C&W and Messrs. Adamski, Santoro and Franzetti), the respective affiliates of each such member, and any other person or entity affiliated with our manager) are not liable to us for any action taken or omitted to be taken by our manager in connection with the performance of any of its duties or obligations under the management agreement or otherwise as our manager, except for actions for which it is judicially determined that our manager acted with willful misfeasance, bad faith, recklessness or gross negligence in the performance of its duties. We have agreed to indemnify our manager (including its past, present and future officers, employees, managers, members (including NY Life, Onex, C&W and Messrs. Adamski, Santoro and Franzetti), the respective affiliates of each such member, and any other person or entity affiliated with our manager) with respect to all damages, liabilities, costs and expenses incurred by them in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding arising out of or based upon the performance of any of our manager’s duties under the management agreement or otherwise as our manager or arising out of or in connection with the offering of securities by us, including this offering, except for actions for which it is judicially determined that the indemnified party caused our manager to act with willful misfeasance, bad faith, recklessness or gross negligence in the performance of its duties. Our manager has agreed to indemnify us (including our past, present and future directors, officers, employees, partners, stockholders, members, managers and any other person or entity affiliated with us) with respect to all damages, liabilities, costs and expenses incurred in or by reason of a final adjudication of any pending, threatened or completed action, suit, investigation or other proceeding in which it is judicially determined that our manager acted with willful misfeasance, bad faith, recklessness or gross negligence in the performance of its duties under the management agreement.

For the year ended December 31, 2006, $937,500 was paid in fees to our manager.

Our manager is entitled to receive a base management fee from us, incentive compensation based on certain performance criteria and a termination fee if we decide not to renew the management agreement. The following summarizes the calculation of the fees payable to our manager pursuant to the management agreement:

Base Management Fee.  The base management fee is payable quarterly in arrears in cash. The base management fee for each quarter is an amount equal to the sum of (A) 0.4375% of the first $600 million of our equity, (B) 0.3750% of our equity in excess of $600 million and up to $1.2 billion and (C) 0.3125% of our equity in excess of $1.2 billion. For purposes of calculating the base management fee, equity is computed as follows in accordance with GAAP as of the end of each fiscal quarter: (1) the total common and preferred equity of NY Credit Corp. and all limited partners of the operating partnership, excluding, as applicable (2) any unrealized gains, losses or other items that do not affect realized net income. For the nine months ended September 30, 2007, we incurred $1,685,941 in base management fees, which we have paid to our manager.

Incentive Fee.  The incentive fee is payable annually in arrears in cash. We will pay our manager an annual incentive fee in an amount equal to the product of (x) 25% of the dollar amount by which (a) the operating partnership’s adjusted earnings (before giving effect to the payment of the incentive fee) per OP unit for such year (based on the weighted average number of OP units outstanding for such year, including OP units issued to NY Credit Corp. or its subsidiaries corresponding to outstanding shares of common stock) exceed (b) an amount equal to (A) the weighted average offering price (1) per common share in all offerings of shares of common stock and (2) per OP unit in all contributions to the operating partnership (other than contributions by NY Credit Corp. or its subsidiaries of the proceeds raised in connection with any securities offering) multiplied by (B) the greater of (1) 9.0% and (2) the ten-year U.S. treasury rate for such year plus 3.0%, up to a maximum of 11.0%, multiplied by (y) the weighted average number of OP units outstanding during such year, including OP units issued to NY Credit Corp. or its subsidiaries corresponding to outstanding shares of common stock. “Adjusted earnings” is defined as the operating partnership’s net income (computed in accordance with GAAP) excluding unrealized gains (or losses), plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. No incentive fees have been paid to date. For the nine months ended September 30, 2007, we have not incurred any incentive fees.

Termination Fee.  The termination fee will be payable in the event two-thirds of the independent directors on our board of directors or the holders of a majority of our outstanding shares of common stock vote not to renew the management agreement based on unsatisfactory performance by our manager that is materially detrimental to our company or a determination that the compensation payable to our manager under the management agreement is not fair, unless our manager agrees to compensation that two-thirds of the independent directors on our board of directors determines is fair. The termination fee will be equal to three times the sum of the base management fee and the incentive fee for the 12-month period preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination.

Reimbursement of Expenses.  We are responsible for reimbursing our manager for services of our manager and its affiliates incurred on our behalf in connection with the provision of services under the management agreement. Our manager is responsible for all costs incident to the performance of its duties under the management agreement, including compensation of our manager’s investment and finance support staff. The expenses required to be paid by us include, but are not limited to:

•	issuance and transaction costs incident to the acquisition, disposition and financing of our assets;

•	legal, tax, accounting, consulting, auditing, marketing and administrative fees and expenses;

•	the compensation and expenses of our directors and the cost of liability insurance to indemnify our directors and officers;

•	the costs associated with the establishment and maintenance of any credit facilities and other indebtedness of ours (including commitment fees, accounting fees, legal fees, closing costs, etc.);

•	expenses connected with communications to holders of our securities and in complying with the continuous reporting and other requirements of the SEC and other governmental bodies;

•	costs associated with any computer software or hardware, electronic equipment, or purchased information technology services from third party vendors that is used solely for us;

•	costs incurred by employees of our manager for travel on our behalf and other out-of-pocket expenses;

•	the costs and expenses incurred with respect to market information systems and publications, research publications and materials;

•	settlement, clearing, and custodial fees and expenses;

•	the costs of maintaining compliance with all federal, state and local rules and regulations or any other regulatory agency, all taxes and license fees and all insurance costs incurred on our behalf;

•	expenses relating to any office or office facilities, including disaster backup recovery sites and facilities maintained for us or separate from offices of our manager; and

•	rent incurred by our manager.

In addition, we are required to pay our pro rata portion of telephone, utilities, office furniture, equipment and machinery and other office and overhead expenses of our manager and its affiliates required for our operations. Reimbursement of the expenses described in the prior sentence is limited to $1.2 million from November 10, 2006 to November 9, 2007. Following this one-year period, the amount of expense reimbursements will be set by our investment committee. For the period from November 10, 2006 through September 30, 2007, we have been charged approximately $532,000 by our manager for these expenses.

Our Competitive Advantages

We believe our business possesses a number of characteristics that will distinguish us from our competitors, including:

Experienced Management.  One of our primary advantages is the experience of our senior management team, which has been involved in real estate finance, operations, lending, development and structured finance transactions at leading investment and commercial banks and accounting firms. The members of our senior management team have, on average, more than 25 years of experience in real estate finance involving office, retail, industrial, apartment, lodging, health care and special purpose real estate.

Value-Added Origination Capability.  We are differentiated from other commercial mortgage REITs because we are a creator and originator of loan products in addition to being a buyer of loan products. We believe that the origination capabilities of our senior management team, as well as our relationships with NY Life, Onex and C&W, will provide us access to a unique pipeline of financing opportunities. NY Life, Onex and C&W have offices throughout the continental United States. NY Life has origination and underwriting teams in five offices in New York, Chicago, Atlanta, San Francisco and Dallas. NY Life, Onex and C&W have developed long-term relationships with many real estate owners, developers, borrowers, mortgage brokers and lenders. Although NY Life, Onex and C&W have no contractual obligation to provide us with any of these opportunities, we believe that they have incentives to do so because of their investments in our company, our operating partnership and our manager and because we anticipate that their relationships with us and the capabilities of our company will be advantageous to their respective businesses. We expect that these relationships will provide us with access to transactions in major markets throughout the United States and complement the national relationship network of our senior management team. We also believe that mortgage brokers who are familiar with NY Life, Onex and C&W’s credit skills and reliability from past deals will seek our involvement to bring greater certainty to the closing of highly structured transactions.

Resources of NY Life, Onex and C&W.  NY Life, Onex and C&W have offices throughout the world and are involved in billions of dollars of real estate transactions each year. As a result, they have significant expertise in most real estate markets and property types. In addition to the local presence of NY Life and Onex in various markets, C&W has 85 offices in 32 states and Puerto Rico and provides timely local market information to our senior management team. In addition, NY Life and Onex regularly invest in real estate securities and have extensive capital markets capabilities to complement those of our senior management team.

Strong Underwriting and Asset Management Capabilities.  Our manager has developed expertise in creating the types of customized transaction structures we intend to employ. In addition, we believe our relationships with NY Life, Onex and C&W, including through their ownership interests in our manager and their investments in the operating partnership and us, create opportunities and incentives for them to assist us in ways that may provide us with special capabilities in structuring intercreditor agreements, participation agreements and servicing arrangements that can protect our rights, mitigate losses and enhance returns. This structuring expertise has also been developed through knowledge built over time in NY Life, Onex and C&W’s real estate investing and servicing businesses. Where possible, we expect to use NY Life to act as primary servicers on each of our loans.

Product Diversity and Structuring Flexibility.  We believe that our ability to provide a wide range of financing products and our ability to customize financing structures to meet borrowers’ needs will contribute in distinguishing us from our competitors. Our goal is to be a one-stop shop for real estate financing solutions capable of financing the most senior capital positions through subordinate interests to equity participations. NY Life is an active national real estate lender. Our senior management team has substantial experience in responding to borrower needs by crafting financial products that are tailored to meet the business needs of a property owner. We believe that our strong origination capability and our ability to be an active trader of commercial mortgage loans and securities, generating both fee income and trading profits, set us apart from our competition.

Broker-Dealer Capabilities.  We expect to receive origination fees from borrowers for the financings that we originate for third parties and advisory fees on transactions in which we perform advisory services through our TRS, NY Credit Securities, LLC, which is registered as a broker-dealer with the SEC and approved for membership with the NASD. The establishment of our broker-dealer subsidiary provides greater flexibility to our operational capabilities by facilitating the structuring of loans to create participations or securities to be privately placed with qualified investors, and advisory services for issuers in connection therewith. As of September 30, 2007, we had no agreements in place with third parties to provide origination or advisory services and have not received any origination or advisory fees.

Our Targeted Assets

We intend to focus on certain types of assets where we believe we have a competitive advantage or that offer specific risk-adjusted returns. We may originate loans in direct transactions with borrowers, and may also acquire existing assets from third parties, including NY Life, Onex and C&W and their respective affiliates.

Subject to complying with all applicable laws, rules and regulations, we expect our targeted assets to include the following:

Mortgage Loans

We intend to originate, and we may acquire from third parties, fixed-rate whole loans, which we expect to range in size between $10 million and $100 million, with terms that range from 5 to 15 years. We intend to separate these loans into tranches that can be retained, securitized or sold. We expect to retain B-Notes created in connection with the whole loan origination or acquisition, where we anticipate the best risk-adjusted returns. We expect the stated maturity of our whole loans to range from 5 years to 15 years. We expect these assets to have loan-to-value ratios generally between 60% and 80%.

If we anticipate selling the senior portion of a loan, we will fund the origination or acquisition of the loan either through or jointly with our TRS. In instances where we purchase the third-party loans jointly with our TRS, we will retain the subordinate portion for our own account and our TRS will sell the senior portion. If we purchase the third-party loans through our TRS, the TRS will sell the subordinate piece of the loan to us at fair market value determined on an arm’s-length basis, and the TRS will sell the senior piece to third parties. Our TRS will be subject to U.S. federal, state and local tax on any taxable income recognized by it on the sale of loans to us or to third parties and on its other income and activities. If we anticipate holding a third-party loan for our own account, we will generally fund the purchase of the loan rather than our TRS.

B-Notes

We intend to retain from some of the mortgage loans that we originate, and we may purchase from third parties, subordinate interests in first mortgages, referred to as B-Notes. A B-Note, unlike a second mortgage loan, is part of a single larger loan, with the other part evidenced by an A-Note, which are evidenced by a single mortgage. The holder of the A-Note and B-Note enter in an agreement which sets forth the respective rights and obligations of each of the holders. The terms of the agreement provide that the holder of the A-Note has a priority of payment over the holder of the B-Note. A loan evidenced by a note which is secured by a second mortgage is a separate loan and the holder has a direct relationship with the borrower. In addition, unlike the holder of a B-Note, the holder of the loan would also be the holder of the mortgage. The holder of the second mortgage loan typically enters into an intercreditor agreement with the holder of the first mortgage loan which forth the respective rights and obligations of each of the holders, similar in substance to the agreement that is entered into between the holder of the A-Note and the holder of the B-Note.

We expect the B-Notes to range in size between $5 million and $50 million. We may originate B-Notes directly or acquire B-Notes in negotiated transactions with originators of whole loans. If we originate first mortgage loans, we may divide them, securitizing or selling the A-Note and keeping the B-Note for our portfolio. In instances where we divide a first mortgage loan, we will fund the origination of the loan either through or jointly with our TRS. If we originate the first mortgage loan jointly with our TRS, we will retain the B-Note for our portfolio and our TRS will sell the A-Note. If we originate the first mortgage loans through our TRS, our TRS will sell the B-Note to us for our portfolio at fair market value determined on an arm’s length basis, and our TRS will sell the A-Note to third parties. We may also pay our TRS a fee for the origination services provided by it for the B-Notes we acquire for our loan portfolio. Our TRS will be subject to U.S. federal, state and local tax on any taxable income recognized by it on the sale of B-Notes or A-Notes to us or to third parties and on its other income and activities. We believe that the B-Note market will continue to grow with the expansion of the commercial mortgage securitization market.

B-Notes typically bear interest at a rate of 450 to 700 basis points over the applicable interest rate index and have loan-to-value ratios generally between 65% and 85%. B-Note lenders have the same obligations, collateral and borrower as the A-Note lender, but typically are subordinated in recovery upon a default.

B-Notes created from bridge loans generally will have terms matching those of the whole loan of which they are a part, typically three to seven years. B-Notes created from permanent loans generally will have terms of 5 years to 15 years. We expect to hold B-Notes to their maturity and finance them with warehouse debt and CDOs.

When we acquire and/or originate B-Notes from third parties, we may earn income on the asset, in addition to the interest payable on the B-Note, in the form of fees charged to the borrower under that note (currently approximately 0.25% to 1% of the note amount) or by receiving principal payments in excess of the discounted price (below par value) we paid to acquire the note. When we originate B-Notes out of whole loans and then sell the A-Notes through our TRS, we will have to allocate our basis in the whole loan to the two (or more) components to reflect the fair market value of the new instruments. Our TRS may realize a profit on sale if the allocated value is below the sale price. Our ownership of a B-Note with controlling class rights may, in the event the financing fails to perform according to its terms, cause us to elect to pursue our remedies as owner of the B-Note, which may include foreclosure on, or modification of, the note. In some cases the owner of the A-Note may be able to foreclose or modify the note against our wishes as holder of the B-Note. As a result, our economic and business interests may diverge from the interests of the holders of the A-Note.

Bridge Loans

We intend to offer floating rate whole loans to borrowers who are seeking short-term capital (with terms of up to five years) to be used in the acquisition, construction or redevelopment of a property. This type of bridge financing enables the borrower to secure short-term financing while improving the property and avoid burdening it with restrictive long-term debt. The bridge loans we intend to originate will be predominantly secured by first mortgage liens on the property and are expected to provide interest rates ranging from 300 to 600 basis points over applicable interest rate index. We expect that the bridge loans that we originate will range in size between $10 million and $100 million.

We expect the stated maturity of our bridge loans to range from two years to five years, and we expect to hold these assets to maturity. In many circumstances, we will have the right to make the permanent loan to be used to repay the bridge loan. The permanent loan would then be securitized or sold.

Mezzanine Financing

We intend to originate mezzanine loans that are senior to the borrower’s equity in, and subordinate to a first mortgage loan on, a property. These loans are secured by pledges of ownership interests, in whole or in part, in entities that directly or indirectly own the real property. In addition, we may require other collateral to secure mezzanine loans, including letters of credit, personal guarantees, or collateral unrelated to the property.

We may structure our mezzanine loans so that we receive a stated fixed or variable interest rate on the loan as well as a percentage of gross revenues and a percentage of the increase in the fair market value of the property securing the loan, payable upon maturity, refinancing or sale of the property. Our mezzanine loans may also have prepayment lockouts, penalties, minimum profit hurdles and other mechanisms to protect and enhance returns in the event of premature repayment.

We anticipate that these assets will typically range in size from $10 million to $50 million and bear interest at a rate of 550 to 800 basis points over the applicable interest rate index. Some transactions entail the issuance of more than one tranche or class of mezzanine debt. We expect these loans to have loan-to-value ratios generally between 75% and 90%.

We expect the stated maturity of our mezzanine financings to range from two years to ten years. Mezzanine loans may have maturities that match the maturity of the related mortgage loan but may have shorter or longer terms. We expect to hold these assets to maturity.

Preferred Equity

We intend to acquire preferred equity in entities that directly or indirectly own commercial real estate. Although preferred equity is typically not secured by the real estate held by the issuer of the preferred equity and is subordinate to the debt of the issuer, it does occupy a senior position in the issuer’s capital structure, relative to common equity holders on cash flow distributions and proceeds of capital events. In addition, preferred holders can often enhance their position and protect their equity position with covenants that limit the entity’s activities and grant the holders the right to control the property after default. Occasionally, the first mortgage on a property prohibits additional liens and a preferred equity structure provides an attractive financing alternative. When we acquire preferred equity, we may become a special limited partner or member in the ownership entity and may be entitled to take certain actions, or cause a liquidation, upon a default. Preferred equity typically is highly leveraged, with loan-to-value ratios generally between 85% and 95%. We expect that our preferred equity assets typically will have a stated maturity of three to five years and will range in size between $5 million and $50 million. We expect to hold these assets to maturity.

Net Leased Real Estate

We intend to acquire real property subject to long-term leases where we believe that the real estate value and the tenant credit combine to offer attractive risk-adjusted returns. We expect that these assets will have lease terms of ten years or more and will be in the range of $20 million to $100 million for each transaction. Larger transactions involving portfolios of assets may also be considered, taking into account concentration issues with a single tenant and the residual value of the underlying assets. We also may originate or acquire mortgage loans secured by real estate under long-term net leases. These will generally include portfolios of fully amortizing mortgages or mortgages where some residual risk will exist at the end of the term of the loan. These portfolios may include geographically diverse tenant and borrower concentrations.

Commercial Mortgage-Backed Securities (CMBS)

We may originate CMBS from pools of commercial loans we assemble, in which event we expect to retain the equity interest. We may also acquire CMBS that are created when commercial loans are pooled and securitized. CMBS are securities backed by obligations (including certificates of participation in obligations) that are principally secured by mortgages on real property or interests therein having a multifamily or commercial use, such as regional malls, other retail space, office buildings, industrial or warehouse properties, hotels, nursing homes and senior living facilities. These securities may be senior, subordinate, investment grade or non-investment grade securities. To the extent we originate CMBS, we would expect a majority of such CMBS to be rated by at least one rating agency.

CMBS are generally pass-through certificates that represent beneficial ownership interests in common law trusts whose assets consist of defined portfolios of one or more commercial mortgage loans. They are typically issued in multiple tranches whereby the more senior classes are entitled to priority distributions from the trust’s income to make specified interest and principal payments on such tranches. Losses and other shortfalls from expected amounts to be received on the mortgage pool are borne by the most subordinate classes, which receive payments only after the more senior classes have received all principal and/or interest to which they are entitled.

The credit quality of CMBS depends on the credit quality of the underlying mortgage loans, which is a function of factors such as:

•	the principal amount of loans relative to the value of the related properties;

•	the mortgage loan terms, such as amortization;

•	market assessment and geographic location;

•	construction quality of the property; and

•	the creditworthiness of the borrowers.

Other Real Estate Related Assets

We may also acquire other instruments, such as (1) distressed debt, most often sub-performing and non-performing real estate loans acquired from financial institutions, which are typically purchased at a discount to the outstanding principal and (2) other types of commercial or multi-family real estate assets and securities of REITs or other entities engaged in real estate activities. Some of these assets may be equity interests in properties with no stated maturity or redemption date, or long-term leasehold interests with expiration dates as long as 40 years beyond the date the transaction was completed. We expect to hold these assets between several months and ten years, depending upon the risk profile of the asset and our strategy with respect to that asset. The timing of our sale of these assets, or of their repayment, will frequently be tied to certain events involving the underlying property, such as new tenants or superior financing.

As of October 31, 2007, our portfolio consisted of approximately 28% of B-Notes, approximately 29% of mortgage loans, approximately 16% in mezzanine loans, 6% in second mortgages and approximately 21% of bridge loans. Our current strategy is, over time, for mortgage loans to represent approximately 25% of our portfolio, B-Notes approximately 30% of our portfolio, bridge loans approximately 20% of our portfolio, mezzanine financing approximately 20% of our portfolio and the remaining 5% of other investments described above. These percentage allocations, however, may change at any time and are based on our manager’s analysis of current market conditions and opportunities.

Our Portfolio

Initial Portfolio.  Our predecessor was formed in March 2005 and began making loans in December 2005. Presented below is a summary of the loans held in our portfolio and loans held for sale, which aggregated approximately $422 million as of October 31, 2007.

Loans Held in Portfolio

	Amount of		Loan-to-
	Initial		Value
Investment	Investment	Type	Ratio(1)	Rate(2)		Maturity Date

Senior living facilities, various locations(3)	$25,000,000	B-Note	75%	LIBOR + 3.50%		June 30, 2010

Office building, San Francisco, CA(4)	4,000,000	B-Note	71%	8.82	%(4)	October 10, 2010

Retail properties, various locations(5)	9,100,000	B-Note	88%	11.62%		November 1, 2015

Senior living development, Bethesda, MD(6)	24,800,000	B-Note	71%	LIBOR + 6.50%		March 30, 2011

Multi-family dwelling, Columbus, OH(7)	1,400,000	B-Note	83%	13.55%		July 6, 2016

Apartment portfolio, Midwest(8)	37,800,000	Bridge Loan	75%	LIBOR + 2.31%		September 1, 2009

Office Building, Centennial, CO(9)	8,500,000	Bridge Loan	83%	6.20%		January 1, 2017

Industrial, Portland, ME(10)	4,200,000	Bridge Loan	80%	6.85%		February 6, 2012

Office, Phoenix, AZ(11)	5,411,000	B-Note	80%	8.44%		January 11, 2016

Hotel, San Francisco, CA	17,340,000	B-Note	81%	LIBOR + 2.10%		April 9, 2008

Apartments, New York, NY(12)	23,574,000	Mezz	78%	6.38%		December 8, 2016

Hotel, Memphis, TN(13)	39,950,000	Bridge Loan	67%	5.86%		June 6, 2012

Apartments, Tucson, AZ(14)	16,392,000	Bridge Loan	72%	LIBOR + 1.75%		May 6, 2012

Office, Garden City, NY(15)	9,891,000	Mezz	88%	7.99%		April 1, 2012

Retail, Various(16)	26,622,000	Mezz	89%	7.41%		January 17, 2017

Office, Los Angeles, CA(17)	29,472,000	B-Note	85%	6.31%		May 6, 2017

Apartments, New York, NY(18)	14,401,000	Bridge Loan	89%	LIBOR + 4.00%		July 6, 2009

Retail, New York, NY(19)	8,850,000	Bridge Loan	71%	LIBOR + 2.20%		July 6, 2009

Office, Cleveland, OH(20)	6,000,000	Mezz	86%	9.71%		July 1, 2017

Retail, Durham, NC(21)	24,903,000	Second mortgage	79%	8.27%		April 1, 2011

Sub-Total	$337,606,000

(1)	Loan-to-value ratio is determined based on property appraisals completed prior to closing.

(2)	LIBOR is defined as the London Interbank Offered Rate, the interest rate at which banks can borrow funds, in marketable size, from other banks in the London interbank market.

(3)	Our asset is in the first loss tranche of an aggregate $405.8 million financing.

(4)	Our asset represents the junior participation in a $64 million loan. NY Life retained the $60 million A-Note portion of the loan. The loan is not prepayable for two years but is prepayable thereafter in full subject to a fee equal to the greater of (1) 1% of the then existing loan balance or (2) an amount equal to the same yield the lenders would have received if the borrower made all scheduled mortgage payments until maturity. The rate is based on a five-year U.S. Treasury rate of 4.12%.

(5)	Our asset represents the junior participation in a $66.2 million cross-collateralized / cross-defaulted portfolio loan. The $57.1 million A-Note was securitized in December 2005. The rate represents the total of the whole loan’s fixed 10-year Treasury rate of 4.62% and a 7.0% spread.

(6)	Our asset represents the junior participation in a $177.1 million construction loan facility.

(7)	Our asset represents a portion of a whole loan that our predecessor extended. In October 2006, we sold $33.6 million of this position and retained a $1.4 million B-Note.

(8)	Our asset represents the senior participation in a $43.8 million loan secured by an apartment portfolio in the Midwest.

(9)	Our asset represents a whole loan investment with prepayment flexibility.

(10)	Our asset represents a whole loan investment with prepayment flexibility.

(11)	Our asset represents the purchase of a B-Note with a face value of $5 million and a coupon of 8.44%.

(12)	Our asset represents a $25 million participation in a $300 million second-loss mezzanine tranche which we acquired at a discount of $1.4 million.

(13)	Our asset represents a whole loan investment.

(14)	Our asset represents a whole loan investment with prepayment flexibility.

(15)	Our asset represents the mezzanine position in a $97 million financing with an agreed upon rate of 7.99%.

(16)	Our asset represents the mezzanine position in a $290 million financing of two cross-collateralized regional malls with a blended rate of 7.41%.
(17)	Our asset represents a B-Note position, which we acquired at a discount of approximately $5.5 million.

(18)	Our asset represents a first mortgage with a future funding requirement of approximately $1.9 million.

(19)	Our asset represents a first mortgage with a future funding requirement of approximately $1.2 million.

(20)	Our asset represents a mezzanine position in a $62.6 million financing.

(21)	Our asset represents a second mortgage position collateralized by a regional mall with a future funding requirement of approximately $2.6 million, at which time the interest rate will increase to 8.375% on the entire loan balance.

Loans Held for Sale

	Amount of Initial		Loan-to-Value
Investment	Investment	Type	Ratio	Rate	Initial Term

Office, Marlton, NJ	$7,700,000	Mortgage Loan	80%	6.30%	February 6, 2012

Office, Plano, TX	48,000,000	Mortgage Loan	71%	5.52%	March 6, 2017

Industrial, Danbury, CT	7,500,000	Mortgage Loan	75%	5.63%	April 5, 2017

Office, West Valley City, UT	21,000,000	Mortgage Loan	74%	5.68%	May 6, 2012

Sub-Total	$84,200,000

Fully Repaid/Sold Loan Positions.  Certain loans that we or our predecessor had acquired or originated, listed below, have either been repaid in full or sold prior to the date of this prospectus.

	Amount of
	Initial		Loan-to-
Investment	Investment	Type	Value Ratio	Rate	Maturity Date

Condominium conversion, New York, NY(1)	$10,000,000	Bridge Loan	78%	LIBOR + 2.75%	August 29, 2007

Multi-family dwelling, Tempe, AZ(2)	4,600,000	B-Note	85%	LIBOR + 4.00%	May 2, 2008

Condominium development, Miami, FL(3)	15,000,000	B-Note	53%	LIBOR + 7.35%	June 26, 2009

Multi-family dwelling, Columbus, OH(4)	33,600,000	Mortgage Loan	80%	6.05%	July 6, 2016

Retail property, Colonie, NY(5)	17,500,000	Mortgage Loan	80%	5.86%	September 6, 2016

Apartments, Irving, TX(6)	18,000,000	Mortgage Loan	79%	5.96%	November 6, 2016

Retail, Houston, TX(7)	5,071,000	Mortgage Loan	64%	6.14%	November 6, 2011

Office, Houston, TX(8)	14,200,000	Mortgage Loan	70%	5.59%	December 1, 2016

Industrial, Warren, MI(9)	35,000,000	Mortgage Loan	47%	5.47%	January 6, 2017

Land development, Miami, FL(10)	20,000,000	B-Note	39%	LIBOR + 6.75%	July 6, 2009

Office, Houston, TX(11)	6,700,000	Mortgage Loan	80%	6.18%	February 1, 2017

Condominium conversion, Stamford, CT(12)	14,800,000	B-Note	67%	LIBOR + 5.64%	January 1, 2008

Industrial, Dayton, OH(13)	17,440,000	Mortgage Loan	80%	5.80%	March 6, 2017

Industrial, Dayton, OH(14)	4,560,000	Mortgage Loan	72%	5.80%	March 6, 2017

Office, Augusta, ME(15)	7,200,000	Mortgage Loan	79%	5.76%	April 6, 2012

Hotel, San Francisco(16)	16,660,000	B-Note	81%	LIBOR + 2.10%	April 9, 2008

Sub-Total	$240,331,000

Total	$662,137,000

(1)	Our asset represented a participation in a $130 million senior secured multi-draw facility, on the same terms as all of the other lenders under the facility. This position was fully repaid on May 2, 2006. The Loan-to-Value ratio is based on the ratio of loan proceeds to net sales proceeds of condominium unit sales.

(2)	Our asset represented the junior participation in a $24.6 million first deed of trust note. The position was fully repaid on May 10, 2006.

(3)	Our asset represented a participation in a junior term loan in a $160 million secured loan facility. This loan facility was comprised of a $75 million revolver facility, to which our loan was subordinate; a $55 million senior term loan, to which our loan was subordinate; our $15 million loan; and a $15 million first loss financing held by another investor, to which our loan was senior. This position was fully repaid on July 6, 2006.

(4)	Our asset represented the $33.6 million A-Note portion of a $35.0 million whole loan. In October 2006, we sold the A-Note.

(5)	Our asset represented a $17.5 million whole loan that was sold in October 2006.

(6)	Our asset represented an $18 million whole loan that was sold in February 2007.

(7)	Our asset represented a $5.07 million whole loan that was sold in February 2007.

(8)	Our asset represented a $14.2 million whole loan that was sold in February 2007.

(9)	Our asset represented a $35 million whole loan that was sold in February 2007.

(10)	Our asset represented a $20 million junior participation in a land development transaction.

(11)	Our asset represented a $6.7 million whole loan that was sold in February 2007.

(12)	Our asset represented a junior participation in a $54.2 condominium conversion facility.

(13)	Our asset represented a $17.4 million whole loan that was sold in July 2007.

(14)	Our asset represented a $4.6 million whole loan that was sold in July 2007.

(15)	Our asset represented a $7.2 million whole loan that was sold in July 2007.

(16)	Our asset represented 49% of a $34 million B-Note that we sold on September 20, 2007.

As of October 31, 2007, the weighted average maturity of the loans in our portfolio was 79 months, the default rate was 0% and the prepayment rate was 9.7%.

Assets Under Consideration.  See “Risk Factors — Risks Related to Our Business — We may not be successful in identifying and consummating suitable assets that meet our operating guidelines, which may impede our growth and negatively affect our results of operations.”

Sourcing Potential Opportunities

We recognize that the market for our targeted asset classes is highly competitive and that we will compete with other companies, including NY Life, Onex and C&W, and individuals for profitable opportunities. Accordingly, we believe our ability to identify, or “source,” such opportunities will be very important to our success and will distinguish us from our competitors. We source our opportunities through an external system consisting of opportunities that may be referred to us by NY Life, Onex and C&W and an internal system consisting of opportunities generated or discovered by our manager and our experienced senior management team.

External System.  We believe that NY Life, Onex and C&W have very strong and active origination systems. NY Life, Onex and C&W may involve our company in selected transactions that they are originating by either offering us the opportunity to or requesting that we purchase an interest in an asset that they have originated or working together with our company to structure and originate the asset. Our manager spends considerable time communicating to NY Life, Onex and C&W’s originators our mutually advantageous strategy and consulting with them regarding transactions. See “— Our Strategic Relationships.”

Internal System.  Our “internal” origination system results from our manager’s experience with all aspects of real estate lending, investment, capital markets and management. The combined experience levels of this diverse group of professionals provides our manager with access to all product types across all markets. Each of our manager’s executive officers will be charged with adding depth to this internal system so that we will be able to have diverse and complementary sets of origination channels.

Our Asset Approval and Management Process

With respect to our system of sourcing potential opportunities, our manager employs an active multi-step process consisting of the following:

•	information research;

•	screening and pursuit of potential transactions;

•	comprehensive due diligence and underwriting;

•	investment committee approval process;

•	closing; and

•	asset management.

The following is a discussion of each stage of the asset approval and management process.

Information Research.  Our manager will continuously monitor the property and capital markets to adjust its operating strategy and optimize the performance of our portfolio. We believe we have a substantial competitive advantage in our research capabilities due to the resources and activities of NY Life, Onex and C&W. We will use any information provided by them and their respective affiliates as well as a variety of independent sources to refine our strategy. Some of the key elements we will focus on are the following:

•	fundamental supply and demand characteristics of markets;

•	performance characteristics of all property types;

•	overall capital flows;

•	macro economic trends;

•	demographic trends;

•	quotes on various structures and products;

•	leverage amounts and policies;

•	market makers and leaders;

•	residual cap rates; and

•	sales information.

All transactions are considered in the context of their risk and yield profile, reviewing such factors as match-funding and hedging efficiency and overall concentration considerations, such as asset size, product type, tenants, borrower, sector, floating versus fixed rates and maturity. Our focus will be on risk management and understanding the impact of any asset on our portfolio prior to closing.

Screening and Pursuit of Potential Transactions.  Following the decision to pursue a transaction, whether the potential transaction involves a single asset or a portfolio of assets, the potential transaction is subject to a review of the underlying real estate or, in the case of a loan, the real estate collateral, the borrower and the associated debt/equity structure. Our manager has developed a rigorous and disciplined review approach that will allow us to determine whether a prospective asset can achieve our targeted, risk-adjusted returns. This approach involves a review of the following, as applicable:

•	the borrower’s reputation, credit and payment performance;

•	a detailed review of the asset, including market analysis, property valuation, risk assessment and physical examination;

•	environmental, structural and zoning review;

•	detailed review of the transaction structure;

•	initial financial modeling; and

•	initial legal and accounting due diligence.

If our manager deems it necessary, it will use a stress test analysis with respect to the debt service capacity of the assets and their ultimate ability to refinance. Based on the stress test results as well as our manager’s review of the specific product types and property locations, a preliminary loan loss estimate will be derived, which will then be assessed against the proposed financing structure. Other factors that our manager will consider include the reputation of the underwriters and issuers, the quality of the loan underwriting, the quality of the respective borrowers and the adequacy of the related loan documents. Once the potential transaction is screened, the purchase parameters will be bid and/or negotiated, and a formal due diligence process will be initiated.

Due Diligence and Underwriting.  Our manager will subject a potential transaction to a rigorous and disciplined analysis to optimize pricing and structuring. From a real estate perspective, the due diligence may include one or more of, but is not limited to, the following:

•	conducting an analysis, regardless of the recourse nature of a loan, of the borrower’s investment history, reputation, credit history, investment focus and expertise;

•	making site visits to assess the economic viability of the collateral including tenant and overall property viability;

•	reviewing submarket supply and demand and existing and planned competitive properties;

•	reviewing local submarket rental and sales comparables;

•	reviewing issuer and third party valuations and appraisals of the property, if applicable, and the loan to value ratio with respect to the collateral;

•	performing legal, accounting, environmental, zoning, structural analyses of the property and borrower;

•	reviewing the level and stability of cash flow from the underlying collateral to service our asset;

•	analyzing the availability of capital for refinancing by the borrower if the loan does not fully amortize;

•	reviewing loan documents to determine the lender’s rights, including personal guarantees, additional collateral, default covenants and other remedies as well as the lender’s rights under any intercreditor agreements; and

•	making appropriate modifications to reflect the underlying collateral and borrower credit risk, including requiring letters of credit or other liquid instruments to ensure timely payments and loan-to-value ratios appropriate for the yield.

As a result of this extensive real estate review, a cash flow forecast for each collateral property will be prepared, and a valuation will be assigned. The performance of the respective loan will then be forecast and losses will be projected with respect to all assets to derive the projected risk-adjusted return. Sensitivity analysis will be performed in consideration of differing levels of loan losses, variances in the timing of loan payoffs or prepayments, loan extension scenarios and with respect to changing interest rates. In all cases, we will consider the potential impact on the risk profile of our portfolio and the impact on cash flow after we implement financing.

Investment Committee Approval Process.  Upon completion of this offering, our investment committee will consist of five members, two of whom will initially be nominated by our manager and approved by our board of directors, one of whom will be our chief executive officer, and two of whom will be appointed by our board of directors from our senior management team. The members of our investment committee nominated by our manager will be representatives of NY Life and Onex, respectively. Prior to any sale, transfer, acquisition or disposition of an asset recommended by our manager, the investment committee will review all such transactions that fall within our operating guidelines for overall compatibility with our portfolio. Following transaction screening and initial due diligence, our investment committee will review all potential transactions to consider pricing, structuring, real estate and borrower risk, finance capability, hedging and portfolio risk management as well as REIT and Investment Company Act compliance issues. Following execution of a term sheet, the investment committee will pursue final due diligence to the extent applicable. Upon completion of due diligence and prior to making any binding debt commitments or expenditures, our investment committee will consider the impact of any material findings on the transaction’s risk profile. All transactions will be reported to our board of directors. Our investment committee will consult regularly with our board of directors, our manager and consultants to understand and take advantage of the latest available market information and trends. The vote of a majority of all members of our investment committee will be required to approve all sales, transfers, acquisitions or dispositions of assets recommended by our manager.

Asset Management.  With respect to managing our assets, our manager will seek to address the following issues:

•	Asset Monitoring. Our manager will actively monitor and manage our assets. We use third parties to service our mortgages. Our manager’s officers have been trained to identify asset level risks early and to take measures to mitigate those concerns. Our investment committee will review our portfolio quarterly on a formal basis and more frequently, on an informal basis, to consider any “watch list” assets and determine any appropriate actions and reserve strategies.

•	Cash Collections. To the extent possible, we will enter into cash collection and lock box agreements, in particular on high yield assets.

•	Collateral Valuation. Our manager will be responsible for determining the value of the collateral property, including an analysis of the condition of the property, existing tenant base, current information and comparable market rents, occupancy and sales. When appropriate, our manager will also conduct an investigation of the borrower to identify other potential sources of recovery, including other non-real estate collateral and guarantees. Our manager will then be responsible for reviewing the collateral operating statements on an ongoing basis and within the market in order to accurately track asset value and its cash flow performance.

•	Recovery Strategies. To the extent a default is realized with respect to an asset, our manager will be responsible for recommending and implementing the appropriate recovery strategy in order to produce the highest present value recovery. Our management’s real estate operating and distressed debt workout management experience put us in a strong position to manage problems that may arise.

Our Financing Strategy

Initially, we expect to use borrowings under our repurchase facilities to fund future transactions and for working capital. Thereafter, we intend to finance the acquisition of additional assets primarily by borrowing against or further “leveraging” our existing and future portfolio. We intend to finance first mortgage loans between 80% and 90% of the underlying asset values of the applicable real estate, B-Notes and mezzanine loans between 55% and 85%, bridge loans between 55% and 85%, preferred equity between 50% and 60% and net leased assets between 50% and 60%.

We intend to maintain target debt levels of up to 75% of asset value to maintain flexibility to respond to industry conditions and opportunities. We have two repurchase facilities under which we can incur up to $600 million of debt to supplement our operating capital. On June 22, 2007, we entered into a repurchase facility with Merrill Lynch under which we can incur up to $300 million in debt to supplement our operating capital. As of September 30, 2007, we had $287 million of outstanding debt, all of which was borrowed under our repurchase facilities.

Our charter and bylaws do not limit the amount of indebtedness we can incur, and our board of directors has discretion to change our indebtedness policy at any time. However, we intend to maintain an adequate capital base to protect against various business environments in which our financing and hedging costs might exceed interest income (net of credit losses) from our assets. These conditions could occur, for example, due to credit losses or when, due to interest rate fluctuations, interest income on our assets lags behind interest rate increases in our borrowings, which are expected to be predominantly variable rate. See “Risk Factors — Risks Related to Our Business.”

We will use leverage for the sole purpose of financing our portfolio and not for the purpose of speculating on changes in interest rates. We will use debt financing in various forms in an effort to increase the size of our portfolio and potential returns to our stockholders. Access to low-cost capital is crucial to our business, because we earn income based on the spread between the yield on our assets and the cost of our borrowings.

We expect to use short-term financing, in the form of repurchase agreements, bridge financings and warehouse facilities, prior to the implementation of longer-term financing.

Repurchase agreements allow us to borrow against loans we own. Under these agreements, we sell our loans to a counterparty and agree to repurchase the same loans from the counterparty at a price equal to the original sales price plus an interest factor. These agreements are accounted for as debt, secured by the underlying assets. During the term of a repurchase agreement, we earn the principal and interest on the related securities and pay interest to the counterparty.

In addition to repurchase agreements, we intend to use warehouse facilities. These facilities are typically lines of credit from commercial and investment banks that we can draw from to fund our transactions. Warehouse lines are typically collateralized loans made to investors who invest in securities and loans that in turn pledge the resulting securities and loans to the warehouse lender. Third party custodians, usually large banks, typically hold the securities and loans funded with the warehouse facility borrowings, including the securities, loans, notes, mortgages and other important loan documentation, for the benefit of the lender who is deemed to own the securities and loans. The pool of assets in a warehouse facility typically must meet certain requirements, including term, average life, investment rating, agency rating and sector diversity requirements. There are also certain requirements relating to portfolio performance, including required minimum portfolio yield and limitations on delinquencies and charge-offs. Failure to comply with these requirements could result in either the need to post additional collateral or cancellation of the financing facility.

For longer-term funding, we intend to use securitization structures, particularly CDOs, as well as other match-funded financing structures. Match-funded financing structures match the maturities of our financial obligations with the maturities of our assets to minimize the risk that we have to refinance our liabilities prior to the maturities of our assets, and to reduce the impact of changing interest rates on earnings. CDOs are multiple class debt securities, or bonds, secured by pools of assets, such as CMBS, B-Notes, mezzanine loans and REIT debt. Like typical securitization structures, in a CDO the assets are pledged to a trustee for the benefit of the holders of the bonds. The bonds may be rated by one or more rating agencies. One or more classes of the bonds are marketed to a wide variety of fixed income investors, which enables the CDO sponsor to achieve a relatively low cost of long-term financing. We believe that CDO financing structures are an appropriate financing vehicle for our targeted asset classes, because they will enable us to lock in a long-term cost of funds and minimize the risk that we have to refinance our liabilities prior to the maturities of our loans.

Because we expect to retain the equity, or the below-investment grade portion, of any CDO which we may enter into, we expect that we will need to maintain the appropriate interest rate hedge with respect to the interest rate on our indebtedness used to acquire any fixed interest rate investment we include in a CDO as we anticipate that our CDO financings will be floating rate. CDO financing generally provides greater total proceeds at a lower average cost of funds relative to short-term financing vehicles, such as warehouse facilities, bank credit facilities and repurchase agreements. In addition, CDO financing will allow us to receive the benefits of these attractive terms for an extended period of time in contrast to such short-term financing options. Finally, all of our loans, including both floating and fixed rate loans, may have maturity dates that exceed the maturity date of any short-term financing that we may have in place.

We may also issue trust preferred securities, which are long-term, unsecured obligations that qualify as debt for GAAP and tax purposes.

Our Operating Policies

Our Operating and Borrowing Guidelines.  We have adopted general guidelines, which may be amended by our board of directors, without the approval of our stockholders, from time to time for our assets and borrowings to the effect that:

•	no asset will be included in our portfolio that would cause us to fail to qualify as a REIT;

•	no asset will be included in our portfolio that would cause us to be regulated as an investment company under the Investment Company Act;

•	no more than 25% of our equity, determined as of the date of the closing of such transaction, will be used for any single asset; and

•	no more than 25% of our equity, determined as of the date of the closing of such transaction, will be used for any single borrower.

Credit Risk Management.  We will be exposed to various levels of credit and special hazard risk depending on the nature of our underlying assets and the nature and level of credit enhancements supporting our assets. We will originate or purchase mortgage loans that meet minimum debt service coverage standards established by us. Our manager will review and monitor credit risk and other risks of loss associated with each asset. In addition, our manager will seek to diversify our portfolio of assets to avoid undue geographic, issuer, industry and certain other types of concentrations. Our investment committee and board of directors will monitor the overall portfolio risk and review levels of provision for loss.

Interest Rate Risk Management.  To the extent consistent with maintaining our qualification as a REIT, we will follow an interest rate risk management policy intended to mitigate the negative effects of major interest rate changes. We intend to minimize our interest rate risk from borrowings by attempting to structure the key terms of our borrowings to generally correspond to the interest rate term of our assets.

Hedging Activities.  We will enter into hedging transactions to protect our portfolio from interest rate fluctuations and other changes in market conditions. These transactions may include interest rate swaps, the purchase or sale of interest rate collars, caps or floors, options, mortgage derivatives and other hedging instruments. These instruments may be used to hedge as much of the interest rate risk as our manager determines is in the best interest of our stockholders, given the cost of such hedges and the need to maintain our qualification as a REIT. We may from time to time enter into interest rate swap agreements to offset the potential adverse effects of rising interest rates under certain short-term repurchase agreements. Our manager may elect to have us bear a level of interest rate risk that could otherwise be hedged when it believes, based on all relevant facts, that bearing such risk is advisable.

Conflicts of Interest Policies.  Upon completion of this offering, our investment committee will consist of five members, two of whom will initially be nominated by our manager and approved by our board of directors, one of whom will be our chief executive officer, and two of whom will be appointed by our board of directors from our senior management team. The members of our investment committee nominated by our manager will be representatives of NY Life and Onex, respectively. Prior to any sale, transfer, acquisition or disposition of an asset recommended by our manager, the investment committee will review all such transactions that fall within our operating guidelines for overall compatibility with our portfolio. Our investment committee will consult regularly with our board of directors, our manager and consultants to understand and take advantage of the latest available market information and trends. The vote of a majority of all members of our investment committee will be required to approve all sales, transfers, acquisitions or dispositions of assets recommended by our manager. In the event any member of our investment committee nominated by our manager or any of his affiliates has an economic interest in a sale, transfer, acquisition or disposition of assets under consideration by the committee (other than as a result of its economic interest in our company or our manager), that member will not be entitled to vote on the sale, transfer, acquisition or disposition of that asset. Our manager is required to seek the approval of a majority of the independent members of our board of directors before we engage in a material transaction with our manager or any of its affiliates.

Competition

Our net income depends, in large part, on our manager’s ability to originate and acquire our targeted assets. We expect to benefit from our relationships with NY Life, Onex and C&W, and the experience of our manager, which we expect will enable us to learn about, and compete effectively for, investment opportunities. See “— Our Competitive Advantages.” In originating and acquiring these investments, our manager will compete with other REITs, specialty finance companies, savings and loan associations, banks, mortgage brokers, insurance companies, mutual funds, institutional investors, investment banks, other lenders, governmental bodies and other entities. There are numerous REITs with asset acquisition objectives similar to ours, and others may be organized in the future. Some of our anticipated competitors are significantly larger than we are, have access to greater capital and other resources and may have other advantages over us that may inhibit our ability to compete successfully for assets. The effect of the existence of additional REITs may be to increase competition for the available supply of commercial real estate finance products suitable for purchase by us.

Our Structure

NY Credit Trust was organized on November 6, 2006 as a real estate investment trust under the laws of the State of Maryland. On April 19, 2007, NY Credit Trust was merged into a subsidiary of NY Credit Corp., a Maryland corporation. The subsidiary was the surviving entity and was subsequently dissolved. NY Credit Corp. is the surviving entity of these transactions. We refer to these transactions in this prospectus as the merger transactions.

NY Credit Corp. was organized on April 10, 2007 as a corporation under the laws of the State of Maryland. As of April 19, 2007, there were two record holders of our shares of common stock, Mr. Adamski and Onex. Our business of originating, acquiring, structuring and trading commercial real estate related loans and securities, particularly mortgage loans, B-Notes, bridge loans, mezzanine debt, preferred equity, net leased real estate and CMBS, is conducted through our predecessor, NY Credit Operating Partnership LP (formerly NY Credit Real Estate Fund I, L.P.). Our predecessor was organized in March 2005 as a limited partnership under the laws of the State of Delaware. See “Organization of Our Company — Organization Transactions.” We intend to elect to be taxed as a REIT under the Internal Revenue Code commencing with our taxable year ending December 31, 2007. Our qualification as a REIT depends upon our ability to meet on a continuing basis, through actual transactions and operating results, various requirements under the Internal Revenue Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of our shares. We believe that we are organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and that our current and proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT.

As long as we qualify as a REIT, we generally will not be subject to U.S. federal income tax on our net income that we annually distribute to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to U.S. federal income tax at regular corporate rates. Even if we qualify for taxation as a REIT, we may be subject to some U.S. federal, state and local taxes on our income or property. NY Credit Securities, LLC and NY Credit TRS Inc., our TRSs, will be subject to U.S. federal, state and local taxes on their income and activities.

Our operating activities will be managed by our manager and supervised by our investment committee and our board of directors. Each of NY Life and Onex will have a representative on our investment committee. In the event any member of our investment committee or any of his affiliates has an economic interest in a transaction under consideration by the committee (other than as a result of its economic interest in our company or our manager), that member will not be entitled to vote on the transaction but may attend any meetings of our investment committee at which the transaction is discussed and/or voted upon. Our investment committee consists of five members, two of whom will initially be nominated by our manager and approved by our board of directors, one of whom will be our chief executive officer, and two of whom will be appointed by our board of directors from our senior management team. Under the management agreement, we will pay our manager an annual base management fee determined by our equity as well as an incentive fee based on our performance. See “—Our Management Agreement.”

Investment Company Act Considerations

We conduct our operations so that we are not required to register as an investment company. Under Section 3(a)(1) of the Investment Company Act, a company is not deemed to be an “investment company” if:

•	it neither is, nor holds itself out as being, engaged primarily, nor proposes to engage primarily, in the business of investing, reinvesting or trading in securities; or

•	it neither is engaged nor proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and does not own or propose to acquire “investment securities” having a value exceeding 40% of the value of its total assets on an unconsolidated basis, which we refer to as the 40% Test. “Investment securities” excludes U.S. government securities and securities of majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company under Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.

Because we are a holding company that conducts our businesses through wholly-owned or majority-owned subsidiaries, the securities issued by our subsidiaries that are excepted from the definition of “investment company” under Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act, together with any other investment securities we may own, may not have a combined value in excess of 40% of the value of our total assets on an unconsolidated basis. This requirement limits the types of businesses in which we may engage through our subsidiaries.

Our operating partnership, which holds, through wholly-owned subsidiaries, substantially all of our real estate-related securities, also intends to conduct its operations so that it is not required to register as an investment company because less than 40% of the value of its total assets on an unconsolidated basis will consist of “investment securities.” In the future, our operating partnership may seek to be exempt from

Investment Company Act regulation under Section 3(c)(5)(C) or 3(c)(6). Certain of the wholly-owned subsidiaries of our operating partnership intend to be exempt from Investment Company Act regulation under Section 3(c)(5)(C). Any entity relying on Section 3(c)(5)(C) for its Investment Company Act exemption must have at least 55% of its portfolio invested in qualifying real estate assets (which, in general, must consist of whole mortgage loans and other liens on and interests in real estate) and at least another 25% of its portfolio invested in real estate-related assets.

Based on no-action letters issued by the staff of the SEC in connection with unrelated third party situation that may be analogous to ours, we classify our mortgage loan and bridge loan assets as qualifying real estate assets, as long as the loans are “fully secured” by an interest in real estate. That is, if the loan-to-value ratio of the loan is equal to or less than 100%, then we consider the loan a qualifying real estate asset. We do not consider loans with loan-to-value ratios in excess of 100% to be qualifying real estate assets that come within the 55% basket, but only real estate-related assets that come within the 25% basket. With respect to our B-Note assets, we take the position that B-Notes are qualifying real estate assets that come within the 55% basket where we have the unilateral right to (i) instruct the servicer to foreclose on a defaulted mortgage loan, (ii) replace the servicer in the event the servicer, in its discretion, elects not to foreclose on such a loan, and (iii) purchase the A-Note in the event of a default on the mortgage loan. We note that the SEC staff has not provided any guidance on the treatment of B-Notes for Section 3(c)(5)(C) purposes and any such guidance could require us to adjust our B-Note strategy or register as an investment company, either of which could have an adverse effect on our business. Based on a no-action letter issued by the SEC staff in connection with an unrelated third party situation that may be analogous to ours, we classify certain mezzanine loans (“Tier 1 Mezzanine Loans”) as qualifying real estate assets that come within the 55% basket where (1) the Tier 1 Mezzanine Loan is made to a special purpose entity whose sole purpose is to hold all of the ownership interests of another special purpose entity (the “SPV Ownership Interests”) that owns real estate that is subject to a mortgage loan, (2) the borrower of the Tier 1 Mezzanine Loan pledges its SPV Ownership Interests to us as collateral for the Tier 1 Mezzanine Loan and we obtain a first priority perfected security interest in the SPV Ownership Interests, (3) we exercise ongoing control rights over the management of the real estate, (4) we have the right to cure defaults or purchase the mortgage loan in the event of a default on the mortgage loan, and (5) in the event of a default on the Tier 1 Mezzanine Loan, we have the right to foreclose on the SPV Ownership Interests and become the owner of the real estate. We will treat those mezzanine loans that do not satisfy these criteria as real estate-related assets that come within the 25% basket. We will treat our CMBS assets as real estate-related assets that come within the 25% basket. Our joint venture assets may constitute qualifying real estate assets if we have the right to approve certain major decisions affecting the joint venture. The treatment of other assets as qualifying real estate assets and real estate-related assets is based on the characteristics of the underlying collateral and the particular type of loan, including whether we have foreclosure rights with respect to those securities or loans that have underlying real estate collateral.

We believe that each of NY Credit TRS Inc., our TRS, and NY Credit Securities, LLC is exempted from Investment Company Act regulation under Section 3(c)(7) of the Investment Company Act. Therefore, our operating partnership’s investment in each of NY Credit TRS, Inc. and NY Credit Securities, LLC will constitute an “investment security” for purposes of the 40% Test. Our operating partnership’s CDO subsidiary, NY Credit Funding I, LLC, is a qualified REIT subsidiary that is expected to be exempted under the Investment Company Act under Section 3(c)(5)(C). Additionally, we expect to form separate subsidiaries for each additional CDO or other securitizations we sponsor. We expect that each such subsidiary will rely on the exception provided by Section 3(c)(5)(C) or 3(c)(7) of the Investment Company Act.

Because our operating partnership will not be relying on Section 3(c)(1) or 3(c)(7) for its Investment Company Act exemption, our investment therein will not constitute an “investment security” for purposes of the 40% Test.

The determination of whether an entity is a majority-owned subsidiary of our company is made by us. The Investment Company Act defines a majority-owned subsidiary of a person as a company 50% or more of the outstanding voting securities of which are owned by such person, or by another company which is a majority-owned subsidiary of such person. The Investment Company Act further defines voting securities as any security presently entitling the owner or holder thereof to vote for the election of directors of a company. We treat companies, including CDO subsidiaries, in which we own at least a majority of the outstanding voting securities as majority-owned subsidiaries for purposes of the 40% Test. We have not requested the SEC to approve our treatment of any company as a majority-owned subsidiary and the SEC has not done so. If the SEC were to disagree with our treatment of one or more companies, including CDO subsidiaries, as majority-owned subsidiaries, we would need to adjust our strategy and our assets in order to continue to pass the 40% Test. Any such adjustment in our strategy could have a material adverse effect on us.

We may seek a no-action letter from the SEC staff, regarding how certain of our strategies fit within the exclusions from regulation under the Investment Company Act that we and our subsidiaries are using. To the extent that the SEC staff provides more specific guidance regarding the treatment of assets as qualifying real estate assets or real estate-related assets, we may be required to adjust our strategy accordingly. Any additional guidance from the SEC staff could provide additional flexibility to us, or it could further inhibit our ability to pursue the strategy we have chosen.

If we or our subsidiaries fail to maintain our exceptions or exemptions from the Investment Company Act, we would become subject to substantial regulation with respect to our capital structure (including our ability to use leverage), management, operations, transactions with affiliated persons (as defined in the Investment Company Act), and portfolio composition, including restrictions with respect to diversification and industry concentration and other matters. Compliance with the Investment Company Act will, accordingly, limit our ability to enter into certain transactions.

Our Corporate Information

Our principal office is located at 230 Park Avenue, Suite 1160, New York, New York 10169. Our telephone number is (212) 792-7880. Our website is located at http://www.nycredit.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus or any other report or document we file with or furnish to the SEC.

Employees

We have no employees, and we do not anticipate hiring any employees in the near term. Our executive officers are all employed by our manager.

Legal Proceedings

We and our manager are not involved in any material litigation nor, to our knowledge, is any litigation threatened against us or our manager.

MANAGEMENT

Our Directors, Director Nominees, Executive Officers and Key Employees

Following this offering, we expect our board of directors to consist of five directors, three of whom we expect to be independent directors, as defined by the rules of the NYSE. See “— Board of Directors and Committees.” Upon the expiration of their current terms at the annual meeting of stockholders in 2008, directors will be elected to serve a term of one year. Our bylaws provide that a majority of the entire board of directors may establish, increase or decrease the number of directors, provided that the number of directors may never be more than 15. All officers serve at the discretion of our board of directors. The following table sets forth certain information about our directors and executive officers as of October 31, 2007.

Name	Age	Position

Robert Abrams*	75	Director Nominee
William V. Adamski	50	Chief Executive Officer and Director
Joseph V. Green*	57	Director Nominee
John P. Malfettone*	52	Director Nominee
Edward J. Santoro	57	Chief Financial Officer and Director

*	Indicates that such director is considered an independent director under the NYSE independence standards as determined by our board of directors.

Information for each of our directors, director nominees, executive officers and a key employee is set forth below.

Robert Abrams has agreed to become a member of our board of directors upon completion of this offering. Mr. Abrams has been a professor in the real estate program at Cornell University, of which he is the founder and a past director, since 1994, and a senior lecturer in the department of city and regional planning at Cornell University since 1992. Since 1992, he has also been a consultant for Colliers ABR, Inc. (formerly Abrams Benisch Riker, Inc.), of which he was the principal and founder from 1978 until 1992. Mr. Abrams is currently a Trustee Emeritus and Presidential Councilor of Cornell University and serves as a director of both Tomkins County Area Development and the Cayuga Medical Center. Mr. Abrams graduated from Cornell University in 1953 with a bachelor of science degree in industrial and labor relations and from Harvard University in 1957 with a masters in business administration.

William V. Adamski has served as our chief executive officer since the formation of our predecessor in March 2005 and as a member of our board of directors since our formation in November 2006. Since April 2000, Mr. Adamski has been the president of BRK Management, LLC, specializing in real estate debt and equities investments. From December 1995 until March 2000, Mr. Adamski was a managing director at Credit Suisse First Boston LLC, where he led the real estate finance effort and was responsible for the origination and structuring of all real estate products. From 1990 until 1995, Mr. Adamski was senior vice president at Lazard Frerés & Co., where he was responsible for corporate and other real estate transactions. Mr. Adamski is currently a member of the board of directors of NorthStar Realty Finance Corp., a publicly traded real estate finance company. He is also currently on the Cornell Real Estate Advisory Board, which invests the university endowment in real estate, and is the chairman of the Board of Governors of Mercy Medical Center. Mr. Adamski graduated from Cornell University in 1979 with a bachelor of arts in mathematics and from the New York University Leonard N. Stern School of Business in 1981 with a masters in business administration.

Joseph V. Green has agreed to become a member of our board of directors upon completion of this offering. Mr. Green has been president of Winston Hotels, Inc., a hospitality real estate investment trust, since November 2003 and its chief financial officer of that company since May 1999. Mr. Green also served as executive vice president — acquisitions and finance of Winston Hotels, Inc. from January 1, 1998 until May 18, 1999, after having advised that company on matters regarding hotel acquisitions and finance since 1993, including its initial public offering. Mr. Green also serves on the board of directors and audit and governance and nominating committees of RP Realty Trust, a private REIT. Mr. Green graduated from the

University of North Carolina in 1972 with a bachelor of science degree in finance, from Wake Forest University School of Law in 1976 with a juris doctor and from Georgetown University Law Center in 1978 with a master of laws in taxation.

John P. Malfettone has agreed to become a member of our board of directors upon completion of this offering. Mr. Malfettone has been the chief operating officer of Oak Hill Capital Partners, a private equity company, since 2004. From 2002 until 2003, Mr. Malfettone served as executive vice president and chief financial officer for MacDermid, Inc., a public specialty chemical company. From 1997 until 2001, he served as the managing director for the private equity arm of GE Capital, where he founded the commercial services group. Mr. Malfettone was also the chief financial officer of GE Capital Corporation from 1994 until 1997, prior to which he served as first assistant controller and then vice president corporate controller of that company from 1990 until 1994. From 1977 until 1990, Mr. Malfettone was a partner in KPMG Peat Marwick. Mr. Malfettone currently serves as a member of the board of directors and chairman of the audit committee of Duane Reade, Inc., a public retail company. From 2003 until 2005, he served as a member of the board of directors and chairman of the audit committee of Dovebid, Inc., a private asset disposition and auction company. Mr. Malfettone graduated from University of Connecticut in 1977 with a bachelor of arts degree in accounting.

Edward J. Santoro has served as a managing director and our chief financial officer and chief operating officer since the formation of our predecessor in March 2005 and as a member of our board of directors since our formation in November 2006. From June 2002 until March 2005, Mr. Santoro was a partner in Canterbury Capital Partners, a private investment fund formed to focus on opportunistic acquisitions of commercial real estate in the Northeast. From April 1997 until May 2002, he served in various positions at Credit Suisse First Boston, including managing director and co-head of the real estate investment group, chief operating officer of the real estate finance and securitization group. From 1990 until 1997, Mr. Santoro served in various positions at GE Capital, including executive vice president of the commercial real estate group, where he was responsible for all loan origination and capital markets activities, and vice president and comptroller, where his responsibilities included oversight of all corporate accounting functions as well as external financial reporting and regulatory filings. From 1974 until 1990, he served in a variety of positions, including audit partner, with KPMG Peat Marwick LLP with overall audit responsibilities for a variety of commercial and not-for-profit clients. He held several other positions at KPMG including partner in charge of administration, partner in charge of recruiting, and associate SEC reviewing partner. Mr. Santoro was the treasurer of the Ridgefield Academy, a not-for-profit educational institution, until June 2006. Mr. Santoro graduated from the College of the Holy Cross in 1971 with a bachelor of arts in psychology and from Iona College in 1974 with a masters of business administration in accounting.

Christopher Tyrkko has served as our corporate controller since November 2006. Mr. Tyrkko has more than 15 years of experience in accounting and financial reporting. From February 2004 until May 2006, Mr. Tyrkko served as corporate controller at NorthStar Realty Finance Corp., a public real estate investment trust that originates and acquires real estate debt, real estate securities and net lease properties, where his duties included SEC financial reporting, budgeting and cash management. From June 1997 until January 2004, he served in various controller capacities at Reckson Associates. Prior to June 1997, Mr. Tyrkko was employed as an accountant at Deloitte & Touche LLP. Mr. Tyrkko graduated from Long Island University in 1989 with a bachelor of science in accounting and in 1990 with a masters of science in accounting.

Board of Directors and Committees

Our business is managed through the oversight and direction of our board of directors, which has established operating guidelines for our manager to follow in its day to day management of our business. At least a majority of our board of directors is “independent,” as defined by the rules of the NYSE. Our directors will be nominated by our nominating and corporate governance committee.

Our board consists of five directors, two of whom are affiliated with our manager and three of whom are “independent” directors. The directors keep informed about our business at meetings of our board and its committees and through supplemental reports and communications. Our independent directors expect to meet regularly in executive sessions without the presence of our executive officers.

Our board intends to establish three committees consisting solely of independent directors, the principal functions of which are briefly described below. Matters put to a vote at any one of our three committees must be approved by a majority of the directors on the committee who are present at a meeting at which there is a quorum or by unanimous written consent of the directors on that committee.

Audit Committee

The audit committee will consist of Messrs. Abrams, Green and Malfettone, each of whom will be an independent director. Mr. Green will chair our audit committee and will serve as our audit committee financial expert, as that term is defined by the SEC. The principal functions of the audit committee will be to assist the board in overseeing (1) our accounting and financial reporting processes, (2) the integrity and audits of our consolidated financial statements, (3) our compliance with legal and regulatory requirements, (4) the qualifications and independence of our independent auditors and (5) the performance of our independent auditors and any internal auditors.

Compensation Committee

The compensation committee will consist of Messrs. Abrams, Green and Malfettone, each of whom will be an independent director. Mr. Malfettone will chair our compensation committee. The principal functions of the compensation committee will be to (1) evaluate the performance of our officers, (2) review the compensation payable to our officers, (3) evaluate the performance of our manager, (4) review the compensation and fees payable to our manager under the management agreement and (5) administer the issuance of any shares of common stock issued to our employees or the employees of our manager who provide services to us.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee will consist of Messrs. Abrams, Green and Malfettone, each of whom will be an independent director. Mr. Abrams will chair our nominating and corporate governance committee. The principal functions of the nominating and corporate governance committee will be to seek, consider and recommend to the board qualified candidates for election as directors and recommend a slate of nominees for election as directors at the annual meeting of our stockholders. It will also periodically prepare and submit to the board for adoption the committee’s selection criteria for director nominees. It will review and make recommendations on matters involving general operation of the board and our corporate governance, and annually will recommend to the board nominees for each committee of the board. In addition, the committee will annually facilitate the assessment of the board of directors’ performance as a whole and of the individual directors and reports thereon to the board.

Investment Committee

The role of our investment committee is to review and approve sales, transfers, acquisitions and dispositions of assets for our portfolio and related compliance with our operating policies. The investment committee will meet as frequently as necessary in order for us to achieve our portfolio objectives.

Upon completion of this offering, our investment committee will consist of five members, two of whom will initially be nominated by our manager and approved by our board of directors, one of whom will be our chief executive officer and two of whom will be appointed by our board of directors from our senior management team. Four members have been determined and the fifth will be determined prior to the completion of this offering. The members of our investment committee nominated by our manager will be representatives of NY Life and Onex, respectively. In the event any member of our investment committee nominated by our manager or any of his affiliates has an economic interest in a sale, transfer, acquisition or disposition of assets under consideration by the committee (other than as a result of its economic interest in our company or our manager), that member will not be entitled to vote on the sale, transfer, acquisition or disposition of that asset. Each investment committee member’s positions with our company, our manager, NY Life or Onex is summarized in the following table.

Name	Position

William V. Adamski	Chairman and Chief Executive Officer of NY Credit Corp.
Mark W. Talgo	Senior Managing Director of NYLIM
Michael S. Dana	President and Chief Executive Officer of Onex Real Estate Partners
Edward J. Santoro	Chief Financial Officer, Chief Operating Officer and Director of NY Credit Corp.

Additional biographical information regarding the initial members of our investment committee is as follows:

•	William V. Adamski. See “— Our Directors, Director Nominees, Executive Officers and Key Employees — William V. Adamski” for biographical information with respect to Mr. Adamski.

•	Mark W. Talgo has agreed to become a member of our investment committee upon completion of this offering. Mr. Talgo is the Senior Managing Director of the Real Estate Group of NYLIM, where he has been responsible for public and private real estate debt and equity investments. Mr. Talgo has been employed by NY Life for over 20 years and prior to his current position, Mr. Talgo was co-head of commercial mortgage production and managed the structured investments area within the Real Estate Group of NY Life. Mr. Talgo is a member of NAREIT, Commercial Mortgage Securities Association, The Real Estate Board of New York, Urban Land Institute and Pension Real Estate Association. Mr. Talgo graduated from Lake Forest College with a bachelor of arts and from New York University with a masters degree.

•	Michael S. Dana has agreed to become a member of our investment committee upon completion of this offering. Mr. Dana is the President and chief executive officer of OREP, an opportunity fund formed and capitalized by Onex Corporation. Mr. Dana has more than 20 years of experience with major real estate owners and investors and founded Delta Group, the predecessor fund to OREP. Prior to forming OREP, Mr. Dana spent over a decade in the investment banking field, including Credit Suisse First Boston where he was the North American Head of Real Estate Investment Banking. Prior to investment banking, Mr. Dana was an executive with Equitable Real Estate where he ultimately formed and ran the capital markets division. Mr. Dana graduated from the University of Maryland where he is a member of the Board of Trustees and Chair of the Baltimore Incentive Program. Mr. Dana received his M.B.A. from the University of Pennsylvania Wharton School of Business.

•	Edward J. Santoro. See “— Our Directors, Director Nominees, Executive Officers and Key Employees — Edward J. Santoro” for biographical information with respect to Mr. Santoro.

Executive and Director Compensation

Compensation Discussion and Analysis

Because our management agreement provides that our manager is responsible for managing our affairs, our executive officers, who are employees of our manager, do not receive cash compensation from us for serving as our executive officers. In their capacities as officers or employees of our manager, or its affiliates, they devote a portion of their time to our affairs as is required for the performance of the duties of our manager under the management agreement.

Except for certain equity grants, our manager compensates each of our executive officers. We pay our manager a management fee, and our manager uses the proceeds from the management fee in part to pay compensation to its officers and employees. We will adopt a 2007 equity incentive plan to provide incentives to our employees, our non-employee directors, our manager and other service providers to encourage their efforts toward our continued success, long-term growth and profitability and to attract, reward and retain key personnel. See “— 2007 Equity Incentive Plan” for detailed description of our 2007 equity incentive plan.

Compensation of Directors

We will pay a $30,000 annual director’s fee to each of our independent directors. All members of our board of directors will be reimbursed for their costs and expenses in attending all meetings of our board of directors. We will pay an annual fee of $15,000 to the chair of the audit committee of our board of directors and an annual fee of $5,000 to the chair of any other committee of our board of directors. Fees to the directors may be made by issuance of shares, based on the value of such shares of common stock at the date of issuance, rather than in cash. In addition, the 2007 equity incentive plan provides to each director who is not our officer or employee an initial restricted share grant of 2,000 shares of common stock on the closing of this offering. Thereafter, any director who joins the board will receive an initial restricted share grant of 2,000 shares upon attendance of his or her first board of directors meeting. One half of the shares subject to each director’s initial restricted share grant will fully vest on the date of grant, and the other half will vest on the first anniversary of the date of grant, as long as such director is serving as a board member on such date. The 2007 equity incentive plan also provides for automatic, annual restricted share awards of 2,000 shares of common stock on the first business day after our annual meeting of stockholders to each director who is not our officer or employee and who is on our board of directors at the time of such meeting. One half of the shares subject to each director’s annual restricted share grant will fully vest on the date of grant, and the other half will vest on the first anniversary of the date of grant, as long as such director is serving as a board member on such date. All of the shares subject to each director’s initial restricted share grant and annual restricted share grant will be subject to restrictions on transferability for a period of one year from the date of grant. To date, our directors have not received any compensation for their services in that capacity.

2007 Equity Incentive Plan

We will adopt a 2007 equity incentive plan to provide incentive compensation to attract and retain qualified directors, officers, advisors, consultants and other personnel, including our manager and affiliates and employees of our manager, and any joint venture affiliates of ours. The 2007 equity incentive plan is administered by the compensation committee appointed by our board of directors. The 2007 equity incentive plan will permit the granting of share options, restricted shares of common stock, phantom shares, dividend equivalent rights and other equity-based awards. Prior to the completion of this offering, we have not issued any equity-based compensation.

Administration

The 2007 equity incentive plan is administered by the compensation committee. The compensation committee, appointed by our board of directors, has the full authority to administer and interpret the 2007 equity incentive plan, to authorize the granting of awards, to determine the eligibility directors, officers, advisors, consultants and other personnel, including our manager and affiliates and employees of our manager, and any joint venture affiliates of ours to receive an award, to determine the number of shares of common stock to be covered by each award (subject to the individual participant limitations provided in the 2007 equity incentive plan), to determine the terms, provisions and conditions of each award (which may not be inconsistent with the terms of the 2007 equity incentive plan), to prescribe the form of instruments evidencing awards and to take any other actions and make all other determinations that it deems necessary or appropriate in connection with the 2007 equity incentive plan or the administration or interpretation thereof. In connection with this authority, the compensation committee may, among other things, establish performance goals that must be met in order for awards to be granted or to vest, or for the restrictions on any such awards to lapse. From and after the consummation of this offering, the 2007 equity incentive plan will be administered by a compensation committee consisting of two or more non-employee directors, each of whom is intended to be, to the extent required by Rule 16b-3 under the Exchange Act, a non-employee director and will, at such times as we are subject to Section 162(m) of the Internal Revenue Code, qualify as an outside director for purposes of Section 162(m) of the Internal Revenue Code, or, if no committee exists, the board of directors. References below to the compensation committee include a reference to the board for those periods in which the board is acting.

Available Shares

Subject to adjustment upon certain corporate transactions or events, a maximum of      shares of common stock (but not more than 8% of the shares of common stock outstanding upon completion of this offering and the organization transactions (including any exercise by the underwriters of their over-allotment option)) may be subject to awards under the 2007 equity incentive plan. The maximum number of shares that may underlie awards, other than options, in any one year to any eligible person, may not exceed     . In addition, subject to adjustment upon certain corporate transactions or events, options for more than      shares of common stock over the life of the 2007 equity incentive plan may not be granted. If an option or other award granted under the 2007 equity incentive plan expires or terminates, the shares subject to any portion of the award that expires or terminates without having been exercised or paid, as the case may be, will again become available for the issuance of additional awards. Unless previously terminated by our board of directors, no new award may be granted under the 2007 equity incentive plan after the tenth anniversary of the date that such plan was initially approved by our board of directors. No award may be granted under our 2007 equity incentive plan to any person who, assuming exercise of all options and payment of all awards held by such person would own or be deemed to own more than 9.8% of the outstanding shares of common stock.

Awards Under the Plan

Share Options.  The terms of specific options, including whether options shall constitute “incentive stock options” for purposes of Section 422(b) of the Internal Revenue Code, shall be determined by the committee. The exercise price of an option shall be determined by the committee and reflected in the applicable award agreement. The exercise price with respect to incentive stock options may not be lower than 100% (110% in the case of an incentive stock option granted to a 10% stockholder, if permitted under the plan) of the fair market value of our shares of common stock on the date of grant. Each option will be exercisable after the period or periods specified in the award agreement, which will generally not exceed ten years from the date of grant (or five years in the case of an incentive stock option granted to a 10% stockholder, if permitted under the plan). Options will be exercisable at such times and subject to such terms as determined by the committee.

Restricted Shares of Common Stock.  A restricted share award is an award of shares of common stock that is subject to restrictions on transferability and such other restrictions, if any, as our board of directors or committee may impose at the date of grant. Grants of restricted shares of common stock will be subject to vesting schedules as determined by the compensation committee. The restrictions may lapse separately or in combination at such times, under such circumstances, including, without limitation, a specified period of employment or the satisfaction of pre-established criteria, in such installments or otherwise, as the compensation committee of our board of directors may determine. Except to the extent restricted under the award agreement relating to the restricted shares of common stock, a participant granted restricted shares of common stock has all of the rights of a stockholder, including, without limitation, the right to vote and the right to receive dividends on the restricted shares of common stock. Although dividends are paid on all restricted shares of common stock, whether or not vested, at the same rate and on the same date as on our shares of common stock, holders of restricted shares of common stock are prohibited from selling such shares until they vest.

Phantom Shares.  Phantom shares, which when issued will reduce the number of shares available for grant under the 2007 equity incentive plan, will vest as provided in the applicable award agreement. A phantom share represents a right to receive the fair market value of a share of common stock, or, if provided by the committee, the right to receive the fair market value of a share of common stock in excess of a base value established by the committee at the time of grant. Phantom shares may generally be settled in cash or by transfer of shares of common stock (as may be elected by the participant or the committee, as may be provided by the committee at grant). The committee may, in its discretion and under certain circumstances, permit a participant to receive as settlement of the phantom shares installments over a period not to exceed ten years.

LTIP Units.  LTIP units are a special class of partnership interests in our operating partnership. Each LTIP unit awarded will be deemed equivalent to an award of one share of common stock under our 2007 equity incentive plan, reducing the availability for other equity awards on a one-for-one basis. The vesting period for LTIP units, if any, will be determined at the time of issuance. Quarterly cash distributions on each LTIP unit, whether vested or not, will be the same as those made with respect to our shares of common stock. This treatment with respect to quarterly distributions is similar to the expected treatment of our restricted share awards, which will generally receive full dividends whether vested or not. Initially, LTIP units will not have full parity with OP units with respect to liquidating distributions. Under the terms of the LTIP units, our operating partnership will revalue its assets upon the occurrence of certain specified events, and any increase in valuation from the time of grant until such event will be allocated first to the holders of LTIP units to equalize the capital accounts of such holders with the capital accounts of OP unit holders. Upon equalization of the capital accounts of the holders of LTIP units with the other holders of OP units, the LTIP units will achieve full parity with OP units of our operating partnership for all purposes, including with respect to liquidating distributions. If such parity is reached, vested LTIP units may be converted into an equal number of OP units, and thereafter enjoy all the rights of OP units. However, there are circumstances under which such parity would not be reached. Until and unless such parity is reached, the value that will be realized for a given number of vested LTIP units will be less than the value of an equal number of shares of common stock. See “NY Credit Operating Partnership LP” for a further description of the rights of limited partners in the operating partnership.

Dividend Equivalents.  A dividend equivalent is a right to receive (or have credited) the equivalent value (in cash or shares of common stock) of dividends paid on shares of common stock otherwise subject to an award. The committee may provide that amounts payable with respect to dividend equivalents shall be converted into cash or additional shares of common stock. The committee will establish all other limitations and conditions of awards of dividend equivalents as it deems appropriate.

Other Share-Based Awards.  The 2007 equity incentive plan authorizes the granting of other awards based upon the shares of common stock (including the grant of securities convertible into shares of common stock and share appreciation rights), and subject to terms and conditions established at the time of grant.

Change in Control

Upon a change in control (as defined in the 2007 equity incentive plan), the committee may make such adjustments as it, in its discretion, determines are necessary or appropriate in light of the change in control, but only if the committee determines that the adjustments do not have an adverse economic impact on the participants (as determined at the time of the adjustments).

Our board of directors may amend, alter or discontinue the 2007 equity incentive plan but cannot take any action that would impair the rights of a participant without such participant’s consent. To the extent necessary and desirable, the board of directors must obtain approval of the stockholders, for any amendment that would:

•	other than through adjustment as provided in the 2007 equity incentive plan, increase the total number of shares of common stock reserved for issuance under the 2007 equity incentive plan; or

•	change the class of officers, directors, employees, consultants and advisors eligible to participate in the 2007 equity incentive plan.

The compensation committee or our board of directors may amend the terms of any award granted under the 2007 equity incentive plan, prospectively or retroactively, but, generally may not impair the rights of any participant without his or her consent.

Limitation of Liability and Indemnification

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision and limits the liability of our directors and officers to the maximum extent permitted by Maryland law.

Our charter authorizes us, to the maximum extent permitted by Maryland law, to indemnify and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (1) any present or former director or officer or (2) any individual who, while serving as our director or officer and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise, from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity or capacities. Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (1) any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his service in that capacity or (2) any individual who, while serving as our director or officer and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise, and who is made or threatened to be made a party to the proceeding by reason of his service in that capacity. Our charter and bylaws also permit us to indemnify and advance expenses to any person who served any predecessor of our company in any of the capacities described above and to any employee or agent of our company or of our predecessor.

The Maryland General Corporation Law, or MGCL, permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (A) was committed in bad faith or (B) was the result of active and deliberate dishonesty, (2) the director or officer actually received an improper personal benefit in money, property or services, or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (1) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (2) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Compensation Committee Interlocks and Insider Participation

All of the members of our compensation committee have been determined to be independent directors in accordance with the listing standards and corporate governance rules of the NYSE and the terms of our corporate governance guidelines. None of our directors or any of our executive officers serves as a member of a board or any compensation committee of any entity that has one or more executive officers serving as a member of our board of directors.

Conflicts of Interest with our Manager

We are entirely dependent upon our manager for our day-to-day management and do not have any independent officers. Mr. Adamski, our chairman and chief executive officer, is the founder and a member of the senior management of our manager and Mr. Santoro, our chief financial officer and chief operating officer, and Mr. Franzetti, our head of securitizations, are members of the senior management of the manager. As a result, we, our manager, and our executive officers may face conflicts of interests because of our relationships with each other. These conflicts include the following:

•	The management agreement between us and our manager was negotiated between related parties, and the terms, including fees payable, may not be as favorable to us as if it had been negotiated with an unaffiliated third party. The interests of these officers and directors in the affairs of the manager may conflict from time to time with our interests.

•	We have not adopted a policy that expressly prohibits our directors, officers, security holders or affiliates from having a direct or indirect pecuniary interest in any investment to be acquired or disposed of by us or any of our subsidiaries or in any transaction to which we or any of our subsidiaries is a party or has an interest, nor do we have a policy that expressly prohibits any such persons from engaging for their own account in business activities of the types conducted by us. However, our code of business conduct and ethics contain a conflict of interest policy that prohibits our directors, officers and employees from engaging in any transaction that involves an actual or apparent conflict of interest with us.

•	The compensation we pay to our manager consists of both a base management fee that is not tied to our performance and an incentive management fee that is based entirely on our performance. The risk of the base management fee component is that it may not provide sufficient incentive to our manager to seek to achieve attractive returns to us. The risk of the incentive management fee component is that it may cause our manager to place undue emphasis on the maximization of short-term funds from operations at the expense of other criteria, such as preservation of capital, in order to achieve a higher incentive fee. Investments with higher yield potential are generally riskier or more speculative. This could result in increased risk to the value of our investment portfolio.

•	Our manager does not assume any responsibility beyond the duties specified in the management agreement and those imposed by law and will not be responsible for any action of our board of directors in following or declining to follow its advice or recommendations. Our manager and its officers, managers, employees and affiliates will not be liable to us, our directors or our stockholders for, and we have agreed to indemnify them for all claims and damages arising from, acts or omissions performed in good faith in accordance with and pursuant to the management agreement, except by reason of acts constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their duties under the management agreement. As a result, we could experience poor performance or losses for which our manager would not be liable.

ORGANIZATION OF OUR COMPANY

Overview

NY Credit Trust was organized on November 6, 2006 as a real estate investment trust under the laws of the State of Maryland. On April 19, 2007, NY Credit Trust was merged into a subsidiary of NY Credit Corp., a Maryland corporation. NY Credit Corp. is the surviving entity of these transactions. We refer to these transactions in this prospectus as the merger transactions.

NY Credit Corp. was organized on April 10, 2007 as a corporation under the laws of the State of Maryland. As of April 19, 2007, there were two record holders of our shares of common stock, Mr. Adamski and Onex. Our business of originating, acquiring, structuring and trading commercial real estate related loans and securities, particularly mortgage loans, B-Notes, bridge loans, mezzanine debt, preferred equity, net leased real estate and CMBS, is conducted through our predecessor, NY Credit Operating Partnership LP (formerly NY Credit Real Estate Fund I, L.P.). Our predecessor was organized in March 2005 as a limited partnership under the laws of the State of Delaware.

Organization Transactions

We have entered into a series of transactions, related to the merger transactions referred to above and a recapitalization transaction in November 2006, both of which are set forth in greater detail below.

•	Our predecessor, NY Credit Operating Partnership LP (formerly NY Credit Real Estate Fund I, L.P.), was organized in March 2005 as a limited partnership under the laws of the State of Delaware. At the time of its organization, NY Life and one other institutional investor acquired limited partnership interests and NY Credit Real Estate GP, LLC acquired general partnership interests in our predecessor.

•	On November 10, 2006, we entered into a series of transactions in which we recapitalized the partnership interests of our predecessor’s general and limited partners so that such interests are now expressed as a number of OP units. Our predecessor’s general partner, NY Credit Real Estate GP, LLC, distributed the OP units it received in this recapitalization to Mr. Adamski (through BRK Management LLC, an entity he controls, which owns all of the outstanding equity interests in NY Credit Real Estate GP, LLC). We formed NYCT Business Trust I to acquire a general partner interest in our predecessor. Through NYCT Business Trust I, we acquired the general partner interest in the operating partnership.

•	We formed NY Credit TRS Inc., a wholly-owned subsidiary of our operating partnership and NY Credit Securities, LLC, a minority-owned subsidiary of our operating partnership. We will elect to have each such entity treated as a TRS.

•	In connection with this recapitalization transaction, our operating partnership entered into a management agreement with our manager to reflect the structure and terms described under “Business — Our Management Agreement.”

•	Subject to obtaining NASD approval, we expect to acquire all of the membership interests in NY Credit Securities, LLC, currently owned by NYLIM, C&W and Mr. Adamski (through BRK Management LLC, an entity he controls), for a total of $75,000.

•	In connection with the merger transactions, Mr. Adamski received 100 shares of our common stock for $1,000 in cash and Onex received 2,444,835 shares of common stock for $24,448,351 in cash. As of June 30, 2007 Onex has contributed an additional $25,551,649 in cash to us in exchange for additional shares of common stock at a rate of $10.00 per share, which satisfied their $50 million commitment.

In connection with the merger transactions, NYCT Business Trust I merged with and into NYCC GP LLC, a Maryland limited liability company, with NYCC GP LLC surviving the merger and becoming the general partner of the operating partnership. In addition, in connection with the merger transactions, we formed NY Credit Operating Company LLC, a Delaware limited liability company and our wholly-owned subsidiary, to hold all of the membership interests in NYCC GP LLC and NY Credit Corp.’s limited partnership interests in our operating partnership.

In addition to purchasing shares of our common stock and committing to purchase additional shares in connection with the merger transactions, Onex purchased a significant ownership interest in our manager.

For an illustration of our anticipated structure following this offering and the organization transactions, see “Summary — Our Organizational Structure.”

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We are party to various transactions with and subject to various conflicts of interest arising out of our relationships with NY Life, Onex and C&W and our manager and their respective affiliates. In addition, NY Life, Onex and C&W may have additional relationships or engage in additional transactions among themselves that do not involve our company, which may result in additional conflicts of interest among NY Life, Onex and C&W and between any of NY Life, Onex and C&W and our company. Except as set forth below, we have no specific procedures in place to deal with conflicts of interest. We intend that all conflicts will be resolved in accordance with the terms of our various policies and agreements and, where appropriate, through consultations with and approval by our independent directors.

Investment Committee Voting

Upon completion of this offering, our investment committee will consist of five members, two of whom will initially be nominated by our manager and approved by our board of directors, one of whom will be our chief executive officer and two of whom will be appointed by our board of directors from our senior management team. The members of our investment committee nominated by our manager will be representatives of NYLIM and Onex, respectively. Prior to any sale, transfer, acquisition or disposition of an asset recommended by our manager, the investment committee will review all such transactions that fall within our operating guidelines for overall compatibility with our portfolio. Our investment committee will consult regularly with our board of directors, our manager and consultants to understand and take advantage of the latest available market information and trends. The vote of a majority of all members of our investment committee will be required to approve all sales, transfers, acquisitions or dispositions of assets recommended by our manager. In the event any member of our investment committee nominated by our manager or any of his affiliates has an economic interest in a sale, transfer, acquisition or disposition of assets under consideration by the committee (other than as a result of its economic interest in our company or our manager), that member will not be entitled to vote on the sale, transfer, acquisition or disposition of that asset. See “Business — Our Operating Policies — Conflicts of Interest Policies.”

Management Agreement

We have entered into a management agreement with our manager, pursuant to which our manager provides for the day-to-day management of our operations. The management agreement requires our manager to oversee our business affairs in conformity with the policies and the operating guidelines that are approved and monitored by our board of directors. William Adamski, our chairman and chief executive officer and one of our directors, is Senior Managing Director of our manager and Edward Santoro, our chief financial officer and one of our directors, is Managing Director of our manager. As a result, the management agreement between us and our manager was negotiated between related parties, and the terms, including fees payable, may not be as favorable to us as if it had been negotiated with an unaffiliated third party. In addition, our rights under the management agreement may not be enforced, or may be enforced less vigorously, because the members of our senior management team are also employees of our manager. See “Risk Factors — Risks Related to Our Management — There are conflicts of interest in our relationship with our manager, which could result in decisions that are not in the best interest of our stockholders.”

Shared Officers

We have no direct employees. The members of our senior management team are also employees and executive officers of our manager. We have no separate facilities and are completely reliant on our manager, which has significant discretion as to the implementation of our operating policies and strategies. We are subject to the risk that our manager will terminate the management agreement and that no suitable replacement will be found to manage us. We believe that our success depends to a significant extent upon the experience of our manager’s executive officers, whose continued service is not guaranteed.

Strategic Relationships

Although NY Life, Onex and C&W are not contractually obligated to provide us with access to their transaction pipelines or other resources, we expect that we will acquire assets from NY Life, Onex or C&W or their respective affiliates, engage in transactions that finance the assets of NY Life, Onex or C&W or their respective affiliates or participate in transactions with NY Life, Onex or C&W or their respective affiliates. These transactions will not be the result of arm’s-length negotiations and will involve conflicts between our interests and the interests of NY Life, Onex or C&W or their respective affiliates in obtaining favorable terms and conditions. In addition, NY Life, Onex and C&W may continue to hold interests in assets that we acquire from them. The interests that NY Life, Onex and C&W continue to hold may conflict with our interests in these assets, and they will be under no obligation to subordinate their interests to our interests.

Organization Transactions

We are a party to certain transactions and agreements with related parties in connection with the organization transactions, as described under “Organization of Our Company — Organization Transactions.”

Benefits to Related Parties

Our executive officers, directors and director nominees will receive material benefits as a result of this offering and the organization transactions, as discussed below.

Robert Abrams

Robert Abrams, a director nominee, will receive           restricted shares, which will vest at a rate of one third of the number of restricted shares granted per year beginning on the first anniversary of the date of grant assuming Mr. Abrams is continuing in his service as a director of our company at such date.

William V. Adamski

William V. Adamski, our chairman and chief executive officer will receive           restricted shares of common stock or LTIP units in our operating partnership granted under our 2007 equity incentive plan.

Joseph V. Green

Joseph V. Green, a director nominee, will receive           restricted shares, which will vest at a rate of one third of the number of restricted shares granted per year beginning on the first anniversary of the date of grant assuming Mr. Green is continuing in his service as a director of our company at such date.

John P. Malfettone

John P. Malfettone, a director nominee, will receive           restricted shares, which will vest at a rate of one third of the number of restricted shares granted per year beginning on the first anniversary of the date of grant assuming Mr. Malfettone is continuing in his service as a director of our company at such date.

Edward J. Santoro

Edward J. Santoro, our chief financial officer and chief operating officer, will receive           restricted shares of common stock or LTIP units in our operating partnership granted under our 2007 equity incentive plan.

Management Share Purchases in this Offering

We expect that certain members of our senior management team will purchase an aggregate of $1 million of shares of common stock from the underwriters in this offering. We expect such shares to be subject to lock-up agreements with the underwriters for 180 days after the date of this prospectus. See “Underwriting.”

Awards Pursuant to the 2007 Equity Incentive Plan

Pursuant to the 2007 equity incentive plan, upon the completion of this offering, we will grant, or reserve for issuance, to our manager, or to its employees or other related parties of our manager as directed by our manager, restricted shares of common stock (subject to adjustment if the underwriters’ over-allotment option is exercised) with an exercise price equal to the offering price of our shares in this offering, representing in the aggregate approximately 4% of the shares that will be outstanding following the completion of this offering and the organization transactions on a fully-diluted basis. These shares and options will vest or become exercisable in three equal annual installments beginning on the first anniversary of the closing date of this offering, and our manager will have the right in its discretion to allocate those shares and options that are reserved for issuance to its officers, employees and other individuals who provide services to it. We will also grant           share awards to our non-employee directors, representing less than 1% of our outstanding shares of common stock following completion of this offering on a fully-diluted basis, which will vest one year after the date of grant. Before vesting of the awards, the recipients have all the rights of a stockholder, including the right to receive dividends and vote the shares, but we will retain custody of the certificates representing the shares granted under the awards and the recipients will not be able to sell, transfer or pledge the shares.

Registration Rights Agreement

Pursuant to the registration rights agreement by and among us, Onex and all OP unit holders other than NY Credit Corp., subject to certain conditions, we must prepare a registration statement to be filed with the SEC to register the resale by these holders of any of our securities issued to Onex and to OP unit holders upon a redemption of their OP units. The registration statement must be filed on the earlier of (1) 45 days following the date we receive a written request from any such holder, which request may not be given until at least 270 days following completion of this offering or (2) 14 months following completion of this offering, provided in the case of clause (2) that we are eligible to use a registration statement on Form S-3. We must use our commercially reasonable efforts to have the registration statement declared effective as soon thereafter as is practicable. Generally, we will not become eligible to use Form S-3 for the resale of our securities received by Onex and by OP unit holders upon redemption of their OP units until (1) we have been subject to the periodic reporting requirements of Section 13 of the Exchange Act for a period of 12 consecutive months and have timely filed all required reports with the SEC during the period and (2) our securities are listed and registered on a national securities exchange or quoted on the automated quotation system of a national securities association. Pursuant to the registration rights agreement, we will agree to use all reasonable efforts to keep any shelf registration statement effective until the second anniversary of the date on which the registration statement becomes effective. We will have the right to delay the filing or amendment of the registration statement prior to its effectiveness or, if effective, to suspend its effectiveness for a reasonable length of time and from time to time, provided that we may exercise such delay or suspension right only if we plan to engage in a public offering within a 90-day period, or if a majority of the independent directors has reasonably and in good faith determined that a registration or continued effectiveness would materially interfere with any of our material transactions. We may exercise such delay or suspension right up to four times during the effectiveness of the registration statement. We will bear all expenses incurred in connection with any registration statement filed pursuant to the registration rights agreement, except for out-of-pocket expenses of the holders, transfer taxes and underwriting or brokerage discounts and commissions, which will be borne by the holders on a pro rata basis with respect to the securities sold by each of them.

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

Policies with Respect to Issuance of Senior Securities

Our charter provides that we may issue up to 300,000,000 shares of common stock, $0.01 par value per share, and 50,000,000 shares of preferred stock, $0.01 par value per share. Our charter authorizes our board of directors to amend our charter to increase or decrease the aggregate number of authorized shares of stock or the number of shares of stock of any class or series without stockholder approval. Upon completion of this offering,       shares of common stock will be issued and outstanding on a fully diluted basis (      if the underwriters’ over-allotment option is exercised in full), and no shares of preferred stock will be issued and outstanding.

Power to Reclassify Our Unissued Shares of Stock.  Our charter authorizes our board of directors to classify and reclassify any unissued shares of common or preferred stock into other classes or series of shares of stock. Prior to issuance of shares of each class or series, our board of directors is required by Maryland law and by our charter to set, subject to our charter restrictions on transfer of shares of stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Therefore, our board could authorize the issuance of shares of common or preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for our shares of common stock or otherwise be in the best interest of our stockholders. No shares of preferred stock are presently outstanding, and we have no present plans to issue any shares of preferred stock.

Power to Increase or Decrease Authorized Shares of Stock and Issue Additional Shares of Common and Preferred Stock.  We believe that the power of our board of directors to amend our charter to increase or decrease the number of authorized shares of stock, to issue additional authorized but unissued shares of common or preferred stock and to classify or reclassify unissued shares of common or preferred stock and thereafter to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series, as well as the shares of common stock, will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors does not intend to do so, it could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a change in control or other transaction that might involve a premium price for our shares of common stock or otherwise be in the best interest of our stockholders.

Power to Offer Securities in Exchange for Property and Reacquire Our Securities.  Our board of directors has authority to offer our common stock or other equity or debt securities in exchange for property and to repurchase or otherwise reacquire our shares or any other securities and may engage in such activities in the future.

Policies with Respect to Borrowing Money and Portfolio Composition

We have adopted general guidelines, which may be amended by our board of directors, without the approval of our stockholders, from time to time for our assets and borrowings to the effect that:

•	no asset will be included in our portfolio that would cause us to fail to qualify as a REIT;

•	no asset will be included in our portfolio that would cause us to be regulated as an investment company under the Investment Company Act;

•	no more than 25% of our equity, determined as of the date of the closing of such transaction, will be used for any single asset;

•	no more than 25% of our equity, determined as of the date of the closing of such transaction, will be used for any single borrower; and

•	our manager is required to seek the approval of a majority of the independent members of our board of directors before we engage in a material transaction with our manager or any of its affiliates.

We intend to maintain target debt levels of up to 75% of asset value to maintain flexibility to respond to industry conditions and opportunities. We currently have repurchase facilities under which we can incur up to $600 million of debt to supplement our operating capital. As of September 30, 2007, we had approximately $287 million of outstanding debt, all of which was borrowed under our repurchase facilities.

Our charter and bylaws do not limit the amount of indebtedness we can incur, and our board of directors has discretion to change our indebtedness policy at any time. However, we intend to maintain an adequate capital base to protect against various business environments in which our financing and hedging costs might exceed interest income (net of credit losses) from our assets. These conditions could occur, for example, due to credit losses or when, due to interest rate fluctuations, interest income on our assets lags behind interest rate increases in our borrowings, which are expected to be predominantly variable rate. See “Risk Factors — Risks Related to Our Business.”

We will use leverage for the sole purpose of financing our portfolio and not for the purpose of speculating on changes in interest rates. We will use debt financing in various forms in an effort to increase the size of our portfolio and potential returns to our stockholders. Access to low-cost capital is crucial to our business, because we earn income based on the spread between the yield on our assets and the cost of our borrowings.

We expect to use short-term financing, in the form of repurchase agreements, bridge financings and warehouse facilities, prior to the implementation of longer-term financing.

Repurchase agreements allow us to borrow against loans we own. Under these agreements, we sell our loans to a counterparty and agree to repurchase the same loans from the counterparty at a price equal to the original sales price plus an interest factor. These agreements are accounted for as debt, secured by the underlying assets. During the term of a repurchase agreement, we earn the principal and interest on the related securities and pay interest to the counterparty.

In addition to repurchase agreements, we intend to use warehouse facilities. These facilities are typically lines of credit from commercial and investment banks that we can draw from to fund our transactions. Warehouse lines are typically collateralized loans made to investors who invest in securities and loans that in turn pledge the resulting securities and loans to the warehouse lender. Third party custodians, usually large banks, typically hold the securities and loans funded with the warehouse facility borrowings, including the securities, loans, notes, mortgages and other important loan documentation, for the benefit of the lender who is deemed to own the securities and loans and, if there is a default under the warehouse line, for the benefit of the warehouse lender. The pool of assets in a warehouse facility typically must meet certain requirements, including term, average life, investment rating, agency rating and sector diversity requirements. There are also certain requirements relating to portfolio performance, including required minimum portfolio yield and limitations on delinquencies and charge-offs. Failure to comply with these requirements could result in either the need to post additional collateral or cancellation of the financing facility.

For longer-term funding, we intend to use securitization structures, particularly CDOs, as well as other match-funded financing structures. Match-funded financing structures match the maturities of our financial obligations with the maturities of our assets to minimize the risk that we have to refinance our liabilities prior to the maturities of our assets, and to reduce the impact of changing interest rates on earnings. CDOs are multiple class debt securities, or bonds, secured by pools of assets, such as CMBS, B-Notes, mezzanine loans and REIT debt. Like typical securitization structures, in a CDO the assets are pledged to a trustee for the benefit of the holders of the bonds. The bonds may be rated by one or more rating agencies. One or more classes of the bonds are marketed to a wide variety of fixed income investors, which enables the CDO sponsor to achieve a relatively low cost of long-term financing. We believe that CDO financing structures are an appropriate financing vehicle for our targeted asset classes, because they will enable us to lock in a long-term cost of funds and minimize the risk that we have to refinance our liabilities prior to the maturities of our loans.

Because we expect to retain the equity, or the below-investment grade portion, of any CDO which we may enter into, we expect that we will need to maintain the appropriate interest rate hedge with respect to the interest rate on our indebtedness used to acquire any fixed interest rate investment we include in a CDO as we anticipate that our CDO financings will be floating rate. CDO financing generally provides greater total proceeds at a lower average cost of funds relative to short-term financing vehicles, such as warehouse facilities, bank credit facilities and repurchase agreements. In addition, CDO financing will allow us to receive the benefits of these attractive terms for an extended period of time in contrast to such short-term financing options. Finally, all of our loans, including both floating and fixed rate loans, may have maturity dates that exceed the maturity date of any short-term financing that we may have in place.

We may also issue trust preferred securities, which are long-term, unsecured obligations that qualify as debt for GAAP and tax purposes.

Policies with Respect to Investments in the Securities or Interests in Entities Primarily Engaged in Real Estate Activities or Other Issuers

Subject to the gross income and asset requirements required for REIT qualification, we may invest in securities of entities engaged in real estate activities or securities of other issuers (normally partnership interests, limited liability company interests or other joint venture interests in special purpose entities owning properties), including for the purpose of exercising control over such entities. We may acquire some, all or substantially all of the securities or assets of other REITs or entities engaged in real estate activities where such investment would be consistent with our investment policies and the REIT requirements. There are no limitations on the amount or percentage of our total assets that may be invested in any one issuer, other than those imposed by the gross income and asset tests we must meet in order to qualify as a REIT under the Internal Revenue Code. In any event, we do not intend that our investments in securities will require us to register as an “investment company” under the Investment Company Act, and we would generally divest appropriate securities before any such registration would be required.

Policies with Respect to Underwriting Securities of Other Issuers

We do not intend to engage in underwriting of securities of other issuers.

Investments in Real Estate, Mortgages and Other Interests in Real Estate

Mortgage Loans.  We intend to originate, and we may acquire from third parties, fixed-rate whole loans, which we expect to range in size between $10 million and $100 million, with terms of up to 15 years. We intend to separate these loans into tranches that can be retained, securitized or sold. We expect to retain B-Notes created in connection with the whole loan origination or acquisition, where we anticipate the best risk-adjusted returns. We expect the stated maturity of our whole loans to range from 5 years to 15 years. We expect these assets to have loan-to-value ratios generally between 60% and 80%.

If we anticipate selling the senior portion of a loan, we will fund the origination or acquisition of the loan either through or jointly with our TRS. In instances where we purchase the third-party loans jointly with our TRS, we will retain the subordinate portion for our own account and our TRS will sell the senior portion. If we purchase the third-party loans through our TRS, the TRS will sell the subordinate piece of the loan to us at fair market value determined on an arm’s-length basis, and the TRS will sell the senior piece to third parties. Our TRS will be subject to U.S. federal, state and local tax on any taxable income recognized by it on the sale of loans to us or to third parties and on its other income and activities. If we anticipate holding a third-party loan for our own account, we will generally fund the purchase of the loan rather than our TRS.

B-Notes.  We intend to retain from some of the mortgage loans that we originate, and we may purchase from third parties, subordinate interests in first mortgages, referred to as B-Notes. We expect the B-Notes to range in size between $5 million and $50 million. B-Notes are loans secured by a first mortgage and subordinated to a senior interest, referred to as an A-Note. The subordination of a B-Note is generally evidenced by a co-lender or participation agreement between the holders of the related A-Note and the B-Note. In some instances, the B-Note lender may require a security interest in the stock or partnership interests of the borrower as part of the transaction. We may originate B-Notes directly or acquire B-Notes in negotiated transactions with originators of whole loans. If we originate first mortgage loans, we may divide them, securitizing or selling the A-Note and keeping the B-Note for our portfolio. In instances where we divide a first mortgage loan, we will fund the origination of the loan either through or jointly with our TRS. If we originate the first mortgage loan jointly with our TRS, we will retain the B-Note for our portfolio and our TRS will sell the A-Note. If we originate the first mortgage loans through our TRS, our TRS will sell the B-Note to us for our portfolio at fair market value determined on an arm’s-length basis, and our TRS will sell the A-Note to third parties. We may also pay our TRS a fee for the origination services provided by it for the B-Notes we acquire for our loan portfolio. Our TRS will be subject to U.S. federal, state and local tax on any taxable income recognized by it on the sale of B-Notes or A-Notes to us or to third parties and on its other income and activities. We believe that the B-Note market will continue to grow with the expansion of the commercial mortgage securitization market.

B-Notes typically bear interest at a rate of 450 to 700 basis points over the applicable interest rate index and have loan-to-value ratios generally between 65% and 85%. B-Note lenders have the same obligations, collateral and borrower as the A-Note lender, but typically are subordinated in recovery upon a default.

B-Notes created from bridge loans generally will have terms matching those of the whole loan of which they are a part, typically three to seven years. B-Notes created from permanent loans generally will have terms of 5 years to 15 years. We expect to hold B-Notes to their maturity and finance them with warehouse debt and CDOs.

When we acquire and/or originate B-Notes from third parties, we may earn income on the asset, in addition to the interest payable on the B-Note, in the form of fees charged to the borrower under that note (currently approximately 0.25% to 1% of the note amount) or by receiving principal payments in excess of the discounted price (below par value) we paid to acquire the note. When we originate B-Notes out of whole loans and then sell the A-Notes through our TRS, we will have to allocate our basis in the whole loan to the two (or more) components to reflect the fair market value of the new instruments. Our TRS may realize a profit on sale if the allocated value is below the sale price. Our ownership of a B-Note with controlling class rights may, in the event the financing fails to perform according to its terms, cause us to elect to pursue our remedies as owner of the B-Note, which may include foreclosure on, or modification of, the note. In some cases the owner of the A-Note may be able to foreclose or modify the note against our wishes as holder of the B-Note. As a result, our economic and business interests may diverge from the interests of the holders of the A-Note.

Bridge Loans.  We intend to offer floating rate whole loans to borrowers who are seeking short-term capital (with terms of up to five years) to be used in the acquisition, construction or redevelopment of a property. This type of bridge financing enables the borrower to secure short-term financing while improving the property and avoid burdening it with restrictive long-term debt. The bridge loans we intend to originate will be predominantly secured by first mortgage liens on the property and are expected to provide interest rates ranging from 300 to 600 basis points over applicable interest rate index. We expect that the bridge loans that we originate will range in size between $10 million and $100 million.

We expect the stated maturity of our bridge loans to range from two years to five years, and we expect to hold these assets to maturity. In many circumstances, we will have the right to make the permanent loan to be used to repay the bridge loan. The permanent loan would then be securitized or sold.

Mezzanine Financing.  We intend to originate mezzanine loans that are senior to the borrower’s equity in, and subordinate to a first mortgage loan on, a property. These loans are secured by pledges of ownership interests, in whole or in part, in entities that directly or indirectly own the real property. In addition, we may require other collateral to secure mezzanine loans, including letters of credit, personal guarantees, or collateral unrelated to the property.

We may structure our mezzanine loans so that we receive a stated fixed or variable interest rate on the loan as well as a percentage of gross revenues and a percentage of the increase in the fair market value of the property securing the loan, payable upon maturity, refinancing or sale of the property. Our mezzanine loans may also have prepayment lockouts, penalties, minimum profit hurdles and other mechanisms to protect and enhance returns in the event of premature repayment.

We anticipate that these assets will typically range in size from $10 million to $50 million and bear interest at a rate of 550 to 800 basis points over the applicable interest rate index. Some transactions entail the issuance of more than one tranche or class of mezzanine debt. We expect these loans to have loan-to-value ratios generally between 75% and 90%.

We expect the stated maturity of our mezzanine financings to range from two years to ten years. Mezzanine loans may have maturities that match the maturity of the related mortgage loan but may have shorter or longer terms. We expect to hold these assets to maturity.

Preferred Equity.  We intend to acquire preferred equity in entities that directly or indirectly own commercial real estate. Preferred equity is not secured, but holders have priority relative to common equity holders on cash flow distributions and proceeds of capital events. In addition, preferred holders can often enhance their position and protect their equity position with covenants that limit the entity’s activities and grant the holders the right to control the property after default. Occasionally, the first mortgage on a property prohibits additional liens and a preferred equity structure provides an attractive financing alternative. When we acquire preferred equity, we may become a special limited partner or member in the ownership entity and may be entitled to take certain actions, or cause a liquidation, upon a default. Preferred equity typically is highly leveraged, with loan-to-value ratios generally between 85% and 95%. We expect that our preferred equity assets typically will have a stated maturity of three to five years and will range in size between $5 million and $50 million. We expect to hold these assets to maturity.

Net Leased Real Estate.  We intend to acquire net leased real property subject to long-term leases where we believe that the real estate value and the tenant credit combine to offer attractive risk-adjusted returns. These assets typically have lease terms of ten years or more and are expected to be in the range of $20 million to $100 million for each transaction. Larger transactions involving portfolios of assets may also be considered, taking into account concentration issues with a single tenant and the residual value of the underlying assets. We also may originate or acquire mortgages secured by real estate under long-term net leases. These will generally include portfolios of fully amortizing mortgages or mortgages where some residual risk will exist at the end of the term of the loan. These portfolios may include geographically diverse tenant and borrower concentrations.

Commercial Mortgage-Backed Securities (CMBS).  We may originate CMBS from pools of commercial loans we assemble, in which event we expect to retain the equity interest. CMBS are securities backed by obligations (including certificates of participation in obligations) that are principally secured by mortgages on real property or interests therein having a multifamily or commercial use, such as regional malls, other retail space, office buildings, industrial or warehouse properties, hotels, nursing homes and senior living facilities. These securities may be senior, subordinate, investment grade or non-investment grade securities. To the extent we originate CMBS, we would expect a majority of such CMBS to be rated by at least one rating agency.

CMBS are generally pass-through certificates that represent beneficial ownership interests in common law trusts whose assets consist of defined portfolios of one or more commercial mortgage loans. They are typically issued in multiple tranches whereby the more senior classes are entitled to priority distributions from the trust’s income to make specified interest and principal payments on such tranches. Losses and other shortfalls from expected amounts to be received on the mortgage pool are borne by the most subordinate classes, which receive payments only after the more senior classes have received all principal and/or interest to which they are entitled.

The credit quality of CMBS depends on the credit quality of the underlying mortgage loans, which is a function of factors such as:

•	the principal amount of loans relative to the value of the related properties;

•	the mortgage loan terms, such as amortization;

•	market assessment and geographic location;

•	construction quality of the property; and

•	the creditworthiness of the borrowers.

Other Real Estate-Related Assets.  We may also acquire other instruments, such as (1) distressed debt, most often sub-performing and non-performing real estate loans acquired from financial institutions, which are typically purchased at a discount to the outstanding principal and (2) other types of commercial or multi-family real estate assets and securities of REITs or other entities engaged in real estate activities. Some of these assets may be equity interests in properties with no stated maturity or redemption date, or long-term leasehold interests with expiration dates as long as 40 years beyond the date the transaction was completed. We expect to hold these assets between several months and ten years, depending upon the risk profile of the asset and our strategy with respect to that asset. The timing of our sale of these assets, or of their repayment, will frequently be tied to certain events involving the underlying property, such as new tenants or superior financing.

Investment in Other Securities

Derivative Instruments.  Our policies permit us to enter into derivative contracts, including interest rate swaps and interest rate caps to add stability to our interest expense and to manage our exposure to interest rate movements or other identified risks. We designate our derivative instruments as cash flow hedges and evaluate them at inception and on an ongoing basis in order to determine whether they qualify for hedge accounting. The hedge instrument must be highly effective in achieving offsetting changes in the hedged item attributable to the risk being hedged in order to qualify for hedge accounting. A hedge instrument is highly effective if changes in the fair value of the derivative provide an offset to at least 80% and not more than 125% of the changes in fair value or cash flows of the hedged item attributable to the risk being hedged.

Conflicts of Interest Policies

Upon completion of this offering, our investment committee will consist of five members, two of whom will initially be nominated by our manager and approved by our board of directors, one of whom will be our chief executive officer and two of whom will be appointed by our board of directors from our senior management team. The members of our investment committee nominated by our manager will be representatives of NYLIM and Onex, respectively. Prior to any sale, transfer, acquisition or disposition of an asset recommended by our manager, the investment committee will review all such transactions that fall within our operating guidelines for overall compatibility with our portfolio. Our investment committee will consult regularly with our board of directors, our manager and consultants to understand and take advantage of the latest available market information and trends. The vote of a majority of all members of our investment committee will be required to approve all sales, transfers, acquisitions or dispositions of assets recommended by our manager. In the event any member of our investment committee nominated by our manager or any of his affiliates has an economic interest in a sale, transfer, acquisition or disposition of assets under consideration by the committee (other than as a result of its economic interest in our company or our manager), that member will not be entitled to vote on the sale, transfer, acquisition or disposition of that asset.

PRINCIPAL STOCKHOLDERS

The following table presents information regarding the beneficial ownership of our shares of common stock following completion of this offering, with respect to:

•	each of our directors and director nominees;

•	each of our executive officers;

•	each person who is the beneficial owner of more than 5% of our outstanding shares of common stock; and

•	all directors, director nominees and executive officers as a group.

Unless otherwise indicated, all shares are owned directly, and the indicated person has sole voting and investment power.

Shares of Common Stock
Owned Upon Completion of
this Offering(1)(2)
Name and Address(3)	Number	Percentage

Robert Abrams			*
William V. Adamski			%
Joseph V. Green			*
John P. Malfettone			*
Edward J. Santoro			%
All directors, director nominees and executive officers as a group (5 persons)			%
Onex Corporation(4)			%

*	Represents less than 1% of the number of shares of common stock outstanding on a fully diluted basis upon completion of this offering and the organization transactions.

(1)	Based on the shares of common stock outstanding immediately upon completion of this offering and the organization transactions on a fully diluted basis subject to footnote (2) below.

(2)	Ownership is determined in accordance with Rule 13d-3 of the Exchange Act. A person is deemed to be the owner of any shares of common stock if that person has or shares voting power or investment power with respect to those shares or has the right to acquire ownership at any time within 60 days of the date of the table. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares.

(3)	The address for each of our directors, director nominees and executive officers is 230 Park Avenue, Suite 1160, New York, New York 10169.

(4)	The address for Onex Corporation is c/o Onex Real Estate Partners, 153 East 53rd Street, 55th Floor, New York, New York 10022.

DESCRIPTION OF STOCK

The following summary of the material terms of the shares of stock of our company does not purport to be complete and is subject to and qualified in its entirety by reference to our amended and restated charter and bylaws, copies of which are exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

General

Our charter provides that we may issue up to 300,000,000 shares of common stock, $0.01 par value per share, and 50,000,000 shares of preferred stock, $0.01 par value per share. Our charter authorizes our board of directors to amend our charter to increase or decrease the aggregate number of authorized shares of stock or the number of shares of stock of any class or series without stockholder approval. Upon completion of this offering,           shares of common stock will be issued and outstanding on a fully diluted basis (      if the underwriters’ over-allotment option is exercised in full), and no preferred shares will be issued and outstanding.

Additionally, a number of shares of common stock equal to  % of the number of shares issued in this offering (including all shares issuable upon exercise of the underwriters’ over-allotment option) have been authorized and reserved for future issuance upon completion of this offering under our 2007 equity incentive plan. Under Maryland law, stockholders are not personally liable for the obligations of a corporation solely as a result of their status as stockholders.

Shares of Common Stock

Subject to the preferential rights of any other class or series of shares of stock and to the provisions of our charter regarding the restrictions on transfer of shares of stock, holders of shares of common stock are entitled to receive dividends on such shares of common stock out of assets legally available therefor if, as and when authorized by our board of directors and declared by us, and the holders of our shares of common stock are entitled to share ratably in the assets of our company legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all known debts and liabilities of our company.

The shares of common stock that we are offering will be issued by NY Credit Corp. and do not represent any interest in or obligation of NY Life, Onex, C&W or any of their respective affiliates. Further, the shares are not a deposit or other obligation of any bank, are not an insurance policy of any insurance company and are not insured or guaranteed by the Federal Deposit Insurance Company, any other governmental agency or any insurance company. The shares of common stock will not benefit from any insurance guaranty association coverage or any similar protection.

Subject to the provisions of our charter regarding the restrictions on transfer of shares of stock and except as may otherwise be specified in the terms of any class or series of shares of common stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of shares of common stock, the holders of such shares of common stock will possess the exclusive voting power. There is no cumulative voting in the election of our board of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

Holders of shares of common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of our company. Subject to the provisions of our charter regarding the restrictions on transfer of shares of stock, shares of common stock will have equal dividend, liquidation and other rights.

Under the MGCL, a Maryland corporation generally cannot amend its charter or merge with another entity unless approved by the affirmative vote of stockholders holding at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter provides that these matters (other than certain amendments to the provisions of our charter related to the removal of directors and the restrictions on ownership and transfer or our shares of stock) may be approved by a majority of all of the votes entitled to be cast on the matter. Our charter also provides that we may sell or transfer all or substantially all of our assets if approved by our board of directors and by the affirmative vote of not less than a majority of all the votes entitled to be cast on the matter. However, many of our operating assets are held by our subsidiaries, and these subsidiaries may be able to sell all or substantially all of their assets or merge with another entity without the approval of our stockholders.

Power to Reclassify Our Unissued Shares of Stock

Our charter authorizes our board of directors to classify and reclassify any unissued shares of common or preferred stock into other classes or series of shares of stock. Prior to issuance of shares of each class or series, our board of directors is required by Maryland law and by our charter to set, subject to our charter restrictions on transfer of shares of stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Therefore, our board could authorize the issuance of shares of common or preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for our shares of common stock or otherwise be in the best interest of our stockholders. No shares of preferred stock are presently outstanding, and we have no present plans to issue any shares of preferred stock.

Power to Increase or Decrease Authorized Shares of Common Stock and Issue Additional Shares of Common and Preferred Stock

We believe that the power of our board of directors to amend our charter to increase or decrease the number of authorized shares of stock, to issue additional authorized but unissued common shares of or preferred stock and to classify or reclassify unissued shares of common or preferred stock and thereafter to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series, as well as the shares of common stock, will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors does not intend to do so, it could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a change in control or other transaction that might involve a premium price for our shares of common stock or otherwise be in the best interest of our stockholders.

Restrictions on Ownership and Transfer

In order for us to qualify as a REIT under the Internal Revenue Code, our shares of stock must be owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

Our charter contains restrictions on the ownership and transfer of our shares of common stock and other outstanding shares of stock. The relevant sections of our charter provide that, subject to the exceptions described below, no person or entity may own, or be deemed to own, by virtue of the applicable constructive ownership provisions of the Internal Revenue Code, more than 9.8% by value or by number of shares, whichever is more restrictive, of our outstanding shares of stock (the common share ownership limit) or 9.8% by value or by number of shares, whichever is more restrictive, of our outstanding shares of common stock (the aggregate share ownership limit). We refer to the common share ownership limit and the aggregate share ownership limit collectively as the “ownership limits.” A person or entity that becomes subject to the ownership limit by virtue of a violative transfer that results in a transfer to a trust, as set forth below, is referred to as a “purported beneficial transferee” if, had the violative transfer been effective, the person or entity would have been a record owner and beneficial owner or solely a beneficial owner of our shares of stock, or is referred to as a “purported record transferee” if, had the violative transfer been effective, the person or entity would have been solely a record owner of our shares of stock.

The constructive ownership rules under the Internal Revenue Code are complex and may cause shares of stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% by value or by number of shares, whichever is more restrictive, of our outstanding shares of common stock or 9.8% by value or by number of shares, whichever is more restrictive, of our outstanding shares of stock (or the acquisition of an interest in an entity that owns, actually or constructively, our shares of stock by an individual or entity), could, nevertheless, cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% by value or by number of shares, whichever is more restrictive, of our outstanding shares of common stock or 9.8% by value or by number of shares, whichever is more restrictive, of our outstanding shares of stock and thereby subject the shares of common stock or total shares of stock to the applicable ownership limit.

Our board of directors may, in its sole discretion, waive the above-referenced ownership limits. As a condition of its waiver, our board of directors may require an opinion of counsel or IRS ruling satisfactory to our board of directors with respect to our qualification as a REIT.

In connection with the waiver of an ownership limit or at any other time, our board of directors may from time to time increase or decrease the ownership limit for all other persons and entities; provided, however, that any decrease may be made only prospectively as to existing holders (other than a decrease as a result of a retroactive change in existing law, in which case the decrease will be effective immediately); and provided further that the ownership limit may not be increased if, after giving effect to such increase, five or fewer individuals could own or constructively own in the aggregate, more than 49.9% in value of the shares then outstanding. Prior to the modification of the ownership limit, our board of directors may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure our qualification as a REIT. A reduced ownership limit will not apply to any person or entity whose percentage ownership in our shares of common stock or total shares of stock, as applicable, is in excess of such decreased ownership limit until such time as such person’s or entity’s percentage of our shares of common stock or total shares of stock, as applicable, equals or falls below the decreased ownership limit, but any further acquisition of our shares of common stock or total shares of stock, as applicable, in excess of such percentage ownership of our shares of common stock or total shares of stock will be in violation of the ownership limit. Additionally, the new ownership limit may not allow five or fewer individuals to own more than 49.9% in value of our outstanding shares of stock.

Our charter provisions further prohibit:

•	any person from beneficially or constructively owning, applying certain attribution rules of the Internal Revenue Code, our shares of stock that would result in our being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT; and

•	any person from transferring our shares of stock if such transfer would result in our shares of stock being owned by fewer than 100 persons (determined without reference to any rules of attribution).

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our shares of stock that will or may violate any of the foregoing restrictions on transferability and ownership will be required to give written notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our qualification as a REIT. The foregoing provisions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

Pursuant to our charter, if any transfer of our shares of stock would result in our shares of stock being owned by fewer than 100 persons, such transfer will be null and void and the intended transferee will acquire no rights in such shares. In addition, if any purported transfer of our shares of stock or any other event would otherwise result in any person violating the ownership limits or such other limit established by our board of directors or in our being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise failing to qualify as a REIT, then that number of shares (rounded up to the nearest whole share) that would cause us to violate such restrictions will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us and the intended transferee will acquire no rights in such shares. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. Any dividend or other distribution paid to the purported record transferee, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand for distribution to the beneficiary by the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limit or our being “closely held” under section 856(h) of the Internal Revenue Code or otherwise failing to qualify as a REIT, then our charter provides that the transfer of the shares will be void.

Shares of stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price paid by the purported record transferee for the shares (or, if the event that resulted in the transfer to the trust did not involve a purchase of such shares of stock at market price, the last reported sales price reported on the NYSE (or other applicable exchange) on the trading day immediately preceding the day of the event which resulted in the transfer of such shares of stock to the trust) and (2) the market price on the date we, or our designee, accepts such offer. We have the right to accept such offer until the trustee has sold the shares of stock held in the trust pursuant to the clauses discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates, the trustee must distribute the net proceeds of the sale to the purported record transferee and any dividends or other distributions held by the trustee with respect to such shares of stock will be paid to the charitable beneficiary.

If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limit or such other limit as established by our board of directors. After that, the trustee must distribute to the purported record transferee an amount equal to the lesser of (1) the price paid by the purported record transferee for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares at market price, the last reported sales price reported on the NYSE (or other applicable exchange) on the trading day immediately preceding the relevant date) and (2) the sales proceeds (net of commissions and other expenses of sale) received by the trust for the shares. Any net sales proceeds in excess of the amount payable to the purported record transferee will be immediately paid to the beneficiary, together with any dividends or other distributions thereon. In addition, if prior to discovery by us that shares of stock have been transferred to a trust, such shares of stock are sold by a purported record transferee, then such shares will be deemed to have been sold on behalf of the trust and to the extent that the purported record transferee received an amount for or in respect of such shares that exceeds the amount that such purported record transferee was entitled to receive, such excess amount will be paid to the trustee upon demand. The purported beneficial transferee or purported record transferee has no rights in the shares held by the trustee.

The trustee will be designated by us and will be unaffiliated with us and with any purported record transferee or purported beneficial transferee. Prior to the sale of any shares by the trust, the trustee will receive, in trust for the beneficiary, all dividends and other distributions paid by us with respect to the excess shares and may also exercise all voting rights with respect to the excess shares.

Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority, at the trustee’s sole discretion:

•	to rescind as void any vote cast by a purported record transferee prior to our discovery that the shares have been transferred to the trust; and

•	to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.

However, if we have already taken irreversible action, then the trustee may not rescind and recast the vote.

In addition, if our board of directors or other permitted designees determine in good faith that a proposed transfer would violate the restrictions on ownership and transfer of our shares of stock set forth in our charter, our board of directors or other permitted designees will take such action as it deems or they deem advisable to refuse to give effect to or to prevent such transfer, including, but not limited to, causing the company to redeem shares of stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

Transfer Agent and Registrar

We expect the transfer agent and registrar for our shares of common stock to be American Stock Transfer and Trust Company.

SHARES ELIGIBLE FOR FUTURE SALE

Upon the completion of this offering, we will have      shares of common stock outstanding on a fully diluted basis. Our shares of common stock are newly issued securities for which there is no established trading market. No assurance can be given as to (1) the likelihood that an active market for our shares of common stock will develop, (2) the liquidity of any such market, (3) the ability of the stockholders to sell the shares or (4) the prices that stockholders may obtain for any of the shares. No prediction can be made as to the effect, if any, that future sales of shares or the availability of shares for future sale will have on the market price prevailing from time to time. Sales of substantial amounts of shares of common stock, or the perception that such sales could occur, may affect adversely prevailing market prices of the shares of common stock. See “Risk Factors — Risks Related to this Offering.”

For a description of certain restrictions on transfers of our shares of common stock held by certain of our stockholders, see “Description of Stock — Restrictions on Ownership and Transfer.”

Securities Convertible into Shares of Common Stock

Upon completion of this offering, we will have outstanding (1) OP units (excluding OP units that we own through our wholly-owned subsidiaries) outstanding exchangeable for shares of common stock and (2) an additional       shares of common stock available for future awards under our 2007 equity incentive plan. In addition, in connection with this offering, we expect our chief executive officer to recommend to our nominating, compensation and corporate governance committee that members of our senior management team be granted stock options, stock appreciation rights, restricted stock, phantom shares, dividend equivalent rights and other equity-based awards under the 2007 equity incentive plan in an amount equal to approximately      % of the amount by which the total number of shares of common stock on a fully diluted basis that will be outstanding upon the completion of this offering, including any shares that are issued upon exercise of the underwriters’ over-allotment option, exceeds       shares of common stock.

Rule 144

           of our outstanding shares of common stock that will be outstanding upon the completion of this offering on a fully diluted basis will be “restricted” securities under the meaning of Rule 144 under the Securities Act and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including exemptions contained in Rule 144.

In general, under Rule 144 as currently in effect, if one year has elapsed since the date of acquisition of restricted shares of common stock from us or any of our affiliates and we have been a public reporting company under the Exchange Act for at least 90 days, the holder of such restricted shares of common stock can sell the shares, provided that the number of shares sold by such person within any three-month period cannot exceed the greater of:

•	1% of the total number of shares of common stock then outstanding; or

•	the average weekly trading volume of our shares of common stock during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales under Rule 144 also are subject to certain manner of sale provisions, notice requirements and the availability of current public information about us. If two years have elapsed since the date of acquisition of restricted shares of common stock from us or any of our affiliates and the holder is not one of our affiliates at any time during the three months preceding the proposed sale, such person can sell such shares in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

Lock-Up Agreements

Each of our executive officers, directors, manager and investors in us and our operating partnership has agreed, subject to specified exceptions, not to:

•	offer, sell, agree to offer or sell, solicit offers to purchase, grant any call option or purchase any put option with respect to, pledge, borrow or otherwise dispose of any shares of common stock, any of our or our subsidiaries’ other equity securities or any securities convertible into or exercisable or exchangeable for shares of common stock or any such equity securities; or

•	establish or increase any “put equivalent position” or liquidate or decrease any “call equivalent position” or otherwise enter into any swap, derivative or other transaction or arrangement that transfers to another, in whole or in part, any of the economic consequences associated with the ownership of any of our shares of common stock or of our or our subsidiaries’ other equity securities (regardless of whether any of these transactions are to be settled by the delivery of shares of common stock, other securities, cash or otherwise) for a period of 180 days after the date of this prospectus without the prior written consent of Citigroup Global Markets Inc. and UBS Securities LLC.

This restriction terminates after the close of trading of the shares of common stock on and including the 180th day after the date of this prospectus. However, if (1) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to us occurs; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, the restrictions imposed by this agreement shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. However, Citigroup Global Markets Inc. and UBS Securities LLC may, in their sole discretion and at any time or from time to time before the termination of the 180-day period, without notice, release all or any portion of the securities subject to lock-up agreements. There are no other existing agreements between the underwriters and any officer or director who has executed a lock-up agreement providing consent to the sale of shares prior to the expiration of the lock-up period.

In addition, we have agreed that, for 180 days after the date of this prospectus, we will not, without the prior written consent of Citigroup Global Markets Inc. and UBS Securities LLC, issue, sell, contract to sell, or otherwise dispose of, any shares of common stock, any options or warrants to purchase any shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock other than our sale of shares in this offering or the issuance of options or shares of common stock under existing stock option and incentive plans. We also have agreed that we will not consent to the disposition of any shares held by officers, directors, our manager or investors in our operating partnership subject to lock-up agreements prior to the expiration of their respective lock-up periods unless pursuant to an exception to those agreements or with the consent of Citigroup Global Markets Inc. and UBS Securities LLC.

Registration Rights

Pursuant to the registration rights agreement by and among us, Onex and all OP unit holders other than NY Credit Corp., subject to certain conditions, we must prepare a registration statement to be filed with the SEC to register the resale by these holders of any of our securities issued Onex and to OP unit holders upon a redemption of their OP units. The registration statement must be filed on the earlier of (1) 45 days following the date we receive a written request from any such holder, which request may not be given until at least 270 days following completion of this offering or (2) 14 months following completion of this offering, provided in the case of clause (2) that we are eligible to use a registration statement on Form S-3. We must use our commercially reasonable efforts to have the registration statement declared effective as soon thereafter as is practicable. Generally, we will not become eligible to use Form S-3 for the resale of our securities received by Onex and by OP unit holders upon redemption of their OP units until (1) we have been subject to the periodic reporting requirements of Section 13 of the Exchange Act for a period of 12 consecutive months and have timely filed all required reports with the SEC during the period and (2) our securities are listed and registered on a national securities exchange or quoted on the automated quotation system of a national securities association. Pursuant to the registration rights agreement, we will agree to use all reasonable efforts to keep any shelf registration statement effective until the second anniversary of the date on which the registration statement becomes effective. We will have the right to delay the filing or amendment of the registration statement prior to its effectiveness or, if effective, to suspend its effectiveness for a reasonable length of time and from time to time, provided that we may exercise such delay or suspension right only if we plan to engage in a public offering within a 90-day period, or if a majority of the independent directors has reasonably and in good faith determined that a registration or continued effectiveness would materially interfere with any of our material transactions. We may exercise such delay or suspension right up to four times during the effectiveness of the registration statement. We will bear all expenses incurred in connection with any registration statement filed pursuant to the registration rights agreement, except for out-of-pocket expenses of the holders, transfer taxes and underwriting or brokerage discounts and commissions, which will be borne by the holders on a pro rata basis with respect to the securities sold by each of them.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR
CHARTER AND BYLAWS

The following summary of certain provisions of Maryland law and of our charter and bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and our amended and restated charter and bylaws, copies of which are exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Our Board of Directors

Our bylaws and charter provide that the number of directors of our company may be established by our board of directors but may not be more than 15. Our bylaws currently provide that any vacancy may be filled by a majority of the remaining directors, except a vacancy resulting from an increase in the number of directors must be filled by a majority of the entire board of directors. Any individual elected to fill such vacancy will serve until the next annual meeting of stockholders, and until a successor is duly elected and qualifies. However, our charter provides that, at such time as we have at least three independent directors and a class of our stock is registered under the Exchange Act, we elect to be subject to the provision of Subtitle 8 of Title 3 of the MGCL regarding the filling of vacancies on the board of directors. Accordingly, at such time, except as may be provided by the board of directors in setting the terms of any class or series of shares of stock, any and all vacancies on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the class in which the vacancy occurred and until a successor is duly elected and qualifies.

Pursuant to our bylaws, each of our directors is elected by our common stockholders entitled to vote to serve until the next annual meeting and until their successors are duly elected and qualify. Holders of shares of common stock will have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of common stock entitled to vote will be able to elect all of our directors.

Removal of Directors

Our charter provides that a director may be removed with or without cause and only by the affirmative vote of at least two-thirds of the votes of common stockholders entitled to be cast generally in the election of directors. This provision, when coupled with the power of our board of directors to fill vacancies on our board of directors, precludes stockholders from (1) removing incumbent directors except upon a substantial affirmative vote and (2) filling the vacancies created by such removal with their own nominees.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (i.e., any person who owns 10% or more of the voting power of the corporation’s shares or an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting shares of stock of the corporation) or an affiliate of such an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting shares of stock of the corporation and (b) two-thirds of the votes entitled to be cast by holders of voting shares of common stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. Our board of directors may provide that its approval is subject to compliance with any terms and conditions determined by it.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of directors prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has by resolution exempted business combinations (1) between us and our affiliates and (2) between us and any person who has not otherwise become an interested stockholder, provided that such business combination is first approved by our board of directors (including a majority of our directors who are not affiliates or associates of such person). Consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations between us and any person described above. As a result, any person described above may be able to enter into business combinations with us that may not be in the best interest of our stockholders without compliance by our company with the supermajority vote requirements and other provisions of the statute.

The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions

The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved at a special meeting by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of such shares in the election of directors: (1) a person who makes or proposes to make a control share acquisition, (2) an officer of the corporation or (3) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (A) one-tenth or more but less than one-third, (B) one-third or more but less than a majority or (C) a majority or more of all voting power. Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply to (a) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our shares of stock. There is no assurance that such provision will not be amended or eliminated at any time in the future.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a majority requirement for the calling of a special meeting of stockholders.

Our charter provides that, at such time as we are able to make a Subtitle 8 election, vacancies on our board may be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (1) require the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter for the removal of any director from the board, which removal will be allowed with or without cause, (2) vest in the board the exclusive power to fix the number of directorships and (3) require, unless called by our chairman of the board, chief executive officer, president or the board, the request of holders of not less than a majority of our outstanding shares of common stock to call a special meeting.

Meetings of Stockholders

Pursuant to our bylaws, a meeting of our stockholders for the election of directors and the transaction of any business will be held annually on a date and at the time set by our board of directors during May of each year beginning with 2008. In addition, the chairman of our board of directors, chief executive officer, president or board of directors may call a special meeting of our stockholders. Subject to the provisions of our bylaws, a special meeting of our stockholders will also be called by our secretary upon the written request of the stockholders entitled to cast not less than a majority of all the votes entitled to be cast at the meeting.

Amendment to Our Charter and Bylaws

Except for amendments related to removal of directors and the restrictions on ownership and transfer of our shares of stock (each of which require the affirmative vote of the holders of not less than two-thirds of all the votes entitled to be cast on the matter), our charter may be amended only with the approval of our board of directors and the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter.

Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Dissolution of Our Company

The dissolution of our company must be approved by a majority of our entire board of directors and the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter.

Advance Notice of Director Nominations and New Business

Our bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of business to be considered by stockholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of directors or (3) by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.

With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our board of directors may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of directors or (3) provided that our board of directors has determined that directors will be elected at such meeting, by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.

Anti-takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws

Our charter and bylaws and Maryland law contain provisions that may delay, defer or prevent a change in control or other transaction that might involve a premium price for our shares of common stock or otherwise be in the best interests of our stockholders, including business combination provisions, supermajority vote requirements and advance notice requirements for director nominations and stockholder proposals. Likewise, if the provision in the bylaws opting out of the control share acquisition provisions of the MGCL were rescinded or if we were to opt in to the classified board provision of Subtitle 8, these provisions of the MGCL could have similar anti-takeover effects.

Indemnification and Limitation of Directors’ and Officers’ Liability

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received unless, in either case, a court orders indemnification and then only for expenses.

In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us to obligate ourselves and our bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•	any individual who, while a director or officer of our company and at our request, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

We expect to enter into indemnification agreements with each of our directors and executive officers that provide for indemnification to the maximum extent permitted by Maryland law. In addition, the partnership agreement provides that we, as general partner through our wholly-owned subsidiary, and our officers and directors are indemnified to the fullest extent permitted by law. See “NY Credit Operating Partnership LP — Management Liability and Indemnification.”

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

REIT Qualification

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to continue to qualify as a REIT.

NY CREDIT OPERATING PARTNERSHIP LP

The following is a summary of the material terms of the partnership agreement, a copy of which is an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.” All references to the “general partner” refer to us acting as the general partner of NY Credit Operating Partnership LP, through our wholly-owned subsidiary.

General; Management

Our operating partnership is a Delaware limited partnership that was formed in March 2005. Through a wholly-owned subsidiary, we are the sole general partner of our operating partnership. Pursuant to the partnership agreement, through our subsidiary’s role as the sole general partner of the operating partnership, we have, subject to certain protective rights of limited partners described below, full, exclusive and complete responsibility and discretion in the management and control of our operating partnership, including the ability to cause the partnership to enter into certain major transactions, including a merger of our operating partnership or a sale of substantially all of the assets of our operating partnership.

The limited partners of our operating partnership expressly acknowledge that, as general partner of our operating partnership through a wholly-owned subsidiary, we are acting for the benefit of the operating partnership, the limited partners and our stockholders, collectively. Our company is under no obligation to give priority to the separate interests of the limited partners or our stockholders in deciding whether to cause our operating partnership to take or decline to take any actions.

Outstanding OP Units

On November 10, 2006, NY Life, HCI and ROKI LLC, an affiliate of HSH Nordbank AG, each irrevocably agreed to make a capital contribution to our operating partnership prior to the consummation of this initial public offering in an aggregate amount of up to $50,000,000 each. On the same date, NY Credit Real Estate GP LLC agreed to exchange its ownership interests in NY Credit Real Estate Fund I, L.P. for 100,000 OP units, which it then distributed to Mr. Adamski (through BRK Management LLC, an entity he controls). ROKI LLC’s OP units were repurchased by the operating partnership on April 19, 2007 in conjunction with the merger transactions. See “Organization of Our Company—Organization Transactions.”

As of this completion of this offering, NY Life and HCI will have each contributed $50,000,000 to our operating partnership.

Management Liability and Indemnification

The general partner of our operating partnership and its officers are not liable to our operating partnership for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission, so long as it acted in good faith. The partnership agreement provides for indemnification of us, any of our directors and both our officers or employees and those of the operating partnership and other persons as we may designate from and against all losses, claims, damages, liabilities, expenses, fines, settlements and other amounts incurred in connection with any actions relating to the operations of our operating partnership, as set forth in the partnership agreement (subject to the exceptions described below under “— Fiduciary Responsibilities”).

Fiduciary Responsibilities

Our directors and officers have duties under applicable Maryland law to manage us in a manner consistent with the best interests of our company. At the same time, the general partner of our operating partnership has fiduciary duties to manage our operating partnership in a manner beneficial to our operating partnership and its partners. Our duties, through our subsidiary’s role as the general partner, to our operating partnership and its limited partners, therefore, may come into conflict with the duties of our directors and officers to our company.

If in the future we issue limited partnership units to third parties who contribute real property or other assets to us, and we subsequently wish to sell or refinance the contributed property or other asset, the partners who contributed the asset may recognize taxable income. In addition, a sale of all or substantially all of our assets, or a merger or other business combination transaction, that we undertake in the future could result in adverse tax consequences to the limited partners of our operating partnership. In each case the tax consequences to our limited partners may be disproportionate to the tax consequences of the transaction to us or our stockholders. As a result, it is possible under certain circumstances that we could be required to obtain the consent of the limited partners of our operating partnership in order to proceed with one of the foregoing transactions, and as part of the contributions we may agree to refrain from such transactions for a period of time or indemnify the contributors for their resulting tax liability. If we are unable to obtain the consent of our limited partners, we may be unable to proceed with the transaction even if our board of directors and our senior management team believe the transaction is in the best interests of our company and our stockholders.

The partnership agreement expressly limits our liability by providing that we and our officers and directors are not liable or accountable in damages to our operating partnership, the limited partners or assignees for errors in judgment or mistakes of fact or law or of any act or omission if we or the director or officer acted in good faith. In addition, our operating partnership is required to indemnify us, the general partner, our directors and both our officers and employees and those of the operating partnership, to the fullest extent permitted by applicable law, against any and all losses, claims, damages, liabilities, expenses, judgments, fines and other actions incurred by us or the other persons in connection with any actions relating to the operations of our operating partnership, provided that our operating partnership will not indemnify for willful misconduct or a knowing violation of the law or any transaction for which the person received an improper personal benefit in violation or breach of any provision of the partnership agreement.

Distributions

The partnership agreement provides that holders of partnership units are entitled to receive quarterly distributions of available cash (1) first, with respect to any partnership units that are entitled to any preference with their respective percentage interests and (2) second, with respect to any partnership units that are not entitled to any preference in distribution, in accordance with the rights of such class of partnership units (and, within such class, pro rata in accordance with their respective percentage interests). Upon liquidation of our operating partnership, after payment of, or adequate provision for, debts and obligations of our operating partnership, including any partner loans, it is anticipated that any remaining assets of our operating partnership will be distributed to all partners with positive capital accounts in accordance with their respective positive capital account balances.

Allocations of Net Income and Net Loss

Net income and net loss of our operating partnership are determined and allocated with respect to each fiscal year of our operating partnership as of the end of the year. Except as otherwise provided in the partnership agreement, an allocation of a share of net income or net loss is treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing net income or net loss. Except as otherwise provided in the partnership agreement, net income and net loss are allocated to the holders of partnership units holding the same class of partnership units in accordance with their respective percentage interests in the class at the end of each fiscal year. In particular, upon the occurrence of certain specified events, our operating partnership will revalue its assets and any net increase in valuation will be allocated first to the holders of LTIP units to equalize the capital accounts of such holders with the capital accounts of OP unit holders. See “Management — 2007 Equity Incentive Plan.” The partnership agreement also contains provisions for special allocations intended to comply with certain regulatory requirements, including the requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2. Except as otherwise provided in the partnership agreement, for U.S. federal income tax purposes under the Internal Revenue Code and the Treasury Regulations, each operating partnership item of income, gain, loss and deduction is allocated among the limited partners of our operating partnership in the same manner as its correlative item of book income, gain, loss or deduction is allocated pursuant to the partnership agreement.

Redemption Rights

After nine months of becoming a holder of OP units, each limited partner of our operating partnership (other than NY Credit Corp. and our subsidiaries) and certain transferees will have the right, subject to the terms and conditions set forth in the partnership agreement, to require our operating partnership to redeem all or a portion of the OP units held by the party in exchange for cash in an amount equal to the value of their OP units. On or before the close of business on the fifth business day after we receive a notice of redemption, we may, in our sole and absolute discretion, but subject to the restrictions on the ownership of our shares of common stock imposed under our charter and the transfer restrictions and other limitations thereof, elect to acquire some or all of the tendered OP units from the tendering party in exchange for shares of common stock based on an exchange ratio of one common share for each OP unit (subject to antidilution adjustments provided in the partnership agreement). It is our current intention to exercise this right in connection with any redemption of OP units. Each limited partner may effect a redemption of OP units only once in each fiscal quarter, unless otherwise permitted by us, in our sole and absolute discretion, and may not effect a redemption for less than 1,000 OP units unless such lesser amount is the limited partner’s entire holding.

Transferability of OP Units

In general, the general partner may not voluntarily withdraw from our operating partnership or transfer all or a portion of its interest in our operating partnership except immediately after a merger of us into another entity or unless the limited partners entitled to vote consent by approval of a majority in interest. With certain limited exceptions, the limited partners may not transfer their interests in our operating partnership, in whole or in part, without our written consent, which consent may be withheld in our sole discretion.

Issuance of Our Shares of Stock

Pursuant to the partnership agreement, upon the issuance of our shares of stock other than in connection with a redemption of OP units, we will generally be obligated to contribute or cause to be contributed the cash proceeds or other consideration received from the issuance to our operating partnership in exchange for, in the case of shares of common stock, OP units, or in the case of an issuance of shares of preferred stock, preferred OP units with designations, preferences and other rights, terms and provisions that are substantially the same as the designations, preferences and other rights, terms and provisions of the preferred stock.

Tax Matters

Pursuant to the partnership agreement, the general partner is the tax matters partner of our operating partnership. Accordingly, through our role as the general partner of our operating partnership through our wholly-owned subsidiary, we have the authority to handle or cause to be handled tax audits and to make or cause to be made tax elections under the Internal Revenue Code on behalf of our operating partnership.

Term

The term of the operating partnership commenced on March 16, 2005 and will continue perpetually. However, the operating partnership shall dissolve, and its affairs shall be wound up, upon the first to occur of any of the following:

•	the general partner’s bankruptcy or insolvency, judicial dissolution, incapacity or withdrawal (unless, in the case of incapacity or withdrawal, a majority-in-interest of the remaining limited partners agree to continue the partnership and to the appointment of a successor general partner);

•	the sale or other disposition of all or substantially all of the general partner’s assets;

•	redemption (or acquisition by the general partner) of all outstanding units other than those held by the general partner;

•	an election by the general partner in its capacity as the sole general partner of our operating partnership; or

•	December 31, 2013, solely in the event we have not consummated this offering or any other public offering of our securities (or the securities of any other issuer that engages in an offering for the purpose of raising funds to continue the business of our operating partnership) registered with the SEC prior to such date.

Resale Registration Statement for Onex and the Limited Partners of Our Operating Partnership

Pursuant to the registration rights agreement by and among us, Onex and all OP unit holders, subject to certain conditions, we must prepare a registration statement to be filed with the SEC to register the resale by these holders of any of our securities issued to Onex and to OP unit holders upon a redemption of their OP units. See “Certain Relationships and Related Party Transactions — Registration Rights Agreement.”

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax considerations relating to our qualification and taxation as a REIT and the acquisition, holding, and disposition of our shares of common stock. For purposes of this section, under the heading “U.S. Federal Income Tax Considerations,” references to “the company,” “we,” “our” and “us” mean only NY Credit Corp. and not our operating partnership or other lower-tier subsidiaries, except as otherwise indicated. This summary is based upon the Internal Revenue Code, the Treasury Regulations, current administrative interpretations and practices of the IRS (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings) and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this summary. The summary is also based upon the assumption that the operation of the company, and of its subsidiaries and other lower-tier and affiliated entities, will be, in each case, in accordance with its applicable organizational documents or partnership agreement. This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular stockholder in light of its investment or tax circumstances or to stockholders subject to special tax rules, such as:

•	U.S. expatriates;

•	persons who mark-to-market our shares of common stock;

•	subchapter S corporations;

•	U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar;

•	financial institutions;

•	insurance companies;

•	broker-dealers;

•	regulated investment companies;

•	trusts and estates;

•	holders who receive our shares of common stock through the exercise of employee share options or otherwise as compensation;

•	persons holding our shares of common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	persons subject to the alternative minimum tax provisions of the Internal Revenue Code;

•	persons holding their interest through a partnership or similar pass-through entity;

•	persons holding a 10% or more (by vote or value) beneficial interest in us;

and, except to the extent discussed below:

•	tax-exempt organizations; and

•	non-U.S. stockholders (as defined below).

This summary assumes that stockholders will hold our shares of common stock as capital assets, which generally means as property held for investment.

THE U.S. FEDERAL INCOME TAX TREATMENT OF HOLDERS OF OUR SHARES OF COMMON STOCK DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE TAX CONSEQUENCES TO ANY PARTICULAR STOCKHOLDER OF HOLDING OUR SHARES OF COMMON STOCK WILL DEPEND ON THE STOCKHOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING, AND DISPOSING OF OUR SHARES OF COMMON STOCK.

Taxation of the Company

We intend to elect to be taxed as a REIT under the Internal Revenue Code, commencing with our taxable year ending December 31, 2007. We believe that we have been organized and will operate in a manner that will allow us to qualify for taxation as a REIT under the Internal Revenue Code commencing with our taxable year ending December 31, 2007, and we intend to continue to be organized and operate in such a manner.

The law firm of Clifford Chance US LLP has acted as our tax counsel in connection with this offering. We expect to receive the opinion of Clifford Chance US LLP to the effect that, commencing with our taxable year ending December 31, 2007, we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code. We will file the opinion with the SEC prior to the effectiveness of our registration statement. It must be emphasized that the opinion of Clifford Chance US LLP is based on various assumptions relating to our organization and operation, including that all factual representations and statements set forth in all relevant documents, records and instruments are true and correct, all actions described in this prospectus are completed in a timely fashion and that we will at all times operate in accordance with the method of operation described in our organizational documents and this prospectus. Additionally, the opinion of Clifford Chance US LLP is conditioned upon factual representations and covenants made by our management and affiliated entities, regarding our organization, assets, present and future conduct of our business operations and other items regarding our ability to meet the various requirements for qualification as a REIT, and assumes that such representations and covenants are accurate and complete and that we will take no action inconsistent with our qualification as a REIT. In addition, to the extent we make certain investments, such as investments in preferred equity securities of REITS, or whole loan mortgage or CMBS securitizations, the accuracy of such opinion will also depend on the accuracy of certain opinions rendered to us in connection with such transactions. While we believe that we are organized and intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in our circumstances or applicable law, no assurance can be given by Clifford Chance US LLP or us that we will so qualify for any particular year. Clifford Chance US LLP will have no obligation to advise us or the holders of our shares of common stock of any subsequent change in the matters stated, represented or assumed or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

Qualification and taxation as a REIT depends on our ability to meet, on a continuing basis, through actual results of operations, distribution levels and diversity of share ownership, various qualification requirements imposed upon REITs by the Internal Revenue Code, the compliance with which will not be reviewed by Clifford Chance US LLP. In addition, our ability to qualify as a REIT may depend in part upon the operating results, organizational structure and entity classification for U.S. federal income tax purposes of certain entities in which we invest, which could include entities that have made elections to be taxed as REITs, the qualification of which will not have been reviewed by Clifford Chance US LLP. Our ability to qualify as a REIT also requires that we satisfy certain asset and income tests, some of which depend upon the fair market values of assets directly or indirectly owned by us or which serve as security for loans made by us.

Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy the requirements for qualification and taxation as a REIT.

Taxation of REITs in General

As indicated above, qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Internal Revenue Code. The material qualification requirements are summarized below, under “— Requirements for Qualification — General.” While we intend to operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification as a REIT or that we will be able to operate in accordance with the REIT requirements in the future. See “— Failure to Qualify.”

Provided that we qualify as a REIT, we generally will be entitled to a deduction for dividends that we pay and, therefore, will not be subject to U.S. federal corporate income tax on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that generally results from investment in a corporation. Rather, income generated by a REIT generally is taxed only at the stockholder level, upon a distribution of dividends by the REIT. See “— Taxation of Taxable U.S. Stockholders — Distributions.”

Net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to the stockholders of a REIT, subject to special rules for certain items, such as capital gains, recognized by REITs. See “— Taxation of Taxable U.S. Stockholders.”

If we qualify as a REIT, we will nonetheless be subject to U.S. federal income tax in the following circumstances:

•	We will be taxed at regular U.S. federal corporate income tax rates on any undistributed income, including undistributed net capital gains.

•	We may be subject to the “alternative minimum tax” on our items of tax preference, if any.

•	If we have net income from prohibited transactions, which are, in general, sales or other dispositions of inventory or property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “— Prohibited Transactions,” and “— Foreclosure Property,” below.

•	If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or from certain leasehold terminations as “foreclosure property,” we may thereby (a) avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction) and (b) treat income and gain from such property as qualifying income for purposes of the REIT gross income tests discussed below, but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).

•	If we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a 100% tax on an amount equal to (a) the greater of (1) the amount by which we fail the 75% gross income test or (2) the amount by which we fail the 95% gross income test, as the case may be, multiplied by (b) a fraction intended to reflect our profitability.

•	If we fail to satisfy any of the REIT asset tests, as described below, by larger than a de minimis amount, but our failure is due to reasonable cause and not willful neglect and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate (currently 35%) of the net income generated by the nonqualifying assets during the period in which we failed to satisfy the asset tests.

•	If we fail to satisfy any provision of the Internal Revenue Code that would result in our failure to qualify as a REIT (other than a gross income or asset test requirement) and the violation is due to reasonable cause and not willful neglect, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure.

•	If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year and (c) any undistributed taxable income from prior periods, or the “required distribution,” we will be subject to a 4% excise tax on the excess of the required distribution over the sum of (1) the amounts actually distributed (taking into account excess distributions from prior years), plus (2) retained amounts on which income tax is paid at the corporate level.

•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of our stockholders, as described below in “— Requirements for Qualification — General.”

•	A 100% excise tax may be imposed on some items of income and expense that are directly or constructively paid between us and our TRSs if and to the extent that the IRS successfully adjusts the reported amounts of these items.

•	If we acquire appreciated assets from a corporation that is not a REIT in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the non-REIT corporation, we will be subject to tax on such appreciation (determined as of the date of our acquisition of such assets) at the highest corporate income tax rate then applicable to the extent that we subsequently recognize gain on a disposition of any such assets during the 10-year period following their acquisition from the non-REIT corporation. The results described in this paragraph assume that the non-REIT corporation will not elect, in lieu of this treatment, to be subject to an immediate tax when the asset is acquired by us.

•	We will generally be subject to tax on the portion of any excess inclusion income derived from direct or indirect ownership of residual interests in real estate mortgage investment conduits, or REMICs, to the extent our shares of common stock are held by specified tax-exempt organizations not subject to tax on unrelated business taxable income. Similar rules apply if we own an equity interest in a taxable mortgage pool. To the extent that we own a REMIC residual interest or a taxable mortgage pool through a TRS, we will not be subject to this tax. For a discussion of “excess inclusion income,” see “— Effect of Subsidiary Entities” and “— Excess Inclusion Income.”

•	We may elect to retain and pay income tax on our net long-term capital gain. In that case, a stockholder would include its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the stockholder’s basis in our shares of common stock.

•	We may have subsidiaries or own interests in other lower-tier entities that are subchapter C corporations (including our TRSs), the earnings of which would be subject to U.S. federal corporate income tax.

In addition, we and our subsidiaries may be subject to a variety of taxes other than U.S. federal income tax, including payroll taxes and state, local, and foreign income, franchise, property and other taxes on assets and operations. As further described below, any TRS in which we own an interest will be subject to U.S. federal income tax on its taxable income. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification — General

The Internal Revenue Code defines a REIT as a corporation, trust or association:

(1) that is managed by one or more directors or directors;

(2) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

(3) that would be taxable as a domestic corporation but for the special Internal Revenue Code provisions applicable to REITs;

(4) that is neither a financial institution nor an insurance company subject to specific provisions of the Internal Revenue Code;

(5) the beneficial ownership of which is held by 100 or more persons;

(6) in which, during the last half of each taxable year, not more than 50% in value of the outstanding shares of stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Internal Revenue Code to include specified entities);

(7) which meets other tests described below, including with respect to the nature of its income and assets and the amount of its distributions; and

(8) that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year that has not been terminated or revoked.

The Internal Revenue Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) do not need to be satisfied for the first taxable year for which an election to become a REIT has been made. Our charter provides restrictions regarding the ownership and transfer of its shares, which are intended, among other purposes to assist in satisfying the share ownership requirements described in conditions (5) and (6) above. For purposes of condition (6), an “individual” generally includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes, but does not include a qualified pension plan or profit sharing trust.

To monitor compliance with the share ownership requirements, we are generally required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our shares of stock, in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include in gross income the dividends paid by us). A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. Failure by us to comply with these record-keeping requirements could subject us to monetary penalties. If we satisfy these requirements and after exercising reasonable diligence would not have known that condition (6) is not satisfied, we will be deemed to have satisfied such condition. A stockholder that fails or refuses to comply with the demand is required by Treasury Regulations to submit a statement with its tax return disclosing the actual ownership of the shares and other information.

In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We satisfy this requirement.

Effect of Subsidiary Entities

Ownership of Partnership Interests.  In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT is deemed to own its proportionate share of the partnership’s assets and to earn its proportionate share of the partnership’s gross income based on its pro rata share of capital interest in the partnership for purposes of the asset and gross income tests applicable to REITs, as described below. However, solely for purposes of the 10% value test, described below, the determination of a REIT’s interest in partnership assets will be based on the REIT’s proportionate interest in any securities issued by the partnership, excluding for these purposes, certain excluded securities as described in the Internal Revenue Code. In addition, the assets and gross income of the partnership generally are deemed to retain the same character in the hands of the REIT. Thus, our proportionate share of the assets and items of income of partnerships in which we own an equity interest (including our interest in our operating partnership and its equity interests in lower-tier partnerships) is treated as assets and items of income of our company for purposes of applying the REIT requirements described below. Consequently, to the extent that we directly or indirectly hold a preferred or other equity interest in a partnership, the partnership’s assets and operations may affect our ability to qualify as a REIT, even though we may have no control or only limited influence over the partnership. A summary of certain rules governing the U.S. federal income taxation of partnerships and their partners is provided below in “— Tax Aspects of Ownership of Equity Interests in Partnerships.”

Disregarded Subsidiaries.  If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is disregarded for U.S. federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT itself, including for purposes of the gross income and asset tests applicable to REITs, as summarized below. A qualified REIT subsidiary is any entity otherwise treated as a corporation for U.S. federal income tax purposes, other than a TRS (as described below), that is wholly owned by a REIT, by other disregarded subsidiaries or by a combination of the two. Single member limited liability companies that are wholly owned by a REIT are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT gross income and asset tests. Disregarded subsidiaries, along with partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”

In the event that a disregarded subsidiary ceases to be wholly owned by us — for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of us — the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income tests applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the value or voting power of the outstanding securities of another corporation. See “— Asset Tests” and “— Gross Income Tests.”

Taxable REIT Subsidiaries.  A REIT, in general, may jointly elect with a subsidiary corporation, whether or not wholly owned, to treat the subsidiary corporation as a TRS. The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for U.S. federal income tax purposes. Accordingly, such an entity would generally be subject to corporate income tax on its earnings, which may reduce the cash flow generated by us and our subsidiaries in the aggregate and our ability to make distributions to our stockholders.

A REIT is not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by the subsidiary is an asset in the hands of the REIT, and the REIT generally recognizes as income the dividends, if any, that it receives from the subsidiary. This treatment can affect the gross income and asset test calculations that apply to the REIT, as described below. Because a parent REIT does not include the assets and income of such subsidiary corporations in determining the parent’s compliance with the REIT requirements, such entities may be used by the parent REIT to undertake indirectly activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries or render commercially unfeasible (for example, activities that give rise to certain categories of income such as nonqualifying hedging income or inventory sales). If dividends are paid to us by one or more of our TRSs, then a portion of the dividends that we distribute to stockholders who are taxed at individual rates generally will be eligible for taxation at preferential qualified dividend income tax rates rather than at ordinary income rates. See “— Taxation of Taxable U.S. Stockholders — Distributions.”

Certain restrictions imposed on TRSs are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation. First, a TRS may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50% of the TRS’s adjusted taxable income for that year (although the TRS may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year). In addition, if amounts are paid to a REIT or deducted by a TRS due to transactions between a REIT, its tenants and/or a TRS, that exceed the amount that would be paid to or deducted by a party in an arm’s-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess. Rents we receive that include amounts for services furnished by one of our TRSs to any of our tenants will not be subject to the excise tax if such amounts qualify for the safe harbor provisions contained in the Internal Revenue Code. Safe harbor provisions are provided where (1) amounts are excluded from the definition of impermissible tenant service income as a result of satisfying the 1% de minimis exception; (2) a TRS renders a significant amount of similar services to unrelated parties and the charges for such services are substantially comparable; (3) rents paid to us by tenants that are not receiving services from the TRS are substantially comparable to the rents paid by our tenants leasing comparable space that are receiving such services from the TRS and the charge for the services is separately stated; or (4) the TRS’s gross income from the service is not less than 150% of the TRS’s direct cost of furnishing the service.

We expect that we, together with each of NY Credit Securities, LLC and NY Credit TRS Inc., will make an election for each such subsidiary to be treated as our TRS for U.S. federal income tax purposes. We may form additional TRSs in the future. To the extent that any such TRSs pay any taxes, they will have less cash available for distribution to us. If dividends are paid by our TRSs to us, then the dividends we designate and pay to our stockholders who are individuals, up to the amount of dividends we receive from such entities, generally will be eligible to be taxed at the reduced 15% maximum U.S. federal rate applicable to qualified dividend income. See “— Taxation of Taxable U.S. Stockholders.” Currently, we anticipate that NY Credit Securities, LLC and NY Credit TRS Inc. will retain their after-tax income subject to compliance with the 20% asset test applicable to our aggregate ownership of TRSs. See “— Asset Tests.”

Taxable Mortgage Pools

An entity, or a portion of an entity, is classified as a taxable mortgage pool under the Internal Revenue Code if:

•	substantially all of its assets consist of debt obligations or interests in debt obligations;

•	more than 50% of those debt obligations are real estate mortgage loans or interests in real estate mortgage loans as of specified testing dates;

•	the entity has issued debt obligations that have two or more maturities; and

•	the payments required to be made by the entity on its debt obligations “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets.

Under Treasury Regulations, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a taxable mortgage pool.

To the extent we make significant expenditures with respect to senior mortgage loans, CMBS or RMBS securities, we will likely convey one or more pools of real estate mortgage loans to a trust, owned by a subsidiary REIT substantially owned by our operating partnership, which trust will issue several classes of mortgage-backed bonds having different maturities, and the cash flow on the real estate mortgage loans will be the sole source of payment of principal and interest on the several classes of mortgage-backed bonds. We would not likely make a REMIC election with respect to such securitization transactions, and, as a result, each such transaction would likely be a taxable mortgage pool.

A taxable mortgage pool generally is treated as a corporation for U.S. federal income tax purposes. However, special rules apply to a REIT, a portion of a REIT, or a qualified REIT subsidiary that is a taxable mortgage pool. If a REIT, including a subsidiary REIT formed by our operating partnership, owns directly, or indirectly through one or more qualified REIT subsidiaries or other entities that are disregarded as a separate entity for U.S. federal income tax purposes, 100% of the equity interests in the taxable mortgage pool, the taxable mortgage pool will be a qualified REIT subsidiary and, therefore, ignored as an entity separate from the REIT for U.S. federal income tax purposes and would not generally affect the tax qualification of the REIT. Rather, the consequences of the taxable mortgage pool classification would generally, except as described below, be limited to the REIT’s stockholders. See “— Excess Inclusion Income.”

If such a subsidiary REIT of our operating partnership owns less than 100% of the ownership interests in a subsidiary that is a taxable mortgage pool, the foregoing rules would not apply. Rather, the subsidiary would be treated as a corporation for U.S. federal income tax purposes, and would be subject to corporate income tax. In addition, this characterization would alter the REIT income and asset test calculations of such a subsidiary REIT and could adversely affect such REIT’s compliance with those requirements, which, in turn, could affect our compliance with the REIT requirements. We do not expect that we, or any subsidiary REIT owned by our operating partnership, would form any subsidiary that would become a taxable mortgage pool, in which we own some, but less than all, of the ownership interests, and we intend to monitor the structure of any taxable mortgage pools in which we have an interest to ensure that they will not adversely affect our qualification as a REIT.

Gross Income Tests

In order to qualify as a REIT, we annually must satisfy two gross income tests. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or property held primarily for sale to customers in the ordinary course of business, or “prohibited transactions,” must be derived from assets relating to real property or mortgages on real property, including “rents from real property,” dividends received from other REITs, interest income derived from mortgage loans secured by real property (including certain types of CMBS), and gains from the sale of real estate assets, as well as income from certain kinds of temporary assets. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions, must be derived from some combination of income that qualifies under the 75% income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property.

For purposes of the 75% and 95% gross income tests, a REIT is deemed to have earned a proportionate share of the income earned by any partnership, or any limited liability company treated as a partnership for U.S. federal income tax purposes, in which it owns an interest, which share is determined by reference to its capital interest in such entity, and is deemed to have earned the income earned by any qualified REIT subsidiary or disregarded subsidiary.

Interest Income.  Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test to the extent that the obligation is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we had a binding commitment to acquire or originate the mortgage loan, the interest income will be apportioned between the real property and the other property, and our income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. If we acquire or originate a construction loan, for purposes of the foregoing apportionment, the fair market value of the real property includes the fair market value of the land plus the reasonably estimated cost of improvement or developments (other than personal property) which secure the construction loan. Even if a loan is not secured by real property or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test.

To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan (a “shared appreciation provision”), income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests, provided that the property is not inventory or dealer property in the hands of the borrower or us.

To the extent that we derive interest income from a loan where all or a portion of the amount of interest payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales and not the net income or profits of any person. This limitation does not apply, however, to a mortgage loan where the borrower derives substantially all of its income from the property from the leasing of substantially all of its interest in the property to tenants, to the extent that the rental income derived by the borrower would qualify as rents from real property had it been earned directly by us.

Any amount includible in our gross income with respect to a regular or residual interest in a REMIC generally is treated as interest on an obligation secured by a mortgage on real property. If, however, less than 95% of the assets of a REMIC consists of real estate assets (determined as if we held such assets), we will be treated as receiving directly our proportionate share of the income of the REMIC for purposes of determining the amount which is treated as interest on an obligation secured by a mortgage on real property.

Among the assets we may hold are certain mezzanine loans secured by equity interests in a pass-through entity that directly or indirectly owns real property, rather than a direct mortgage on the real property. The IRS issued Revenue Procedure 2003-65, which provides a safe harbor pursuant to which a mezzanine loan, if it meets each of the requirements contained in the Revenue Procedure, will be treated by the IRS as a real estate asset for purposes of the REIT asset tests, and interest derived from it will be treated as qualifying mortgage interest for purposes of the 75% gross income test (described above). Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. The mezzanine loans that we acquire may not meet all of the requirements for reliance on this safe harbor. Hence, there can be no assurance that the IRS will not challenge the qualification of such assets as real estate assets or the interest generated by these loans as qualifying income under the 75% gross income test (described above). To the extent we make corporate mezzanine loans, such loans will not qualify as real estate assets and interest income with respect to such loans will not be qualifying income for the 75% gross income test (described above).

We believe that the interest, original issue discount, and market discount income that we receive from our mortgage related securities generally will be qualifying income for purposes of both gross income tests. However, to the extent that we own non-REMIC collateralized mortgage obligations or other debt instruments secured by mortgage loans (rather than by real property) or secured by non-real estate assets, or debt securities that are not secured by mortgages on real property or interests in real property, the interest income received with respect to such securities generally will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. In addition, the loan amount of a mortgage loan that we own may exceed the value of the real property securing the loan. In that case, income from the loan will be qualifying income for purposes of the 95% gross income test, but the interest attributable to the amount of the loan that exceeds the value of the real property securing the loan will not be qualifying income for purposes of the 75% gross income test.

Fee Income.  We may receive various fees in connection with our operations. The fees will be qualifying income for purposes of both the 75% and 95% gross income tests if they are received in consideration for entering into an agreement to make a loan secured by real property and the fees are not determined by income and profits. Other fees are not qualifying income for purposes of either gross income test. Any fees earned by our TRS will not be included for purposes of the gross income tests.

Dividend Income.  We may receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions will be classified as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. Any dividends received by us from a REIT will be qualifying income for purposes of both the 95% and 75% gross income tests. Certain income inclusions received with respect to our contemplated equity transactions with respect to CDOs may not represent qualifying income for purposes of either the 75% or 95% gross income tests.

Foreign Assets.  To the extent that we hold or acquire foreign assets, such as CMBS denominated in foreign currencies, such assets may generate foreign currency gains and losses. Foreign currency gains are generally treated as income that does not qualify under the 95% or 75% gross income tests. No assurance can be given that any foreign currency gains recognized by us directly or through pass-through subsidiaries will not adversely affect our ability to satisfy the REIT qualification requirements.

Hedging Transactions.  We may enter into hedging transactions with respect to one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swaps or cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent provided by Treasury Regulations, any income from a hedging transaction we enter into in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in Treasury Regulations before the close of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of such a transaction, will not constitute gross income for purposes of the 95% gross income test (and will generally constitute non-qualifying income for purposes of the 75% gross income test). To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT.

Rents from Real Property.  We may acquire real property or preferred equity interests in partnerships that own real property. To the extent that we acquire real property or interests therein, rents we receive will qualify as “rents from real property” in satisfying the gross income tests described above, only if several conditions are met, including the following. If rent is partly attributable to personal property leased in connection with real property, then the portion of the rent attributable to such personal property will not qualify as rents from real property unless it constitutes 15% or less of the total rent received under the lease. The determination of whether an item of personal property constitutes real or personal property under the REIT provisions of the Internal Revenue Code is subject to both legal and factual considerations and is therefore subject to different interpretations.

In addition, in order for rents received by us to qualify as “rents from real property,” the rent must not be based in whole or in part on the income or profits of any person. However, an amount will not be excluded from rents from real property solely because it is based on a fixed percentage or percentages of sales or if it is based on the net income of a tenant which derives substantially all of its income with respect to such property from subleasing substantially all of such property, to the extent that the rents paid by the subtenants would qualify as rents from real property if earned directly by us. Moreover, for rents received to qualify as “rents from real property,” we generally must not operate or manage the property or furnish or render certain services to the tenants of such property, other than through an “independent contractor” who is adequately compensated and from which we derive no income, or through a TRS, as discussed below. We are permitted, however, to perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. In addition, we may directly or indirectly provide non-customary services to tenants of our properties without disqualifying all of the rent from the property if the payment for such services does not exceed 1% of the total gross income from the property. In such a case, only the amounts for non-customary services are not treated as rents from real property and the provision of the services does not disqualify the related rent. Moreover, we are permitted to provide services to tenants or others through a TRS without disqualifying the rental income received from tenants for purposes of the REIT income tests.

Rental income will qualify as rents from real property only to the extent that we do not directly or constructively own, (1) in the case of any tenant which is a corporation, stock possessing 10% or more of the total combined voting power of all classes of stock entitled to vote, or 10% or more of the total value of shares of all classes of stock of such tenant, or (2) in the case of any tenant which is not a corporation, an interest of 10% or more in the assets or net profits of such tenant. However, rental payments from a TRS will qualify as rents from real property even if we own more than 10% of the combined voting power of the TRS if at least 90% of the property is leased to unrelated tenants and the rent paid by the TRS is substantially comparable to the rent paid by the unrelated tenants for comparable space.

Failure to Satisfy the Gross Income Tests.  We intend to monitor our sources of income, including any non-qualifying income received by us, so as to ensure our compliance with the gross income tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for the year if we are entitled to relief under applicable provisions of the Internal Revenue Code. These relief provisions generally will be available if the failure of our company to meet these tests was due to reasonable cause and not due to willful neglect and, following the identification of such failure, we set forth a description of each item of our gross income that satisfies the gross income tests in a schedule for the taxable year filed in accordance with regulations prescribed by the Treasury. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will not qualify as a REIT. As discussed above under “— Taxation of REITs in General,” even where these relief provisions apply, a tax would be imposed upon the profit attributable to the amount by which we fail to satisfy the particular gross income test.

Asset Tests

At the close of each calendar quarter we must satisfy four tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other REITs and certain kinds of CMBS and mortgage loans. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below.

The second asset test is that the value of any one issuer’s securities owned by us may not exceed 5% of the value of our gross assets. Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. Fourth, the aggregate value of all securities of TRSs held by us may not exceed 20% of the value of our gross assets.

The 5% and 10% asset tests do not apply to securities of TRSs and qualified REIT subsidiaries. The 10% value test does not apply to certain “straight debt” and other excluded securities, as described in the Internal Revenue Code, including but not limited to any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, (a) a REIT’s interest as a partner in a partnership is not considered a security for purposes of applying the 10% value test; (b) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership’s gross income is derived from sources that would qualify for the 75% REIT gross income test; and (c) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership to the extent of the REIT’s interest as a partner in the partnership.

For purposes of the 10% value test, “straight debt” means a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors other than certain contingencies relating to the timing and amount of principal and interest payments, as described in the Internal Revenue Code and (iii) in the case of an issuer which is a corporation or a partnership, securities that otherwise would be considered straight debt will not be so considered if we, and any of our “controlled TRSs” as defined in the Internal Revenue Code, hold any securities of the corporate or partnership issuer which: (a) are not straight debt or other excluded securities (prior to the application of this rule), and (b) have an aggregate value greater than 1% of the issuer’s outstanding securities (including, for the purposes of a partnership issuer, our interest as a partner in the partnership).

After initially meeting the asset tests at the close of any quarter, we will not lose our qualification as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy the asset tests because we acquire securities during a quarter, we can cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. If we fail the 5% asset test, or the 10% vote or value asset tests at the end of any quarter and such failure is not cured within 30 days thereafter, we may dispose of sufficient assets (generally within six months after the last day of the quarter in which our identification of the failure to satisfy these asset tests occurred) to cure such a violation that does not exceed the lesser of 1% of our assets at the end of the relevant quarter or $10,000,000. If we fail any of the other asset tests or our failure of the 5% and 10% asset tests is in excess of the de minimis amount described above, as long as such failure was due to reasonable cause and not willful neglect, we are permitted to avoid disqualification as a REIT, after the 30 day cure period, by taking steps including the disposition of sufficient assets to meet the asset test (generally within six months after the last day of the quarter in which our identification of the failure to satisfy the REIT asset test occurred) and paying a tax equal to the greater of $50,000 or the highest corporate income tax rate (currently 35%) of the net income generated by the nonqualifying assets during the period in which we failed to satisfy the asset test.

We expect that the assets and mortgage related securities that we own generally will be qualifying assets for purposes of the 75% asset test. However, to the extent that we own non-REMIC collateralized mortgage obligations or other debt instruments secured by mortgage loans (rather than by real property) or secured by non-real estate assets, or debt securities issued by C corporations that are not secured by mortgages on real property, those securities may not be qualifying assets for purposes of the 75% asset test. We believe that our holdings of securities and other assets will be structured in a manner that will comply with the foregoing REIT asset requirements and intend to monitor compliance on an ongoing basis. However, values of some assets may not be susceptible to a precise determination and are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset tests. As an example, if we were to acquire equity securities of a REIT issuer that were determined by the IRS to represent debt securities of such issuer, such securities would also not qualify as real estate assets. Accordingly, there can be no assurance that the IRS will not contend that our interests in subsidiaries or in the securities of other issuers (including REIT issuers) cause a violation of the REIT asset tests.

In addition, our predecessor has entered into and we intend to continue to enter into sale and repurchase agreements under which we would nominally sell certain of our loan assets to a counterparty and simultaneously enter into an agreement to repurchase the sold assets. We believe that we will continue to be treated for U.S. federal income tax purposes as the owner of the loan assets that are the subject of any such agreement notwithstanding that we may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could assert that we did not own the loan assets during the term of the sale and repurchase agreement, in which case our ability to qualify as a REIT would be adversely affected.

Annual Distribution Requirements

In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:

(a)	the sum of:

•	90% of our “REIT taxable income” (computed without regard to our deduction for dividends paid and our net capital gains); and

•	90% of the net income (after tax), if any, from foreclosure property (as described below); minus

(b)	the sum of specified items of non-cash income that exceeds a percentage of our income.

These distributions must be paid in the taxable year to which they relate or in the following taxable year if such distributions are declared in October, November or December of the taxable year, are payable to stockholders of record on a specified date in any such month and are actually paid before the end of January of the following year. Such distributions are treated as both paid by us and received by each stockholder on December 31 of the year in which they are declared. In addition, at our election, a distribution for a taxable year may be declared before we timely file our tax return for the year and be paid with or before the first regular dividend payment after such declaration, provided that such payment is made during the 12-month period following the close of such taxable year. These distributions are taxable to our stockholders in the year in which paid, even though the distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

In order for distributions to be counted towards our distribution requirement and to provide a tax deduction to us, they must not be “preferential dividends.” A dividend is not a preferential dividend if it is pro rata among all outstanding shares of common stock within a particular class and is in accordance with the preferences among different classes of shares of common stock as set forth in the organizational documents.

To the extent that we distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax at ordinary U.S. federal corporate income tax rates on the retained portion. In addition, we may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect to have our stockholders include their proportionate share of such undistributed long-term capital gains in income and receive a corresponding credit for their proportionate share of the tax paid by us. Our stockholders would then increase the adjusted basis of their shares of common stock in us by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their proportionate shares.

If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year and (c) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed (taking into account excess distributions from prior periods) and (y) the amounts of income retained on which we have paid corporate income tax. We intend to make timely distributions so that we are not subject to the 4% excise tax.

It is possible that we, from time to time, may not have sufficient cash to meet the distribution requirements due to timing differences between (a) the actual receipt of cash, including receipt of distributions from our subsidiaries and (b) the inclusion of items in income by us for U.S. federal income tax purposes, including the inclusion of items of income from CDO entities in which we hold an equity interest. For example, we may acquire or originate debt instruments or notes whose face value may exceed its issue price as determined for U.S. federal income tax purposes (such excess, “original issue discount” or “OID”), such that we will be required to include in our income a portion of the OID each year that the instrument is held before we receive any corresponding cash. In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable in-kind distributions of property.

We may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing our qualification as a REIT or being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest and possibly a penalty based on the amount of any deduction taken for deficiency dividends.

Excess Inclusion Income

If we, including a subsidiary REIT owned by our operating partnership, acquire a residual interest in a REMIC, we may realize excess inclusion income. If we are deemed to have issued debt obligations having two or more maturities, the payments on which correspond to payments on mortgage loans owned by us, such arrangement will be treated as a taxable mortgage pool for U.S. federal income tax purposes. See “— Taxable Mortgage Pools.” If all or a portion of our company is treated as a taxable mortgage pool, our qualification as a REIT generally should not be impaired. However, to the extent that all or a portion of our company is treated as a taxable mortgage pool, or we include assets in our portfolio or enter into financing and securitization transactions that result in our being considered to own an interest in one or more taxable mortgage pools, a portion of our REIT taxable income may be characterized as excess inclusion income and allocated to our stockholders, generally in a manner set forth under the applicable Treasury Regulations. The Treasury Department has issued guidance on the tax treatment of stockholders of a REIT that owns an interest in a taxable mortgage pool. Excess inclusion income is an amount, with respect to any calendar quarter, equal to the excess, if any, of (i) taxable income allocable to the holder of a residual interest in a REMIC during such calendar quarter over (ii) the sum of amounts allocated to each day in the calendar quarter equal to its ratable portion of the product of (a) the adjusted issue price of the interest at the beginning of the quarter multiplied by (b) 120% of the long term U.S. federal rate (determined on the basis of compounding at the close of each calendar quarter and properly adjusted for the length of such quarter). Our excess inclusion income would be allocated among our stockholders that hold our shares in record name in proportion to dividends paid to such stockholders. A stockholder’s share of any excess inclusion income:

•	could not be offset by net operating losses of a stockholder;

•	would be subject to tax as unrelated business taxable income to a tax-exempt holder;

•	would be subject to the application of the U.S. federal income tax withholding (without reduction pursuant to any otherwise applicable income tax treaty) with respect to amounts allocable to non-U.S. stockholders;

•	would be taxable (at the highest corporate tax rates) to us, rather than our stockholders, to the extent allocable to our shares of common stock held in record name by disqualified organizations (generally, tax-exempt entities not subject to unrelated business income tax, including charitable remainder trusts and governmental organizations). Nominees or other broker/dealers who hold our shares on behalf of disqualified organizations also will be subject to this tax on the portion of our excess inclusion income allocable to our shares held on behalf of disqualified organizations; and

•	in the case of a stockholder that is a REIT, RIC or common trust fund, or other pass through entity would be considered excess inclusion income of such entity and such entity will be subject to tax at the highest corporate tax rate on any excess inclusion income allocated to their owners that are disqualified organizations.

No detailed guidance has been provided with respect to the manner in which excess inclusion income would be allocated among different classes of shares, but generally such income must be allocated in proportion to the distributions made to stockholders. Tax-exempt investors, foreign investors, taxpayers with net operating losses, RICs and REITs should carefully consider the tax consequences described above and should consult their tax advisors with respect to excess inclusion income.

Prohibited Transactions

Net income we derive from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property) that is held as inventory or primarily for sale to customers in the ordinary course of a trade or business by a REIT, by a lower-tier partnership in which the REIT holds an equity interest or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to the REIT. We intend to conduct our operations so that no asset owned by us or our subsidiaries, other than a TRS, will be held as inventory or primarily for sale to customers in the ordinary course of business, and that a sale of any assets owned by us directly or through a pass-through subsidiary will not be in the ordinary course of business. However, whether property is held as inventory or “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any particular asset in which we hold a direct or indirect interest will not be treated as inventory or property held primarily for sale to customers or that certain safe-harbor provisions of the Internal Revenue Code that prevent such treatment will apply. The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular U.S. federal income tax rates.

Foreclosure Property

Foreclosure property is real property and any personal property incident to such real property (1) that is acquired by a REIT as a result of the REIT having bid on the property at foreclosure or having otherwise reduced the property to ownership or possession by agreement or process of law after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (2) for which the related loan or lease was acquired by the REIT at a time when default was not imminent or anticipated and (3) for which such REIT makes a proper election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT. We do not anticipate that we will receive any income from foreclosure property that is not qualifying income for purposes of the 75% gross income test, but, if we do receive any such income, we intend to elect to treat the related property as foreclosure property.

Failure to Qualify

In the event that we violate a provision of the Internal Revenue Code that would result in our failure to qualify as a REIT, we may nevertheless continue to qualify as a REIT under specified relief provisions that will be available to us to avoid such disqualification if (1) the violation is due to reasonable cause, (2) we pay a penalty of $50,000 for each failure to satisfy a requirement for qualification as a REIT and (3) the violation does not include a violation under the gross income or asset tests described above (for which other specified relief provisions are available). This cure provision reduces the instances that could lead to our disqualification as a REIT for violations due to reasonable cause. If we fail to qualify for taxation as a REIT in any taxable year and none of the relief provisions of the Internal Revenue Code apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to our stockholders in any year in which we are not a REIT will not be deductible by us, nor will they be required to be made. In this situation, to the extent of current and accumulated earnings and profits, and, subject to limitations of the Internal Revenue Code, distributions to our stockholders will generally be taxable in the case of our stockholders who are individual U.S. stockholders (as defined below), at a maximum rate of 15%, and dividends in the hands of our corporate U.S. stockholders may be eligible for the dividends received deduction, in each case, provided applicable requirements of the Internal Revenue Code are satisfied. Unless we are entitled to relief under the specific statutory provisions, we will also be disqualified from re-electing to be taxed as a REIT for the four taxable years following a year during which qualification was lost. It is not possible to state whether, in all circumstances, we will be entitled to statutory relief.

Tax Aspects of Ownership of Equity Interests in Partnerships

General

We may hold assets through entities that are classified as partnerships for U.S. federal income tax purposes, including our interest in our operating partnership and the equity interests in lower-tier partnerships. In general, partnerships are “pass-through” entities that are not subject to U.S. federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are subject to tax on these items without regard to whether the partners receive a distribution from the partnership. We will include in our income our proportionate share of these partnership items for purposes of the various REIT income tests, based on our capital interest in such partnership, and in the computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we will include our proportionate share of assets held by subsidiary partnerships, based on our capital interest in such partnerships (other than for purposes of the 10% value test, for which the determination of our interest in partnership assets will be based on our proportionate interest in any securities issued by the partnership excluding, for these purposes, certain excluded securities as described in the Code). Consequently, to the extent that we hold an equity interest in a partnership, the partnership’s assets and operations may affect our ability to qualify as a REIT, even though we may have no control, or only limited influence, over the partnership.

Entity Classification

The ownership by us of equity interests in partnerships involves special tax considerations, including the possibility of a challenge by the IRS of the status of any of our subsidiary partnerships as a partnership, as opposed to an association taxable as a corporation, for U.S. federal income tax purposes. If any of these entities were treated as an association for U.S. federal income tax purposes, it would be taxable as a corporation and, therefore, could be subject to an entity-level tax on its income. In such a situation, the character of our assets and items of our gross income would change and could preclude us from satisfying the REIT asset tests (particularly the tests generally preventing a REIT from owning more than 10% of the voting securities, or more than 10% of the value of the securities, of a corporation) or the gross income tests as discussed in “— Asset Tests” and “— Gross Income Tests” above, and in turn could prevent us from qualifying as a REIT. See “— Failure to Qualify,” above, for a discussion of the effect of our failure to meet these tests for a taxable year. In addition, any change in the status of any of our subsidiary partnerships for tax purposes might be treated as a taxable event, in which case we could have taxable income that is subject to the REIT distribution requirements without receiving any cash.

Tax Allocations with Respect to Partnership Properties

The partnership agreement of our operating partnership generally provides that items of operating income and loss will be allocated to the holders of units in proportion to the number of units held by each holder. If an allocation of partnership income or loss does not comply with the requirements of Section 704(b) of the Code and the Treasury Regulations thereunder, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Our operating partnership’s allocations of income and loss are intended to comply with the requirements of Section 704(b) of the Code of the Treasury Regulations promulgated under this section of the Code. Under the Code and the Treasury Regulations, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes in a manner such that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property and the adjusted tax basis of such property at the time of the contribution (a “book-tax difference”). Such allocations are solely for U.S. federal income tax purposes and do not affect partnership capital accounts or other economic or legal arrangements among the partners.

To the extent that any of our subsidiary partnerships acquires appreciated (or depreciated) properties by way of capital contributions from its partners, allocations would need to be made in a manner consistent with these requirements. In connection with the organization transactions, appreciated property will be acquired by our operating partnership as a result of actual or deemed contributions of such property to our operating partnership. As a result, partners, including us, in subsidiary partnerships, could be allocated greater or lesser amounts of depreciation and taxable income in respect of a partnership’s properties than would be the case if all of the partnership’s assets (including any contributed assets) had a tax basis equal to their fair market values at the time of any contributions to that partnership. This could cause us to recognize, over a period of time, (1) lower amounts of depreciation deductions for tax purposes than if all of the contributed properties were to have a tax basis equal to their fair market value at the time of their contribution to the operating partnership and (2) taxable income in excess of economic or book income as a result of a sale of a property, which might adversely affect our ability to comply with the REIT distribution requirements and result in our stockholders recognizing additional dividend income without an increase in distributions.

Taxation of Taxable U.S. Stockholders

This section summarizes the taxation of U.S. stockholders that are not tax-exempt organizations. For these purposes, a U.S. stockholder is a beneficial owner of our shares of common stock that for U.S. federal income tax purposes is:

•	a citizen or resident of the U.S.;

•	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or of a political subdivision thereof (including the District of Columbia);

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our shares of common stock, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our shares of common stock should consult its tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of our shares of common stock by the partnership.

Distributions.  Provided that we qualify as a REIT, distributions made to our taxable U.S. stockholders out of our current and accumulated earnings and profits, and not designated as capital gain dividends, will generally be taken into account by them as ordinary dividend income and will not be eligible for the dividends received deduction for corporations. In determining the extent to which a distribution with respect to our shares of common stock constitutes a dividend for U.S. federal income tax purposes, our earnings and profits will be allocated first to distributions with respect to our preferred shares, if any, and then to our shares of common stock. Dividends received from REITs are generally not eligible to be taxed at the preferential qualified dividend income rates applicable to individual U.S. stockholders who receive dividends from taxable subchapter C corporations.

In addition, distributions from us that are designated as capital gain dividends will be taxed to U.S. stockholders as long-term capital gains, to the extent that they do not exceed the actual net capital gain of our company for the taxable year, without regard to the period for which the U.S. stockholder has held its shares of common stock. To the extent that we elect under the applicable provisions of the Internal Revenue Code to retain our net capital gains, U.S. stockholders will be treated as having received, for U.S. federal income tax purposes, our undistributed capital gains as well as a corresponding credit for taxes paid by us on such retained capital gains. U.S. stockholders will increase their adjusted tax basis in our shares of common stock by the difference between their allocable share of such retained capital gain and their share of the tax paid by us. Corporate U.S. stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum U.S. federal rates of 15% (through 2010) in the case of U.S. stockholders who are individuals, and 35% for corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum U.S. federal income tax rate for individual U.S. stockholders who are individuals, to the extent of previously claimed depreciation deductions.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to a U.S. stockholder to the extent that they do not exceed the adjusted tax basis of the U.S. stockholder’s shares in respect of which the distributions were made, but rather will reduce the adjusted tax basis of those shares. To the extent that such distributions exceed the adjusted tax basis of an individual U.S. stockholder’s shares, they will be included in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend declared by us in October, November or December of any year and payable to a U.S. stockholder of record on a specified date in any such month will be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that the dividend is actually paid by us before the end of January of the following calendar year.

With respect to U.S. stockholders who are taxed at the rates applicable to individuals, we may elect to designate a portion of our distributions paid to such U.S. stockholders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. stockholders as capital gain, provided that the U.S. stockholder has held the shares of common stock with respect to which the distribution is made for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which such shares of common stock became ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

(a) the qualified dividend income received by us during such taxable year from non-REIT C corporations (including our TRS, which is subject to U.S. federal income tax);

(b) the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by us with respect to such undistributed REIT taxable income; and

(c) the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a non-REIT C corporation over the U.S. federal income tax paid by us with respect to such built-in gain.

Generally, dividends that we receive will be treated as qualified dividend income for purposes of (a) above if the dividends are received from a domestic C corporation (other than a REIT or a regulated investment company), such as our TRS, which is subject to U.S. federal income tax, or a “qualifying foreign corporation” and specified holding period requirements and other requirements are met. We expect that any foreign corporate CDO entity for which we would make expenditures would not be a “qualifying foreign corporation,” and accordingly our distribution of any income with respect to such entities will not constitute “qualifying dividend income.”

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that must be made in order to comply with the REIT distribution requirements. See “— Taxation of the Company” and “— Annual Distribution Requirements.” Such losses, however, are not passed through to U.S. stockholders and do not offset income of U.S. stockholders from other sources, nor do they affect the character of any distributions that are actually made by us, which are generally subject to tax in the hands of U.S. stockholders to the extent that we have current or accumulated earnings and profits.

Dispositions of Our Shares of Common Stock

In general, a U.S. stockholder will realize gain or loss upon the sale, redemption or other taxable disposition of our shares of common stock in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder’s adjusted tax basis in the shares of common stock at the time of the disposition. In general, a U.S. stockholder’s adjusted tax basis will equal the U.S. stockholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. stockholder (discussed above) less tax deemed paid on such gain and reduced by returns of capital. In general, capital gains recognized by individuals and other non-corporate U.S. stockholders upon the sale or disposition of shares of common stock will be subject to a maximum U.S. federal income tax rate of 15% for taxable years through 2010, if our shares of common stock are held for more than 12 months, and will be taxed at ordinary income rates (of up to 35% through 2010) if our shares of common stock are held for 12 months or less. Gains recognized by U.S. stockholders that are corporations are subject to U.S. federal income tax at a maximum rate of 35%, whether or not classified as long-term capital gains. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for non-corporate holders) to a portion of the capital gain realized by a non-corporate holder on the sale of

REIT shares of common stock that would correspond to the REIT’s “unrecaptured Section 1250 gain.” Holders are urged to consult their tax advisors with respect to the taxation of capital gain income. Capital losses recognized by a U.S. stockholder upon the disposition of our shares of common stock held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the U.S. stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of common stock by a U.S. stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from us that were required to be treated by the U.S. stockholder as long-term capital gain.

Passive Activity Losses and Investment Interest Limitations

Distributions made by us and gain arising from the sale or exchange by a U.S. stockholder of our shares of common stock will not be treated as passive activity income. As a result, U.S. stockholders will not be able to apply any “passive losses” against income or gain relating to our shares of common stock. Distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. A U.S. stockholder that elects to treat capital gain dividends, capital gains from the disposition of shares of common stock or qualified dividend income as investment income for purposes of the investment interest limitation will be taxed at ordinary income rates on such amounts.

Taxation of Tax-Exempt U.S. Stockholders

U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income, which we refer to in this prospectus as UBTI. While ownership of many real estate assets may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt U.S. stockholder has not held our shares of common stock as “debt-financed property” within the meaning of the Internal Revenue Code (i.e., where the acquisition or holding of the shares of common stock is financed through a borrowing by the tax-exempt stockholder), (2) our shares of common stock are not otherwise used in an unrelated trade or business, and (3) we do not hold an asset that gives rise to “excess inclusion income” (See “— Taxable Mortgage Pools” and “— Excess Inclusion Income”), distributions from us and income from the sale of our shares of common stock generally should not be treated as UBTI to a tax-exempt U.S. stockholder. As previously noted, we expect to engage in transactions that would result in a portion of our dividend income being considered “excess inclusion income,” and accordingly, it is likely that a portion of our dividends received by a tax-exempt stockholder will be treated as UBTI.

Tax-exempt U.S. stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI.

In certain circumstances, a pension trust (1) that is described in Section 401(a) of the Internal Revenue Code, (2) is tax exempt under Section 501(a) of the Internal Revenue Code, and (3) that owns more than 10% of our shares of common stock could be required to treat a percentage of the dividends from us as UBTI if we are a “pension-held REIT.” We will not be a pension-held REIT unless (1) either (A) one pension trust owns more than 25% of the value of our shares of common stock, or (B) a group of pension trusts, each individually holding more than 10% of the value of our shares of common stock, collectively owns more than 50% of the value of our shares of common stock; and (2) we would not have satisfied the ownership tests described above in “— Requirements for Qualification — General” but for the fact that Section 856(h)(3) of the Internal Revenue Code provides that shares of common stock owned by such trusts shall be treated, as owned by the beneficiaries of such trusts. Certain restrictions on ownership and transfer of our shares of common stock should generally prevent a tax-exempt entity from owning more than 10% of the value of our shares of common stock, or us from becoming a pension-held REIT.

Tax-exempt U.S. stockholders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign tax consequences of owning our shares of common stock.

Taxation of Non-U.S. Stockholders

The following is a summary of certain U.S. federal income tax consequences of the acquisition, ownership and disposition of our shares of common stock applicable to non-U.S. stockholders of our shares of common stock. For purposes of this summary, a non-U.S. stockholder is a beneficial owner of our shares of common stock that is not a U.S. stockholder. The discussion is based on current law and is for general information only. It addresses only selective aspects of U.S. federal income taxation.

Ordinary Dividends.  The portion of dividends received by non-U.S. stockholders payable out of our earnings and profits that are not attributable to gains from sales or exchanges of U.S. real property interests and which are not effectively connected with a U.S. trade or business of the non-U.S. stockholder will generally be subject to U.S. federal withholding tax at the rate of 30%, unless reduced or eliminated by an applicable income tax treaty. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. In addition, any portion of the dividends paid to non-U.S. stockholders that are treated as excess inclusion income will not be eligible for exemption from the 30% withholding tax or a reduced treaty rate. As previously noted, we expect to engage in transactions that result in a portion of our dividends being considered excess inclusion income, and accordingly, it is likely that a portion of our dividend income will not be eligible for exemption from the 30% withholding rate or a reduced treaty rate.

In general, non-U.S. stockholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our shares of common stock. In cases where the dividend income from a non-U.S. stockholder’s investment in our shares of common stock is, or is treated as, effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends, and may also be subject to the 30% branch profits tax on the income after the application of the income tax in the case of a non-U.S. stockholder that is a corporation.

Non-Dividend Distributions.  Unless (A) our shares of common stock constitute a U.S. real property interest, or USRPI, or (B) either (1) the non-U.S. stockholder’s investment in our shares of common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain) or (2) the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S. (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual’s net capital gain for the year), distributions by us which are not dividends out of our earnings and profits generally will not be subject to U.S. federal income tax. If it cannot be determined at the time at which a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the non-U.S. stockholder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our shares of common stock constitute a USRPI, as described below, distributions by us in excess of the sum of our earnings and profits plus the non-U.S. stockholder’s adjusted tax basis in our shares of common stock will be taxed under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 10% of the amount by which the distribution exceeds the stockholder’s share of our earnings and profits.

Capital Gain Dividends.  Under FIRPTA, a distribution made by us to a non-U.S. stockholder, to the extent attributable to gains from dispositions of USRPIs held by us directly or through pass-through subsidiaries (“USRPI capital gains”), will be considered effectively connected with a U.S. trade or business of the non-U.S. stockholder and will be subject to U.S. federal income tax at the rates applicable to U.S. stockholders, without regard to whether the distribution is designated as a capital gain dividend. In addition, we will be required to withhold tax equal to 35% of the amount of capital gain dividends to the extent the dividends constitute USRPI capital gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax (applied to the net amount after the 35% tax rate is applied) in the hands of a non-U.S. holder that is a corporation. However, the 35% withholding tax will not apply to any capital gain dividend with respect to any class of our shares of common stock which is regularly traded on an established securities market located in the U.S. if the non-U.S. stockholder did not own more than 5% of such class of shares of common stock at any time during the taxable year. Instead, such capital gain dividend will be treated as a distribution subject to the rules discussed above under “— Taxation of Non-U.S. Stockholders — Ordinary Dividends.” Also, the branch profits tax will not apply to such a distribution. A distribution is not a USRPI capital gain if we held the underlying asset solely as a creditor, although the holding of a shared appreciation mortgage loan would not be solely as a creditor. Capital gain dividends received by a non-U.S. stockholder from a REIT that are not USRPI capital gains are generally not subject to U.S. federal income or withholding tax, unless either (1) the non-U.S. stockholder’s investment in our shares of common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain) or (2) the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S. (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual’s net capital gain for the year).

Dispositions of Our Shares of Common Stock.  Unless our shares of common stock constitute a USRPI, a sale of the shares of common stock by a non-U.S. stockholder generally will not be subject to U.S. federal income taxation under FIRPTA. The shares of common stock will not be treated as a USRPI if less than 50% of our business assets throughout a prescribed testing period consist of interests in real property located within the U.S., excluding, for this purpose, interests in real property solely in a capacity as a creditor. We do not expect that more than 50% of our assets will consist of interests in real property located in the U.S.

Even if our shares of common stock otherwise would be a USRPI under the foregoing test, our shares of common stock will not constitute a USRPI if we are a “domestically controlled REIT.” A domestically controlled REIT is a REIT in which, at all times during a specified testing period (generally the lesser of the five year period ending on the date of disposition of our shares of common stock or the period of our existence), less than 50% in value of its outstanding shares of common stock is held directly or indirectly by non-U.S. stockholders. As a result of Onex, a Canadian corporation, owning greater than 50% of our shares of common stock, we are currently not a domestically controlled REIT. Although we expect our shares to be held less than 50% by foreign persons upon the closing of this offering, we would continue to fail to qualify as a domestically controlled REIT for a period of five years after this offering. However, because we expect our shares of common stock to be widely held, we cannot assure our investors that we will become at some date or remain a domestically controlled REIT. Even if we do not qualify as a domestically controlled REIT, a non-U.S. stockholder’s sale of our shares of common stock nonetheless will generally not be subject to tax under FIRPTA as a sale of a USRPI, provided that (a) our shares of common stock owned are of a class that is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and (b) the selling non-U.S. stockholder owned, actually or constructively, 5% or less of our outstanding shares of common stock of that class at all times during a specified testing period.

If gain on the sale of our shares of common stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the shares of common stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

Gain from the sale of our shares of common stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the U.S. to a non-U.S. stockholder in two cases: (a) if the non-U.S. stockholder’s investment in our shares of common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder, the non-U.S. stockholder will be subject to the same treatment as a

U.S. stockholder with respect to such gain, or (b) if the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S., the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

Backup Withholding and Information Reporting

We will report to our U.S. stockholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a U.S. stockholder may be subject to backup withholding with respect to dividends paid unless the holder (i) is a corporation or comes within other exempt categories and, when required, demonstrates this fact or (ii) provides a taxpayer identification number or social security number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide his or her correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. In addition, we may be required to withhold a portion of capital gain distributions to any U.S. stockholder who fails to certify its non-foreign status.

We must report annually to the IRS and to each non-U.S. stockholder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. stockholder resides under the provisions of an applicable income tax treaty. A non-U.S. stockholder may be subject to backup withholding unless applicable certification requirements are met.

Payment of the proceeds of a sale of our shares of common stock within the U.S. is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. stockholder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or the holder otherwise establishes an exemption. Payment of the proceeds of a sale of our shares of common stock conducted through certain U.S. related financial intermediaries is subject to information reporting (but not backup withholding) unless the financial intermediary has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS.

State, Local and Foreign Taxes

Our company and our subsidiaries and stockholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which it or they transact business, own property or reside. We own interests in properties located in a number of jurisdictions, and may be required to file tax returns in certain of those jurisdictions. The state, local or foreign tax treatment of our company and our stockholders may not conform to the U.S. federal income tax treatment discussed above. Any foreign taxes incurred by us would not pass through to stockholders as a credit against their U.S. federal income tax liability. Prospective stockholders should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our company’s shares of common stock.

Other Tax Considerations

Legislative or Other Actions Affecting REITs

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. No assurance can be given as to whether, when, or in what form, U.S. federal income tax laws applicable to us and our stockholders may be enacted. Changes to the U.S. federal income tax laws and interpretations of U.S. federal income tax laws could adversely affect an investment in our shares of common stock.

UNDERWRITING

Citigroup Global Markets Inc. and UBS Securities LLC are acting as joint bookrunning managers of the offering, and, together with               , are acting as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the number of shares set forth opposite the underwriter’s name.

Number
Underwriter	of Shares

Citigroup Global Markets Inc.
UBS Securities LLC

Total

The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.

The underwriters propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus and some of the shares to dealers at the public offering price less a concession not to exceed $      per share. If all of the shares are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms. The representatives have advised us that the underwriters do not intend sales to discretionary accounts to exceed five percent of the total number of shares of our common stock offered by them.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to           additional shares of common stock at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment.

We and each of our executive officers, directors, managers and investors in us and our operating partnership have agreed that, for a period of 180 days from the date of this prospectus, we and they will not, without the prior written consent of Citigroup Global Markets Inc. and UBS Securities LLC, dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for our common stock. If we release earnings results or announce material news during the last 17 days of the lock-up period, or if prior to the expiration of the lock-up period we announce that we will release earnings during the 15-day period following the last day of the lock-up period, then the lock-up period will automatically be extended until the end of the 18-day period beginning with the earnings release or material news announcement. Citigroup Global Markets Inc. and UBS Securities LLC in their sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

At our request, the underwriters have reserved up to  % of the shares of common stock for sale at the initial public offering price to persons who are directors, officers or employees, or who are otherwise associated with us, through a directed share program. The sale of the reserved shares to these purchasers will be made by Smith Barney, a division of Citigroup Global Markets Inc. The number of shares of common stock available for sale to the general public will be reduced by the number of directed shares purchased by participants in the program. Any directed shares not purchased will be offered by the underwriters to the general public on the same basis as all other shares of common stock offered. We have agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with the sales of the directed shares.

Each underwriter has represented, warranted and agreed that:

•	it has not offered or sold and, prior to the expiry of a period of six months from the closing date, will not offer or sell any shares included in this offering to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

•	it has only communicated and caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of any shares included in this offering in circumstances in which section 21(1) of the FSMA does not apply to us;

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares included in this offering in, from or otherwise involving the United Kingdom;

•	the offer in The Netherlands of the shares included in this offering is exclusively limited to persons who trade or invest in securities in the conduct of a profession or business (which include banks, stockbrokers, insurance companies, pension funds, other institutional investors and finance companies and treasury departments of large enterprises);

•	(1) it has not offered or sold and will not offer or sell our common stock in Hong Kong SAR by means of this prospectus or any other document, other than to persons whose ordinary business involves buying or selling shares or debentures, whether as principal or agent or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32 of the Laws of Hong Kong SAR), and (2) unless it is a person who is permitted to do so under the securities laws of Hong Kong SAR, it has not issued or held for the purpose of issue in Hong Kong and will not issue or hold for the purpose of issue in Hong Kong SAR this prospectus, any other offering material or any advertisement, invitation or document relating to the common stock, otherwise than with respect to common stock intended to be disposed of to persons outside Hong Kong SAR or only to persons whose business involves the acquisition, disposal, or holding of securities, whether as principal or as agent;

•	the shares offered in this prospectus have not been registered under the Securities and Exchange Law of Japan, and it has not offered or sold and will not offer or sell, directly or indirectly, the common stock in Japan or to or for the account of any resident of Japan, except (1) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (2) in compliance with any other applicable requirements of Japanese law; and

•	this prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the common stock, may not be circulated or distributed, nor may the common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to the public or any member of the public in Singapore other than (1) to an institutional investor or other person specified in Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (2) to a sophisticated investor, and in accordance with the conditions, specified in Section 275 of the SFA or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for the shares was determined by negotiations between us and the representatives. Among the factors considered in determining the initial public offering price were our record of operations, our current financial condition, our future prospects, our markets, the economic conditions in and future prospects for the industry in which we compete, our management, and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to our company. We cannot assure you, however, that the prices at which the shares will sell in the public market after this offering will not be lower than the initial public offering price or that an active trading market in our common stock will develop and continue after this offering.

We have applied to have our common stock listed on the New York Stock Exchange under the symbol “NCY.” The underwriters have undertaken to sell shares of common stock to a minimum of 400 beneficial owners in lots of 100 or more shares to meet the New York Stock Exchange distribution requirements for trading.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of common stock.

Paid by NY Credit Corp.
	No Exercise	Full Exercise

Per share	$	$
Total	$	$

In connection with the offering, Citigroup Global Markets Inc. on behalf of the underwriters, may purchase and sell shares of common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Citigroup Global Markets Inc. repurchases shares originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the common stock. They may also cause the price of the common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the New York Stock Exchange or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We estimate that our portion of the total expenses of this offering will be $     .

The underwriters have performed investment banking and advisory services from us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. The representatives will allocate shares to underwriters that may make Internet distributions on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of shares described in this prospectus may not be made to the public in that relevant member state prior to the publication of a prospectus in relation to the shares that has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of securities may be offered to the public in that relevant member state at any time:

•	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or

•	to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts or

•	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

Each purchaser of shares described in this prospectus located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.

For purposes of this provision, the expression an “offer to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

The sellers of the shares have not authorized and do not authorize the making of any offer of shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares as contemplated in this prospectus. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of the shares on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive (“Qualified Investors”) that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant persons should not act or rely on this document or any of its contents.

Notice to Prospective Investors in France

Neither this prospectus nor any other offering material relating to the shares described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or by the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the shares has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the shares to the public in France.

Such offers, sales and distributions will be made in France only:

•	to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with, Article L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier; or

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•	in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The shares may be resold directly or indirectly, only in compliance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by Clifford Chance US LLP, New York, New York. Venable LLP, Baltimore, Maryland, will pass upon the validity of the shares of common stock sold in this offering and certain other matters of Maryland law. Certain legal matters in connection with this offering will be passed upon for the underwriters by King & Spalding LLP.

EXPERTS

The consolidated financial statements and schedule of NY Credit Operating Partnership LP (formerly NY Credit Real Estate Fund I, L.P.) as of December 31, 2006 and 2005, and for the year ended December 31, 2006 and the period from March 16, 2005 (date of inception) to December 31, 2005 and the balance sheet of NY Credit Trust as of December 31, 2006 included in this prospectus have been audited by Grant Thornton LLP, independent registered public accountants, as indicated in their reports with respect thereto and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-11, including exhibits and schedules filed with the registration statement of which this prospectus is a part, under the Securities Act with respect to the shares of common stock to be sold in the offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the shares of common stock to be sold in the offering, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the SEC, 100 F Street, N.E., Room 1580, Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-0300. Copies of all or a portion of the registration statement can be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you on the SEC’s website at www.sec.gov.

As a result of the offering, we will become subject to the information and reporting requirements of the Exchange Act, and will file periodic reports, proxy statements and will make available to our stockholders annual reports containing audited financial information for each year and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

INDEX TO FINANCIAL STATEMENTS

Page Reference

NY Credit Corp. (formerly NY Credit Trust):
Consolidated Financial Statements
Consolidated Balance Sheets as of September 30, 2007 (unaudited) and December 31, 2006	F-2
Consolidated Statement of Operations for the Nine Months Ended September 30, 2007 (unaudited)	F-3
Consolidated Statement of Changes in Shareholders’ Equity for the Nine Months Ended June 30, 2007 (unaudited)	F-4
Consolidated Statement of Cash Flows for the Nine Months Ended September 30, 2007 (unaudited)	F-5
Consolidated Notes to Financial Statements (unaudited)	F-6
NY Credit Operating Partnership LP (formerly NY Credit Real Estate Fund I, L.P.):
Consolidated Financial Statements
Consolidated Balance Sheets as of September 30, 2007 (unaudited) and December 31, 2006	F-9
Consolidated Statements of Operations for the Nine Months Ended September 30, 2007 and September 30, 2006 (unaudited)	F-10
Consolidated Statements of Changes in Partners’ Capital for the Nine Months Ended September 30, 2007 (unaudited)	F-11
Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2007 and September 30, 2006 (unaudited)	F-12
Notes to Consolidated Financial Statements (unaudited)	F-13
NY Credit Trust:
Balance Sheet as of December 31, 2006
Report of Independent Registered Public Accounting Firm	F-28
Balance Sheet as of December 31, 2006	F-29
Notes to Balance Sheet	F-30
NY Credit Operating Partnership LP (formerly NY Credit Real Estate Fund I, L.P.):
Consolidated Financial Statements as of December 31, 2006 and December 31, 2005 and for the year ended December 31, 2006 and the period March 16, 2005 (date of inception) to December 31, 2005
Report of Independent Registered Public Accounting Firm	F-31
Consolidated Balance Sheets	F-32
Consolidated Statements of Operations	F-33
Consolidated Statements of Changes in Partners’ Capital	F-34
Consolidated Statements of Cash Flows	F-35
Notes to Consolidated Financial Statements	F-36

NY Credit Corp.
(formerly NY Credit Trust)

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2007	2006
	(Unaudited)

ASSETS
Cash	$—	$1,000
Investment in affiliates	50,831,224	1,000

Total assets	$50,831,224	$2,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Due to affiliate	$—	$1,000

Total liabilities	—	1,000

Shareholders’ equity
Preferred shares of beneficial interest, $0.01 par value, 50,000,000 shares authorized, 0 shares issued and outstanding	—	—
Common shares of beneficial interest, $0.01 par value, 300,000,000 shares authorized, 5,000,100 and 100 shares issued and outstanding at September 30, 2007 and December 31, 2006, respectively	50,001	1
Additional paid-in capital	49,950,999	999
Retained earnings	830,224	—

Total shareholders’ equity	50,831,224	1,000

Total liabilities and shareholders’ equity	$50,831,224	$2,000

The accompanying notes are an integral part of these statements.

NY Credit Corp.
(formerly NY Credit Trust)

CONSOLIDATED STATEMENT OF OPERATIONS
For the Nine Months Ended September 30, 2007
(Unaudited)

Revenues
Equity in earnings of affiliates	$1,418,769

Total revenues	1,418,769
Expenses.
Total expenses	—

Net income available to common shareholders	$1,418,769

Net income per share of common stock:
Basic and Diluted	$.55

Weighted average shares of common stock outstanding:
Basic and Diluted	2,563,458

The accompanying notes are an integral part of these statements.

NY Credit Corp.
(formerly NY Credit Trust)

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY
Nine Months Ended September 30, 2007
(Unaudited)

	Shares of	Common	Additional		Total
	Common	Stock at	Paid in	Retained	Stockholders’
	Stock	par	Capital	Earnings	Equity

Balance at December 31, 2006	100	$1	$999	$—	$1,000
Issuance of Common shares	5,000,000	50,000	49,950,000	—	50,000,000
Distribution to shareholders	—	—	—	(588,545)	(588,545)
Net income	—	—	—	1,418,769	1,418,769

Shareholders’ Equity — September 30, 2007	5,000,100	$50,001	$49,950,999	$830,224	$50,831,224

The accompanying notes are an integral part of these statements.

NY Credit Corp.
(formerly NY Credit Trust)

CONSOLIDATED STATEMENT OF CASH FLOWS
For the Nine Months Ended September 30, 2007
(Unaudited)

Cash flows from operating activities
Net income	$1,418,769
Adjustments to reconcile net income to net cash (used in) operating activities:
Equity in earnings of affiliates	(1,418,769)
Changes in operating assets and liabilities:
Due to affiliate	(1,000)

Net cash (used in) operating activities	(1,000)

Cash flows from investing activities
Investment in affiliates	(50,000,000)
Distribution from investee	588,545

Net cash (used in) investing activities	(49,411,455)

Cash flows from financing activities
Issuance of common stock	50,000,000
Distribution to shareholders	(588,545)

Net cash provided by financing activities	49,411,455

Net decrease in cash	(1,000)
Cash, beginning of period	1,000

Cash, end of period	$—

The accompanying notes are an integral part of these statements.

NY Credit Corp.
(formerly NY Credit Trust)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007
(Unaudited)

NOTE 1 —	ORGANIZATION AND DESCRIPTION OF BUSINESS

NY Credit Trust was formed in Maryland on November 6, 2006 to continue to operate and expand the business of NY Credit Operating Partnership LP (formerly NY Credit Real Estate Fund I, L.P.) (the “Partnership”). The Partnership is engaged in the business of originating, acquiring, structuring, and trading commercial real estate related loans and securities. On November 10, 2006, NY Credit Trust entered into a series of transactions in which it recapitalized the partnership interests of the Partnership’s general and limited partners so that such interests were expressed as a number of Operating Partnership (“OP”) units. The Partnership’s general partner, NY Credit Real Estate GP, LLC, distributed the OP units it received in this recapitalization to William V. Adamski (through BRK Management LLC, an entity he controls). NY Credit Trust formed NYCT Business Trust I to acquire a general partner interest in the Partnership.

On April 19, 2007, NY Credit Trust was merged into a subsidiary of NY Credit Corp., and the subsidiary was subsequently dissolved. On the same date, Onex Corporation (“Onex”) became a stockholder of NY Credit Corp. (formerly NY Credit Trust) and purchased $24.4 million of NY Credit Corp. shares of common stock and the Partnership effectuated a redemption of an existing limited partner for $24.4 million. By June 30, 2007, Onex purchased an additional $25.6 million of shares of common stock. NY Credit Corp., through its wholly-owned subsidiary, NY Credit Operating Company LLC, then purchased $50 million of operating partnership units in the Partnership. NY Credit Corp. expects to file an amended Registration Statement on Form S-11 with the Securities and Exchange Commission with respect to a proposed public offering (the “Offering”) of shares of common stock.

NOTE 2 —	SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting and Quarterly Presentation

The accompanying consolidated financial statements which include the accounts of NY Credit Corp. and its wholly-owned subsidiary, NY Credit Operating Company, LLC., (collectively the “Company”), and the related notes of the Company have been prepared in accordance with accounting principles generally accepted in the United States for interim financial reporting and Rule 10-01 of Regulation S-X. Accordingly, certain information and footnote disclosures normally included in financial statements prepared under accounting principles generally accepted in the United States have been condensed or omitted. In the opinion of management, all adjustments considered necessary for a fair presentation of the Company’s financial position, results of operations and cash flows have been included and are of a normal and recurring nature. The operating results presented for interim periods are not necessarily indicative of the results that may be expected for any other interim period or, for the entire year. These unaudited consolidated financial statements should be read in conjunction with NY Credit Trust’s December 31, 2006 audited balance sheet and notes thereto included elsewhere in this registration statement on Form S-11.

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company to make estimates and assumptions in determining the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the balance sheets and the reported amounts of revenues and expenses during reporting period. Actual results could differ from those estimates.

NY Credit Corp.
(formerly NY Credit Trust)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007
(Unaudited)

Earnings Per Share

The Company presents both basic and diluted earnings per share or EPS. Basic EPS excludes dilution and is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock, where such exercise or conversion would result in a lower EPS amount.

NOTE 3 —	INCOME TAXES

It is the intent of the Company to elect to be taxed as a real estate investment trust (“REIT”) under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, commencing with its taxable year ending on December 31, 2007. As a REIT, the Company will be permitted to deduct distributions paid to its stockholders, eliminating the federal taxation of income represented by such distributions at the Company level. REITs are subject to a number of organizational and operational requirements. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate tax rates.

NOTE 4 —	ORGANIZATION COSTS AND EXPENSES

Under an agreement with the Partnership, the Partnership is responsible for the Company’s (including NY Credit Trust prior to April 19, 2007) organization and operating expenses as such expenses are deemed to be for the benefit of the Partnership. If the Company does pay for such expenses, then it is entitled to reimbursement from the Partnership. As of September 30, 2007 and December 31, 2006, costs and professional fees of approximately $54,000 and $22,000, respectively, have been borne by the Partnership as per the agreement.

NOTE 5 —	INVESTMENT IN AFFILIATES

On November 10, 2006, NY Credit Trust purchased 90 units of the Partnership and 10 shares of its General Partner, NYCT Business Trust I (which changed its name to NYCC GP LLC on April 19, 2007), for a total of $1,000 which was paid on May 2, 2007.

On April 19, 2007, the Company purchased $24.4 million of operating partnership units and subsequently purchased $25.6 million of such units in June 2007. Since June 30, 2007, the Company owns 5,000,100 operating partnership units for a noncontrolling interest in the Partnership.

The Company accounts for its investment in the Partnership under the equity method of accounting. Under the equity method, the initial investment is increased each period for additional capital contributions and a proportionate share of the affiliates’ earnings and is decreased for cash distributions and a proportionate share of the affiliates’ losses.

NY Credit Corp.
(formerly NY Credit Trust)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007
(Unaudited)

Condensed balance sheet and operating information is presented below for the Partnership as follows (in thousands):

September 30,
2007
(Unaudited)

Balance Sheet Data:
Assets:
Loans held for investment, pledged as collateral, net	$334,846
Loans held for sale, pledged as collateral, net	84,207
Other assets	23,269

Total assets	$442,322

Liabilities and Partners’ Capital
Repurchase agreements	$287,079
Other liabilities	5,420

Total liabilities	292,499
Partners’ capital	149,823

Total liabilities and partners’ capital	$442,322

For the Nine
Months Ended
September 30,
2007

Operating Data:
Revenues	$22,715
Interest expense	12,999
Management and incentive fees	1,686
Other expenses	1,973

Net operating income	6,057
Net realized and unrealized gain on loans	1,262

Net income	$7,319

Financial statements of the Partnership for the period ending September 30, 2007 are presented on pages F-9 to F-27 in this registration statement.

NY Credit Operating Partnership LP
(formerly NY Credit Real Estate Fund I, L.P.)

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2007	2006
	(Unaudited)

ASSETS
Assets
Cash	$14,276,791	$3,548,676
Restricted cash	100,597	276,796
Loans held for investment, pledged as collateral, net	334,845,727	178,923,744
Loans held for sale, pledged as collateral, net	84,206,625	72,251,648
Due from servicer	219,919	468,555
Interest receivable	2,417,002	1,386,837
Due from affiliates	8,972	225,518
Deferred offering costs	3,587,057	1,868,626
Margin deposits	930,000	570,000
Other assets	205,816	57,090
Derivatives, at fair value	219,319	291,255
Deferred financing costs	1,303,721	1,455,844

Total assets	$442,321,546	$261,324,589

LIABILITIES AND PARTNERS’ CAPITAL
Liabilities
Repurchase agreements including accrued interest of $213,596 and $164,632 as of September 30, 2007 and December 31, 2006, respectively	$287,079,028	$179,363,686
Deposits payable	95,408	276,503
Derivatives, at fair value	2,380,944	—
Due to Advisors	660,695	13,401
Accrued expenses and other payables	2,281,910	456,599

Total liabilities	292,497,985	180,110,189

Partners’ Capital-Partnership Units, 15,100,100 authorized, $10 value, 15,026,399 (12,026,399 Class A units and 3,000,000 Class B units) and 8,198,370 (Class A units) issued and outstanding as of September 30, 2007 and December 31, 2006, respectively

General Partner	105	100
Limited Partners	152,225,878	80,923,045
Accumulated other comprehensive income (loss)	(2,402,422)	291,255

Total partners’ capital	149,823,561	81,214,400

Total liabilities and partners’ capital	$442,321,546	$261,324,589

The accompanying notes are an integral part of these statements.

NY Credit Operating Partnership LP
(formerly NY Credit Real Estate Fund I, L.P.)

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Nine	Nine
	Months Ended	Months Ended
	September 30,	September 30,
	2007	2006

Revenues
Interest income, net	$22,714,690	$6,605,434

Total revenues	22,714,690	6,605,434
Expenses
Interest expense	12,999,728	2,909,429
Management and incentive fees	1,685,941	562,500
Professional fees	875,749	88,461
Marketing	84,007	—
Insurance	85,635	78,282
Taxes	271,850	61,841
Other expenses	655,130	34,734

Total expenses	16,658,040	3,735,247

Net operating income	6,056,650	2,870,187
Net realized and unrealized gain (loss) on loans	1,262,361	(1,573,374)

Net income	$7,319,011	$1,296,813

The accompanying notes are an integral part of these statements.

NY Credit Operating Partnership LP
(formerly NY Credit Real Estate Fund I, L.P.)

CONSOLIDATED STATEMENT OF CHANGES IN PARTNERS’ CAPITAL
Nine Months Ended September 30, 2007
(Unaudited)

				Other
	Units	General	Limited	Comprehensive
	(See Note 3)	Partner	Partners	Income (Loss)	Total

Partners’ capital as of December 31, 2006	8,198,370	$100	$80,923,045	$291,255	$81,214,400
Capital contributions	11,458,074	—	114,580,564	—	114,580,564
Redemption of units	(2,444,835)	—	(24,448,351)	—	(24,448,351)
Capital distributions:
Return of capital	(2,185,210)	—	(21,852,101)	—	(21,852,101)
Preferred distributions	—	—	(4,296,285)	—	(4,296,285)
Net income	—	5	7,319,006	—	7,319,011
Change in fair value of derivatives	—	—	—	(2,693,677)	(2,693,677)

Partners’ capital as of September 30, 2007	15,026,399	$105	$152,225,878	$(2,402,422)	$149,823,561

NY Credit Operating Partnership LP
(formerly NY Credit Real Estate Fund I, L.P.)

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months	Nine Months
	Ended	Ended
	September 30,	September 30,
	2007	2006

Cash flows from operating activities:
Net income	$7,319,011	$1,296,813
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of loan origination fees, net	(716,535)	(420,347)
Amortization of deferred financing costs	905,125	306,194
Net realized and unrealized (gain) loss on loans	(1,468,568)	1,573,374
Unrealized gains on interest rate swaps	(240,797)	—
Changes in operating assets and liabilities:
Due from servicer	248,636	(617,786)
Interest receivable	(1,030,165)	(1,125,085)
Due from affiliates	216,546	(815,595)
Other assets	(148,726)	26,252
Due to Advisors	647,294	135,974
Deposits payable	(181,095)	—
Accrued expenses and other payables	1,874,275	1,303,794

Net cash provided by operating activities	7,425,001	1,663,588

Cash flows from investing activities:
Purchase of loans held for investment	(203,483,797)	(118,802,618)
Purchase of loans held for sale	(120,058,452)	(51,105,798)
Proceeds from sale of loans	108,145,460	—
Margin deposits	(360,000)	—
Restricted cash	176,199	(187,792)
Termination of swap contracts	1,494,108	—
Principal payments received on loans	48,210,822	30,962,303

Net cash (used in) investing activities	(165,875,660)	(139,133,905)

Cash flows from financing activities:
Capital contributions	90,132,213	23,004,811
Deferred offering costs	(1,718,431)	(1,156,716)
Capital distributions	(26,148,386)	(13,620,261)
Proceeds from borrowings — repurchase agreements	264,862,490	149,723,747
Payments on borrowings — repurchase agreements	(157,196,112)	(18,759,627)
Payments of debt financing costs	(753,000)	(1,717,112)

Net cash provided by financing activities	169,178,774	137,474,842

Net increase in cash	10,728,115	4,525
Cash, beginning of period	3,548,676	—
Cash, end of period	$14,276,791	$4,525

Supplemental disclosure of cash flow information:
Cash paid for interest	$12,400,812	$2,485,108

Supplemental disclosure of non-cash financing activities:
Redemption of partnership units	$(24,448,351)	$—
New partner contribution	$24,448,351	$—

The accompanying notes are an integral part of these statements.

NY Credit Operating Partnership LP
(formerly NY Credit Real Estate Fund I, L.P.)
Notes to Consolidated Financial Statements
September 30, 2007
(Unaudited)

NOTE 1 —	ORGANIZATION

NY Credit Operating Partnership LP (formerly NY Credit Real Estate Fund I, L.P.), a Delaware limited partnership (the “Partnership”), was formed pursuant to the terms of the Amended and Restated Agreement of Limited Partnership dated as of March 16, 2005 (the “Partnership Agreement”) and commenced operations on the same date. The general partner of the Partnership was NY Credit Real Estate GP, LLC, a Delaware limited liability company (the “Original General Partner”). The term of the Partnership was scheduled to expire on March 16, 2015, the tenth anniversary of the final close; however, such term may be extended for up to two additional one-year periods or earlier dissolved or terminated in accordance with the terms of the Partnership Agreement.

On November 10, 2006, the Partnership Agreement was amended by the Partners and the following took place: (1) the Partnership was renamed from NY Credit Real Estate Fund I, L.P. to NY Credit Operating Partnership LP and its term was extended to perpetuity, unless dissolved in accordance with the revised Partnership Agreement, (2) the existing Partners agreed to exchange their interests for partnership units and increased their commitments by $50 million, (3) a new General Partner, NYCT Business Trust I, was admitted, (4) a new Limited Partner was also admitted with a capital commitment of $50 million, and (5) the original General Partner resigned and exchanged its interest for Operating Partnership units and distributed such units it received in this recapitalization to BRK Management LLC, an entity controlled by William V. Adamski. In addition, the Partnership amended its Management Agreement with NY Credit Advisors, LLC (“Advisors”).

On April 19, 2007, NY Credit Trust was merged into a subsidiary of NY Credit Corp., and the subsidiary was subsequently dissolved. On the same date, Onex Corporation (“Onex”) became a stockholder of NY Credit Corp. and purchased $24.4 million of NY Credit Corp. shares of common stock and committed to purchase an additional $25.6 million of common stock. NY Credit Corp., through a subsidiary, purchased $24.4 million of operating partnership units in the Partnership. Simultaneously, the Partnership effectuated a redemption of an existing limited partner for $24.4 million. By June 30, 2007, Onex fulfilled their $50 million commitment in NY Credit Corp., who purchased $50 million of operating partnership units. NYCT Business Trust I was renamed NYCC GP LLC, who is the General Partner of the Partnership.

The Partnership was organized for the object and purpose of originating, arranging and making investments in debt assets in accordance with the investment criteria specified in the Partnership Agreement, and the structuring, syndicating, owning, managing, supervising and disposing of such investments. Pursuant to the Management Agreement that was revised on November 10, 2006, the Partnership is responsible for all costs and expenses of its activities and operations which include the fees and expenses related to the investment activities.

NOTE 2 —	SIGNIFICANT ACCOUNTING POLICIES

Basis of Quarterly Presentation and Accounting and Consolidation

The accompanying consolidated financial statements, which include the accounts of the Partnership and its wholly-owned subsidiaries, NY Credit Funding I, LLC, NY Credit Funding II, LLC, and NY Credit TRS, Inc. collectively, (the “Partnership”), and the related notes of the Partnership have been prepared in accordance with accounting principles generally accepted in the United States for interim financial reporting and Rule 10-01 of Regulation S-X. Accordingly, certain information and footnote disclosures normally included in financial statements prepared under accounting principles generally accepted in the United States have been condensed or omitted. In the opinion of management, all adjustments considered necessary for a fair presentation of the Partnership’s financial position, results of operations and cash flows have been included

NY Credit Operating Partnership LP
(formerly NY Credit Real Estate Fund I, L.P.)
Notes to Consolidated Financial Statements — (Continued)
September 30, 2007
(Unaudited)

and are of a normal and recurring nature. The operating results presented for interim periods are not necessarily indicative of the results that may be expected for any other interim period or for the entire year. These unaudited consolidated financial statements should be read in conjunction with Partnership’s December 31, 2006 audited consolidated financial statements and notes thereto included elsewhere in this registration statement on Form S-11.

Financial Accounting Standards Board Interpretation No. 46(R)“Consolidation of Variable Interest Entities” provides a consolidation model for certain entities based on economic risks and rewards rather than on voting control, which requires that assets, liabilities and results of operations of a variable interest entity (“VIE”) be consolidated into the financial statements of the variable interest holder that would absorb a majority of the VIE’s expected losses or receive a majority of the VIE’s expected gains. Based on its assessment, the Partnership believes that the borrowers for its loan investments are not VIEs.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the Partnership to make estimates and assumptions in determining the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Partnership considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents. The Partnership mitigates its risk by placing cash with a major financial institution.

Restricted Cash

Restricted cash consists of contract and expense deposits by various borrowers for the Partnership’s prospective investments. The deposits are applied to pay third party costs incurred during the loan purchase process when the loan is consummated. The Partnership mitigates its risk by placing restricted cash with a major financial institution.

Loans Held for Investment and Loans Held for Sale

Loans held for investment are typically collateralized by various types of real estate and are intended to be held to maturity and, accordingly, are carried at cost, net of unamortized loan origination costs and fees and discounts unless such loan or investment is deemed to be impaired. The Partnership measures the impairment of its loans based upon the fair value of the underlying collateral, which is determined on an individual loan basis. The fair value of the collateral is determined by selecting the most appropriate valuation methodology or methodologies among several generally available and accepted in the real estate industry. The determination of the most appropriate valuation methodology is based on the characteristics of the type of collateral. These methodologies include evaluation of operating cash flow for the property during the projected holding period and estimated sales value computed by applying an expected capitalization rate to the stabilized net operating income of the specific property, less selling costs, discounted at market discount rates. Allowances for possible credit losses are established based upon a periodic review of all loans held for investment. Income recognition is generally suspended for loans at the earlier of the date at which payments become 90 days past due or when, in the opinion of management, a full recovery of income and principal becomes doubtful. Income

NY Credit Operating Partnership LP
(formerly NY Credit Real Estate Fund I, L.P.)
Notes to Consolidated Financial Statements — (Continued)
September 30, 2007
(Unaudited)

recognition is resumed when the suspended loan becomes contractually current and performance is demonstrated to be resumed. In performing this review, management considers the estimated net recoverable value of the loan as well as other factors, including the fair market value of any collateral, the amount and the status of any senior debt, the prospects for the borrower and the economic situation of the region where the borrower does business. Because this determination is based upon projections of future economic events, which are inherently subjective, the amounts ultimately realized from the loan investments may differ materially from the carrying value at the balance sheet date.

Loans held for sale are carried at the lower of cost or fair value using available market information obtained through consultation with dealers or other originators of such investments. Should the fair value of the underlying collateral securing the impaired loan be less than the net carrying value of the loan, an allowance is created with a corresponding charge to the provision for credit losses. The allowance for each loan is maintained at a level the Partnership believes is adequate to absorb probable losses. At September 30, 2007 and December 31, 2006, the Partnership did not have any reserve for possible credit losses.

Derivative Instruments

The Partnership’s policies permit it to enter into derivative contracts, including interest rate swaps and interest rate caps to add stability to its interest expense and to manage its exposure to interest rate movements or other identified risks.

The Partnership designates its derivative instruments as cash flow hedges and evaluates them at inception and on an ongoing basis in order to determine whether they qualify for hedge accounting. The hedge instrument must be highly effective in achieving offsetting changes in the hedged item attributable to the risk being hedged in order to qualify for hedge accounting. A hedge instrument is highly effective if changes in the fair value of the derivative provide an offset of at least 80% and not more than 125% of the changes in fair value or cash flows of the hedged item attributable to the risk being hedged. In accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended and interpreted, the Partnership recognizes all derivatives as either assets or liabilities in the consolidated balance sheet and measures those instruments at their fair values. Any ineffectiveness which arises during the hedging relationship is recognized in interest expense during the period in which it arises. Before the end of the specified hedge time period, the effective portion of all contract gains and losses (whether realized or unrealized) is recorded in other comprehensive income or loss. Realized gains and losses on interest rate swap contracts are reclassified into earnings during the period of termination, expiration or when a loan sale transaction occurs.

If the Partnership determines not to designate the interest rate swap and cap contracts as hedges and to monitor their effectiveness as hedges, or if the Partnership enters into other types of financial instruments that do not meet the criteria for designation as hedges, changes in the fair values of these instruments will be recorded in the consolidated statement of operations.

Deferred Offering Costs

Direct costs incurred in connection with the proposed initial public offering of NY Credit Corp. (an entity formed to operate and expand the Partnership’s business) have been capitalized and will be deducted from the proceeds of the offering.

Deferred Financing Costs

Costs incurred in connection with obtaining financing for loan investments are amortized using the straight-line method through the maturity of the Partnership’s financing arrangements (See Note 10).

NY Credit Operating Partnership LP
(formerly NY Credit Real Estate Fund I, L.P.)
Notes to Consolidated Financial Statements — (Continued)
September 30, 2007
(Unaudited)

Deferred Loan Investment Costs

Direct costs incurred, net of any fees received, in connection with new loan investments are capitalized as part of the loan balance and amortized over the related term of the investment as an adjustment to the loan’s yield.

Borrowings

The Partnership finances the acquisition of its investments, including loans available for sale, primarily through the use of secured borrowings in the form of repurchase agreements. Loans sold under such repurchase agreements serve as collateral and are carried at the amount at which the loans will be subsequently reacquired, as specified in the agreement. In a repurchase agreement, if the counter-party does not return the loans, the Partnership may incur a loss equal to the amount by which the market value of the loans plus accrued interest on the date of nonperformance exceeds the contract amount plus accrued interest and any margin deposits held.

The Partnership may use other forms of secured borrowings in the future. The Partnership recognizes interest expense on all borrowings on the accrual basis.

Revenue Recognition

Interest income is recognized on the accrual basis as it is earned from loans held for investments. Fees received in connection with loan commitments, net of related expenses incurred, are deferred until the loan is funded and are then recognized over the term of the loan as an adjustment to yield using the effective interest rate method except on demand loans or revolving lines of credit and similar arrangements, in which case the straight-line method is applied to amortize such fees. Exit fees are recognized as income when collection is reasonably assured. Fees on commitments that expire unused are recognized at expiration.

To the extent the fair value received for a loan investment exceeds the amortized cost of that investment and the FASB Statement No. 140, or SFAS 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” criteria is met, under which control of the asset that is sold is surrendered making it a “true sale,” a gain on the sale will be recorded through earnings as a realized gain on sale. To the extent a loan investment that is sold has costs and fees, which were deferred at the time the investment was made and were being recognized over the term of the investment, the unamortized portion of these costs and fees is fully amortized at the time of sale and included in the gain or loss on the sale of the investment.

Loans held for sale have costs and fees that are deferred at initial acquisition and are not amortized but are expensed at the time of sale.

Selling costs incurred by the Company are paid at closing but are recorded in the period the services were incurred.

Net Income and Loss Allocation

Net income and losses of the Partnership are allocated to the partners in accordance with the provisions of the Partnership Agreement.

Income Taxes

The Partnership is not a taxable entity for U.S. federal income taxes. However, certain business activities of the Partnership are subject to certain state and local taxes. The Partnership adopted the provisions of FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes” and as a result of its implementation, the Partnership recognized no adjustment in the net liability for unrecognized tax benefits. At the adoption date of

NY Credit Operating Partnership LP
(formerly NY Credit Real Estate Fund I, L.P.)
Notes to Consolidated Financial Statements — (Continued)
September 30, 2007
(Unaudited)

January 1, 2007, the Partnership had approximately $145,417 of total gross unrecognized tax benefits. At September 30, 2007, the Partnership had approximately $379,743 of total gross unrecognized tax benefits. The Partnership anticipates increases in unrecognized tax benefits in the future.

Reserve for Possible Credit Losses

The expense for possible credit losses in connection with debt investments is the charge to earnings to increase the allowance for possible credit losses to the level that management estimates to be adequate considering delinquencies, loss experience and collateral quality. Other factors considered relate to geographic trends and product diversification, the size of the portfolio and current economic conditions. Based upon these factors, the Partnership establishes the provision for possible credit losses by category of asset. When it is probable that the Partnership will be unable to collect all amounts contractually due, the account is considered impaired. Where impairment is indicated, a valuation write-down or write-off is measured based upon the excess of the recorded investment amount over the net fair value of the collateral, as reduced by selling costs. Any deficiency between the carrying amount of an asset and the net sales price of repossessed collateral is charged to the allowance for credit losses.

At September 30, 2007 and December 31, 2006, the Partnership did not have an impairment reserve on loans held for investment and there were no expenses for possible credit losses.

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”), which clarifies the definition of fair value, creates a GAAP framework for measuring fair value, and requires expanded disclosure about fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. The Partnership is currently determining what the effect, if any, the adoption of SFAS No. 157 will have on its financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”), which seeks to improve financial reporting and mitigate volatility in reported earnings by permitting entities to measure financial instruments at fair value that are not currently required to be measured at fair value. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Partnership is currently determining what the effect, if any, the adoption of SFAS No. 159 will have on its financial statements.

In June 2007, the Accounting Standards Executive Committee of the AICPA issued Statement of Position 07-1, “Clarification of the Scope of the Audit and Accounting Guide “Investment Companies” and Accounting by Parent Companies and Equity Method Investors for Investments in Investment Companies” (“SOP 07-1”). SOP 07-1 provides guidance for determining whether an entity meets the definition of an investment company for financial reporting purposes and therefore should apply investment company accounting. In addition, the standard provides guidance to determine whether the specialized industry accounting principles for investment companies should be retained in the consolidated financial statements of a non-investment parent company or of an investor who has the ability to exercise significant influence over the investment company and accounts for its investment under the equity method. In addition, SOP 07-1 includes certain disclosure requirements for parent companies and equity method investors in investment companies that retain investment company

NY Credit Operating Partnership LP
(formerly NY Credit Real Estate Fund I, L.P.)
Notes to Consolidated Financial Statements — (Continued)
September 30, 2007
(Unaudited)

accounting in the parent company’s consolidated financial statements or the financial statements of an equity method investor. SOP 07-1 is effective for fiscal years beginning on or after December 15, 2007, with earlier application encouraged. SOP 07-1 was not expected to have a material impact on the Partnership’s financial condition and results of operations. On October 18, 2007, the effectiveness of SOP 07-1 was deferred indefinitely. During the deferral period, the FASB stated that they may propose certain modifications to SOP 07-1.

NOTE 3 —	MANAGEMENT AND INCENTIVE FEES

Advisors is paid a management fee by the Partnership, in consideration for the investment advisory and management services rendered beginning as of the initial closing and continuing throughout the life of the Partnership. During 2006 the management fee was payable quarterly in advance and was determined at a per annum rate of 1.5% of the limited partners’ committed capital. For the nine months ended September 30, 2006, management fee expense was $562,500.

In November 2006, the Management Agreement (“Agreement”) was modified with Advisors where it is entitled to receive a base management fee, incentive compensation based on certain performance criteria and a termination fee if the Partnership does not renew the Agreement. Effective January 1, 2007, the base management fee is calculated quarterly based on partners’ invested equity, as defined in the Agreement as the sum of, as follows: 0.4375% for amounts up to $600,000,000 in equity, 0.3750% for amounts between $600,000,000 and $1,200,000,000, and 0.3125% for amounts above $1,200,000,000. The base management fee is payable quarterly in arrears. The annual incentive fee is calculated at 25% of the excess of the Partnership’s adjusted earnings over the Partnership’s weighted average capital multiplied by 9% (up to a ceiling of 11%), as defined in the Agreement. The incentive fee is paid annually. For the nine months ended September 30, 2007, the Partnership accrued $1,685,941 and $0 for base management and incentive fees, respectively.

Pursuant to the Agreement, the Partnership is required to reimburse Advisors for marketing and operating expenses paid or incurred by them on behalf of the Partnership up to a maximum of $1.2 million through November 9, 2007. As of September 30, 2007, such expenses amounted to $532,347. The Agreement shall remain in effect until June 30, 2009 and is renewable automatically for successive annual periods unless terminated by the Board of NY Credit Corp.

NOTE 4 —	LOANS

Loans Held for Investment, Net:

Loans held for investment consist of participation interests on mortgage loans and share in a co-lending arrangement, which are secured by commercial real estate in different states. Certain loans were originated by financial institutions who are limited partners in the Partnership. The carrying values of these loans as of September 30, 2007 and December 31, 2006 are $54,386,732 and $75,085,806, respectively.

NY Credit Operating Partnership LP
(formerly NY Credit Real Estate Fund I, L.P.)
Notes to Consolidated Financial Statements — (Continued)
September 30, 2007
(Unaudited)

The following is a summary of the Partnership’s loans held for investment at September 30, 2007 and December 31, 2006:

	Interest		2007	2006	2007	2006
	Accrual	Initial	Interest	Interest	Carrying	Carrying
Type	Rate(1)	Maturity	Rate	Rate	Value	Value

Mezzanine	Fixed	12/8/2016	6.38%	—	$23,607,806	$—
First mortgage	L + 231	9/1/2009	8.00%	7.66%	37,329,669	37,144,944
B-Note	L + 675	7/6/2009	—	12.18%	—	20,005,830
B-Note	L + 210	4/9/2008	7.85%	7.45%	17,257,156	33,875,204
B-Note	Fixed	10/10/2010	8.82%	8.82%	4,015,250	4,041,250
First Mortgage	Fixed	2/6/2012	6.85%	—	4,184,400	—
B-Note	Fixed	1/11/2016	8.44%	8.44%	5,422,046	5,456,842
First Mortgage	Fixed	1/1/2017	6.20%	6.20%	8,502,401	8,502,552
B-Note	Fixed	11/1/2015	11.62%	11.62%	9,124,225	9,126,363
B-Note	Fixed	7/6/2016	13.55%	13.55%	1,400,000	1,400,000
B-Note	L + 564	1/1/2008	—	10.99%	—	9,732,033
B-Note	L + 350	6/30/2010	9.17%	8.85%	24,282,987	24,974,464
B-Note	L + 650	3/30/2011	12.17%	11.85%	24,688,496	24,664,262
First Mortgage	L + 175	5/6/2012	7.47%	—	15,311,839	—
First Mortgage	Fixed	6/6/2012	5.86%	—	39,950,000	—
Mezzanine	Fixed	4/1/2012	7.99%	—	9,945,449	—
Mezzanine	Fixed	1/17/2017	7.41%	—	26,582,272	—
2nd Mortgage	Fixed	4/1/2011	8.27%	—	24,675,398	—
Mezzanine	Fixed	7/1/2017	9.71%	—	5,957,190	—
First Mortgage	L + 400	7/6/2009	9.72%	—	14,261,448	—
First Mortgage	L + 220	7/6/2009	7.92%	—	8,762,467	—
B-Note	Fixed	5/6/2017	6.31%	—	29,585,228	—

					$334,845,727	$178,923,744

(1)	One month LIBOR.

The carrying value of loans held for investment is net of unamortized costs, fees and discounts of $9,391,545 and $428,937 at September 30, 2007 and December 31, 2006, respectively. There are $5.7 million and $0 of unfunded commitments as of September 30, 2007 and December 31, 2006, respectively.

NY Credit Operating Partnership LP
(formerly NY Credit Real Estate Fund I, L.P.)
Notes to Consolidated Financial Statements — (Continued)
September 30, 2007
(Unaudited)

As of September 30, 2007, loans held for investment had the following maturity characteristics:

	Number of
	Investments	Carrying
Year of Maturity	Maturing	Value	% of Total

2008	1	$17,257,156	5%
2009	3	60,353,584	18%
2010	2	28,298,237	8%
2011	2	49,363,893	15%
Thereafter	12	179,572,857	54%

	20	$334,845,727	100%

Weighted average maturity(1)		5.5 years

(1)	The calculation of weighted average maturity is based upon the initial term of the investment and does not include option or extension periods.

As of September 30, 2007 and December 31, 2006, the Partnership had not recorded an allowance for possible credit losses. At September 30, 2007 and December 31, 2006, all of the above loans were current with respect to the scheduled payments of principal and interest. In reviewing the portfolio, the Partnership did not identify any loans with characteristics indicating that impairment had occurred.

Loans Held for Sale, Net:

The following is a summary of the Partnership’s loans held for sale at September 30, 2007 and December 31, 2006:

	Interest			2007	2006
	Accrual	Initial	Interest	Carrying	Carrying
Type	Rate	Maturity	Rate	Value	Value

First mortgage	Fixed	1/6/2017	5.47%	$—	$34,969,092
First mortgage	Fixed	12/1/2016	5.59%	—	14,202,946
First mortgage	Fixed	11/6/2011	6.14%	—	5,073,398
First mortgage	Fixed	11/6/2016	5.96%	—	18,006,212
First mortgage	Fixed	2/6/2012	6.30%	7,702,750	—
First mortgage	Fixed	3/6/2017	5.52%	48,001,933	—
First mortgage	Fixed	4/5/2017	5.63%	7,501,942	—
First mortgage	Fixed	5/6/2012	5.68%	21,000,000	—

Totals				$84,206,625	$72,251,648

The carrying value of loans held for sale is net of unamortized costs and fees of $(6,625) and $19,352 at September 30, 2007 and December 31, 2006, respectively. There are no unfunded commitments as of September 30, 2007 and December 31, 2006.

At September 30, 2007 and December 31, 2006, all of the Partnership’s loans held for sale were current with respect to the scheduled payments of principal and interest. In reviewing the above portfolio, the Partnership did not identify any loans with characteristics indicating that a decline in market value had occurred.

NY Credit Operating Partnership LP
(formerly NY Credit Real Estate Fund I, L.P.)
Notes to Consolidated Financial Statements — (Continued)
September 30, 2007
(Unaudited)

Sale of Loans

On February 15, 2007, the Partnership sold five loans (four of which were loans held for sale at December 31, 2006), which aggregated $78,971,000, to a third party trust. The Partnership also terminated three interest rate swap contracts with notional principal amounts of $17 million, $12.8 million and $31.5 million, which were cash flow hedges related to loans held for sale. The Partnership recognized a gain of approximately $1,316,000 on the sale of its loans (including a gain on the termination of the three swap contracts of approximately $669,000) before deducting expenses of approximately $124,000.

On June 21, 2007, the Partnership contracted to sell three loans (all of which were loans held for sale at June 30, 2007), which aggregated $29,200,000, to a third party trust for a selling price of approximately $28,527,000. The Partnership terminated two interest rate swap contracts with notional principal amounts of $19.8 million and $6.48 million, which were cash flow hedges related to these loans held for sale and received $825,500 on the termination of the swap contracts in June 2007. On July 10, 2007, the settlement date, the Partnership recognized a gain on sale of $153,000 before deducting final selling expenses of approximately $81,000.

Due from Servicer

The Partnership has entered into a master servicing agreement with Cohen Financial Services (the “Servicer”) to perform all monitoring, reporting, and collection of interest and principal payments on the loan investments. Due from Servicer primarily relates to cash on deposit with the Servicer and other servicing-related items.

NOTE 5 —	RELATED PARTY TRANSACTIONS

Due from affiliates of $8,972 and $225,518 at September 30, 2007 and December 31, 2006, respectively, consist of the following:

In December 2006, the Partnership entered into an agreement with one of its Partners relating to an existing $28 million participation interest whereby it receives a monthly residual interest payment of 75 basis points on the Partner’s respective participation in the loan balance each month, as drawn upon by the borrower. This payment is subordinate to the Partner’s receipt of its monthly payment. The amount of interest receivable at September 30, 2007 relating to this residual interest is $8,972.

On September 20, 2007, the Partnership sold 49% of a $34 million B-note interest to one of its Partners for the carrying value of the loan investment or approximately $16.7 million, resulting in no gain or loss to the Partnership.

Due from affiliates of $186,376 at December 31, 2006 consists of amounts that are due from the Partnership’s partners relating to contributions (which was $62,187 at December 31, 2006) and origination fees and expenses. Due from Original General Partner mainly represented fees, interests and principal pay downs collected on loans held for investment received net of disbursements for capital distributions, management fees and other expenses made by the Original General Partner on behalf of the Partnership, as the Partnership did not have its own bank account prior to April 2006. The balance owed at December 31, 2006 was $39,142 and was collected by the Partnership in February 2007.

Due to Advisors is comprised primarily of management and incentive fees as well as payments made by Advisors on behalf of the Partnership during the period for Partnership expenses as defined in the Agreement. Such amounts are non-interest bearing and are intended to be reimbursed by the Partnership.

NY Credit Operating Partnership LP
(formerly NY Credit Real Estate Fund I, L.P.)
Notes to Consolidated Financial Statements — (Continued)
September 30, 2007
(Unaudited)

Pursuant to the Partnership Agreement, the Partnership is responsible to pay directly or reimburse NY Credit Corp. and NYCC GP LLC (formerly NYCT Business Trust I) for organization and operations expenses. As of September 30, 2007 and December 31, 2006, the Partnership has borne expenses of approximately $54,000 and $22,000, respectively, for NY Credit Corp.

As of December 12, 2006, the Partnership is the guarantor of a lease on office space occupied by Advisors that expires on January 31, 2011. The lease was amended on June 26, 2007, and annual rent is approximately $589,000.

Sublease Agreement

In July 2007, the Partnership signed a sublease agreement with one of its Partners for office space in Los Angeles, California. The lease term is three years and the annual rent is approximately $110,400. The Partnership has paid a security deposit of $101,038 and has paid $3,679 in rent expense for the period from September 19, 2007 to September 30, 2007.

NOTE 6 —	CAPITAL

At September 30, 2007 and December 31, 2006, the Partnership had capital commitments from its Partners of $151,001,000 and approximately 100% and 55% of this Committed Capital has been called and $0 and $68,317,305 remains available to call at September 30, 2007 and December 31, 2006, respectively, for purposes of satisfying investments, management fees, and expenses over the remaining life of the Partnership.

The Partnership has issued Class A and B partnership (OP) units (which are exchangeable into shares of common stock of NY Credit Corp., formerly NY Credit Trust, upon completion of its public offering) to its Partners based on their respective capital contributions, net of return of capital distributions, and there are 15,026,399 (of which 12,026,399 are Class A units and 3,000,000 are Class B units) and 8,198,370 (Class A) OP units outstanding as of September 30, 2007 and December 31, 2006, respectively. Total authorized Class A OP units of 12,100,100 and Class B OP units of 3,000,000 are based on capital commitments. Preferred distributions represent distributions of income to the Partners. Return of capital represents a distribution of capital invested by the Partners, which results in a reduction of OP units outstanding for each Partner. The Partnership also has the ability to issue LTIP units (which contain similar rights and privileges) to its Partners or outside persons, at the discretion of the General Partner. There are no outstanding LTIP units as of September 30, 2007 and December 31, 2006, respectively. Class A and B units share the same rights and privileges except the Class B units will receive a redemption price of $10 per unit in the event the public offering does not occur upon partnership termination.

NOTE 7 —	CONCENTRATION OF CREDIT RISK

In the normal course of business, the Partnership is exposed to various risks, including credit risk. Credit risk arises from the potential that the counterparty to the loans held by the Partnership might fail to perform under its contractual obligations, which could result in the Partnership incurring losses. Advisors performs ongoing analysis of credit risk concentrations in the debt investment portfolio by evaluating exposure to various markets, underlying property taxes, investment structure, term, sponsors, tenants and other credit metrics.

Loans Held for Investment are divided into four categories, first mortgages, second mortgages, mezzanine notes and B-notes. As of September 30, 2007, first mortgages consist of seven investments which comprised 38% of the carrying value, with two investments accounting for 11% and 12%, respectively. Second mortgages

NY Credit Operating Partnership LP
(formerly NY Credit Real Estate Fund I, L.P.)
Notes to Consolidated Financial Statements — (Continued)
September 30, 2007
(Unaudited)

consist of one investment accounting for 7%. Mezzanine notes consist of four investments which comprised 20% of the carrying value. B-notes consist of eight investments which comprised 35% of the carrying value.

Interest income on the Partnership’s entire portfolio, including Loans Held for Sale and income on sold loans in 2007 are divided into first mortgages, second mortgages, mezzanine notes and B-notes. First mortgages consist of nineteen investments (eight of which were sold in 2007) which comprised 41% of interest income, with one investment accounting for 10%. Mezzanine notes consist of four investments which comprised 11% of interest income. B-notes consist of ten investments (two of which were paid off in 2007) which comprised 43% of interest income with one investment comprising 10% of interest income. Second mortgages consist of one investment accounting for 3% of interest income. Interest income earned from the Partnership’s cash accounts comprised approximately 2% of total interest income.

NOTE 8 —	NET INCOME AND LOSS ALLOCATION

The Partnership Agreement provides that the Partnership’s net income is allocated in the following order: (1) to the General Partner to the extent of cumulative net losses recognized; (2) pro rata to all Partnership interests that are entitled to a preferred distribution upon liquidation, in accordance with the rights of such classes of Partnership interests to the extent of cumulative net losses recognized; (3) pro rata in proportion to all outstanding Partnership units that are entitled to preferred distributions; and (4) pro rata in proportion to all Partnership units that are not entitled to preferred distributions. Net loss is allocated to the partners in the reverse order of the net income allocation.

NOTE 9 —	CAPITAL DISTRIBUTIONS

The Partnership Agreement provides that available cash to the holders of Partnership units be distributed at least quarterly based on the following: (1) pro rata to all Partnership interests that are entitled to a preferred distribution (9%), in accordance with the rights of such classes of Partnership interests; and (2) pro rata in proportion to all Partnership interests that are not entitled to a preferred distribution, in accordance with the rights of such classes of Partnership interests.

Distributions presented in the accompanying consolidated statements of changes in partners’ capital have been determined in accordance with the Partnership Agreement and may differ from how distributions are determined for federal income tax purposes.

NOTE 10 —	REPURCHASE AGREEMENTS

Greenwich

In February 2006, the Partnership entered into a repurchase agreement with Greenwich Capital Financial Products, Inc. (“Greenwich”) that provides for a maximum of $200 million in financing. Any outstanding indebtedness under the repurchase facility matures on February 8, 2009. The repurchase facility initially had a one year term, which can be extended for an additional year at the option of Greenwich. Under this repurchase facility, the Partnership may borrow against the Partnership’s current and future investments in whole loans, B-Notes and mezzanine loans (including any related hedging instruments). Greenwich has a consent right with respect to the inclusion of investments in the facility, will determine periodically the market value of the investments, and has the right to require additional collateral if the estimated market value of the included investments decline. Equity commitments of the limited partners have been pledged as collateral against the line of credit. The Partnership has initially incurred approximately $1.4 million in transaction fees to secure the line of credit, which is being amortized on a straight-line basis over the term of the repurchase agreement. Any

NY Credit Operating Partnership LP
(formerly NY Credit Real Estate Fund I, L.P.)
Notes to Consolidated Financial Statements — (Continued)
September 30, 2007
(Unaudited)

unamortized deferred financing costs related to the unused line of credit will be expensed upon the expiration of the commitment period.

On May 31, 2007, the Partnership increased the capacity under the repurchase facility by $100 million and extended the commitment period by one year. The Partnership paid an additional commitment fee of $400,000. The amendment includes the following changes: the addition of a hedging reserve of $10 million and an increase in the leverage ratio required to be maintained to 5.0 to 1.

The terms of the Greenwich repurchase facility include covenants that require the Partnership to (a) maintain a minimum net worth of $50 million, (b) maintain minimum liquidity of at least $5,000,000, and (c) require a consolidated leverage ratio to be equal or less than 5.00 to 1.00. As of September 30, 2007 and December 31, 2006, the Partnership was in compliance with all required covenants.

As of September 30, 2007 and December 31, 2006, the outstanding balance drawn under this repurchase facility line of credit was $233,284,410 and $179,199,054, respectively. The Partnership has pledged all of its Loans Held for Investments and Loans Held for Sale drawn under this facility as collateral against the outstanding balance under the repurchase agreement. As of September 30, 2007 and December 31, 2006, the interest rate on this facility was equal to one-month LIBOR plus a spread ranging from 0.65% to 2.00% and 0.90% to 2.25%, respectively, based on the type and interest rate of the asset being financed. As of September 30, 2007 and December 31, 2006, the Partnership had accrued interest of $170,557 and $164,632 at a weighted average interest rate of 6.58% and 6.71%, respectively, and had a weighted-average spread to LIBOR of 1.15% and 1.30%, respectively.

Merrill Facility

On June 22, 2007, the Partnership entered into a repurchase agreement with Merrill Lynch Mortgage Lending, Inc. (“Merrill”) that provides for a maximum of $300 million in warehouse financing for the purposes of accumulating sufficient collateral for the Partnerships’ first collaterized debt obligation (“CDO”) issuance. Any outstanding indebtedness under this repurchase facility will mature on the earlier of January 15, 2008 or the closing of the Partnership’s CDO transaction. The repurchase facility can be extended for an additional six months at the agreement of the Partnership and Merrill.

The interest rate on this facility is equal to one-month LIBOR plus a spread ranging from 0.75% to 2.05% based on the type and interest rate of the asset being financed. As of September 30, 2007, the outstanding balance drawn on this facility was $53,581,021 and the Partnership had accrued interest of $43,039, and had a weighted interest rate of 6.17% and a weighted average spread to LIBOR of 1.04%.

This repurchase facility includes financial covenants that require the Partnership to maintain minimum liquidity of at least $5 million in cash including unfunded commitments, maintain a minimum net worth of at least $50 million, prohibit a leverage ratio of debt to equity from exceeding 4.0 to 1.0, and prohibits the ratio of the Partnership’s cash flow to interest on all debt from falling below 1.25 to 1.0. As of September 30, 2007, the Partnership was in compliance with all such covenants.

NY Credit Operating Partnership LP
(formerly NY Credit Real Estate Fund I, L.P.)
Notes to Consolidated Financial Statements — (Continued)
September 30, 2007
(Unaudited)

The following is a table of outstanding borrowings under the Greenwich repurchase facility at September 30, 2007:

		Collateral
Investment Type	Borrowings	Fair Value

First Mortgages	$128,611,546	$163,796,383
Second Mortgages	12,451,369	24,675,398
B-Notes	53,559,996	86,190,158
Mezzanine	38,661,499	66,092,718

Total	$233,284,410	$340,754,657

The related accrued interest amounts to $170,557.

The following is a table of outstanding borrowings under the Merrill repurchase facility at September 30, 2007:

		Collateral
Investment Type	Borrowings	Fair Value

First Mortgages	$36,867,219	$48,712,467
B-Notes	16,713,802	29,585,228

Total	$53,581,021	$78,297,695

The related accrued interest amounts to $43,039.

The following is a table of outstanding borrowings under the Greenwich repurchase facility at December 31, 2006:

		Collateral
Investment Type	Borrowings	Fair Value

First mortgages	$93,751,860	$117,899,144
B-Notes	85,447,194	133,276,248

Total	$179,199,054	$251,175,392

All outstanding indebtedness under the Greenwich repurchase facility matures on February 8, 2009.

NY Credit Operating Partnership LP
(formerly NY Credit Real Estate Fund I, L.P.)
Notes to Consolidated Financial Statements — (Continued)
September 30, 2007
(Unaudited)

NOTE 11 —	DERIVATIVE INSTRUMENTS

The Partnership has entered into interest rate swap agreements which are cash flow hedges, with the Royal Bank of Scotland, Plc, the counterparty, to limit interest rate exposure. The following tables summarize the notional amounts and fair values of the Partnership’s fixed rate derivative financial instruments as of September 30, 2007 and December 31, 2006:

September 30, 2007
Notional		Fixed
Amount	Maturity	Payment Rate	Fair Value

$7,550,000	6/26/2016	4.769%	$115,371
16,450,000	12/8/2016	5.065%	(74,192)
35,955,000	5/4//2012	4.903%	(335,473)
5,934,600	10/1/2011	4.900%	(59,843)
18,658,600	11/1/2016	5.197%	(273,878)
17,875,000	4/1/2011	5.286%	(402,159)
4,200,000	6/30/2017	5.660%	(204,871)
18,420,020	5/8/2017	5.535%	(727,505)
6,160,000	1/26/2012	5.171%	(125,752)
43,200,000	3/6/2017	4.990%	89,709
6,750,000	3/9/2017	4.990%	14,239
18,900,000	6/6/2012	4.908%	(177,271)

$200,053,220			$(2,161,625)

December 31, 2006
Notional		Fixed	Fair
Amount	Maturity	Payment Rate	Value

$17,000,000	10/05/2016	5.156%	$702
12,780,000	11/26/2016	5.000%	37,381
7,550,000	6/26/2016	4.769%	149,594
31,500,000	9/26/2016	4.985%	103,578

$68,830,000			$291,255

All swap agreements receive a variable rate equal to one-month LIBOR. Net margin deposits of $930,000 and $570,000 were paid to the counterparty in connection with the above agreements at September 30, 2007 and December 31, 2006, respectively.

The Partnership redesignated one of its swap agreements on May 23, 2007 in connection with its investment objectives and recognized a $336,368 gain on the ineffectiveness of the cash flow hedge due to its designation from May 8, 2007 to May 23, 2007. For the quarter ended September 30, 2007, $38,166 of this ineffectiveness was reversed.

For the nine months ended September 30, 2006, the Partnership recognized $1,573,374 in unrealized losses on two interest rate swap agreements that did not qualify as cash flow hedges under SFAS 133. These swaps were terminated in October 2006 in connection with the sale of the corresponding loans to a third party.

Four and three of the above swap agreements were entered into on loans that the Partnership has classified as loans held for sale at September 30, 2007 and December 31, 2006, respectively.

NY Credit Operating Partnership LP
(formerly NY Credit Real Estate Fund I, L.P.)
Notes to Consolidated Financial Statements — (Continued)
September 30, 2007
(Unaudited)

NOTE 12 —	FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107, “Disclosure About Fair Value of Financial Instruments” requires disclosure of the fair value of financial instruments for which it is practical to estimate fair value. The estimated fair value of loans held for investment, loans held for sale and derivatives is equal to their respective carrying values presented in the consolidated balance sheets. The estimated fair value of all other assets and liabilities approximate their carrying values as of September 30, 2007 and December 31, 2006, respectively, due to the short-term nature of those items.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees and Shareholder of
     NY Credit Trust

We have audited the accompanying balance sheet of NY Credit Trust (the “Company”) as of December 31, 2006. This balance sheet is the responsibility of the Company’s management. Our responsibility is to express an opinion on this balance sheet based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above present fairly, in all material respects, the financial position of NY Credit Trust as of December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

/s/  Grant Thornton LLP

New York, New York
May 8, 2007

NY Credit Trust

BALANCE SHEET
December 31, 2006

ASSETS
Cash	$1,000
Investment in affiliates	1,000

Total assets	$2,000

LIABILITIES AND SHAREHOLDER’S EQUITY
Due to affiliates	$1,000

Total liabilities	1,000
Shareholder’s equity
Preferred shares of beneficial interest, $0.01 par value, 50,000,000 shares authorized, 0 shares issued and outstanding	$—
Common shares of beneficial interest, $0.01 par value, 300,000,000 shares authorized, 100 shares issued and outstanding	1
Additional paid-in capital	999

Total shareholder’s (equity)	1,000

Total liabilities and shareholder’s equity	$2,000

The accompanying notes are an integral part of this statement.

NY Credit Trust

NOTES TO BALANCE SHEET
December 31, 2006

NOTE 1 — ORGANIZATION AND DESCRIPTION OF BUSINESS

NY Credit Trust (the “Company”) was formed in Maryland on November 6, 2006. The Company expects to file an amended Registration Statement on Form S-11 with the Securities and Exchange Commission with respect to a proposed public offering (the “Offering”) of common shares of beneficial interest. The Company was formed to continue to operate and expand the business of NY Credit Operating Partnership LP (formerly NY Credit Real Estate Fund I, L.P.) (the “Partnership”). The Partnership is engaged in the business of originating, acquiring, structuring, and trading commercial real estate related loans and securities. As of December 31, 2006, the Company has not yet commenced operations.

On April 19, 2007, the Company was merged into a subsidiary of NY Credit Corp., and the subsidiary was subsequently dissolved. On the same date, Onex Corporation (“Onex”) became a stockholder of NY Credit Corp. Onex purchased $24.4 million of NY Credit Corp. shares of common stock and committed to purchase an additional $25.6 million of shares of common stock. NY Credit Corp., through a subsidiary, purchased $24.4 million of operating partnership units in the Partnership. Simultaneously, the Partnership effectuated a buyout of an existing limited partner for $24.4 million.

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting and Consolidation

The financial statements of the Company were prepared in accordance with the accounting principles generally accepted in the United States of America.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company to make estimates and assumptions in determining the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reporting period. Actual results could differ from those estimates.

NOTE 3 — INCOME TAXES

It is the intent of the Company to elect to be taxed as a real estate investment trust (“REIT”) under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, commencing with its taxable year ending on December 31, 2007. As a REIT, the Company will be permitted to deduct distributions paid to its stockholders, eliminating the federal taxation of income represented by such distributions at the Company level. REITs are subject to a number of organizational and operational requirements. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate tax rates.

NOTE 4 — ORGANIZATION COSTS AND EXPENSES

Under an agreement with the Partnership, the Partnership is responsible for the Company’s organization and operating expenses as such expenses are deemed to be for the benefit of the Partnership. If the Company does pay for such expenses, then it is entitled to reimbursement from the Partnership. For the period from November 9, 2006 (date of inception) to December 31, 2006, costs and professional fees of approximately $22,000 have been borne by the Partnership as per the agreement.

NOTE 5 — INVESTMENT IN AFFILIATES

On November 10, 2006, the Company purchased 90 units of the Partnership and 10 shares of its General Partner NYCT Business Trust I, for a total of $1,000 which was paid on May 2, 2007.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of

NY Credit Operating Partnership LP
(formerly NY Credit Real Estate Fund I, L.P.)

We have audited the accompanying consolidated balance sheets of NY Credit Operating Partnership LP (formerly NY Credit Real Estate Fund I, L.P.) (the “Partnership”) as of December 31, 2006 and 2005, and the related consolidated statements of operations, changes in partners’ capital, and cash flows for the year ended December 31, 2006 and the period from March 16, 2005 (date of inception) to December 31, 2005. These consolidated financial statements are the responsibility of the Partnership’s General Partner. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NY Credit Operating Partnership LP as of December 31, 2006 and 2005, and the results of its operations and its cash flows for the year ended December 31, 2006 and the period from March 16, 2005 (date of inception) to December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

Our audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. Schedule IV, listed on the index to the financial statements is presented for purposes of additional analysis and is not a required part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/  Grant Thornton LLP

New York, New York
May 4, 2007

NY Credit Operating Partnership LP
(formerly NY Credit Real Estate Fund I, L.P.)

CONSOLIDATED BALANCE SHEETS

	December 31, 2006	December 31, 2005

ASSETS
Assets
Cash	$3,548,676	$—
Restricted cash	276,796	—
Loans held for investment, pledged as collateral, net	178,923,744	33,439,090
Loans held for sale, pledged as collateral, net	72,251,648	—
Due from servicer	468,555	—
Interest receivable	1,386,837	247,197
Due from affiliates	225,518	374,032
Deferred offering costs	1,868,626	—
Margin deposit	570,000	—
Other assets	57,090	149,737
Derivatives, at fair value	291,255	—
Deferred financing costs	1,455,844	—

Total assets	$261,324,589	$34,210,056

LIABILITIES AND PARTNERS’ CAPITAL

Liabilities
Repurchase agreement, including accrued interest of $164,632	$179,363,686	$—
Deposits payable	276,503	—
Due to Advisors	13,401	366,008
Accrued expenses and other payables	456,599	480,142

Total liabilities	180,110,189	846,150

Partners’ Capital-Partnership Units, 15,100,100 authorized, $10 value: 8,198,370 issued and outstanding, as of December 31, 2006
Original General Partner	—	654,979
New General Partner	100	—
Limited Partners	80,923,045	32,708,927
Accumulated comprehensive income	291,255	—

Total partners’ capital	81,214,400	33,363,906

Total liabilities and partners’ capital	$261,324,589	$34,210,056

The accompanying notes are an integral part of this statement.

NY Credit Operating Partnership LP
(formerly NY Credit Real Estate Fund I, L.P.)

CONSOLIDATED STATEMENTS OF OPERATIONS

		For the Period
		March 16, 2005
	For the Year Ended	(Date of Inception) to
	December 31, 2006	December 31, 2005

Revenues
Interest income, net	$10,237,644	$358,985

Total revenues	10,237,644	358,985
Expenses
Interest expense	5,210,109	—
Management fees	937,500	593,750
Professional fees	419,527	305,646
Insurance	106,827	69,633
Taxes	165,841	—
Other expenses and organization costs	64,660	239,800

Total expenses	6,904,464	1,208,829

Net operating income (loss)	3,333,180	(849,844)
Net realized gain on sale of loans	524,643	—

Net Income (Loss)	$3,857,823	$(849,844)

The accompanying notes are an integral part of this statement.

NY Credit Operating Partnership LP
(formerly NY Credit Real Estate Fund I, L.P.)

CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL
For the year ended December 31, 2006 and the
period March 16, 2005 (date of inception) to December 31, 2005

		Original	New		Other
	Units	General	General	Limited	Comprehensive
	(See Note 3)	Partner	Partner	Partners	income	Total

Partners’ capital as of March 16, 2005		$—	$—	$—	$—	$—
Capital contributions	—	660,000	—	33,553,750	—	34,213,750
Net (loss)	—	(5,021)	—	(844,823)	—	(849,844)

Partners’ capital as of December 31, 2005		$654,979	$—	$32,708,927	$—	$33,363,906
January 1, 2006 — November 9, 2006
Capital contributions	—	584,119	—	33,197,502	—	33,781,621
Capital distributions:
Return of capital	—	(212,631)	—	(10,636,268)	—	(10,848,899)
Preferred distributions	—	(61,348)	—	(3,168,206)	—	(3,229,554)
Net income	—	82,063	—	3,167,335	—	3,249,398

Partners’ capital as of November 9, 2006 — Prior to recapitalization	—	1,047,182	—	55,269,290	—	56,316,472

November 10, 2006 — Recapitalization
Issuance of OP units	5,714,647	—	—	—	—	—
Contributions of New General Partner and NY Credit Trust — $10 per unit	100	—	100	900	—	1,000
Exchange of GP interest for LP interest	—	(1,047,182)	—	1,047,182	—	—
November 10, 2006 — December 31, 2006 — After Recapitalization
Capital contributions	5,148,581	—	—	51,485,812	—	51,485,812
Capital distributions:
Return of capital	(2,664,958)	—	—	(26,649,589)	—	(26,649,589)
Preferred distributions	—	—	—	(838,975)	—	(838,975)
Other comprehensive income	—	—	—	—	291,255	291,255
Net income	—	—	—	608,425	—	608,425

Partners’ capital as of December 31, 2006	8,198,370	$—	$100	$80,923,045	$291,255	$81,214,400

The accompanying notes are an integral part of this statement.

NY Credit Operating Partnership LP
(formerly NY Credit Real Estate Fund I, L.P.)

CONSOLIDATED STATEMENTS OF CASH FLOWS

		For the Period
		March 16, 2005
	For the Year Ended	(Date of Inception)
	December 31, 2006	to December 31, 2005

Cash flows from operating activities:
Net income (loss)	$3,857,823	$(849,844)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Amortization of loan origination fees, net	(487,276)	5,448
Amortization of deferred financing costs	433,859	—
Realized gain on sale of loans	(1,104,678)	—
Changes in operating assets and liabilities:
Due from servicer	(468,556)	—
Interest receivable	(1,139,640)	(247,197)
Other assets	92,647	(149,737)
Due to Advisors	(352,607)	366,008
Due to Affiliates	136,157	(374,032)
Deposits payable	276,503	—
Accrued expenses and other payable	141,095	480,142

Net cash provided by (used in) operating activities	1,385,327	(769,212)

Cash flows from investing activities:
Purchase of loans held for investment	(230,051,899)	(33,444,538)
Purchase of loans held for sale	(73,090,607)	—
Proceeds from sale of loans	52,379,291	—
Restricted cash	(276,796)	—
Margin deposit	(570,000)	—
Principal payments received on loans	34,631,220	—

Net cash (used in) investing activities	(216,978,791)	(33,444,538)

Cash flows from financing activities:
Capital contributions	85,268,433	34,213,750
Deferred offering costs	(1,868,626)	—
Capital distributions	(41,567,017)	—
Proceeds from borrowings — repurchase agreement	246,660,469	—
Payments on borrowings — repurchase agreement	(67,461,415)	—
Payments of debt financing costs	(1,887,704)	—

Net cash provided by financing activities	219,142,140	34,213,750

Net increase in cash	3,548,676	—
Cash, beginning of period	—	—
Cash, end of period	$3,548,676	$—

Supplemental disclosures of cash flow information:
Cash paid for interest	$4,611,618	$—

Cash paid for taxes	$12,841	$—

Supplemental disclosures of non-cash investing and financing activities:
Contribution of NY Credit Trust on behalf of General Partner for General Partner interest	$100	$—

Contribution of NY Credit Trust for own Limited Partner interest	$900	$—

The accompanying notes are an integral part of this statement.

NY Credit Operating Partnership LP
(formerly NY Credit Real Estate Fund I, L.P.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006

NOTE 1 — ORGANIZATION

NY Credit Real Estate Fund I, L.P., a Delaware limited partnership (the “Partnership”), was formed pursuant to the terms of the Amended and Restated Agreement of Limited Partnership dated as of March 16, 2005 (the “Partnership Agreement”) and commenced operations on the same date. The general partner of the Partnership was NY Credit Real Estate GP, LLC, a Delaware limited liability company (the “Original General Partner”). The term of the Partnership was scheduled to expire on March 16, 2015, the tenth anniversary of the final close; however, such term may be extended for up to two additional one-year periods or earlier dissolved or terminated in accordance with the terms of the Partnership Agreement.

On November 10, 2006, the Partnership Agreement was amended by the Partners and the following took place: (1) the Partnership was renamed NY Credit Operating Partnership LP and its term was extended to perpetuity, unless dissolved in accordance with the revised Partnership Agreement, (2) the existing Partners agreed to exchange their interests for partnership units and increased their commitments by $50 million, (3) a new General Partner, NYCT Business Trust I, was admitted, (4) a new Limited Partner was also admitted with a capital commitment of $50 million, and (5) the Original General Partner resigned and exchanged its interest for Operating Partnership units. In addition, the Partnership amended its Management Agreement with NY Credit Advisors, LLC (“Advisors”).

The Partnership was organized for the object and purpose of originating, arranging and making investments in debt assets in accordance with the investment criteria specified in the Partnership Agreement, and the structuring, syndicating, owning, managing, supervising and disposing of such investments. Pursuant to the Management Agreement that was revised on November 10, 2006, the Partnership is responsible for all costs and expenses of its activities and operations which include the fees and expenses related to the investment activities. The Partnership also reimburses Advisors, as applicable, for office and operating expenses paid or incurred by them on behalf of the Partnership up to a maximum of $1.2 million through November 9, 2007.

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting and Consolidation

The consolidated financial statements of the Partnership were prepared in accordance with the accounting principles generally accepted in the United States of America for specialty finance companies and included the accounts of its wholly-owned subsidiary, NY Credit Funding I, LLC. All intercompany balances and transactions have been eliminated.

Financial Accounting Standards Board Interpretation No. 46(R), “Consolidation of Variable Interest Entities,” provides a consolidation model for certain entities based on economic risks and rewards rather than on voting control, which requires that assets, liabilities and results of operations of a variable interest entity (“VIE”) be consolidated into the financial statements of the variable interest holder that would absorb a majority of the VIE’s expected losses or receive a majority of the VIE’s expected gains. Based on its assessment, the Partnership believes that the borrowers for its loan investments are not VIEs.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the Partnership to make estimates and assumptions in determining the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NY Credit Operating Partnership LP
(formerly NY Credit Real Estate Fund I, L.P.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  — (Continued)
December 31, 2006

Loans Held for Investment and Loans Held for Sale

Loans held for investment are typically collateralized by various types of real estate and are intended to be held to maturity and, accordingly, are carried at cost, net of unamortized loan origination costs and fees and discounts unless such loan or investment is deemed to be impaired. Loans held for sale are carried at the lower of cost or fair value using available market information obtained through consultation with dealers or other originators of such investments. The Partnership measures the impairment of its loans based upon the fair value of the underlying collateral, which is determined on an individual loan basis. The fair value of the collateral is determined by selecting the most appropriate valuation methodology or methodologies among several generally available and acceptable in the real estate industry. The determination of the most appropriate valuation methodology is based on the characteristics of the type of collateral. These methodologies include evaluation of operating cash flow for the property during the projected holding period and estimated sales value computed by applying an expected capitalization rate to the stabilized net operating income of the specific property, less selling costs, discounted at market discount rates.

Should the fair value of the underlying collateral securing the impaired loan be less than the net carrying value of the loan, an allowance is created with a corresponding charge to the provision for credit losses. The allowance for each loan is maintained at a level the Partnership believes is adequate to absorb probable losses. At December 31, 2006 and 2005, the Partnership did not have any reserve for possible credit losses.

Derivative Instruments

The Partnership’s policies permit it to enter into derivative contracts, including interest rate swaps and interest rate caps to add stability to its interest expense and to manage its exposure to interest rate movements or other identified risks.

The Partnership designates its derivative instruments as cash flow hedges and evaluates them at inception and on an ongoing basis in order to determine whether they qualify for hedge accounting. The hedge instrument must be highly effective in achieving offsetting changes in the hedged item attributable to the risk being hedged in order to qualify for hedge accounting. A hedge instrument is highly effective if changes in the fair value of the derivative provide an offset of at least 80% and not more than 125% of the changes in fair value or cash flows of the hedged item attributable to the risk being hedged. In accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended and interpreted, the Partnership recognizes all derivatives as either assets or liabilities in the consolidated balance sheet and measures those instruments at their fair values. Any ineffectiveness which arises during the hedging relationship is recognized in interest expense during the period in which it arises. Before the end of the specified hedge time period, the effective portion of all contract gains and losses (whether realized or unrealized) is recorded in other comprehensive income or loss. Realized gains and losses on interest rate swap contracts are reclassified into earnings during the period of termination, expiration or when a loan sale transaction occurs.

If the Partnership determines not to designate the interest rate swap and cap contracts as hedges and to monitor their effectiveness as hedges, or if the Partnership enters into other types of financial instruments that do not meet the criteria for designation as hedges, changes in the fair values of these instruments will be recorded in the consolidated statement of operations.

Cash and Cash Equivalents

The Partnership considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents. The Partnership mitigates its risk by placing cash with a major financial institution.

NY Credit Operating Partnership LP
(formerly NY Credit Real Estate Fund I, L.P.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  — (Continued)
December 31, 2006

Restricted Cash

Restricted cash consists of contract and expense deposits by various borrowers for the Partnership’s prospective investments. The deposits are applied to pay third party costs incurred during the loan purchase process when the loan is consummated. The Partnership mitigates its risk by placing restricted cash with a major financial institution.

Deferred Offering Costs

Direct costs incurred in connection with the proposed initial public offering of NY Credit Trust (a trust formed on November 6, 2006 to operate and expand the Partnership’s business) have been capitalized and will be deducted from the proceeds of the offering.

Deferred Financing Costs

Costs incurred in connection with obtaining financing for loan investments are amortized through the maturity of the Partnership’s financing arrangement (See Note 10).

Deferred Costs

Direct costs incurred, net of any fees received, in connection with new loan investments are capitalized as part of the loan balance and amortized over the related term of the investment as an adjustment to the loan’s yield.

Borrowings

The Partnership finances the acquisition of its investments, including loans available for sale, primarily through the use of secured borrowings in the form of a repurchase agreement. Loans sold under such repurchase agreement serve as collateral and are carried at the amount at which the loans will be subsequently reacquired, as specified in the agreement. In a repurchase agreement, if the counter-party does not return the loans, the Partnership may incur a loss equal to the amount by which the market value of the loans plus accrued interest on the date of nonperformance exceeds the contract amount plus accrued interest and any margin deposits held.

The Partnership may use other forms of secured borrowings in the future. The Partnership recognizes interest expense on all borrowings on the accrual basis.

Revenue Recognition

Interest income is recognized on the accrual basis as it is earned from loans held for investments. Fees received in connection with loan commitments, net of related expenses incurred, are deferred until the loan is funded and are then recognized over the term of the loan as an adjustment to yield using the effective interest rate method except on demand loans or revolving lines of credit and similar arrangements, in which case the straight-line method is applied to amortize such fees. Exit fees are recognized as income when collection is reasonably assured. Fees on commitments that expire unused are recognized at expiration.

To the extent the fair value received for a loan investment exceeds the amortized cost of that investment and the FASB Statement No. 140, or SFAS 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” criteria are met, under which control of the asset that is sold is surrendered making it a “true sale,” a gain on the sale will be recorded through earnings as a realized gain on sale. To the extent a loan investment that is sold has costs and fees, which were deferred at the time the

NY Credit Operating Partnership LP
(formerly NY Credit Real Estate Fund I, L.P.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  — (Continued)
December 31, 2006

investment was made and were being recognized over the term of the investment, the unamortized portion of these costs and fees is recognized at the time of sale and recorded as a gain on the sale of the investment.

Net Income and Loss Allocation

Net income and losses of the Partnership are allocated to the partners in accordance with the provisions of the Partnership Agreement.

Income Taxes

No provision has been made for U.S. federal and state income taxes, since the Partnership is not a taxable entity and the partners are individually responsible for reporting their income and other tax consequences of their investment in the Partnership to their respective taxing authorities. The Partnership is subject to New York City unincorporated business tax.

Reserve for Possible Credit Losses

The expense for possible credit losses in connection with debt investments is the charge to earnings to increase the allowance for possible credit losses to the level that management estimates to be adequate considering delinquencies, loss experience and collateral quality. Other factors considered relate to geographic trends and product diversification, the size of the portfolio and current economic conditions. Based upon these factors, the Partnership establishes the provision for possible credit losses by category of asset. When it is probable that the Partnership will be unable to collect all amounts contractually due, the account is considered impaired. Where impairment is indicated, a valuation write-down or write-off is measured based upon the excess of the recorded investment amount over the net fair value of the collateral, as reduced by selling costs. Any deficiency between the carrying amount of an asset and the net sales price of repossessed collateral is charged to the allowance for credit losses.

At December 31, 2006 and 2005, the Partnership did not have an impairment reserve and there were no expenses for possible credit losses.

Recent Accounting Pronouncements

In February 2006, the Financial Accounting Standard Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 155, ‘‘Accounting for Certain Hybrid Financial Instruments’’ — an amendment of FASB Statements No. 133, ‘Accounting for Derivative, Instruments and Hedging Activities’ and No. 140, ‘Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities’. SFAS No. 155 (1) permits fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that would otherwise require bifurcation, (2) clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, (3) establishes a requirement to evaluate interests in securitized financial assets to identify interest that are freestanding derivatives or hybrid financial instruments that contain embedded derivative requiring bifurcation, (4) clarifies that concentration of credit risk in the form of subordination does not consist of embedded derivatives, and (5) amends SFAS No. 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest in other than another derivative financial statements. SFAS No. 155 is effective for all financial instruments acquired or issued after fiscal years beginning after September 15, 2006. The Partnership does not expect the adoption of SFAS No. 155 to have a material impact on the Partnership’s financial statements.

In July 2006, the FASB issued Interpretation 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes — An Interpretation of SFAS No. 109.” FIN 48 clarifies the accounting for uncertainty in income taxes

NY Credit Operating Partnership LP
(formerly NY Credit Real Estate Fund I, L.P.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  — (Continued)
December 31, 2006

recognized in an enterprise’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” FIN 48 also prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of tax position taken or expected to be taken in tax returns. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006. The Partnership does not expect the adoption of FIN 48 to have a material effect on its financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”), which clarifies the definition of fair value, creates a GAAP framework for measuring fair value, and requires expanded disclosure about fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. The Partnership is currently determining what the effect, if any, the adoption of SFAS No. 157 will have on the financial statements.

In September 2006, the Securities and Exchange Commission staff issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”). SAB 108 provides guidance for how errors should be evaluated to assess materially from a quantitative perspective. SAB 108 permits companies to initially apply its provisions by either restating prior financial statements or recording the cumulative effect of initially applying the approach as adjustments to the carrying values of assets and liabilities as of January 1, 2006 with an offsetting adjustment to retained earnings. SAB 108 is required to be adopted for fiscal years ending after November 30, 2006 and is not expected to have a material effect on the Partnership’s financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”), which seeks to improve financial reporting and mitigate volatility in reported earnings by permitting entities to measure financial instruments at fair value that are not currently required to be measured at fair value. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Partnership is currently determining what the effect, if any, the adoption of SFAS No. 159 will have on its financial statements.

NOTE 3 — CAPITAL COMMITMENTS

At December 31, 2006, the Partnership had capital commitments from its Partners of $151,001,000 and approximately 55% of this Committed Capital has been called and $68,317,305 remains available to call for purposes of satisfying investments, management fees, and expenses over the remaining life of the Partnership.

The Partnership has issued partnership (OP) units to its Partners based on their respective capital contributions net of return of capital, and there are 8,198,370 OP units outstanding as of December 31, 2006. Total authorized OP units of 15,100,100 are based on capital commitments. The Partnership also has the ability to issue LTIP units to its Partners or outside persons, at the discretion of the General Partner. There are no outstanding LTIP units as of December 31, 2006.

At December 31, 2005, the Partnership had capital commitments from its Partners of $51,000,000 and approximately 67% of this Committed Capital had been called and $16,786,250 remained available to call.

NOTE 4 — MANAGEMENT FEE

Advisors is paid a management fee by the Partnership, in consideration for the investment advisory and management services rendered beginning as of the initial closing and continuing throughout the life of the Partnership. The management fee is payable quarterly in advance and is determined at a per annum rate of 1.5% of the limited partners’ committed capital. For the year ended December 31, 2006 and the period March 16, 2005 to December 31, 2005, management fee expense was $937,500 and $593,750, respectively.

NY Credit Operating Partnership LP
(formerly NY Credit Real Estate Fund I, L.P.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  — (Continued)
December 31, 2006

In November 2006, the Management Agreement (“Agreement”) was modified with Advisors where it is entitled to receive a base management fee, incentive compensation based on certain performance criteria and a termination fee if the Partnership does not renew the Agreement. The management fee will be calculated quarterly based on partners’ invested equity, as defined in the Agreement as the sum of, as follows: 0.4375% for amounts up to $600,000,000 in equity, 0.3750% for amounts between $600,000,000 and $1,200,000,000, and 0.3125% for amounts above $1,200,000,000. The management fee is payable quarterly in arrears.

Pursuant to the Agreement, the Partnership is required to reimburse Advisors for marketing and operating expenses paid or incurred by them up to a maximum of $1.2 million through November 9, 2007. As of December 31, 2006, such expenses amounted to $10,332.

NOTE 5 — LOANS

Loans Held for Investment, Net

Loans held for investment consist of participation interests on mortgage loans and share in a co-lending arrangement which are secured by commercial real estate in different states. Certain loans were originated by financial institutions that are limited partners in the Partnership. The carrying values of these loans as of December 31, 2006 and 2005 are $75,085,806 and $23,533,671, respectively.

The following is a summary of the Partnership’s loans held for investment at December 31, 2006 and 2005:

	Interest		2006	2005	2006	2005
	Accrual	Initial	Interest	Interest	Carrying	Carrying
Type	Rate(1)	Maturity	Rate	Rate	Value	Value

First mortgage	L + 275	8/29/2007	—	7.04%	$—	$9,875,417
First mortgage	L + 231	9/1/2009	7.66%	—	37,144,944	—
B-Note	L + 400	5/2/2008	—	8.55%	—	4,642,854
B-Note	L + 735	6/26/2009	—	11.64%	—	14,868,569
B-Note	L + 675	7/6/2009	12.18%	—	20,005,830	—
B-Note	L + 210	4/9/2008	7.45%	—	33,875,204	—
B-Note	Fixed	10/10/2010	8.82%	8.82%	4,041,250	4,052,250
B-Note	Fixed	1/11/2016	8.44%	—	5,456,842	—
First Mortgage	Fixed	1/1/2017	6.20%	—	8,502,552	—
B-Note	Fixed	11/1/2015	11.62%	—	9,126,363	—
B-Note	Fixed	7/6/2016	13.55%	—	1,400,000	—
B-Note	L + 564	1/1/2008	10.99%	—	9,732,033	—
B-Note	L + 350	6/30/2010	8.85%	—	24,974,464	—
B-Note	L + 650	3/30/2011	11.85%	—	24,664,262	—

					$178,923,744	$33,439,090

(1)	One month LIBOR.

The carrying value of loans held for investment is net of unamortized costs and fees of $428,937 and $180,910 at December 31, 2006 and 2005, respectively. There are no unfunded commitments as of December 31, 2006.

NY Credit Operating Partnership LP
(formerly NY Credit Real Estate Fund I, L.P.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  — (Continued)
December 31, 2006

As of December 31, 2006, loans held for investment had the following maturity characteristics:

	Number of
	Investments	Carrying
Year of Maturity	Maturing	Value	% of Total

2007	—	—	—
2008	2	$43,607,237	24%
2009	2	57,150,775	32%
2010	2	29,015,714	16%
2011	1	24,664,262	14%
Thereafter	4	24,485,756	14%

	11	$178,923,744	100%

Weighted-average maturity(1)	3.56 years

(1)	The calculation of weighted average maturity is based upon the initial term of the investment and does not include option or extension periods.

As of December 31, 2006 and 2005, the Partnership had not recorded an allowance for loan losses. At December 31, 2006 and 2005, all of the above loans were current with respect to the scheduled payments of principal and interest. In reviewing the portfolio, the Partnership did not identify any loans with characteristics indicating that impairment had occurred.

Loans Held for Sale, Net:

The following is a summary of the Partnership’s loans held for sale at December 31, 2006:

	Interest		2006	2006
	Accrual	Initial	Interest	Carrying
Type	rate	Maturity	Rate	Value

First mortgage	Fixed	1/6/2017	5.47%	$34,969,092
First mortgage	Fixed	12/1/2016	5.59%	14,202,946
First mortgage	Fixed	11/6/2011	6.14%	5,073,398
First mortgage	Fixed	11/6/2016	5.96%	18,006,212

Total				$72,251,648

The carrying value of loans held for sale is net of unamortized costs and fees of $19,352 at December 31, 2006. There are no unfunded commitments as of December 31, 2006. Subsequent to year-end, the loans were sold (See Note 13).

At December 31, 2006, all of the Partnership’s loans were current with respect to the scheduled payments of principal and interest. In reviewing the above portfolio, the Partnership did not identify any loans with characteristics indicating that impairment had occurred.

Sale of Loans

On October 30, 2006 the Partnership sold two loans held for sale, which aggregated $51,100,000, to a third party trust. The Partnership also terminated two interest rate swap contracts with notional principal amounts of $32 million and $16 million, which were hedges for the loans held for sale. The Partnership

NY Credit Operating Partnership LP
(formerly NY Credit Real Estate Fund I, L.P.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  — (Continued)
December 31, 2006

recognized a profit of $1,279,291 on the sale of its loans before deducting expenses of $174,616 and incurred a loss on the termination of the swap contracts of $580,032.

The Partnership has entered into a master servicing agreement with Cohen Financial Services (the “Servicer”) to perform all monitoring, reporting, and collection of interest and principal payments on the loan investments. Total cash at the Servicer was $460,012 at December 31, 2006. The Partnership also has $8,543 in net receivables primarily for interest payments due from third party servicers at December 31, 2006.

NOTE 6 — RELATED PARTY TRANSACTIONS

Due from affiliates of $225,518 consists of the following:

Due from Original General Partner mainly represented fees, interests and principal pay downs collected on loans held for investment received net of disbursements for capital distributions, management fees and other expenses made by the Original General Partner on behalf of the Partnership, as the Partnership did not have its own bank account prior to April 2006. The balances owed at December 31, 2006 and 2005 were $39,142 and $374,032, respectively. The amount of $39,142 was collected by the Partnership in February 2007.

Amounts totaling $186,376 that are due from the Partnership’s partners relate to contributions, origination fees and expenses.

Due to Advisors is comprised of payments made by Advisors on behalf of the Partnership during the period for Partnership expenses as defined in the Partnership Agreement. Such amounts are non-interest bearing and are intended to be repaid by the Partnership.

In November 2006, the Partnership admitted a new limited partner who paid a fee of $700,000 to Advisors.

Pursuant to the Partnership Agreement, the Partnership is responsible to pay directly or reimburse NY Credit Trust and NYCT Business Trust 1 for organization and operations expenses. At December 31, 2006, the Partnership has borne expenses of approximately $22,000 for NY Credit Trust.

As of December 12, 2006, the Partnership is the guarantor of a lease on office space occupied by Advisors. The lease expires on January 31, 2011 and annual rent is approximately $398,000.

NOTE 7 — CONCENTRATION OF CREDIT RISK

In the normal course of business, the Partnership is exposed to various risks, including credit risk. Credit risk arises from the potential that the counterparty to the loans held by the Partnership might fail to perform under its contractual obligations, which could result in the Partnership incurring losses. The Manager performs ongoing analysis of credit risk concentrations in the debt investment portfolio by evaluating exposure to various markets, underlying property taxes, investment structure, term, sponsors, tenants and other credit metrics.

Loans Held for Investment are divided into two categories, first mortgages and B notes. First mortgages consist of two investments which comprised 26% of the carrying value, with one investment accounting for 21%. B Notes consist of nine investments which comprised 74% of the carrying value, with one investment accounting for 19%, and three others each between 11%-14%.

Interest income on the Partnership’s entire portfolio, including Loans Held for Sale and income on sold loans in 2006 are divided into first mortgages and B Notes. First mortgages had eight investments (two of which sold in 2006) which comprised 24% of interest income, with one investment accounting for 10%. B

NY Credit Operating Partnership LP
(formerly NY Credit Real Estate Fund I, L.P.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  — (Continued)
December 31, 2006

Notes had nine investments which comprised 72% of interest income, with one investment accounting for 18%, and three others each between 10%-12%.

NOTE 8 — NET INCOME AND LOSS ALLOCATION

The Partnership Agreement provides that Partnership net income is allocated in the following order: (1) to the General Partner to the extent of cumulative net losses recognized; (2) pro rata to all Partnership interests that are entitled to a preferred distribution upon liquidation, in accordance with the rights of such classes of Partnership interests to the extent of cumulative net losses recognized; (3) pro rata in proportion to all Partnership units that are entitled to preferred distributions; (4) pro rata in proportion to all Partnership units that are not entitled to preferred distributions. Net loss is allocated to the partners in the reverse order of the net income allocation.

NOTE 9 — CAPITAL DISTRIBUTIONS

The Partnership Agreement provides that available cash to the holders of Partnership units be distributed at least quarterly based on the following: (1) pro rata to all Partnership interests that are entitled to a preferred distribution, in accordance with the rights of such classes of Partnership interests; (2) pro rata in proportion to all Partnership interests that are not entitled to a preferred distribution, in accordance with the rights of such classes of Partnership interests.

Distributions presented in the accompanying consolidated statement of changes in partners’ capital have been determined in accordance with the Partnership Agreement and may differ from how distributions are determined for U.S. federal income tax purposes.

NOTE 10 — REPURCHASE AGREEMENT

In February 2006, the Partnership entered into a repurchase agreement with Greenwich Capital Financial Products, Inc. (“Greenwich”) that provides for a maximum of $200 million in financing. Any outstanding indebtedness under the repurchase facility matures on February 8, 2009. The repurchase facility has a one-year term, which can be extended for an additional year at the option of Greenwich. Under this repurchase facility, the Partnership may borrow against the Partnership’s current and future investments in whole loans, B-Notes and mezzanine loans (including any related hedging instruments). Greenwich has a consent right with respect to the inclusion of investments in the facility, will determine periodically the market value of the investments, and has the right to require additional collateral if the estimated market values of the included investments decline. Equity commitments of the limited partners have been pledged as collateral against the line of credit. The Partnership incurred approximately $1.4 million in transaction fees to secure the line of credit, which is being amortized on a straight-line basis over the term of the repurchase agreement. Any unamortized deferred financing costs related to the unused line of credit will be expensed upon the expiration of the commitment period.

As of December 31, 2006, the outstanding balance drawn under the repurchase facility line of credit was $179,199,054. The Partnership has pledged all of its Loan Held for Investments and Loans Held for Sale at December 31, 2006 as collateral against the outstanding balance under the repurchase agreement. The interest rate on this facility is equal to one-month LIBOR plus a spread ranging from 0.90% to 2.25% based on the type and interest rate of the asset being financed. The Partnership had accrued interest of $164,632 at 6.71% and had a weighted-average spread to LIBOR of 1.30% as of December 31, 2006.

NY Credit Operating Partnership LP
(formerly NY Credit Real Estate Fund I, L.P.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  — (Continued)
December 31, 2006

The following is a table of outstanding borrowings under the repurchase facility at December 31, 2006:

		Collateral
		(Fair)
Investment Type	Borrowings	Value

First mortgages	$93,751,860	$117,899,144
B Notes	85,447,194	133,276,248

Total	$179,199,054	$251,175,392

All outstanding indebtedness under the repurchase facility matures on February 8, 2009.

The terms of the repurchase facility include covenants that require the Partnership to (a) maintain a minimum net worth of $50 million, (b) maintain minimum liquidity of at least $5,000,000, (c) and require a consolidated leverage ratio to be less than 4.00 to 1.00. As of December 31, 2006, the Partnership was in compliance with all such covenants.

NOTE 11 — DERIVATIVE INSTRUMENTS

In 2006, the Partnership has entered into four interest rate swap agreements, which are cash flow hedges, with the Royal Bank of Scotland, Plc, the counter party, to limit interest rate exposure. The following table summarizes the notional amounts and fair values of the Partnership’s fixed rate derivative financial instruments as of December 31, 2006:

			Fixed
	Notional		Payment	Fair
	Amount	Maturity	Rate	Value

	$17,000,000	10/05/2016	5.156%	$702
	12,780,000	11/26/2016	5.000%	37,381
	7,550,000	6/26/2016	4.769%	149,594
	31,500,000	9/26/2016	4.985%	103,578

Totals	$68,830,000			$291,255

All swap agreements receive a variable rate equal to three-month LIBOR.

A margin deposit of $570,000 was paid to the counter party in connection with the above agreements.

Three of the above swap agreements were entered into with loans that the Partnership has classified as loans held for sale at December 31, 2006.

NOTE 12 — FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107, “Disclosure about Fair Value of Financial Instruments,” requires disclosure of the fair value of financial instruments for which it is practical to estimate fair value. The estimated fair value of loans held for investment, loans held for sale and derivatives is equal to their respective carrying values presented in the consolidated balance sheets. The estimated fair value of all other assets and liabilities approximate carrying values as of December 31, 2006 and 2005 due to the short-term nature of those items.

NOTE 13 — SUBSEQUENT EVENTS

On February 15, 2007, the Partnership sold four loans held for sale at December 31, 2006, which aggregated $72,271,000, to a third party trust. The Partnership also terminated three interest rate swap contracts with notional principal amounts of $17 million, $12.8 million and $31.5 million, which were hedges

NY Credit Operating Partnership LP
(formerly NY Credit Real Estate Fund I, L.P.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  — (Continued)
December 31, 2006

for the loans held for sale. The Partnership recognized a gain of approximately $1,316,000 on the sale of its loans (including a gain on the termination of the three swap contracts of approximately $669,000) before deducting expenses of approximately $121,000.

On March 22, 2007 the Partnership received approval from Greenwich Capital to increase the capacity under the repurchase facility by $100 million and to extend the commitment period by one year. The Partnership is currently negotiating the amendment to the existing facility to increase capacity under the facility to $300 million.

On April 19, 2007, NY Credit Trust was merged into a subsidiary of NY Credit Corp., and the subsidiary was subsequently dissolved. On the same date, Onex Corporation (“Onex”), became a stockholder of NY Credit Corp. and purchased $24.4 million of NY Credit Corp. shares of common stock and committed to purchase an additional $25.6 million of common stock. NY Credit Corp., through a subsidiary, purchased $24.4 million of operating partnership units in the Partnership. Simultaneously, the Partnership effectuated a buyout of an existing limited partner for $24.4 million.

NY Credit Operating Partnership, LP

Schedule IV-Loans and Other Lending Investments
December 31, 2006

			Final	Periodic		Carrying	Principal
			Maturity	Payment	Prior	Amount of	Amount of
Description	Location	Interest Rate	Date	Terms(1)	Liens	Loans	Loans

Loans Held for Investment
First Mortgage:
Residential	Various Midwest	1 month LIBOR + 231	9/1/2009	I/O	$—	$37,144,944	$37,784,950
Office,	Colorado	Fixed	1/1/2017	I/O	—	8,502,552	8,500,000

					$—	$45,647,496	$46,284,950

B-Notes:
Development	Florida	1 month LIBOR + 675	7/6/2009	P/I(2)	$—	$20,005,830	$20,000,000
Hotel	California	1 month LIBOR + 210	4/9/2008	I/O	—	33,875,204	34,000,000
Office	California	Fixed	10/10/2010	I/O	—	4,041,250	4,000,000
Office	Arizona	Fixed	1/11/2016	P/I	—	5,456,842	5,000,000
Retail	Various	Fixed	11/1/2015	I/O	—	9,126,363	9,100,000
Residential	Ohio	Fixed	7/6/2016	I/O	—	1,400,000	1,400,000
Residential	Connecticut	1 month LIBOR + 564	1/1/2008	P/I(2)	—	9,732,033	14,794,145
Senior Living	Various	1 month LIBOR + 350	6/30/2010	P/I(2)	—	24,974,464	25,000,000
Senior Living	Maryland	1 month LIBOR + 650	3/30/2011	I/O	—	24,664,262	24,799,901

					$—	$133,276,248	$138,094,046

Total Loans Held for Investment					$—	$178,923,744	$184,378,996

Loans Held for Sale
First Mortgage:
Industrial	Michigan	5.47%	1/6/2017	P/I	-	34,969,092	35,000,000
Office	Texas	5.59%	12/1/2016	I/O	-	14,202,946	14,200,000
Retail	Texas	6.14%	11/6/2011	I/O	-	5,073,398	5,071,000
Residential	Texas	5.96%	11/6/2016	I/O	-	18,006,212	18,000,000

Total Loans Held for Sale					$—	$72,251,648	$72,271,000

Subtotal					—	251,175,392	256,649,996
Provision for losses					—	—	—

Total					$—	$251,175,392	$256,649,996

(1)	Interest only or I/O; Principal and Interest or PI.

(2)	Principal payable from proceeds of condominium units.

	2006	2005

Balance at Beginning of period	$33,439,090	$—
Additions:
New loans and additional advances on existing loans	303,734,900	$33,620,000
Acquisition cost and (fees)	(592,394)	(186,358)
Deductions:
Sale of loans	(51,100,000)	—
Collection of principal	(34,631,220)	—
Amortization of acquisition cost and premiums, net	325,016	5,448

Balance at end of period	$251,175,392	$33,439,090

          Shares

NY Credit Corp.

Common Stock

PROSPECTUS

          , 2007

Citi
UBS Investment Bank

     Until          , 2007 (25 days after the date of this prospectus), all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.  Other Expenses of Issuance and Distribution

The following table sets forth an estimate of the fees and expenses payable by the registrant in connection with the registration of the shares of common stock registered hereby. All of such fees and expenses, except for the Registration Fee, are estimated:

Registration Fee — Securities and Exchange Commission		$24,610
NASD filing fee		23,500
NYSE listing fee		*
Accounting fees and expenses		*
Legal fees and expenses		*
Printing fees and expenses		*
Blue Sky fees and expenses		*
Transfer agent fees		*
Miscellaneous		*

Total	$	*

*	To be filed by amendment.

All expenses in connection with the registration of the shares of common stock being registered hereby shall be borne by the registrant and are included in the table above.

Item 32.  Sales to Special Parties

None.

Item 33.  Recent Sales of Unregistered Securities

The following information relates to securities we have issued or sold within the past three years that were not registered under the Securities Act of 1933, as amended, or the Securities Act. Each of these transactions was completed without registration of the relevant security under the Securities Act in reliance upon exemptions provided by Section 4(2) for transactions not involving a public offering:

•	On November 7, 2006, NY Credit Trust sold 100 common shares of beneficial interest to Mr. Adamski, our chief executive officer, in a private unregistered offering pursuant to the exemption from registration set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder. Mr. Adamski returned a subscription agreement and an investor questionnaire sufficient for NY Credit Trust reasonably to conclude that he is an accredited investor.

•	On November 10, 2006, New York Life Insurance Company irrevocably agreed to purchase from our operating partnership prior to the consummation of this initial public offering an aggregate of 5,000,000 partnership units exchangeable, under certain circumstances, for 5,000,000 shares of common stock on a one-for-one basis, in a private unregistered offering pursuant to the exemption from registration set forth in Section 4(2) of the Securities Act. The per unit purchase price of the partnership units sold and to be sold to New York Life Insurance Company is $10.00, for an aggregate offering price of approximately $50,000,000. New York Life Insurance Company returned a subscription agreement and an investor questionnaire sufficient for us reasonably to conclude that it was a qualified institutional buyer. To date, 15,026,399 OP units have been sold.

•	On November 10, 2006, HCI Real Estate Finance I GmbH & Co. KG irrevocably agreed to purchase from our operating partnership up to 5,000,000 OP units exchangeable, under certain circumstances, for 5,000,000 shares of common stock on a one for one basis, in a private unregistered offering pursuant to the exemption from registration set forth in Section 4(2) of the Securities Act. The per unit purchase price of the OP units sold and to be sold to this investor is $10.00, for an aggregate offering price of approximately $50,000,000. This investor returned a subscription agreement and an investor questionnaire sufficient for us reasonably to conclude that this investor was a qualified institutional buyer.

•	On November 10, 2006, we issued to ROKI LLC 5,000,000 OP units exchangeable, under certain circumstances, for 5,000,000 shares of common, in exchange for its ownership interests in NY Credit Real Estate Fund I, L.P. (the predecessor of our operating company) pursuant to the exemption from registration set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder. The per unit price of the OP units issued was $10.00 per unit. ROKI LLC returned a subscription agreement and an investor questionnaire sufficient for us reasonably to conclude that it was a qualified institutional buyer.

•	On November 10, 2006, we issued to NY Credit Real Estate GP LLC 100,000 OP units exchangeable, under certain circumstances, for 100,000 shares of common stock, in exchange for its ownership interests in NY Credit Real Estate Fund I, L.P. (the predecessor of our operating company) pursuant to the exemption from registration set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder. NY Credit Real Estate GP LLC then distributed them to its member, BRK Management LLC. The per unit price of the OP units issued was $10.00 per unit. NY Credit Real Estate GP LLC returned a subscription agreement and an investor questionnaire sufficient for us reasonably to conclude that it was an accredited investor.

•	NY Credit Corp. was organized on April 18, 2007 as a corporation under the laws of the State of Maryland. On April 18, 2007, we sold 100 shares of common stock to Mr. Adamski, our chief executive officer, in a private unregistered offering pursuant to the exemption from registration set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder. The per share price of common stock was $10.00 per share. Mr. Adamski returned a subscription agreement and an investor questionnaire sufficient for us reasonably to conclude that he is an accredited investor.

•	On April 19, 2007, NY Credit Trust was merged into a subsidiary of NY Credit Corp. On April 19, 2007, we sold 2,444,835 shares of common stock to Onex Corporation in a private unregistered offering pursuant to the exemption from registration set forth in Section 4(2) of the Securities Act and Rule 144A thereunder. The per share price of the common stock was $10.00 per share. Onex Corporation returned a subscription agreement and an investor questionnaire sufficient for us reasonably to conclude that it was a qualified institutional buyer. ROKI LLC’s OP units were repurchased by the operating partnership in conjunction with these transactions.

Subject to the terms and conditions set forth in the partnership agreement, after the first anniversary of the consummation of this offering, the holders of the OP units will have the right to require our operating partnership to redeem all or a portion of the OP units for cash in an amount equal to the value of their OP units. We may, in our sole and absolute discretion, elect to acquire some or all of the tendered OP units in exchange for shares of common stock based on an exchange ratio of one common share for each OP unit.

Item 34.  Indemnification of Directors and Officers

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The Maryland General Corporation Law, or MGCL, permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received unless, in either case, a court orders indemnification and then only for expenses.

In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us to obligate ourselves and our bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•	any individual who, while a director or officer of our company and at our request, serves or has served another corporation, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

We expect to enter into indemnification agreements with each of our directors and executive officers that provide for indemnification to the maximum extent permitted by Maryland law. In addition, the partnership agreement provides that we, as general partner through our wholly owned subsidiary, and our officers and directors are indemnified to the fullest extent permitted by law. See “NY Credit Operating Partnership LP — Management Liability and Indemnification.”

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

The foregoing summaries are necessarily subject to the complete text of the MGCL, our charter and bylaws, the indemnification agreements entered into between us and each of our directors and executive officers and our directors’ and officers’ liability insurance policy and are qualified in their entirety by reference thereto.

Item 35.  Treatment of Proceeds from Shares of Common Stock Being Registered

None of the proceeds will be credited to an account other than the appropriate capital share account.

Item 36.  Exhibits and Financial Statement Schedules

(a)	Exhibits

The exhibits listed on the Exhibit Index following the signature page are included in this registration statement.

(b)	Financial Statement Schedules

All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are omitted because they are not required, are not applicable or the information is included in the financial statements or notes thereto.

Item 37.  Undertakings

(a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors and officers of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director or officer of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director or officer in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be bound by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this amendment no. 5 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 14th day of November 2007.

NY CREDIT CORP.

By:	/s/ William V. Adamski
Name: William V. Adamski
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment no. 5 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William V. Adamski William V. Adamski	Chief Executive Officer and Director (Principal Executive Officer)	November 14, 2007

/s/ Edward J. Santoro Edward J. Santoro	Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)	November 14, 2007

EXHIBIT INDEX

Exhibit
Number		Description

1	.1**	Form of Underwriting Agreement
3	.1(a)***	Articles of Incorporation of NY Credit Corp.
3	.1(b)***	Form of Articles of Amendment and Restatement of NY Credit Corp.
3	.2***	Bylaws of NY Credit Corp.
4	.1**	Specimen Certificate for Shares of Common Stock
4	.2***	Registration Rights Agreement
4	.3***	First Amendment to the Registration Rights Agreement
5	.1**	Opinion of Venable LLP
8	.1**	Tax Opinion of Clifford Chance US LLP
10	.1***	Form of Fourth Amended and Restated Agreement of Limited Partnership of NY Credit Operating Partnership LP
10	.2**	NY Credit Corp. 2007 Equity Incentive Plan
10	.3**	Form of Restricted Share Award Agreement
10	.4***	Form of Amended and Restated Investment Advisory Management Agreement
10	.5**	Form of Indemnification Agreement
10	.6***	Master Repurchase Agreement dated as of February 9, 2006, between Greenwich Capital Financial Products, Inc. and NY Credit Funding I, LLC
10	.7***	Letter Agreement dated as of May 31, 2006, between Greenwich Capital Financial Products, Inc. and NY Credit Funding I, LLC
10	.8***	Guaranty dated as of February 9, 2006, by NY Credit Real Estate Fund I, LP in favor of Greenwich Capitol Financial Products, Inc.
10	.9***	Master Repurchase Agreement dated as of June 22, 2007, between Merrill Lynch Mortgage Lending, Inc. and NY Credit Operating Partnership, LP.
10	.10***	Guaranty dated as of June 22, 2007, by NY Credit Operating Partnership, LP in favor of Merrill Lynch Mortgage Lending, Inc.
21	.1***	List of Subsidiaries of NY Credit Corp.
23	.1**	Consent of Venable LLP (included in Exhibit 5.1)
23	.2**	Consent of Clifford Chance US LLP (included in Exhibit 8.1)
23	.3*	Consent of Grant Thornton LLP with respect to NY Credit Operating Partnership LP and NY Credit Trust
24	.1***	Powers of Attorney (contained on signature page)
99	.1***	Consent of Robert Abrams to be named as a director
99	.2***	Consent of Joseph V. Green to be named as a director
99	.3***	Consent of John Malfettone to be named as a director

*	Filed herewith.

**	To be filed by amendment.

***	Previously filed.